                        DEFINITIVE PROXY MATERIALS
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             RASTER GRAPHICS, INC.
               (Name of Registrant as Specified In Its Charter)

                             RASTER GRAPHICS, INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:
   Common Stock, Options (to purchase Common Stock)
   --------------------------------------------------------------------------

  (2)  Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   --------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

  (5)  Total fee paid:
   --------------------------------------------------------------------------

[X] Fee paid with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount previously paid:
   --------------------------------------------------------------------------

  (2)  Form, Schedule or Registration Statement no.:
   --------------------------------------------------------------------------

  (3)  Filing Party:
   --------------------------------------------------------------------------

  (4)  Date Filed:
   --------------------------------------------------------------------------

                             RASTER GRAPHICS, INC.
                             3025 Orchard Parkway
                          San Jose, California 95134

                                                         February 16, 1999

Dear Stockholder:

  You are invited to attend an Annual Meeting of Stockholders of Raster Graphics, Inc. (the "Company") to be held at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306, on March 19, 1999 at 9:00 a.m. local time.

  At the Annual Meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of the Company with a wholly owned Subsidiary of Gretag Imaging Group, Inc. ("Gretag"), following which the Company will become a wholly owned Subsidiary of Gretag. Upon the consummation of the Merger, each share of common stock of the Company ("Common Stock") outstanding immediately prior to the Merger (other than shares owned by the Company, Gretag and Gretag Subsidiaries and shares as to which appraisal rights are properly perfected and not withdrawn) will be converted into the right to receive $1.2968 in cash. You will also be asked to elect two directors to the Raster Graphics Board of Directors at the Annual Meeting. These directors will only serve their terms of office if the Merger is not approved by the Raster Graphics stockholders.

  Hambrecht & Quist LLC, the investment banking firm retained by the Board of Directors of the Company in connection with the Merger, has rendered its opinion dated October 6, 1998 that, as of such date, the $1.2968 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. A copy of the opinion is attached to the enclosed Proxy Statement as Annex E and should be read in its entirety.

  Your Board of Directors has unanimously approved the Merger and the transactions related thereto and has determined that they are advisable, fair to and in the best interests of the Company and its stockholders. After careful consideration, your Board of Directors recommends that stockholders vote FOR the Merger Agreement and the Merger as described in the accompanying Proxy Statement.

  If the Merger is consummated, holders of Common Stock who do not vote in favor of approval of the Merger Agreement and the Merger and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights. Failure to obtain stockholder approval for the Merger would (among other things) entitle Gretag to exercise an option to purchase certain of the Company's assets as more fully described in the accompanying Proxy Statement.

  In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement relating to the actions to be taken by stockholders of the Company at the Annual Meeting and a proxy card. The Proxy Statement more fully describes the proposed Merger and includes information about the Company and Gretag. Please read the Proxy Statement and Notice and consider the information included therein carefully.

  ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

                                          Sincerely,

                                          RAKESH KUMAR
                                          Chairman and Chief Executive Officer

                             RASTER GRAPHICS, INC.
                             3025 Orchard Parkway
                          San Jose, California 95134

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       To Be Held on March 19, 1999

                               ----------------

  Notice is hereby given that an Annual Meeting of Stockholders of Raster Graphics, Inc., a Delaware corporation (the "Company"), will be held on March 19, 1999, at 9:00 am., local time, at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306, for the following purposes:

    (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 6, 1998 (the "Merger Agreement"), between Gretag Imaging Group, Inc., a Delaware corporation ("Gretag"), Gretag Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Gretag ("Merger Sub"), and the Company pursuant to which, among other things, (a) Merger Sub will be merged with and into the Company (the "Merger"), at which time the Company will become a wholly owned Subsidiary of Gretag, and (b) each share of the Company's common stock, par value $0.001 per share ("Common Stock"), outstanding immediately prior to the Merger (other than shares owned by the Company, Gretag and Gretag Subsidiaries and shares as to which appraisal rights are properly perfected and not withdrawn) will be converted into the right to receive $1.2968 in cash;

    (2) To elect Class II directors of the Board of Directors to serve until the earlier of the expiration of their term or consummation of the Merger; and

    (3) To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

  Only stockholders of record at the close of business on February 9, 1999, the record date with respect to this solicitation, are entitled to notice of and to vote at the Annual Meeting, or at any postponements or adjournments thereof. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, in person or by proxy, is required to approve the Merger Agreement and the Merger.

  If the Merger is consummated, holders of Common Stock who do not vote in favor of approval of the Merger Agreement and the Merger and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          RAKESH KUMAR,

San Jose, California                      President

February 12, 1999


                                   IMPORTANT
   YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

   PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

                             RASTER GRAPHICS, INC.
                             3025 Orchard Parkway
                          San Jose, California 95134

                         -----------------------------

                                PROXY STATEMENT

                         -----------------------------

                        ANNUAL MEETING OF STOCKHOLDERS

                       To Be Held on March 19, 1999

  This Proxy Statement is being furnished to the holders of shares of Common Stock, $0.001 par value ("Common Stock"), of Raster Graphics, Inc., a Delaware corporation (the "Company" or "Raster Graphics"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on March 19, 1999 at 9:00 am., local time, at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306, and at any postponements or adjournments thereof.

  At the Annual Meeting, the Company's stockholders will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of October 6, 1998 (the "Merger Agreement"), between Gretag Imaging Group, Inc., a Delaware corporation ("Gretag"), Gretag Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Gretag ("Merger Sub"), and the Company, and the transactions contemplated thereby. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), (i) the Company will become a wholly owned Subsidiary of Gretag and (ii) each outstanding share of Common Stock immediately prior to the Merger (other than shares of Common Stock held by the Company or Gretag or any of Gretag's Subsidiaries, or by stockholders who have perfected and not withdrawn their right to seek appraisal of their shares under applicable Delaware law) will be converted into the right to receive $1.2968 per share in cash. See "The Merger--Conversion and Cancellation of Common Stock" and "--Appraisal Rights." In addition, each holder of an employee stock option to acquire shares of Common Stock will, immediately after the Effective Time, become entitled to receive a cash payment equal to $1.2968 less the per share exercise price under the option for each share of Common Stock covered by such option. See "The Merger--Treatment of Stock Options." Gretag is not an affiliate of the Company.

  At the Annual Meeting, the Company's stockholders will also be asked to vote for the election of the Class II directors of the Board of Directors to serve until the earlier of the expiration of their term or consummation of the Merger.

  This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy to all stockholders of record on February 9, 1999 (the "Record Date"), the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold Common Stock in order that such shares may be voted. Solicitation may also be made by the Company's officers and regular employees personally or by telephone. In addition, the Company has retained Georgeson & Company, Inc. to assist in soliciting proxies. The cost of the solicitation of proxies will be borne by the Company.

  The information contained in this Proxy Statement materially complete and is qualified by the Annexes hereto and the documents referred to and incorporated by reference herein, each of which is important and should be carefully reviewed in its entirety.

  This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and the accompanying proxy are first being mailed to stockholders of the Company on or about February 16, 1999.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

          The date of this Proxy Statement is February 12, 1999.

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center (13th Floor), New York, New York 10019. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings of the Company are also available to the public from commercial document retrieval services. The website maintained by the SEC is "http://www.sec.gov." The Common Stock is quoted on the over-the-counter "Pink Sheets" of the National Quotation Bureau and certain of the Company's reports, proxy materials and other information can be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION......................................................   i

SUMMARY OF PROXY STATEMENT.................................................   1

ANNUAL MEETING OF STOCKHOLDERS.............................................   1

THE MERGER.................................................................   2

FORWARD-LOOKING STATEMENTS.................................................  12

RESTATEMENT OF FINANCIAL RESULTS...........................................  13

RISK FACTORS...............................................................  14
  Risks Associated with the Merger and Related Agreements..................  14
  Risks Associated with Raster Graphics....................................  15

THE ANNUAL MEETING.........................................................  21

VOTING AND PROXIES.........................................................  22
  Date, Time and Place of Annual Meeting...................................  22
  Record Date and Outstanding Shares.......................................  22
  Voting Proxies...........................................................  22
  Vote Required............................................................  22

PROPOSAL NO. 1: THE MERGER.................................................  24
  Parties to the Merger....................................................  24
    Raster Graphics, Inc. .................................................  24
    Gretag Imaging Group, Inc. ............................................  24
    Gretag Acquisition Corp. ..............................................  24
  General..................................................................  24
  Background of the Merger.................................................  24
  Reasons for the Merger...................................................  29
  Projections Provided to the Company's Financial Advisor..................  30
  Opinion of Financial Advisor to the Company..............................  31
  Effective Time of the Merger.............................................  34
  Conversion and Cancellation of Common Stock..............................  34
  Treatment of Stock Options...............................................  34
  Exchange Procedures......................................................  35
  Conduct Pending the Merger...............................................  35
  Other Offers.............................................................  37
  Indemnification..........................................................  38
  Employee Benefits........................................................  38
  Representations and Warranties...........................................  39
  Conditions to the Merger.................................................  39
  Termination..............................................................  40
  Termination Fee..........................................................  42
  Amendment................................................................  43
  Extension; Waiver........................................................  43
  Interests of Certain Persons in the Merger...............................  43
  Other Gretag Agreements..................................................  44
  Federal Income Tax Considerations........................................  45
  Regulatory Filings and Approvals.........................................  46
  Appraisal Rights.........................................................  46
  Recommendation of the Board of Directors.................................  48

PROPOSAL NO. 2: ELECTION OF DIRECTORS......................................  49
  Board of Directors.......................................................  49

                                                                          Page
                                                                          ----
  Nominees...............................................................  50
  Board Meetings and Committees..........................................  50
  Compensation of Directors..............................................  51
  Executive Compensation.................................................  51
  Compensation Committee Report..........................................  53
  Stockholder Return.....................................................  55
  Comparison of Cumulative Total Return..................................  55
  Recommendation of the Board of Directors...............................  55

RASTER GRAPHICS' BUSINESS................................................  56
  Overview...............................................................  56

INDUSTRY BACKGROUND......................................................  56
  Graphics Market Size and Trends........................................  56
  Traditional Printing Methods...........................................  57
  Printing Methods' Capabilities.........................................  57
    Digital Printing.....................................................  57

RASTER GRAPHICS' SYSTEM SOLUTION.........................................  58
  Strategy...............................................................  58
  Products...............................................................  59
    Services.............................................................  62
  Markets................................................................  63
  Customers, Sales and Marketing.........................................  63
    Uncertainty Regarding Asian and Latin American Markets...............  64
  Intellectual Property..................................................  64
  Manufacturing..........................................................  65
  Suppliers..............................................................  65
  Competition............................................................  66
  Employees..............................................................  66
  Executive Officers of the Company......................................  67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........  68

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................  70

PROPERTIES...............................................................  71

LEGAL PROCEEDINGS........................................................  71

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....  72
  Market Information.....................................................  72

SELECTED FINANCIAL DATA..................................................  73

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  75
  Overview...............................................................  75
  Business Combinations..................................................  77
  Results of Operations..................................................  77
  Fiscal Year Ended December 31, 1997....................................  78
  Nine Months Ended September 30, 1998; and 1997.........................  81
  Trends and Uncertainties...............................................  83
  Liquidity and Capital Resources........................................  89

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.....  90

                                                                           Page
                                                                           ----
INDEPENDENT PUBLIC ACCOUNTANTS............................................  91

OTHER MATTERS.............................................................  92

ANNEXES
  A--Agreement and Plan of Merger......................................... A-1
  B--Asset Subsidiary and Stock Option Agreement.......................... B-1
  C--Loan and Pledge Agreement............................................ C-1
  D--Stockholders Agreement............................................... D-1
  E--Opinion of Hambrecht & Quist LLC..................................... E-1
  F--Section 262-of Delaware General Corporations Law..................... F-1
  G--Report of Independent Auditors....................................... G-1
  H--Financial Information for the Nine-Month Periods Ended September 30,
   1998 and 1997.......................................................... H-1

                           SUMMARY OF PROXY STATEMENT

  This Proxy Statement relates to (i) the proposed merger (the "Merger") of Gretag Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned Subsidiary of Gretag Imaging Group, Inc., a Delaware corporation ("Gretag"), with and into Raster Graphics, Inc., a Delaware corporation (the "Company" or "Raster Graphics") pursuant to which Raster Graphics will become the wholly owned subsidiary of Gretag and (ii) election of the Class II directors of the Board of Directors to serve until the earlier of the expiration of their term or consummation of the Merger. The following is intended as a summary of the information contained in this Proxy Statement, is not intended to be a complete statement of all material features of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement. Capitalized terms used but not defined in this summary have the meanings given to them elsewhere in this Proxy Statement.

                         ANNUAL MEETING OF STOCKHOLDERS


Date, Time and Place........ The Annual Meeting will be held on March 19,
                             1999, at 9:00 a.m., local time, at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306.

Record Date................. Only holders of record of shares of Common Stock at the close of business on February 9, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

Purpose of the Meeting...... The purpose of the Annual Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby and to elect two directors to the Board of Directors to serve until the earlier of the expiration of their terms or the consummation of the Merger. The Merger Agreement provides that, at the Effective Time, the Company will become a wholly owned subsidiary of Gretag and each outstanding share of Common Stock (other than shares owned by the Company, Gretag and Gretag's Subsidiaries and shares as to which appraisal rights are properly perfected and not withdrawn) will be converted into the right to receive $1.2968 in cash, without interest.

Outstanding Shares.......... At the close of business on the Record Date, there were 9,599,525 shares of Common Stock outstanding, and each such share is entitled to one vote.

Vote Required............... Approval of the Merger Agreement and the
                             transactions contemplated thereby (including the Merger) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Election of the Class II directors requires the affirmative vote of a majority of shares constituting a quorum at the Annual Meeting. Certain directors, executive officers and principal stockholders of the Company, holding in the aggregate 1,923,034 shares of Common Stock (420,000 of which are issuable upon exercise of outstanding options), or 19.2% of the outstanding shares (4.38% of which are issuable upon exercise of outstanding options) on the Record Date, have entered into a Stockholders Agreement with Gretag dated as of

                             October 6, 1998 pursuant to which such
                             stockholders have agreed, among other things, to vote such shares in favor of the Merger and to vote against any competing transaction that might be proposed by a third party prior to consummation of the Merger. In addition, the Company has granted Gretag an irrevocable option to purchase shares of the Company's Common Stock with a value (based upon the price per share to be paid in the Merger) of up to the greater of $5,000,000 and the amount of principal and accrued interest pursuant to the Loan and Pledge Agreement (the "Stock Option Consideration"). The number of shares to be purchased shall equal the Stock Option Consideration divided by approximately $1.30. The exercise of this option would increase the number of shares of Company Common Stock outstanding and, if exercised prior to the record date, would have enabled Gretag to vote such shares in favor of the Merger. Gretag may purchase up to 3,840,526 shares of the Company's Common Stock (approximately 28.6% of the outstanding shares after the exercise of such option) pursuant to this option. As of the date of this Proxy Statement, Gretag has not purchased any shares of the Company's Common Stock. The Company has been informed by Gretag that it has no current intention to exercise its option to purchase the Company's stock. See "The Merger-- Interests of Certain Persons in the Merger-Stockholders Agreement" and "--Other Gretag Agreements--Loan and Pledge Agreement."

                                   THE MERGER

The Parties

Raster Graphics............. Raster Graphics develops, manufactures and markets high-performance, large format digital color printing systems, and sells related consumables and software for the on-demand large format digital printer ("LFDP") market. The Company's Common Stock is listed on the over-the-counter "Pink Sheets" under the symbol "RGFX." The principal executive offices of the Company are located at 3025 Orchard Parkway, San Jose, California 95134, and the telephone number at that address is (408) 232-4000.

Gretag...................... Gretag is a holding company, which through its principal subsidiaries, Gretag Imaging, Inc. and Gretag Imaging AG, performs research, development and production of equipment (including splicers, cutters, packaging machine and printers) for central labs and equipment for point-of-service labs, as well as software for lab control.

                             Gretag manufactures image processing equipment in its two wholly owned operating subsidiaries-- Gretag Imaging AG, Regensdorf, Switzerland and Gretag Imaging, Inc., Chicopee, Massachusetts, United States--and in San Marco Imaging S.r.l., Fjume Veneto, Italy, in which Gretag and its affiliates have a majority stake.

Merger Sub.................. Merger Sub is a wholly owned Subsidiary of
                             Gretag. Merger Sub was formed by Gretag for the purpose of effecting the Merger and has not conducted any prior business. The principal executive offices of Gretag and Merger Sub are located at 2070 Westover Road, Chicopee, MA 01022.

General..................... Pursuant to the terms of the Merger Agreement, at the Effective Time (i) Merger Sub will be merged with and into the Company and will cease to exist as a separate entity; (ii) the Company, as the surviving corporation in the Merger (the "Surviving Corporation") will become a wholly owned Subsidiary of Gretag; and (iii) each outstanding share of Common Stock (other than shares owned by the Company, Gretag and Gretag's Subsidiaries and shares as to which appraisal rights are properly perfected and not withdrawn) will be converted into the right to receive $1.2968 in cash, without interest (the "Merger Consideration").

Background of the Merger;
 the Company's Reasons for
 the Merger................. Following review of the Company's operating and financial condition, industry trends, and the Company's strategic position, the Company's Board of Directors in April 1998 engaged Hambrecht & Quist LLC ("Hambrecht & Quist") as its exclusive financial advisor in connection with a possible strategic transaction. During the next several months, representatives of Hambrecht & Quist and Company senior management contacted and held meetings with a number of potential strategic partners. Several of these parties conducted due diligence reviews of the Company's finances, operations, and business plans. After evaluating various proposals and options over the course of several months, the Company's Board of Directors approved the Merger.

                             The Company's Board of Directors believes that the terms of the Merger are fair, advisable and in the best interest of the Company and its stockholders. In reaching this conclusion, the Board has considered a number of factors relating to the business and prospects of the Company, the industry it serves and its customers, the advice of its advisors, and the terms of the Merger Agreement. For a more detailed discussion of these matters, see "The Merger--Background of the Merger," and "--Reasons for the Merger."

Recommendation of the
 Company's Board of
 Directors.................. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY
                             RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

Opinion of Financial         Hambrecht & Quist has delivered its written
 Advisor.................... opinion to the Board of Directors of the Company that, as of October 6, 1998, the $1.2968 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. The delivery of an updated opinion by Hambrecht & Quist is not a condition to the consummation of the Merger. See
                             "Risk Factors--Risks
                             Associated with the Merger and Related
                             Agreements--Opinion of Financial Advisor."

                             The full text of the written opinion of Hambrecht & Quist, which sets forth assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Hambrecht & Quist in connection with the opinion is attached hereto as Annex E and is incorporated herein by reference. Holders of shares of Common Stock are urged to, and should, read such opinion in its entirety. Raster Graphics has agreed to pay Hambrecht & Quist a fee of $350,000 in connection with the delivery of a fairness opinion, which will be credited against any future fees payable in connection with the Merger, and an additional fee payable upon closing of the Merger of $650,000. See "The Merger--Opinion of Financial Advisor to the Company."

Effective Time.............. The Effective Time will be the time and date when a Certificate of Merger and certain other documents are filed by the Company and Merger Sub with the Secretary of State of the State of Delaware and the Merger thereby becomes effective. Subject to the terms and conditions of the Merger Agreement, it is presently contemplated that the Effective Time will occur as soon as practicable after each of the conditions to the Merger have been satisfied or waived. See "The Merger--Effective Time of the Merger," "--Conditions to the Merger" and "-- Regulatory Filings and Approvals."

Conditions to the Merger.... The respective obligations of the Company and
                             Gretag to consummate the Merger are subject to certain conditions, including, among others, (i) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting and (ii) the receipt of all necessary regulatory approvals of the Merger. The obligations of Gretag and Merger Sub to consummate the merger are subject to certain additional obligations, including, among others, (i) approval of the settlement of certain class action lawsuits, which have been pending against the Company since March 1998 and which allege that the Company and several of its officers and directors violated federal securities laws on terms substantially as described in a memorandum of understanding reached by the parties, according to which the plaintiffs will receive $4.5 million, $850,000 of which will be paid by the Company and the remainder of which will be paid by the Company's insurance carrier (such settlement was granted preliminary approval by the United States District Court in the Northern District of California on December 11, 1998, and a hearing for final approval is scheduled for February 19, 1999; the Company has already deposited the $850,000 into an escrow account) and (ii) the absence of any event, change, effect or development that, individually or in the aggregate would have a Material Adverse Effect on the Company. Each of the conditions may be waived; however, the Company is not aware of any intention by Gretag to waive any condition. See "The Merger--Conditions to the Merger," and "Legal Proceedings."

Other Offers................ The Company and its Subsidiaries have also agreed to, and have agreed to direct and use reasonable efforts to cause their respective officers, directors or employees, or any representative, to cease as of the date of the Merger Agreement any discussions or negotiations with any parties other than Gretag and Merger Sub with respect to any proposals or offers relating to an acquisition of 10% or more of the assets of the Company or any of its Subsidiaries or any shares of a class of equity securities of the Company or any of its Subsidiaries (an "Acquisition Proposal"). The Company and its Subsidiaries have agreed that they shall not, and shall not authorize or permit any of their respective officers, directors or employees or any representative retained by it to (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal. However, if prior to the adoption of the Merger Agreement by the Company's stockholders, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an unsolicited Acquisition Proposal by a third party to acquire 100% of the voting power of the Common Stock of or substantially all the assets of the Company and its Subsidiaries on terms which the Board of Directors determines in good faith (based on the written opinion of a financial advisor of nationally recognized standing) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required by the terms of such proposal, is then committed or is reasonably capable of being obtained by such third party (a "Superior Proposal"), may (x) furnish non-public information with respect to the Company and its Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. See "The Merger--Other Offers."

Termination................. The Merger Agreement may be terminated and the
                             Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, if any, by mutual written consent of the Company and Gretag. The Merger Agreement may be terminated by either Gretag or the Company if (i) the Effective Time shall not have occurred on or before February 28, 1999 (which deadline has been extended by the parties to March 22, 1999), (ii) there shall be any statute, law, rule or regulation that makes consummation of the Merger illegal, or (iii) the Company Stockholder Approval shall not have been obtained. The Merger Agreement may be terminated by the Company if (i) any of the respective representations or warranties made by Gretag or Merger Sub in the Merger Agreement shall not have been true and correct, or have ceased to be true and correct or Gretag or Merger Sub shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement, or (ii) the Company takes any of the actions relating to the consideration of a Superior Proposal. The Merger Agreement may be terminated by Gretag if, among other things, (i) the

                             Company fails to file its Annual Report on Form 10-K for the Company's 1997 fiscal year and the Company's Quarterly Reports on form 10-Q for the periods ended March 31, June 30 and September 30, 1997 and 1998 with the SEC by November 30, 1998, which reports were filed prior to the November 30 deadline (ii) (x) any of the representations or warranties made by the Company in the Merger Agreement shall not have been true and correct in all respects when made, or have ceased to be true and correct in all respects as if made as of such later date, or (y) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement, the Loan Agreement or the Option Agreement, (iii) the Company shall not have executed a certain OEM Sales Agreement regarding the manufacture and supply of ink jet printer heads with the Seiko Epson Corporation by November 15, 1998, which agreement was executed on January 22, 1999 (Gretag had extended the deadline for this condition), (iv) any corporation, entity, "group" or "person" other than Gretag or Merger Sub, shall have acquired beneficial ownership of more than 25% of the outstanding shares of Common Stock, (v) since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, would have a Material Adverse Effect on the Company,
                             (vi) if the Company takes any of the actions relating to a Superior Proposal. See "The Merger--Other Offers," and "--Termination."

Termination Fee............. Except as provided below, whether or not the
                             Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. If the Merger Agreement is terminated by the Company because the Company Stockholder Approval has not been obtained or because of a Superior Proposal or by Gretag because the Company has breached a representation, warranty or obligation, the Settlement has been rejected by a court or terminated, or the Company acts with respect to a Superior Proposal, the Company will pay Gretag as promptly as practicable in same-day funds an aggregate amount equal to the documented reasonable out-of-pocket expenses of Gretag, Merger Sub and their respective affiliates incurred in connection with or arising out of the Merger, the Merger Agreement, the Option Agreement, the Loan Agreement and the transactions contemplated hereby and thereby; provided, that in no event shall such expenses exceed $1,000,000; and provided further, that if
                             (a) for any reason Gretag is unable to consummate the purchase of the Inkjet business in accordance with the Option Agreement at the date of the closing of the Merger following any termination of the Merger Agreement by the Company because the Company Stockholder Approval has not been obtained or because of a Superior Proposal or by Gretag because the Company has breached a representation, warranty or obligation or the Company acts with respect to a Superior Proposal or (b) at any time following the consummation of the purchase of such Inkjet business

                             Gretag is required to rescind or unwind such purchase or pay damages to the Company or any other person as a result of or in connection with such purchase, then the Company must promptly pay to Gretag the sum of $500,000 in immediately available funds in addition to the other expenses. If the Merger Agreement is terminated by the Company due to Gretag's breach of a representation, warranty, or obligation, Gretag must pay the Company as promptly as practicable in same-day funds an aggregate amount equal to the documented reasonable out-of-pocket expenses of the Company and its affiliates incurred in connection with or arising out of the Merger, the Merger Agreement, the Option Agreement and the transactions contemplated hereby and thereby; provided that in no event shall such expenses exceed $1,000,000; and provided further that such expenses shall not include any fees and expenses that would have been incurred by the Company or its affiliates regardless of whether Gretag and the Company had negotiated and executed the Merger Agreement or the Option Agreement. If the Company or Gretag fails to promptly pay any such amounts owing when due, the Company or Gretag must in addition thereto pay to Gretag or the Company, as the case may be, all costs and expenses incurred in collecting such amounts, together with interest on such amounts from the date such payment was required to be made until the date such payment is received by Gretag or the Company, as the case may be, at the prime rate of Citibank, N.A. as in effect from time to time during such period.

Additional Agreements
 between the Company and
 Gretag..................... Asset and Subsidiary Stock Option Agreement. As
                             an inducement to Gretag to enter into the Merger Agreement and the Loan and Pledge Agreement, concurrently with such agreements, the Company entered into an Asset and Subsidiary Stock Option Agreement with Gretag (the "Option Agreement"), pursuant to which the Company granted to Gretag the irrevocable right and option (the "Subsidiary Stock Option") to purchase for $5,000,000 (less the amount owed to Gretag pursuant to the Loan and Pledge Agreement described below which amount would be cancelled if such option is exercised) all of the issued and outstanding shares of common stock of Onyx Graphics Corporation and the irrevocable right and option (the "Inkjet Option") to purchase for $6,000,000 (less the amount owed to Gretag pursuant to the Loan and Pledge Agreement described below which amount would be cancelled if such option is exercised) (the "Inkjet Option Purchase Price") all of the assets used or held for use in connection with the design, manufacture, sales, service and support of the Company's inkjet printer products (other than certain after-market assets) and the right and license to use certain related intellectual property (upon the exercise of the Inkjet Option Gretag would assume certain liabilities incurred in the ordinary course of the inkjet printer business). Gretag has the right to exercise the Inkjet Option upon the termination of the Merger Agreement pursuant to
                             (i) a failure to obtain the Company Stockholder Approval of the merger, (ii) the Company taking action with regard to a Superior Proposal or (iii) the failure of a representation or warranty by the Company under the Merger Agreement to be true and correct where such failure has a material adverse effect on the Company, or the Company's breach of certain obligations of the Merger Agreement, the Loan Agreement or the Option Agreement, provided, in each case, that Gretag has not exercised the Subsidiary Stock Option. Gretag has the right to exercise the Subsidiary Stock Option upon the termination of the Merger Agreement for any reason, provided that Gretag has not exercised the Inkjet Option. Exercise of either option could have a materially adverse effect on the business, operations and financial condition of the Company. See "The Merger--Other Gretag Agreements--Asset and Subsidiary Stock Option Agreement."

                             Loan and Pledge Agreement. To obtain financing necessary to enable the Company to meet short-term working capital requirements, concurrently with the Merger Agreement, the Company entered into a Loan and Pledge Agreement with Gretag, pursuant to which Gretag has agreed to lend the Company through February 28, 1999, amounts that together with accrued interest do not exceed $5,000,000 so long as the sum of (i) all such borrowed amounts and any outstanding accrued interest and (ii) the aggregate principal amount and accrued interest outstanding under the Company's credit facility with Silicon Valley Bank does not exceed $6,000,000. Loans made under the Loan and Pledge Agreement are secured by the Company's share of Onyx Graphic Corporation, a wholly owned subsidiary of the Company (the "Collateral"). Outstanding loans made to the Company by Gretag and all accrued interest are payable upon written demand, provided that, in the absence of an event of default, Gretag cannot make such demand unless the Merger Agreement shall have been terminated or the Merger shall have occurred. In addition, Gretag must seek repayment by exercising the Inkjet Option or Subsidiary Stock Option unless it is unable to exercise the Subsidiary Stock Option or Inkjet Option. As of December 31, 1998, the Company has borrowed an aggregate amount of $3,350,000 under the Loan and Pledge Agreement and owed $54,966.67 in accrued interest. Pursuant to the Loan and Pledge Agreement, the Company has granted Gretag an irrevocable option to purchase up to the greater of $5,000,000 and the amount of outstanding principal and accrued interest pursuant to the Loan and Pledge Agreement worth of shares of the Company's Common Stock. The number of shares to be purchased shall be the number of shares such that the ratio of (i) the number of such shares to (ii) the sum of the number of such shares plus 10,226,744 is equal to the ratio of (i) the amount paid for such shares to (ii) the sum of the amount paid for such shares plus $13,314,248.50. Gretag may purchase up to 3,840,526 shares of the Company's Common Stock pursuant to this option. The exercise of such option would increase the number of shares of Company Common Stock issued and outstanding and, if exercised prior to the record date, would enable Gretag to vote such shares in favor of the Merger. As of the date of this Proxy Statement, Gretag has not purchased any shares of the Company's Common Stock. In the event the stockholders of the Company fail to approve the Merger, the Company would be obligated to repay the outstanding indebtedness incurred by the Company pursuant to the Loan Agreement. Failure to repay the loan could have a materially adverse effect on the business, operations and financial condition of the Company. See "The Merger--Other Gretag Agreements--Loan and Pledge Agreement."

                             Conduct Pending the Merger. The Company has agreed, among other things, that the Company and each of its Subsidiaries will (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill, to maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations, and (iii) promptly notify Gretag upon becoming aware of any material breach of any representation, warranty or covenant of the Merger Agreement. See "The Merger--Conduct Pending the Merger."

Interest of Certain Persons
 in the Merger.............. In considering the recommendation of the Board of
                             Directors of the Company with respect to the Merger, stockholders should be aware that certain officers and directors of the Company have interests in connection with the Merger.

                             Employment and Consulting Agreements. To retain the services of Rakesh Kumar, the Company's Chief Executive Officer, and Marc Willard, an officer of the Company, the Company has entered into certain agreements pursuant to which Mr. Kumar and Mr. Willard will receive cash payments of $300,000 and $200,000, respectively, upon consummation of the Merger. To obtain the services of the Company's acting Chief Financial Officer, the Company entered into an agreement dated as of May 14, 1998, as amended, with The Brenner Group LLC, pursuant to which Ms. Kathy Bagby has been Acting Chief Financial Officer of the Company and pursuant to which the Company will pay The Brenner Group LLC a bonus of $175,000 upon consummation of the Merger. See "The Merger--Interests of Certain Persons in the Merger--Employment and Consulting Agreement."

                             Acceleration of Options. Under the terms of the Company's stock option plans, the vesting of options granted under such plans, including unvested options to purchase 2,500 shares held by Mr. Kumar with an exercise price of $0.50 per share and unvested options to purchase 131,250 shares held by Mr. Williard with an exercise price of $0.375 per share, will accelerate at the time of the Merger. See "The Merger--Interests of Certain Persons in the Merger--Acceleration of Options."

                             Stockholder Agreement. Certain stockholders of the Company, holding in the aggregate approximately 19.2% of the outstanding shares on the Record Date (including 4.38% of which are issuable upon the exercisable of outstanding options), have entered into an agreement dated as of October 6, 1998, agreeing to vote such shares in favor of the Merger. See "The Merger-- Interests of Certain Persons in the Merger-- Stockholders Agreement."

Indemnification............. For a period of four years after the Effective
                             Time, the Surviving Corporation will indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries to the full extent such persons may be indemnified by the Company under applicable law pursuant to the Company's Certificate of Incorporation and Bylaws for acts and omissions occurring at or prior to the Effective Time resulting is losses in connection with related litigation. In addition, Gretag has agreed to cause to be maintained in effect for four years from the Effective Time directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms substantially no less advantageous to such existing coverage; provided, however, that Gretag is not required to pay annual premiums in excess of $225,000. See "The Merger--Indemnification."

Employee Benefits........... After the Effective Time, Gretag will cause the
                             Surviving Corporation and its Subsidiaries to honor in accordance with their terms and the past practice of the Company all existing employment and severance agreements between the Company or its Subsidiaries, and any officer, director, or employee of the Company, or its Subsidiaries. In addition, from and for two years after the Effective Time, Gretag will, or will cause the Surviving Corporation to, continue to provide each employee of the Company and its Subsidiaries with employee benefits and other terms and conditions of employment that are, in the aggregate, comparable to the benefits and terms and conditions provided to each such employee by the Company or its Subsidiaries. See "The Merger--Employee Benefits."

Regulatory Filings and       Under the Hart-Scott-Rodino Antitrust
 Approvals.................. Improvements Act of 1976, as amended (the "HSR
                             Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions, including the Merger, may not be consummated until specified waiting period requirements have been satisfied. On
                             December 1, 1998, the Company and Gretag filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice. The Company and
                             Gretag received clearance for the Merger under the HSR Act on December 14, 1998. See "The
                             Merger--Regulatory Filings and Approvals."

Federal Income Tax
 Consequences............... In general, each stockholder, including stockholders who exercise appraisal rights, will recognize gain or loss per share equal to the difference between the cash received for the stockholder's shares and the stockholder's tax basis per share in the Common Stock surrendered by such stockholder. Such gain or loss generally will be treated as capital gain or loss if a stockholder's shares of Common Stock were held as capital assets at the time of the Merger and will be long-term capital gain or loss if the Common Stock was held for more than one year prior to the Effective Time. See "The Merger--Federal Income Tax Considerations."

Appraisal Rights............ Stockholders who do not vote in favor of the
                             Merger and who have fully complied with the applicable provisions of Section 262 of the Delaware General Corporation Law ("DGCL") may have the right to require the Surviving Corporation to purchase the shares of Common Stock held by them for cash at the fair value of those shares as determined in accordance with the DGCL. See "The Merger--Appraisal Rights."

Recent Market Price of
 Company.................... Common Stock On October 5, 1998, the last full trading day prior to public announcement of the signing of the Merger Agreement, the high and low bid prices per share reported on the "Pink Sheets" of the National Quotation Bureau for the Common Stock were $1.00 and $1.00, respectively. The average daily closing bid price per share reported on the "Pink Sheets" of the National Quotation Bureau during the month of October was 0.9776.

                          FORWARD-LOOKING STATEMENTS

  Except for the historical information contained in this Proxy Statement, certain of the matters discussed herein are forward-looking statements that are subject to certain risks and uncertainties. Actual results could differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, (i) fluctuations in quarterly results, (ii) competitive products and technologies, (iii) ability of the Company to upgrade its technologies and commercialize its products, and
(iv) other risks detailed below under the heading "Risk Factors" and included from time to time in the Company's other SEC reports and press releases, copies of which are available from the Company upon request.

                       RESTATEMENT OF FINANCIAL RESULTS

  On February 26, 1998 the Company announced its financial results for the year ended December 31, 1997. The Company reported revenue of $54.7 million, gross profit of $19.5 million, operating expenses of $20.6 million and a net loss of $1.2 million for fiscal 1997. On April 1, 1998 the Company announced that it would revise its 1997 financial results.

  In March 1998, after consultation with its independent accountants, the Board of Directors of the Company performed a review of the Company's accounting and business practices. By mid-April the Board of Directors became aware of pervasive errors and irregularities that ultimately affect the dollar amount and timing of reported revenues in 1997. The Board of Directors instructed that an analysis be conducted on these matters.

  The irregularities took numerous forms and were primarily the result of a lack of compliance with the Company's procedures and controls. The Company has concluded that the earnings process for a significant number of printer sales were not complete at the time of shipment. Further, the Company has determined that arrangements with a number of resellers resulted in significant concessions or allowances that were not accounted for when the revenue was originally reported as earned.

  In addition, the Company has determined that its allowances for doubtful accounts receivable balances and excess and obsolete inventory, and the realizable value of inventory and the goodwill recorded on the acquisition of Datagraph have been incorrectly estimated.

  As a result, for the year ended December 31, 1997 the Company reversed recorded revenues of $5.8 million, recorded additional cost of revenue of $7.6 million, and additional operating expenses of $4.6 million. In addition, the Company has restated its previously reported results for each interim period in the nine months ended September 30, 1997.

  The Company has also restated the net assets purchased on the acquisition of Datagraph, a distributor of LFDP systems in France. The original figures were based on an estimate, which has since been revised to reflect actual values. In particular, an intangible asset of $1,420,000 was initially recorded and was revised to $1,211,000. This purchase price was based on sales forecasts produced by the Company at the time that assumed that Datagraph would be able to transition its sales model from selling low-end printers manufactured by a competitor to a network of dealers, to selling in addition the high-end Raster Graphics printers directly to end users.

  Following the acquisition, Datagraph's supplier of low-end printers cancelled its contract, leaving Datagraph to distribute only the Company's products. In addition, the Company was not able to effect such a transition with the result that during the quarter ended December 31, 1997 Datagraph experienced a shortfall in anticipated revenues causing management to revise its sales forecasts and to write-off the goodwill associated with the Datagraph acquisition. This situation continued in 1998 with further revenue shortfalls being experience in the nine months ended September 30, 1998 resulting in a loss for that period. Further, it became evident to management during the third quarter of 1998, that Datagraph required significant additional support to effect the planned transition in its sales model. As a result of the significant liquidity constraints at Raster Graphics it was determined that such support could not be given and the decision was then taken for Datagraph to commence bankruptcy proceedings.

                                 RISK FACTORS

Risks Associated with the Merger and Related Agreements

  Risks Associated with Certain Options Granted in Connection with the
Merger. Concurrently with the Merger Agreement, the Company has entered into an Asset and Subsidiary Stock Option Agreement between Gretag and the Company (the "Option Agreement"), pursuant to which Gretag has an option (the "Subsidiary Stock Option"), under certain circumstances, at terms specified therein and described elsewhere in this Proxy Statement, to acquire all of the issued and outstanding shares of Onyx Graphics Corporation or an option (the "Inkjet Option") to purchase for $6,000,000 (less the amounts owed under the Loan Agreement described below which amounts would be cancelled if such option is exercised) (the "Inkjet Option Purchase Price") all of the assets used or held for use in connection with the design, manufacture, sales, service and support of the Company's inkjet printer products and the right and license to use certain intellectual related property. See "The Merger--Additional Gretag Agreements--Asset and Subsidiary Stock Option Agreement." Gretag required these options as an inducement to enter into the Loan and Pledge Agreement and the Merger Agreement, and the Company determined that such options were fair in light of the total facts and circumstances facing the Company. See "The Merger--Background of the Merger." The exercise of either option by Gretag would, in essence, effect a sale of valuable assets for reasonable consideration; however, the sale of such assets upon the exercise of either option would change the Company's business and could significantly reduce the likelihood that the Company will be able to enter into an alternative transaction. There can be no assurance that the Company could find another acquiror or strategic partner in the event that Gretag exercises either option.

  Risks Associated with the Loan and Pledge Agreement. Concurrently with the Merger Agreement, the Company entered into a Loan and Pledge Agreement with Gretag, pursuant to which Gretag will lend the Company through February 28, 1999, amounts that together with accrued interest do not exceed $5,000,000, secured by the Company's shares in Onyx Graphics Corporation, a wholly owned subsidiary of the Company. The terms of this agreement are described elsewhere in this Proxy Statement. See "The Merger--Additional Gretag Agreements--Loan and Pledge Agreement." The loss to the Company of the shares of Onyx Graphics Corporation through an event of default could significantly reduce the likelihood that the Company will be able to enter into an alternative transaction and would be likely to have a material adverse effect on the Company's business, financial condition and results of operations.

  The Opinion of the Company's Financial Advisor Is Limited to Facts at October 6, 1998; No Update Is Being Requested or Given. In connection with the Merger, the Board of Directors of the Company received an opinion from Hambrecht & Quist, its exclusive financial advisor, that, as of October 6, 1998, the $1.2968 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. In connection with this opinion Hambrecht & Quist was not requested to, and did not, express any opinion relating to the financial terms of the Option Agreement or the Loan and Pledge Agreement. In addition, the opinion of Hambrecht & Quist relates only to facts and circumstances as of October 6, 1998. Changes in facts and circumstances since such date may have occurred that would change the opinion of Hambrecht & Quist, were such opinion to be given at a later date. An update to the opinion of Hambrecht & Quist is not a condition to the Merger. Raster Graphics has agreed to pay Hambrecht & Quist a fee of $350,000 in connection with the delivery of a fairness opinion, which will be credited against any future fees payable in connection with the Merger, and an additional fee payable upon closing of the Merger of $650,000.

  Loss of Opportunity for Raster Graphics as a Stand-Alone Entity. As a consequence of the Merger, Raster Graphics stockholders will lose the chance to invest in the development and exploitation of Raster Graphics's products on a stand-alone basis. It is possible that Raster Graphics, if it were to remain independent, could achieve economic performance superior to that which it could achieve as a subsidiary of Gretag. Consequently, there can be no assurance that stockholders of Raster Graphics would not achieve greater returns on investment if Raster Graphics were to remain an independent company.

Risks Associated with Raster Graphics

  Uncertain Impact of Restatement of Financial Statements; De-listing from NASDAQ National Market. Subsequent to the filing with the Commission of its Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, the Company became aware of errors and irregularities that effected the timing and dollar amount of reported earned revenue. These restatements had a material adverse effect on the Company's financial condition, most notably evident by substantial reductions in retained earnings and working capital.

  The Company's public announcement on April 3, 1998 of the pending restatements, delays in reporting operating results for 1997 while the restatements were being compiled, de-listing of the Company's Common Stock from the NASDAQ National Market as a result of the Company's failure to satisfy its public reporting obligations, corporate actions to restructure operations and reduce operating expenses, and customer uncertainty regarding the Company's financial condition have adversely affected the Company's ability to sell its product in fiscal year 1998 and consequently caused a significant reduction in the Company's stock price. Adverse market conditions, including significant competitive pressures in the Company's markets and ongoing customer uncertainty about the Company's financial condition and business prospects, and product operating issues, may continue to have an adverse effect on the Company's ability to sell its products and results of operations.

  Limited History of Profitability and Uncertainty of Future Financial Results. The Company had an accumulated deficit as of December 31, 1997 of approximately $34.4 million. The Company has a limited history of profitability and had a net loss of $19.0 million in 1997. There can be no assurance that sales of the Company's products will generate significant revenues or that the Company can return to profitability on a quarterly or annual basis in the future.

  Going Concern. The Company believes its existing capital resources will be insufficient to satisfy its working capital requirements through the end of 1998. The Company will need to raise additional capital to fund operations during 1998 and beyond. The Report of Independent Auditors on the Company's financial statements for the year ended December 31, 1997, contains an explanatory paragraph regarding the company's need for additional financing and indicates substantial doubt about the Company's ability to continue as a going concern. There can be no assurances that such capital will be available on acceptable terms, if at all, and such terms may be dilutive to existing stockholders. Although the Company has entered into a Loan and Pledge Agreement with Gretag providing a loan facility secured by 100% of the issued stock of Onyx Graphics Corporation (see "The Merger--Other Gretag Agreements -- Loan and Pledge Agreement"), the Company's inability to secure any additional necessary funding would have a material adverse affect on the Company's financial condition and results of operations. The Company's actual working capital needs will depend upon numerous factors, including the extent and timing of acceptance of the Company's products in the market, the Company's operating results, the progress of the Company's research and development activities, the cost of increasing the Company's sales and marketing activities and the status of competitive products, none of which can be predicted with certainty. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of assets and liabilities that may result from the outcome of this uncertainty.

  The Company's expenses for manufacturing and administrative capabilities, technical and customer support, research and product development and other activities are based in significant part on its expectations regarding future revenues and are fixed to a large extent in the short term. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on a Single Product Line. Substantially all of the Company's sales are derived from its printing systems, printers and related software and consumables, such as specialized inks, varnish, vinyls and papers. The Company anticipates that it will continue to derive substantially all of its revenues in the next several years from sales of this product line. Dependence on a single product line makes the Company particularly vulnerable to the successful introduction of competing products. The Company's inability to generate sufficient sales of the product line and to achieve profitability due to competitive factors, manufacturing difficulties, or other reasons, would have a material adverse effect on its business, financial condition and results of operations. Moreover, some of the Company's printing system and printer customers have purchased and will continue to purchase consumables such as ink and paper from suppliers other than the Company. If a significant number of current or future purchasers of the Company's printing systems were to purchase consumables from suppliers other than the Company, the Company's business would be materially adversely affected.

  Limited History of Product Manufacturing and Use; Product Defects. The Company's printers are based on relatively new technology, are complex and must be reliable and durable. Companies engaged in the development and production of new, complex technologies and products often encounter difficulties and delays. The Company began commercial production of the DCS 5400 in June 1994 and the DCS 5442 in January 1996. Since its introduction as a second generation to the DCS 5400, the DCS 5442 has represented an increasing percentage of the Company's shipments, and by September 1996, substantially replaced the DCS 5400.

  In December 1996, the Company introduced its first inkjet printer, the PiezoPrint 1000, which is targeted at the lower priced entry level production market. In March, 1997, the PiezoPrint 5000 joined the Raster Graphics product line of printers as a mid-range of price/performance product which complements the Company's affordable PiezoPrint 1000 inkjet printer and the high-volume DCS 5442.

  The Company is continuing to make upgrades and improvements in the features of its PiezoPrint line of printers. Despite research and testing, the Company's experience with volume production of its printers and with their reliability and durability during customer use is limited. The Company and users have encountered various operational problems with the PiezoPrint 5000 printers, including printhead quality issues, which the Company believes it is successfully addressing. However, these operational problems have resulted in delayed payments by customers, requests for return of printers, greater than anticipated expense incurred servicing printers and actual returns of printers, all of which had a material adverse effect on the Company's business, financial condition and results of operations for 1997 and 1998. There can be no assurance that the Company will successfully resolve any future problem in the manufacture or operation of its printers or any new product. Failure of the Company to resolve any future manufacturing or operational problems with its printers or any new product in a timely manner could result in similar material adverse effects on the Company's business, financial condition and results of operations.

  The Company's image processing software products are extremely complex as a result of such factors as advanced functionality, the diverse operating environments in which they may be deployed, the need for interoperability, the multiple versions of such products that must be supported for diverse operating platforms and languages and the underlying technological standards. These products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new software products after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Such loss or delay would likely have a material adverse effect on the Company's business, financial condition and results of operations.

  Susceptibility of Certain Customers to Economic and Financing
Conditions. Many of the Company's end user customers are small businesses that are more susceptible than large businesses to general downturns in the economy. In some cases, these customers finance the purchase of the Company's products through third-party financing arrangements. To the extent that such customers are unable to obtain acceptable financing terms or to the extent that a rise in interest rates makes financing arrangements generally unattractive, these factors would impact adversely sales of the Company's products. Consequently, the Company's access to a significant portion of its present customer base would be limited. Moreover, competitors, such as Hewlett Packard, that have significantly greater financial resources than the Company, may be able to provide more attractive financing terms to potential customers than those available through the Company or through third parties. There can be no assurance that the Company's small business customers will, if necessary, be able to obtain acceptable financing terms or that the Company will be able to offer financing terms that are competitive with those offered by the Company's competitors. The Company has extended payment terms to its customers as well as established a leasing program for its customer's benefit through Integrated Lease Management. The Company's inability to continue to generate sufficient levels of product revenue from sales to such customers due to the unavailability of financing arrangements or due to a general economic downturn would have a material adverse effect on the Company's business, financial condition and results of operations.

  Uncertainty Regarding Development of LFDP Market; Uncertainty Regarding Market Acceptance of New Products. The LFDP market is relatively new and evolving. The Company's future financial performance will depend in large part on the continued growth of this market and the continuation of present large format printing trends such as use and customization of large format advertisements, use of color, transferring of color images onto a variety of substrates, point-of-purchase printing, in-house graphics design and production and the demand for limited printing runs of less than 200 copies. The failure of the LFDP market to achieve anticipated growth levels or a substantial change in large format printing customer preferences would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, in a new market, customer preferences can change rapidly and new technology can quickly render existing technology obsolete. Failure by the Company to respond effectively to changes in the LFDP market, to develop or acquire new technology or to successfully conform to industry standards would have a material adverse effect on the business, financial condition and results of operations of the Company.

  The markets for the Company's products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and rapid product obsolescence. The Company's success will be substantially dependent upon its ability to continue to develop and introduce competitive products and technologies on a timely basis with features and functionality that meet changing customer requirements. The Company's business would be adversely affected if the Company were to incur delays in developing new products or enhancements, or if such products or enhancements did not gain widespread market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete. The Company must continually assess emerging technologies and standards, and evolving market needs, and must continually decide which technologies and product directions to pursue. If the Company were to focus its efforts on technologies, standards or products that do not meet emerging end user needs and do not achieve market acceptance, the Company could miss one or more product cycles. In such an event, the Company's business, financial conditions and results of operations would be materially adversely affected.

  The Company's products currently target the high-performance production segment of the LFDP market. The future success of the Company will likely depend on its ability to develop and market new products that provide superior performance at acceptable prices within this segment and to introduce lower-cost products aimed at a broader segment of the LFDP market. Also, as the Company develops new printers, it may need to develop new consumables to be used by its new printer products. During the development process of consumables for the PiezoPrint 5000, the Company found that the oil based inks used in this printer had certain limitations which did not allow the Company to develop a photogloss media which was compatible with the printer. This lack of a photogloss media limited the market acceptance of the printer. The resulting reduction in anticipated revenue from the sale of PiezoPrint 5000 printers had a material adverse effect on the Company's business, financial condition and results of operations for 1997 and 1998. Additionally, any quality, durability or reliability problems with new products, regardless of materiality, or any other actual or perceived problems with new Company products, could have a material adverse effect on market acceptance of such products. There can be no assurance that such problems or perceived problems will not arise or that, even in the absence of such problems, new Company products will receive market acceptance. A failure of future Company products to receive market acceptance for any reason would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the announcement by the Company of new products and technologies could cause customers to defer purchases of the Company's existing products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Sole Source Subcontractors and Suppliers. The Company relies on subcontractors and suppliers to manufacture, subassemble, and perform first-stage testing of its printer components and may, in the future, rely on third parties to develop or provide printer components, some of which are, or may be, critical to the operation of the Company's products. The Company relies on single suppliers for certain critical components, such as the printhead for the PiezoPrint 5000, rubber drive rollers, electrostatic writing head circuit boards, and application-specific integrated circuits. Also, the Company's PiezoPrint 1000 inkjet printer is originally manufactured by a third party. It is the Company's intent to discontinue actively marketing and selling the PiezoPrint 1000 in 1998 when existing inventory has been exhausted. The Company has no current plans to replace the PiezoPrint 1000 with another entry level printer. The Company also relies on limited source suppliers for consumables, such as specialized inks, varnish, vinyls and papers, that the Company sells under the Raster Graphics brand name. The ink for the Company's newest printer is being sole-sourced. The Company's agreements with its subcontractors and suppliers are not exclusive, and each of the Company's subcontractors and suppliers can cease supplying printing system components or consumables with limited notice and with little or no penalty. In the event it becomes necessary for the Company to replace a key subcontractor or supplier, the Company could incur significant manufacturing set-up costs and delays while new sources are located and alternate components and consumables are integrated into the Company's manufacturing process. There can be no assurance that the Company will be able to maintain its present subcontractor and supplier relationships or that the Company will be able to find suitable replacement subcontractors and suppliers, if necessary. During 1997 the Company received from its sole-source supplier printheads for the PiezoPrint 5000 which displayed quality problems after shipment of the printer to customer sites. The supplier is reviewing its manufacturing process, and intends to supply printheads in numbers that will not adversely affect the Company's ability to produce printers. However, there can be no assurance that the Company's present subcontractors and suppliers will continue to provide sufficient quantities of suitable quality product components and consumables at acceptable prices. The loss of subcontractors or suppliers or the failure of subcontractors or suppliers to meet the Company's price, quality, quantity and delivery requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Foreign Supplier. The PiezoPrint 1000 is the first product the Company has purchased under license for marketing under its own label. The supplier also distributes the product through its own worldwide distribution network. The success of the Company in selling this product is dependent upon many variables such as the established distribution network of the Company, pricing, support, added value from integration of the Company's PosterShop software and other factors. In addition this is the Company's first major procurement of a finished product from a Japanese vendor who does not have significant international trading experience. The inability to maintain a good vendor relationship would adversely affect sales of the product. Furthermore the purchase price of the product is denominated in Japanese yen; and the fluctuation of this foreign currency will have an impact on the profitability of the product. It is the Company's intent to discontinue actively marketing and selling the PiezoPrint 1000 in 1998 when existing inventory has been exhausted. The Company has no current plans to replace the PiezoPrint 1000 with another entry level printer. As a result, the Company does not expect any material effect on its results of operations in connection with the PiezoPrint 1000 as a result of the recent financial uncertainties in Asia and other foreign markets.

  Risks Associated with Intellectual Property. As of December 31, 1997, the Company had seven pending patent applications and has been awarded nine United States patents covering technical features and fabrication methods used in Raster Graphics' printers and color rendering techniques used by its image processing software. Despite the Company's precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technologies without authorization or to develop competing technologies independently. Furthermore, the laws of certain countries in which the Company does business, including countries in which the Company does a significant amount of business, such as Latin America, Korea, France, Germany and Japan, may not protect the Company's software and intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. If unauthorized copying or misuse of the Company's products were to occur to any substantial degree, or if a competitor of the

Company were to effectively duplicate the Company's proprietary technology, the Company's business, financial condition and results of operations would be materially adversely affected.

  Although the Company has not received notices from third parties alleging infringement claims that the Company believes would have a material adverse effect on the Company's business, there can be no assurance that third parties will not claim that the Company's current or future products or manufacturing processes infringe the proprietary rights of others. Any such claim, with or without merit, could result in costly litigation or might require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

  Pending Litigation. Following the Company's announcement that it would restate its earnings for its third fiscal quarter in 1997, several putative class action lawsuits were filed in the California Superior Court and in the United States District Court in the Northern District of California against the Company, its Chairman, Chief Executive Officer and President, and certain of its officers and directors. Cases filed in California Superior Court are:
Ginter et al. v. Raster Graphics, Inc. et al. (CV772401), filed March 14, 1998, and Beshear v. Raster Graphics, Inc. et al. (CV773294), filed April 14, 1998. Cases filed in the United States District Court in the Northern District of California are: Grimm v. Raster Graphics, Inc. et al (C-98-0807-FMS), filed March 2, 1998, Dowgos v. Raster Graphics, Inc. et al. (C-98-0938-MJJ), filed March 10, 1998, and Moore et al. v. Raster Graphics, Inc. (C-98-1489-SBA).

  In substance, the complaints allege that the Company made false and misleading statements regarding the introduction of its PiezoPrint 5000 and the Company's financial results for its third fiscal quarter and its expected results for its fourth fiscal quarter in 1997. The complaints further allege that by making these purportedly false and misleading statements, the defendants violated Section 10(b) and 20 of the Securities Exchange Act of 1934 and certain sections of the California Corporations Code. Plaintiffs seek unspecified damages. The litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. In October 1998, the Company entered into a Memorandum of Understanding with the securities class action plaintiffs, which contains the essential terms of settlement of the above-referenced class actions. In consideration for a mutually agreed release, the plaintiffs will receive $4.5 million, $850,000 of which will be paid by the Company and the balance of which will be paid by the Company's insurance carrier. Such sums have been placed in escrow pending final approval of the settlement. The settlement is conditional upon receiving final judicial approval. Although the United States District Court for the Northern District of California on December 11, 1998 granted preliminary approval of the settlement, there can be no assurances final judicial approval will be obtained. The Company has not admitted any liability in connection with the settlement. The Company has incurred litigation related costs and expenses of approximately $200,000 in connection with these suits. If the settlement is not approved, the Company expects that its litigation-related costs may exceed $1,000,000. Although the Company may be reimbursed for these costs by its insurance carrier, there can be no assurance that such reimbursement will be obtained. In addition, settlement of these class-action suits is a condition to the consumation of the Merger.

  The Company is a party to a number of legal claims arising in the ordinary course of business. The Company believes the ultimate resolution of the claims will not have a material adverse effect on its financial position, results of operation, or cash flow.

  Blank Check Preferred Stock; Anti-Takeover Provisions. The Company's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change of control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue shares of Preferred Stock. The Company's Certificate of Incorporation and Bylaws provide for, among other things, the prospective elimination of cumulative voting with respect to the election of directors, the elimination of actions to be taken by written consent of the Company's stockholders and certain procedures such as advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In addition, the Company's charter documents provide that the Company's Board of Directors be divided into three classes, each of which serves for a staggered three-year term. The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. The foregoing provisions may also result in the Company's stockholders receiving less consideration for their shares than might otherwise be available in the event of a takeover attempt of the Company. On February 3, 1998, the Company's Board of Directors adopted a stockholder rights plan. This plan provides stockholders with special purchase rights under certain circumstances, including if any new person or group acquires 15 percent or more of the Company's common stock. This plan could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, or of making the Company less attractive to a potential acquiror of, a majority of the outstanding voting stock of the Company, and may complicate or discourage a takeover of the Company. The Company has amended the stockholder rights plan in connection with the Merger so that the rights plan is not triggered thereby.

  Additional Risk Factors. Additional trends and uncertainties regarding Raster Graphics are described elsewhere in this Proxy Statement. See "Management's Discussion and Analysis -- Trends and Uncertainties."

                              THE ANNUAL MEETING

  This Proxy Statement is furnished in connection with the solicitation by the Company of proxies to be voted at a Annual Meeting of Stockholders of the Company to be held on March 19, 1999, at 9:00 a.m., local time at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306 (the "Annual Meeting"). This Proxy Statement is first being mailed to stockholders of the Company on or about February 16, 1999.

  The purpose of the Annual Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 6, 1998 (the "Merger Agreement"), between Gretag Imaging Group, Inc., a Delaware corporation ("Gretag"), Gretag Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Gretag ("Merger Sub"), and the Company, pursuant to which, among other things, (a) Merger Sub will be merged with and into the Company (the "Merger") and (b) each share of common stock of the Company ("Common Stock") outstanding immediately prior to the Merger (other than shares owned by the Company, Gretag and Gretag Subsidiaries and shares as to which appraisal rights are properly perfected and not withdrawn) will be converted into the right to receive $1.2968 in cash. In addition, each holder of an employee stock option to acquire shares of Common Stock will, immediately after the Effective Time, become entitled to receive a cash payment equal to $1.2968 less the per share exercise price under the option for each share of Common Stock covered by such option. Upon the consummation of the Merger, the separate existence of Merger Sub will cease, all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Merger Sub will be vested in the Company and the Company will become a wholly owned Subsidiary of Gretag. See "Proposal No. 1: The Merger."

  At the Annual Meeting you will also be asked to vote for the election of the Class II directors of the Board of Directors to serve until the earlier of the expiration of their term or consummation of the Merger. See "Proposal No. 2:
Election of Directors."

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE MERGER AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE ELECTION OF THE CLASS II DIRECTORS.

                              VOTING AND PROXIES

Date, Time and Place of Annual Meeting

  The Annual Meeting is scheduled to be held at 9:00 a.m., local time, on March 19, 1999, at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306.

Record Date and Outstanding Shares

  Only holders of record of shares of Common Stock at the close of business on February 9, 1999 (the "Record Date") may vote at the Annual Meeting or at any adjournments or postponements thereof. As of the Record Date, there were 9,599,525 shares of Common Stock outstanding, the only class of securities of the Company entitled to vote at the Annual Meeting, held by approximately 2,901 stockholders of record. Each stockholder is entitled to one vote for each share registered in the stockholder's name on the Record Date.

Voting Proxies

  Many of the Company's stockholders may be unable to attend the Annual Meeting. Therefore, the Company's Board of Directors is soliciting proxies so that each stockholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. However, if a stockholder does not return a signed proxy card, his or her shares will not be voted by the proxies. Stockholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If a stockholder returns a signed proxy card and a choice is not specified, the shares represented by that proxy card will be voted for the Merger and in favor of the Class II directors and may also be voted in the proxy holder's discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof, except that shares represented by proxies which have been voted "against" the Class II directors or "against" the Merger Agreement and the Merger will not be used to vote "for" postponement or adjournment of the Annual Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement and the Merger. See "--Vote Required" and "Other Matters."

  Stockholders of the Company who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked (i) by duly executing and delivering a later proxy prior to the exercise of such proxy, (ii) by giving notice of revocation in writing to the Secretary of the Company prior to the meeting, at 3025 Orchard Parkway, San Jose, California 95134, or (iii) by attending the Annual Meeting and voting in person.

Vote Required

  A quorum for the transaction of business at the meeting consists of holders of the majority of the outstanding shares of the Company's Common Stock, present in person or by proxy. In the event that less than a majority of the outstanding shares are present at the Annual Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Annual Meeting without further notice, other than announcement at the Annual Meeting, until a quorum shall be present or represented.

  The affirmative vote of holders of at least a majority of the outstanding shares of Common Stock of the Company as of the Record Date is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The affirmative vote of a majority of shares represented and voting at a duly authorized meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under Delaware law for the election of the Class II directors. Under the DGCL, in determining whether the proposal regarding the adoption of the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against such proposal.

  Certain stockholders of the Company, holding in the aggregate 1,923,034 shares of the Common Stock (including 420,000 shares issuable upon the exercise of outstanding options), or 19.2% of the outstanding shares (including 4.38% issuable upon the exercise of outstanding options) on the Record Date, have entered into a Stockholders Agreement with Gretag dated as of October 6, 1998 pursuant to which such stockholders have agreed to vote such shares in favor of the Merger and to vote against any competing transaction that might be proposed by a third party prior to consummation of the Merger. In addition, the Company has granted Gretag an irrevocable option to purchase shares of the Company's Common Stock with a value (based upon the price per share to be paid in the Merger) of up to the greater of $5,000,000 and the amount of principal and accrued interest pursuant to the Loan and Pledge Agreement. Gretag may purchase up to 3,840,526 shares of the Company's Common Stock pursuant to this option (approximately 28.6% of the outstanding shares after the exercise of such option).

  The cost of solicitation, including the cost of preparing and mailing the Notice of the Annual Meeting of Stockholders and this Proxy Statement, will be paid by the Company. Solicitation will be made primarily by mailing this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. Proxies may be solicited by officers and regular employees, but at no compensation in addition to their regular compensation as employees. The Company may reimburse brokers, banks, and others holding shares in their names for third parties, for the cost of forwarding Proxy Statements to and obtaining proxies from third parties. In addition, the Company has retained Georgeson & Company to assist in soliciting proxies.

                          PROPOSAL NO. 1: THE MERGER

Parties to the Merger

 Raster Graphics, Inc.

  Raster Graphics develops, manufactures and markets high-performance, large format, digital color printing systems, and sells related consumables and software for the on-demand large format digital printer ("LFDP") market. The Company's products are designed to meet the short-run, on-demand production market requirements of quality, speed, flexibility, reliability and low per copy cost.

  The LFDP market consists of color print jobs with run lengths typically ranging from one to 200 copies, and output sizes of 20-inches by 30-inches or larger. Applications include Point of Purchase (POP) signs, trade show exhibit graphics, displays, transit advertising, fleet graphics, banners, billboards, courtroom graphics, backlit signage, posters and sports and corporate events. The primary users of Raster Graphics' printing systems are color photo labs, reprographic houses, graphic arts service bureaus, exhibit builders, digital color printers, screen printers and in-house print shops.

 Gretag Imaging Group, Inc.

  Gretag Imaging Group, Inc. is a holding company, which through its principal subsidiaries, Gretag Imaging, Inc. and Gretag Imaging AG, performs research, development and production of equipment (including splicers, cutters, packaging machine and printers) for central labs and equipment for point-of-service labs, as well as software for lab control.

  Gretag manufactures image processing equipment in its two wholly owned operating subsidiaries--Gretag Imaging AG, Regensdorf, Switzerland and Gretag Imaging, Inc., Chicopee, Massachusetts, United States--and in San Marco Imaging S.r.l., Fjume Veneto, Italy, in which Gretag and its affiliates have a majority stake.

 Gretag Acquisition Corp.

  Gretag Imaging Corp. ("Merger Sub") is a wholly owned Subsidiary of Gretag and was formed by Gretag to effect the Merger and has had no prior business. Upon consummation of the Merger, Merger Sub will be merged with and into the Company, and Merger Sub's separate corporate existence will thereupon cease.

General

  The discussion in this Proxy Statement of the Merger and the description of the principal terms of the Merger Agreement are qualified by reference to the Merger Agreement, the Asset and Subsidiary Stock Option Agreement, the Loan and Pledge Agreement and the Stockholders Agreement, copies of which are attached hereto as Annex A, Annex B, Annex C and Annex D, respectively, and incorporated herein by reference, and to each of the other Annexes to this Proxy Statement.

Background of the Merger

  On March 26, 1998, the Raster Graphics Board of Directors held a meeting to discuss the Company's operating and financial condition, industry trends, and the Company's strategic position within the industry, as well as the possibility of the sale of the Company or part of the Company to a strategic buyer. The Board agreed that in light of the Company's declining financial position caused by operating losses encountered in the Company's third and fourth fiscal quarters in 1997 and difficulties encountered in the transitions from a single product, single technology company to a multi-product, multi-technology company, including difficulties associated with the introduction of new products, management's projections of continuing operating losses and a pending consolidation in the digital printing industry, that the Company should consider strategic alternatives.

The Board approved the retention of Hambrecht & Quist to identify, contact and represent the Company in discussions with potential strategic acquirors.

  On April 1, 1998, representatives of Hambrecht & Quist met with Rakesh Kumar, President and Chief Executive Officer of the Company, and Remo Canessa, then Chief Financial Officer of the Company, to discuss the strategic combination process and review potential partners. Hambrecht & Quist provided the Company with a list of approximately 20 potential strategic partners for consideration. After some discussion, Messrs. Kumar and Canessa and Hambrecht & Quist identified 15 parties which they believed could be suitable strategic partners. Hambrecht & Quist was given permission to commence communications with these approved parties.

  On April 8, 1998, the Company executed an engagement letter with Hambrecht & Quist concerning Hambrecht & Quist's role as the Company's exclusive financial advisor in connection with a potential sale of the Company.

  During the week of April 13, 1998, representatives of Hambrecht & Quist began contacting the potential strategic buyers identified by Company management and representatives of Hambrecht & Quist during the April 1 meeting. Over the next two weeks, representatives of Hambrecht & Quist contacted all 15 such parties to ascertain potential levels of interest.

  On April 17, the Company issued a press release stating, among other things, that it had retained Hambrecht & Quist to assist it in the evaluation of potential strategic partners.

  By the end of April, representatives of Hambrecht & Quist had received indications from four parties stating definitively that they would have no interest in a combination with the Company. Hambrecht & Quist, via the Company, was contacted by one additional party who expressed interest in the Company.

  Throughout April and May, 1998, representatives of Hambrecht & Quist continued discussions with, executed non-disclosure agreements with and forwarded information packages to those parties who expressed interest in a strategic transaction with the Company.

  In May 1998, Hambrecht & Quist distributed Information Packages to 10 prospective strategic partners. During this period, Hambrecht & Quist conducted numerous telephone calls with senior management of these prospective partners to determine their respective levels of interest, identify possible areas of collaboration, facilitate answers to initial questions and schedule meetings with Raster Graphics management over the months of May and June.

  During the first week in May, 1998, one prospective acquirer ("Company A") met with senior management of the Company at the Company's headquarters. Company A conducted financial and operational due diligence at this time. During the last week of May, two other prospective acquirers conducted preliminary due diligence meetings with Company senior management. These meetings each took place over one day. Each of these meetings involved discussions about the Company's strategic position, technology, products, operations and financial condition. These meetings also included facility tours and product demonstrations.

  In June 1998, the Company conducted preliminary due diligence meetings with seven prospective acquirers. These meetings each took place over one or two days at the Company's headquarters in San Jose. In each case, prospective acquirers met with certain senior Management personnel to discuss the Company's strategic position, technology, products, operations and financial condition. These meetings also included facility tours and product demonstrations. As one of the prospective acquirors, Gretag sent a team of engineers in early June to conduct due diligence on the Company's technology and products.

  On June 8, 1998, the Company's Board of Directors held a meeting at which it received an update from management and Hambrecht & Quist on discussions with prospective strategic partners. The Board was apprised that the Company's lack of completed financial statements for the 1997 fiscal year and the class action securities litigation pending against the Company together posed significant obstacles to completing a strategic transaction.

  By the end of June, 1998, eight prospective partners had informed Hambrecht & Quist and/or the Company that they would not pursue a strategic combination with the Company. Reasons cited included a perceived lack of compatibility with there own strategies, discomfort with the Company's operating and financial position, and discomfort with the class-action securities litigation pending against the Company. One party submitted a proposal in writing to acquire the Company's electrostatic product line for $3 to $3.5 million. In addition, management of the Company determined that one other prospective candidate who had met with Company management lacked sufficient financial or managerial resources to undertake a combination transaction.

  During this time period, representatives of another Nasdaq-listed company ("Company B") expressed interest to senior management of the Company regarding a possible acquisition of Onyx Graphics Corporation, a wholly owned subsidiary of the Company. The parties agreed to hold further discussions.

  In the first week of July 1998, the Company held preliminary due diligence meetings with an additional party. This meeting took place over one day at the Company's headquarters in San Jose. The prospective acquiror met with certain senior Management personnel to discuss the Company's strategic position, technology, products, operations and financial condition. This meeting also included facility tours and product demonstrations. This acquiror later informed Hambrecht & Quist that it would not pursue a strategic combination with the Company. Reasons cited included a perceived lack of compatibility with its own strategy, and discomfort with the Company's operating and financial position.

  In early July, another party verbally proposed to senior management of the Company an arrangement to pay the Company $2 million over an unspecified period of time for exclusive distribution rights to the Company's inkjet product lines.

  During the month of July, Company A submitted a proposal to acquire the Company for total consideration of either (a) 4.1 million shares of Company A common stock (then valued at approximately $4.25 per share on the Nasdaq National Market, bringing the total consideration to approximately $17.4 million); or (b) a convertible debenture with a face value of $25 million.

  The management team of Company A presented these proposals to the Company's Board of Directors on July 9, 1998. The presentation included an assessment of the Company's strategic and financial position and its alternatives as Company A perceived them. Prior to the July 9 Board meeting, the Company had also received a one-page statement from Gretag indicating an interest in purchasing the Company for between $18 and $20 million in cash, subject to the completion of financial due diligence. Based on the proposals received and consideration of conversations with other prospective buyers, the Board instructed Hambrecht & Quist to continue to pursue discussions with Company A, Gretag and the other interested parties. The Board also requested certain revisions to Company A's proposals.

  During July, representatives of Hambrecht & Quist contacted the remaining parties who had either expressed an interest in, or not formally ruled out, a strategic transaction with the Company.

  Representatives of Hambrecht & Quist held further discussions with the investment bankers for Company A, informing them that Raster Graphics Board of Directors requested certain revisions to Company A's initial proposal. On July 13, Company A submitted a revised proposal which included aggregate consideration of either (a) 4.1 million shares of Company A common stock or
(b) 4.1 million shares of Company A convertible preferred stock. The Company's Board requested that an offer from Company A be accompanied by a working capital facility of up to $0.5 million. The Company A proposal also included a management services agreement which would transfer managerial authority to Company A immediately, while providing employment contracts with Messers. Kumar and Willard.

  Throughout July, representatives of Hambrecht & Quist conducted several telephone conversations with the investment bankers and CEO for another interested party ("Company C") to inform them of the outstanding proposals to acquire the Company. Company C indicated that, based on their knowledge and due diligence as of that time, they would be prepared to pursue an acquisition of the Company for value of $10 to $12 million in either a cash or stock transaction.

  On July 8, the Company received a proposal from an investment fund ("Company E") to make a significant investment in the Company.

  During the week of July 27, representatives of Hambrecht & Quist contacted the investment bankers representing another interested party ("Company D") to inform them of the outstanding offer for the Company as well as the Company's desire to complete a transaction and obtain working capital funding. Through further discussions with Company D's investment bankers, Hambrecht & Quist learned that Company D would be unlikely to move forward without having access to Raster Graphics' then uncompleted 1998 quarterly financial statements. Further, Company D's level of interest continued to be tempered by the presence of the stockholder litigation.

  Hambrecht & Quist also resumed discussions with Gretag, requesting that Gretag submit a formal term sheet including a commitment to provide working capital to the Company. Gretag indicated that it wished to undertake further financial and operating due diligence on the Company prior to submitting a term sheet. Based on such due diligence, Gretag determined that the original price range of $18 to $20 million would be revised to $13 to $15 million subject to adjustments for the settlement of the class-action securities litigation pending against the Company.

  During the week of August 10, representatives of Hambrecht & Quist contacted Company C's investment bankers to alert them that the Board had determined to pursue discussions with Company A and Gretag (which was not identified). Company D's investment bankers maintained that Company D remained very interested in pursuing a transaction and queried Hambrecht & Quist as to whether there would be an opportunity to allow Company D to conduct on-site due diligence. Subsequent conversations with Company D and its investment bankers confirmed that Company D had a renewed level of interest and wished to move ahead with due diligence expeditiously.

  On August 13, Company A submitted a revised proposal. The principal terms of the proposal included total consideration of either 4.1 million shares of Company A common or convertible preferred stock. The proposal also included the following new terms: the preferred shares would be convertible at any time at the option of the holder, a hold-back of shares in connection with contingent expenses and a break-up fee of $3.5 million.

  On August 17, the Board convened a meeting to discuss the revised offers from Gretag and Company A, as well as renewed interest from Company D and the investment proposal from Company E. Representatives of management and Hambrecht & Quist presented a summary of the proposals to date. The Board determined that several features of Company A's proposal were less desirable to the Company's stockholders than the cash transaction proposed by Gretag, primarily because the proposed consideration would be equity securities of Company A, providing less liquidity to the Company's stockholders than the cash consideration proposed by Gretag. In addition, Company A proposed to hold back a percentage of the merger consideration until certain contingent expenses were resolved and demanded a $3.5 million break-up fee. The Board determined to request that Company A increase its purchase price to compensate for the fact that the consideration to be paid was all stock rather than cash, and increase available interim working capital financing to $1.5 million from $500,000. In addition, the Board expressed concerns about the financial and managerial resources of Company A, and discussed the likelihood of a decline in Company A's share price following an announcement of its acquisition of the Company. The Board agreed that Company D and Company E should have the opportunity to conduct detailed due diligence at the Company's offices. The Board instructed Hambrecht & Quist to attempt to negotiate improved terms with Gretag and to convey its sentiments to relevant parties at Company A and Company D.

  On August 21, the Company received a revised proposal and term sheet from Company A in response to the Board's requests. The proposal included total consideration 4.1 million shares of Company A common or convertible preferred stock, an increase in the working capital facility to $1.5 million, and did not include a management services agreement.

  On August 25, the Board convened to review the status of discussions with Company A, Company D and Gretag. Representatives of management and Hambrecht & Quist reviewed each proposal and recommended continuing discussions with Company D and Gretag. After a thorough discussion in which the views of management and Hambrecht & Quist were elicited, the Board instructed Hambrecht & Quist and Company management to continue discussions with Gretag and attempt to expedite proceedings with Company D. The Board also agreed to inform Company A that it would not proceed with its offer.

  Also during the week of August 24, the Company provided additional due diligence information, including revised financial projections, to Gretag. Due to the Company's downward revision to revenue estimates for the third and fourth quarter, of 1998, Gretag determined that the purchase price should be revised. The Company and Gretag agreed to a cash purchase price of $14 million.

  During the week of August 24, representatives of Company B met with certain Company senior management at the Company's U.K. offices and made a proposal to acquire the Company's Onyx subsidiary for $4 million.

  On September 1, the Board convened to consider the Gretag offer of $14 million.

  During the following week, representatives of Company E met with certain senior Management personnel to discuss the Company's strategic position, technology, products, operations and financial condition. This meeting also included facility tours and product demonstrations.

  By letter dated September 8, Company D indicated that, following completion of due diligence, it had determined that it would only pursue an acquisition of the Company through a purchase of assets. Company D did not make an offer at the time, however, and indicated that it would do so only after the Company had commenced bankruptcy proceedings.

  On September 11, Hambrecht & Quist had discussions with the CEO of Company B regarding its interest in an all stock merger with the Company which would have resulted in a 50% pro forma ownership position for the Company's stockholders.

  On September 14, the Board received a revised offer from Company E to make a significant investment in the Company based on terms that were more favorable than Company E's original offer.

  On September 14, the Board together with representatives from Hambrecht & Quist convened to review the status of discussions with Company B, Company D, Company E and Gretag. The Board briefly discussed the interest expressed by Company B to acquire the Company in a stock-for-stock merger but rejected Company B's proposal, because the Board determined that Company B, with a market capitalization of only $12 million, had insufficient liquid resources to support the succeeding company. Further, the board determined that the stock consideration offered by Company B was inferior to the cash offer made by Gretag because the value of the stock was uncertain and provided less liquidity to the Company's stockholders. The Board then reviewed the letter dated September 8 from Company D indicating that Company D would only pursue an acquisition of the Company through a purchase of assets of the Company following the Company's voluntary filing for bankruptcy protection under Chapter 11. Hambrecht & Quist indicated that it understood from discussions with Company D that Company D would not make a formal offer until after the Company declared bankruptcy. The Board determined that a filing of bankruptcy would be seriously detrimental to the Company's business, detrimentally affect its relationship with its customers and suppliers and result in a material reduction of the value of its business. The Board then discussed the revised offer from Company E to invest $7.5 million in exchange for approximately 50% of the capital stock of the Company. The Board concluded that while the offer from Company E had improved, it would result in over 50% dilution to the Company's stockholders, leave the

Company as an independent enterprise and not provide any consideration for the Company's stockholders. The Board reviewed Gretag's offer and concluded that the cash offer from Gretag represented the best available offer to the Company's stockholders. The Board then determined to pursue the Gretag offer and authorized the Company to enter into the non-binding letter of intent with Gretag. In addition, the Board further authorized the Company to execute a promissory note with Gretag in the amount of $500,000 to meet certain short-term working capital obligations and to enter into a no-shop agreement.

  During the next several weeks, representatives and management of the Company and Gretag continued due diligence procedures and analyses and negotiated the terms of the Merger Agreement and the related agreements.

  On September 17, Mr. Kumar received a call from Gretag senior management to review the Company's latest financial forecast. On September 18, Mr. Kumar met with Gretag management, at which time Gretag revised its offer to $10 million. Following discussions between Mr. Kumar and members of the Company's Board of Directors, and further discussions between Mr. Kumar and Gretag, Gretag revised its offer to $13 million.

  On September 30, the Board convened to consider the proposed transaction with Gretag. At the meeting, representatives of Venture Law Group reviewed the terms of the proposed merger as set forth in the Merger Agreement. Hambrecht & Quist delivered an oral presentation of its financial analysis and opinion to the Board which was subsequently confirmed in writing (on October 6) to the effect that, as of that date and subject to certain limitations and assumptions, the $1.2968 per share in cash to be received by holders of shares of common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The Company's Board upon proper motion to approve the Merger voted unanimously to do so.

  On October 6, 1998, Gretag and the Company executed the Merger Agreement and issued a joint press release announcing the transaction.

Reasons for the Merger

  The Board of Directors has determined that the Merger Agreement and the Merger are fair, advisable and in the best interests of Raster Graphics and its stockholders and has unanimously approved the Merger Agreement and the Merger. Accordingly, the Board of Directors unanimously recommends that the stockholders of the Company vote for approval and adoption of the Merger Agreement and the Merger.

  In reaching its unanimous determination that the Merger Agreement and the Merger are fair, advisable and in the best interests of Raster Graphics and its stockholders, the Board considered a number of factors, including the following:

    (i) the relationship of the Merger Consideration to the historical stock price for the Common Stock, including the fact that the Merger Consideration of $1.2968 per share of Common Stock represents a substantial premium over the trading range of the Common Stock of Raster Graphics over the prior three-month period ($0.375 to $1.25 per share) on the over-the-counter market;

    (ii) information relating to the Company's poor financial condition and results of operations, specifically the operating losses incurred by the Company in 1997, the low cash balance of the Company, management's expectations that the Company would continue to incur operating losses through at least the first quarter of 1999, requiring the Company to raise capital to meet its working capital requirements, all of which led the Board to believe that the Company must seek a partner. The Board further believes that absent a merger or major capital infusion the Company would be forced to declare bankruptcy;

    (iii) the fact that, as the shares of the Company's Common Stock have been delisted from the Nasdaq National Market, there is not an active trading market for Raster Graphics' Common Stock and, consequently, there is generally a lack of liquidity for Raster Graphics' stockholders;

    (iv) the fact that the Company must raise additional capital to continue as a going concern and that Gretag agreed to enter into working capital facility with the Company only in connection with the Merger;

    (v) the fact that the Company expects to incur further losses from future operations through at least the quarter ending March 31, 1999;

    (vi) the lack of any proposals from any other third party, including third parties with whom Company management engaged in active negotiations (as described elsewhere in this Proxy Statement, see "The Merger-- Background of the Merger"), at a price or terms superior to the Merger Consideration to be received in the Merger, based on reports received from management of Raster Graphics and Hambrecht & Quist;

    (vii) the Board's belief that entering into the Asset and Subsidiary Stock Option Agreement between Gretag and the Company dated as of October 6, 1998 (the "Option Agreement"), pursuant to which Raster Graphics grants options to Gretag (i) to purchase all of the outstanding shares of common stock of Onyx Graphics Corporation, a Subsidiary of Raster Graphics, and
  (ii) to purchase all of the assets related to the design, manufacture, sales, service and support of Raster Graphics' inkjet printer products, which Gretag required in connection with the Merger Agreement, was appropriate in light of the nature of the Company's deteriorating financial conditions and results of operations (described in (ii) above) and the lack of other competitive or superior offers to the Gretag offer;

    (viii) the opinion of Hambrecht & Quist that, as of October 6, 1998, the $1.2968 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders; and

    (ix) the Board's view that the terms of the Merger Agreement and related documents, as reviewed by the Board with its legal advisors and Hambrecht & Quist, are fair, advisable and in the best interests of the Company and its stockholders and provide the Company and its stockholders with the flexibility to, under certain circumstances, accept a proposal by a third party to acquire 100% of the voting power or all the assets of the Company and its Subsidiaries on terms which the Company's Board of Directors determines are more favorable to the Company's stockholders than the Merger (a "Superior Proposal") and terminate the Merger Agreement.

  The foregoing discussion of the information and factors discussed by the Board of Directors is not meant to be exhaustive, but includes material factors considered by the Board. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is in the best interests of the Raster Graphics stockholders.

Projections Provided to the Company's Financial Advisor

  In connection with the Merger, the Company provided Hambrecht & Quist LLC ("Hambrecht & Quist"), the Company's financial advisor, with certain preliminary financial results for fiscal year 1997 and with financial projections for fiscal year 1998. The Company's final report on Form 10-K for the year ended December 31, 1997, showed that the Company's net loss was approximately $2 million greater than in the draft provided to Hambrecht & Quist. For the nine-month period ended September 30, 1998, the Company's cumulative revenues reported on Form 10-Q were approximately $560,000 greater, and the Company's cumulative net loss reported on Form 10-Q was approximately $780,000 less, than in the projections provided to Hambrecht & Quist. The projections provided to Hambrecht & Quist projected that the Company's total revenues and net loss for fiscal 1998 will be approximately $43.9 million and ($11.0) million, respectively.

  The foregoing projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Proxy Statement only because they were provided to Hambrecht & Quist. The inclusion of these projections should not be regarded as in indication that the Company, Hambrecht & Quist or any other person who received such information considers it an accurate prediction of future events, and none of them has relied on them as such. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the business of the Company which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and many of which are described in more detail under "Raster Graphics' Business" in this Proxy Statement. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown. Neither the Company nor Hambrecht & Quist intends to update, revise or correct such projections if they become inaccurate (even in the short term).

Opinion of Financial Advisor to the Company

  Raster Graphics engaged Hambrecht & Quist to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock of Raster Graphics of the consideration to be received by such holders in the Merger. Hambrecht & Quist was selected by the Raster Graphics Board of Directors based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with Raster Graphics. Hambrecht & Quist rendered its oral opinion on September 30, 1998 to the Board of Directors that, as of such date, the consideration to be received by the holders of the Common Stock in the Merger is fair to the holders of the Common Stock from a financial point of view. A copy of Hambrecht & Quist's opinion dated October 6, 1998, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Hambrecht & Quist is attached as Annex E to this Proxy Statement. Raster Graphics stockholders are advised to read the opinion in its entirety. No limitations were placed on Hambrecht & Quist by the Board of Directors of Raster Graphics with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

  In its review of the Merger, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available consolidated financial statements of Gretag for recent years and interim periods to date and certain other relevant financial and operating data of Gretag made available to Hambrecht & Quist from published sources; (ii) reviewed the publicly available consolidated financial statements of Raster Graphics for recent years and interim periods to date and certain other relevant financial and operating data of Raster Graphics made available to Hambrecht & Quist from published sources and from the internal records of Raster Graphics; (iii) reviewed certain internal financial and operating information including certain projections relating to Raster Graphics prepared by the management of Raster Graphics; (iv) discussed the business, financial condition and prospects of Raster Graphics, including the Company's liquidity needs, with certain of its officers; (v) reviewed the recent reported prices and trading activity for the common stock of Raster Graphics and compared such information and certain financial information for Raster Graphics with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;
(vii) reviewed the Merger Agreement, the Option Agreement, and the Loan Agreement; and (viii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

  Hambrecht & Quist did not, and did not assume any responsibility to, independently verify any of the information concerning Raster Graphics or Gretag considered in connection with their review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Raster Graphics or Gretag, nor did they conduct a physical inspection of the properties and facilities of Raster Graphics or Gretag. With respect to the financial forecasts and projections made available to Hambrecht & Quist and used in their analysis, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of Raster Graphics. For the purposes of their opinion, Hambrecht & Quist also assumed that neither Raster Graphics nor Gretag was a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. Hambrecht & Quist was not requested to, and did not express any opinion relating to the financial terms of the Option Agreement or the Loan Agreement.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to Raster Graphics's Board of Directors. In arriving at its opinion, Hambrecht & Quist generally did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Raster Graphics Board of Directors and its opinion. Hambrecht & Quist did note to the Raster Graphics Board, however, that Hambrecht & Quist has attributed less weight to the Analysis of Publicly Traded Comparable Companies because such companies, although comparable in the business in which they engage, were not comparable in terms of Raster Graphics' adverse financial and operating characteristics. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Raster Graphics and Gretag. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

  In performing its analyses, Hambrecht & Quist relied upon projections for Raster Graphics for calendar year 1998 provided by the management team ("Base Case").

  The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to Raster Graphics's Board of Directors on October 6, 1998:

  Premium Analysis: Hambrecht & Quist compared the price per share of the offer as of September 28, 1998 to similar premiums for the selected merger and acquisition transactions it deemed comparable (as described below). Hambrecht & Quist observed that the average one and twenty trading-day premiums paid in the Selected Merger and Acquisition Transactions were 3% and 9%, respectively. This compared with the proposed Merger in which, as of September 28, 1998, the one day and one month premiums offered over the closing price for Raster Graphics Common Stock were 5% and 62%, respectively.

  Discounted Cash Flow Analysis: Hambrecht & Quist considered analyzing the value of Raster Graphics based on the potential unleveraged discounted cash flows of the projected financial performance estimates of Raster Graphics. However, because of the nature of Raster Graphics's business, the absence of meaningful multi-year cash flow projections, and the overwhelming proportion of total value that would be ascribed to Raster Graphics's highly speculative terminal value after a five-year time period, Hambrecht & Quist determined that this analysis did not provide a meaningful indication of value.

  Analysis of Publicly Traded Comparable Companies: Hambrecht & Quist compared selected historical and projected financial information of Raster Graphics to publicly traded companies engaged in businesses Hambrecht & Quist considered comparable. Such information included the ratio of market value to latest-twelve-months ("LTM") net income, and market value to book value. Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash) to LTM revenue, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), LTM earnings before interest and taxes ("EBIT"), and projected calendar year 1998 revenue. Companies deemed comparable included the following printing companies such as Calcomp Technology, Inc., Encad Inc., Indigo N.V., Nur Macroprinters Ltd., Scitex Corporation Ltd., VirtualFund.Com, Inc., and Xeikon N.V. The foregoing multiples were applied to LTM financial results of Raster Graphics for the period ended June 30, 1998 and projected Base Case financial results of Raster Graphics for calendar year 1998. Hambrecht & Quist determined average multiples for the Publicly Traded Comparables of 0.9 times LTM revenue, 8.3 times LTM EBITDA, 23.9 times LTM EBIT, 28.5 times LTM net income, 1.2 times projected calendar year 1998 revenue, and 3.0 times book value.

  As Raster Graphics incurred operating losses for the LTM period, Raster Graphic's implied equity value based on the analysis of publicly traded comparable companies was based on revenue and book value multiples. Raster Graphic's implied equity value per share based on multiples to LTM results and the Base Case ranged from $1.75 per share to approximately $5.43 per share. This compared with an offer in the proposed Merger of approximately $1.2968 per share for Raster Graphics.

  Analysis of Selected Merger and Acquisition Transactions: Hambrecht & Quist compared the proposed Merger with selected merger transactions. This analysis included 6 transactions involving companies Hambrecht & Quist deemed to be comparable to Raster Graphics in operating and financial characteristics at the time of their respective transactions. Transactions deemed comparable included Oracle / Versatility, Boca Research / Global Village (modem business), Tadiran Communication / Microwave Networks, Micron Electronics / NetFrame Systems, Ultimate Electronics / Audio King, Vtel Corp. / Compression Labs (the "Selected Merger and Acquisition Transactions"). In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered in the Merger. The foregoing multiples were applied to historical financial results of Raster Graphics for the twelve-month period ended June 30, 1998. Multiples analyzed included consideration offered to LTM revenue and book value. The consideration offered in the selected merger and acquisition transactions was an average multiple of 0.4 times LTM revenue and 1.4 times book value. Based on the analysis of the Selected Merger and Acquisition Transactions, Raster Graphics's implied equity value per share applying multiples to historical results ranged from approximately $0.79 per share and approximately $1.95 per share. This result compared with an implied value in the proposed Merger of approximately $1.2968 per share of Raster Graphics Common Stock.

  Hambrecht & Quist's Comparable Company Analysis and Comparable M&A Transaction Analysis utilized (1) LTM information for the period ended June 30, 1998 based on historical financial information contained in drafts of the Company's annual report on Form 10-K for the year ended December 31, 1997, which were publicly filed on October 7, 1998 and on draft reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and (2) projected financial information of Raster Graphics for the quarters ended September 30 and December 31, 1998, prepared by the management of Raster Graphics. Hambrecht & Quist did not review the Company's Form 10-Q for the period ended September 30, 1998. The Raster Graphics Board of Directors does not believe that this would have had a material effect on Hambrecht & Quist's opinion. No company or transaction used in the above analyses is identical to Raster Graphics or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the Merger values of the companies or company to which they are compared.

  The foregoing description of Hambrecht & Quist's opinion is materially complete and is qualified by reference to the full text of such opinion which is attached as Annex E to this Proxy Statement.

  Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and Mergers, corporate restructurings, strategic alliances, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to Raster Graphics and has received fees for rendering these services. In particular, Hambrecht & Quist acted as a lead-managing underwriter in the Company's initial public offering in 1996. In the ordinary course of business, Hambrecht & Quist may actively trade in the equity and derivative securities of Raster Graphics and of Gretag for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to an engagement letter dated April 8, 1998, Raster Graphics has agreed to pay Hambrecht & Quist a fee of $350,000 in connection with the delivery of a fairness opinion that is credited against any future fees payable in connection with the transaction. Raster Graphics has also agreed to pay Hambrecht & Quist, in connection with its services as financial advisor to Raster Graphics, an additional fee payable upon the closing of the Merger of $650,000. Raster Graphics also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

Effective Time of the Merger

  The Merger Agreement provides that Merger Sub will be merged with and into the Company and that following the Merger, the separate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation and as a wholly owned Subsidiary of Gretag. The Merger will become effective upon the filing of the Certificate of Merger contemplated by the Merger Agreement with the Secretary of State of the State of Delaware (the "Effective Time") in accordance with the Delaware General Corporation Law ("DGCL"). The effective date (the "Effective Date") of the Merger will be as soon as practicable after all conditions to the Merger have been fulfilled or waived, which is anticipated to be on or about the date of the Annual Meeting. The Merger Agreement also provides that (i) the Certificate of Incorporation of Merger Sub shall be adopted as the Certificate of Incorporation of the Surviving Corporation; (ii) the Bylaws of the Company in effect immediately prior to the Effective Time shall be adopted as the Bylaws of the Surviving Corporation;
(iii) the directors of Merger Sub shall be the initial directors of the Surviving Corporation; (iv) the officers of the Company immediately prior to the Effective Time, together with such additions thereto as Merger Sub shall designate, shall be the officers of the Surviving Corporation as of the Effective Time; and (v) the Merger shall, from and after the Effective Time, have all the effects provided by the DGCL. The Merger will be accounted for under the "purchase" method of accounting treatment.

Conversion and Cancellation of Common Stock

  Upon the consummation of the Merger, each then outstanding share of Common Stock (other than shares owned by the Company, Gretag or Gretag's Subsidiaries, and shares, if any, that are held by stockholders exercising appraisal rights in accordance with the DGCL ("Dissenting Shares")), will be converted into, and become exchangeable for, $1.2968 in cash without interest (the "Merger Consideration"). At the Effective Time, all such shares of Common Stock will no longer be outstanding and will be canceled and retired and will cease to exist, and each certificate representing any shares of Common Stock will thereafter represent only the right to receive the Merger Consideration, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares as determined in accordance with Section 262 of the DGCL. See "--Appraisal Rights."

Treatment of Stock Options

  Under the terms of the Company's stock option plans, the vesting of options granted under such plans will accelerate at the time of the Merger. At the Effective Time, all options to purchase Common Stock under any Company stock option plan or stock purchase plan, whether or not then exercisable, shall be canceled. The Surviving Corporation will pay each option holder cash equal to the difference between the option exercise price and the Merger Consideration multiplied by the number of shares of Common Stock subject to options held by such option holder at or as promptly as possible after the Effective Time, without interest. Such payment shall be contingent upon the consummation of the Merger and shall be subject to withholding of applicable income and other taxes.

Exchange Procedures

  Promptly after the Effective Time, the paying agent that Gretag appoints will mail to each holder of record of shares of Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates that represent outstanding shares of such Common Stock (a "Certificate" or "Certificates") shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in customary form and have such other provisions as Gretag may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL.

  Upon surrender of a Certificate to the paying agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted, and the shares represented by the Certificate so surrendered shall forthwith be canceled. See "--Conversion and Cancellation of Common Stock." No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged.

Conduct Pending the Merger

  Under the terms of the Merger Agreement, from the date of the Merger Agreement to the Effective Time, except as otherwise required pursuant to the Merger Agreement, unless Gretag has consented in writing thereto, the Company has agreed to, and will cause each of its Subsidiaries to, (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill, to maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations as required by the Merger Agreement, to keep available the services of its officers and employees and to maintain, to the extent reasonably possible given the Company's current cash position and loan from Gretag, satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with it, and (iii) promptly notify Gretag upon becoming aware of any material breach of any representation, warranty or covenant of the Merger Agreement or the occurrence of any event that would cause any representation, warranty or covenant of the Merger Agreement no longer to be true and correct in all material respects.

  Under the terms of the Merger Agreement, from the date of the Merger Agreement to the Effective Time, except as otherwise required pursuant to the Merger Agreement, unless Gretag has consented in writing thereto, the Company has agreed that it will not, and will not permit any of its Subsidiaries to,
(i) amend its Certificate of Incorporation or Bylaws or comparable governing instruments, (ii) except with respect to the Option Agreement, the Loan Agreement or the granting of options for the issuance in the aggregate of 20,000 shares of Common Stock in the ordinary course of business consistent with the past practice of the Company, issue, sell, pledge or otherwise dispose of any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of outstanding Options) or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest, (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capitalization as it exists on the date hereof, (iv) except with respect to the Option Agreement and the Loan Agreement, grant, confer, award or amend any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan or restricted stock plan, (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Common Stock or other capital stock or ownership interests (other than such payments by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary), (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries, (vii) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, receivables, leasehold interests or intellectual property and including any sale leaseback transaction) except (A) for the sale of inventory in the ordinary course of business, (B) for sales of other assets (other than assets subject to the Option Agreement) for fair value in the ordinary course of business provided that the proceeds of such other asset sales do not exceed $250,000 in any single transaction or $700,000 in the aggregate prior to the Effective Time, (C) with respect to the Option Agreement and (D) the dissolution of the Company's French subsidiary, (viii) settle or compromise any pending or threatened litigation without Gretag's consent (which consent will not be unreasonably withheld or delayed), other than (A) the settlement of the class actions (the "Settlement") described in the Memorandum of Understanding attached as Exhibit I to the Merger Agreement ("Memorandum of Understanding") on terms substantially similar to those described in the Memorandum of Understanding, and (B) settlements of litigations which involve solely the payment of money (without admission of liability) not to exceed $50,000 in any one case or $100,000 in the aggregate,
(ix) make any advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, (x) make any capital expenditures in the aggregate for the Company and its Subsidiaries in excess of the amounts specified in the Company's budget for capital expenditures, or otherwise acquire assets having a value, in the aggregate, in excess of $50,000 not in the ordinary course of business, (xi) incur, assume or create any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing or amend in a manner materially adverse to the Company, any of the Company's existing credit facilities, (xii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned Subsidiaries of the Company and except for obligations in the ordinary course of business consistent with the past practice of the Company not exceeding $100,000 individually and $250,000 in the aggregate, (xiii) make any material tax election (unless required by law or unless consistent with prior practice) or settle or compromise any material income tax liability, (xiv) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party and which relates to a business combination with the Company or the purchase of shares or assets of the Company, (xv) grant or amend any stock-related or performance awards except for such awards in the ordinary cause of business consistent with past practice of the Company not to exceed $5,000 in the aggregate, (xvi) except with respect to agreements which are terminable at will by the Company without any material penalty to the Company, enter into or amend any legally binding employment, severance, retention, change in control, consulting or salary continuation agreements with any officers, directors, employees or former employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of the Company, (xvii) adopt, amend or terminate any employee benefit plan policy, understanding or arrangement, (xviii) except for purchase orders for the sale of the Company's products in the ordinary course of business consistent with past practice, enter into (A) any agreements with distributors or sales agents other than agreements terminable without penalty on less than 30 days' notice, (B) any agreements to distribute products for others or which restrict the ability of the Company or its Subsidiaries or affiliates to compete or (C) any other agreements, other than agreements relating to product promotions or the agreement with Seiko Epson Corporation (the "Seiko Epson Agreement") covering the same matters described in the Letter of Intent, dated April 22, 1997, between the Company and Seiko Epson Corporation, or amend any of the foregoing agreements as existed on the date of the Merger Agreement, (xix) amend, change or waive (or exempt any person or entity from the effect of) the Preferred Shares Rights

Agreement, dated as of February 4, 1998, between the Company and U.S. Stock Transfer Corporation (the "Rights Agreement"), except in connection with the transactions contemplated by the Merger Agreement or the Option Agreement,
(xx) make any material changes in the type or amount of their insurance coverages, (xxi) except as may be required by law or generally acceptable accounting principles and with prior written notice to Gretag, change any accounting principles or practices used by the Company or its Subsidiaries,
(xxii) effect any material change in the Company's advertising, product promotion or brand support policies or programs or commit to any significant new product promotion or advertising campaign except, in each case, for matters in the ordinary course of business consistent with the past practice of the Company, (xxiii) effect any material change in the Company's billing practices or sales terms, or cause a material acceleration or delay in the manufacture, shipment or sale of inventory, the collection of accounts or notes receivable or, to the extent reasonably possible given the Company's current cash position and loan from Gretag, the payment of accounts or notes payable except, in each case, for matters in the ordinary course of business consistent with the past practice of the Company, (xxiv) enter into any contracts for derivatives, except for spot, option and forward contracts entered into in the ordinary course of business consistent with the past practice of the Company and with the Company's policies regarding derivatives as previously disclosed to Gretag, (xxv) waive, relinquish, release or terminate any right or claim, including any such right or claim under any material contract or permit any rights of material value to use any intellectual property to lapse or be forfeited, in each case, except in the ordinary course of business consistent with the past practice of the Company,
(xxvi) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of the Company or any Subsidiary, or make a general assignment for the benefit of creditors, or permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any Subsidiary, or (xxvii) agree in writing or otherwise to take any of the foregoing actions.

Other Offers

  Under the Merger Agreement, the Company and its Subsidiaries have agreed to, and have agreed to direct and use reasonable efforts to cause their respective officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative to, cease as of the date of the Merger Agreement any discussions or negotiations with any parties other than Gretag and Merger Sub with respect to any proposal or offer relating to an acquisition of 10% or more of the assets of the Company or any of its Subsidiaries or any shares of a class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement (an "Acquisition Proposal"). The Company and its Subsidiaries have agreed that they shall not, and shall not authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal. However, if prior to the adoption of the Merger Agreement by the holders of Common Stock, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an Acquisition Proposal that (A) was unsolicited or that did not otherwise result from a breach of the covenants described in this section, and subject to compliance with certain notification requirements, and (B) constitutes a proposal made by a third party to acquire 100% of the voting power of the Common Stock of or substantially all the assets of the Company and its Subsidiaries and otherwise on terms which the Board of Directors determines in good faith (based on the written opinion of a financial advisor of nationally recognized standing (which opinion is provided to Gretag)) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required by the terms of such proposal, is then committed or is reasonably capable of being obtained by such third party (a "Superior Proposal"), may (x) furnish non-public information with respect to the Company and its Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary and reasonable confidentiality agreement and
(y) participate in negotiations regarding such Acquisition Proposal.

  The Board of Directors and its committees have agreed that they shall not
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Gretag, the approval or recommendation by such Board of Directors or such committee of the Merger unless there is a Superior Proposal outstanding, (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal, and unless, in each case, the Board of Directors shall have
(x) determined in good faith, based on the advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and (y) terminated the Merger Agreement.

  The Company has agreed that it shall promptly (but in any event within one day) advise Gretag orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company has agreed that it will, to the extent reasonably practicable, keep Gretag fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

Indemnification

  The Merger Agreement states that, for a period of four years after the Effective Time, Gretag shall cause to be maintained officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies (the "Current Policies") on terms substantially no less advantageous to such parties than such Current Policies. However, Gretag is not required, in order to maintain or procure such coverage, to pay annual premiums in excess of $225,000 (the "Cap"), and if equivalent coverage cannot be obtained, or can be obtained only by paying an amount in excess of the Cap, Gretag is only required to obtain such coverage for such four-year period as can be obtained by paying annual premiums equal to the Cap.

  The Merger Agreement states that, for a period of four years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. The Merger Agreement also states that the Company and after the Effective Time the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

Employee Benefits

  Under the terms of the Merger Agreement, from and after the Effective Time, Gretag shall cause the Surviving Corporation and any of its Subsidiaries to honor in accordance with their terms and the past practice of the Company all existing employment and severance agreements between the Company or any of its

Subsidiaries, except as otherwise provided, and any officer, director, or employee of the Company or any of its Subsidiaries so long as such agreements were identified to Gretag in the schedules to the Merger Agreement (the "Disclosure Schedules") and to the extent such terms were in effect on the date of the Merger Agreement.

  The Company agreed that it will use its reasonable best efforts consistent with past practice and applicable law to enforce any non-compete and confidentiality provisions existing at the time of the Merger Agreement and contained in agreements with employees and former employees.

  From and for two years after the Effective Time, Gretag has agreed to, and agreed to cause Merger Sub to, continue to provide each employee of the Company and its Subsidiaries with employee benefits and other terms and conditions of employment that are, in the aggregate, comparable to the benefits and terms and conditions provided to each such employee by the Company or any of its Subsidiaries, as applicable, on the date of the closing of the Merger (the "Closing Date").

  The Company has agreed to use its reasonable best efforts to apply for and receive from the Internal Revenue Service a favorable determination letter for the Raster Graphics, Inc. Employees 401(k) Savings Plan & Trust.

Representations and Warranties

  The Company, Gretag and Merger Sub have each made a number of representations and warranties in the Merger Agreement, the truth and accuracy of which are conditions to consummation of the Merger. The Company's representations and warranties to Gretag and Merger Sub include, but are not limited to, representations regarding the organization of the Company, the power and authority of the Company to enter into the Merger Agreement, the Option Agreement and the Loan Agreement, the third party and governmental consents required for the consummation of the Merger, the Company's capital structure, threatened and pending claims against the Company, the accuracy of the Company's filings with the Securities and Exchange Commission, certain changes in the Company's business since December 31, 1996, the Company's tax position, the Company's employee benefit plans, certain labor and employment matters, the Company's compliance with environmental laws and regulations, the status of the Company's material agreements and relationships, the ownership and sufficiency of the intellectual property used in Company's business, and the various corporate approvals required for the consummation of the Merger. Gretag's and Merger Sub's representations and warranties to the Company include, but are not limited to, that each is a duly organized corporation with the requisite power and authority to enter into the Merger Agreement and that, at the Effective Time, there will be sufficient funds available to consummate the Merger on the terms contemplated by the Merger Agreement.

  None of the representations and warranties of the Company, Gretag or Merger Sub will survive the Effective Time.

Conditions to the Merger

  Each party's respective obligation to effect the Merger is subject to satisfaction, or where permissible, waiver, prior to the Effective Time, of the following conditions: (i) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated, (ii) none of the parties shall be subject to any order, judgment, injunction, decree or ruling, or other action of a court or other governmental entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the Merger or the transactions contemplated by the Merger Agreement, provided that Gretag, Merger Sub, and the Company shall have used its reasonable best efforts to appeal as promptly as practicable any such order, judgment, injunction, decree, ruling or other action, (iii) the approval of the Merger by the holders of a majority of the outstanding shares of Common Stock (the "Company Stockholder Approval") in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws, (iv) all regulatory filings and consents which are necessary for the consummation of the Merger shall have been made or obtained, or any waiting period (whether requisite or voluntary) under any foreign antitrust laws shall have expired, in each case, to the extent that the failure to make or obtain such regulatory filings or consents or of the waiting period to have expired, in the aggregate, is reasonably likely, individually or in the aggregate, to have a material delaying effect (all such consents, regulatory filings and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect. There shall not be any statute, law, rule or regulation that makes consummation of the Merger illegal or prohibited.

  The obligations of Gretag and Merger Sub to effect the Merger shall be subject to the satisfaction or, where permissible, waiver, prior to the Effective Time, of the following conditions: (i) the settlement of certain class-action lawsuits pending against the Company shall have been approved by all relevant parties and the appropriate court of competent jurisdiction in substantially the form described in the Memorandum Of Understanding attached as Annex I to the Merger Agreement, (ii) (A) the representations or warranties made by the Company in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement, and shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, financial condition or prospects of the Company or its Subsidiaries taken as a whole (a "Material Adverse Effect") or materially adversely affect the business of Gretag in relation to its decision to consummate the transactions contemplated by the Merger Agreement, and (B) the Company shall not have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement, the Loan Agreement or the Option Agreement, (iii) there shall not have been issued, delivered, sold or granted any shares of Common Stock pursuant to the Rights Agreement, (iv) since the date of the Merger Agreement, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, would have a Material Adverse Effect, (v) the Seiko Epson Agreement, in form and substance reasonably satisfactory to Gretag, shall have been executed and delivered by all parties thereto, and (vi) each of the Company and its Subsidiaries shall be validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified to do business as a foreign corporation and shall be in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary.

  The obligations of the Company to effect the Merger are subject to the satisfaction or, where permissible, waiver, prior to the Effective Time, of the following conditions: (i)(A) the representations or warranties made by Gretag in the Merger Agreement shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect, and (B) Gretag shall not have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement, the Loan Agreement or the Option Agreement, and (ii) Gretag or Merger Sub shall have deposited the aggregate Merger Consideration with the Paying Agent.

Termination

  The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, if any, by mutual written consent of the Company and Gretag.

  The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, if any, by Gretag or the Company if (i) the Effective Time shall not have occurred on or before February 28, 1999 (which deadline has been extended by the parties until March 22, 1999), provided that the right to terminate the Merger Agreement pursuant to this clause (i) is not available to any party whose failure to fulfill any obligation under the Merger Agreement caused or resulted in the failure of the occurrence of the Effective Time on or before such date, (ii) there shall be any statute, law, rule or regulation that makes consummation of the Merger illegal or prohibited or if any court or other governmental entity of competent jurisdiction shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, injunction, decree, ruling or other action shall have become final and non-appealable, provided that the party terminating the Merger Agreement has complied with the applicable provisions of the Merger Agreement, or (iii) the Company Stockholder Approval shall not have been obtained.

  The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, if any, by the Company if
(i)(x) any of the respective representations or warranties made by Gretag or Merger Sub in the Merger Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually or in the aggregate, would not have a Material Adverse Effect, or (y) Gretag or Merger Sub shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement, which untruth or inaccuracy or breach, in the case of clauses (x) or (y), is not curable or, if curable, is not cured within 10 business days after written notice thereof has been given by the Company to Gretag, (ii) the Company takes any of the actions relating to the consideration of a Superior Proposal (See "--Other Offers."), provided that the Company has notified Gretag in writing of its intent to take any such action five days prior to the termination of the Merger Agreement, and the Acquisition Proposal at stake continues to be a Superior Proposal notwithstanding any modification by Gretag of the terms of the Merger; provided further that the Company has complied with the applicable provisions of the Merger Agreement (See "--Other Offers."), and provided further that such termination shall not be effective until (x) the Company has paid to Gretag or deposited with a mutually acceptable escrow agent an amount equal to $1,500,000 for possible payment to Gretag pursuant to the Merger Agreement; and (y), the Company has deposited with a mutually acceptable escrow agent the items set forth in Schedule D to the Option Agreement.

  The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, if any, by Gretag if (i)
(A) the Company fails to file (x) the required reports for the periods ending in 1997 by October 15, 1998 or (y) the required reports for the periods ending in 1998 by November 30, 1998 (which reports were filed prior to November 30, 1998), (B) the Company, upon Gretag's request (based upon Gretag's reasonable belief that events are likely to occur that would enable Gretag to exercise the option to purchase the assets related to the Inkjet business (the "Inkjet Option"), pursuant to the Option Agreement, has not placed in escrow the items set forth in Schedule D to the Option Agreement, (C) if the Seiko Epson Agreement, in form and substance reasonably satisfactory to Gretag, has not been executed and delivered by all parties thereto by November 15, 1998 (which agreement was executed on January 22, 1999 after Gretag extended the deadline for this condition), (ii) (A) the Company has failed by October 15, 1998 to have removed all liens, pledges, security interests, claims or other encumbrances ("Encumbrances") from the assets subject to the Option Agreement (other than the outstanding shares of common stock of Onyx Graphics Corporation (the "O-Sub Shares")) or provided to Gretag evidence reasonably satisfactory to Gretag that such Encumbrances will be removed prior to the exercise of the Inkjet Option or (B) any Encumbrance (other than Encumbrances existing as of the date hereof and Encumbrances created pursuant to the Loan Agreement or the Option Agreement) has been placed on all or any portion of the O-Sub Shares or the other assets subject to the Option Agreement, and all such Encumbrances have not been removed within 10 calendar days after Gretag has delivered written notice to the Company requesting that such Encumbrance be removed, (iii)(x) any of the representations or warranties made by the Company in the Merger Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect or materially adversely affect the business of Gretag in relation to its decision to consummate the transactions contemplated hereby, or (y) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement, the Loan Agreement or the Option Agreement, which untruth or inaccuracy or breach, in the case of clauses (x) or (y), is not curable, or is not cured within 10 business days after written notice thereof has been given by Gretag to the Company, (iv) any corporation, entity, "group" or "person" (as defined in the Securities Exchange Act of 1934 (the "Exchange Act")), other than Gretag or Merger Sub, shall have acquired beneficial ownership of more than 25% of the outstanding shares of Common Stock, (v) since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, would have a Material Adverse Effect,
(vi) if the Settlement has been rejected by a court of competent jurisdiction or otherwise terminated, and a substitute settlement that is reasonably acceptable to Gretag has not been entered into and approved by such court within 30 days of such rejection or termination, or (vii) if the Company takes any of the actions relating to a Superior Proposal (See "--Other Offers.") or if the Board of Directors shall have resolved to take any such action.

Termination Fee

  Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

  If the Merger Agreement is terminated by the Company because the Company Stockholder Approval has not been obtained or because of the Company taking action with respect to a Superior Proposal or by Gretag because the Company has breached a representation, warranty or obligation, the Settlement has been rejected by a court or terminated, or the Company acts with respect to a Superior Proposal, the Company will pay Gretag as promptly as practicable in same-day funds an aggregate amount equal to the Gretag Expenses. "Gretag Expenses" means the documented reasonable out-of-pocket expenses of Gretag, Merger Sub and their respective affiliates incurred in connection with or arising out of the Merger, the Merger Agreement, the Option Agreement (including the exercise thereof), the Loan Agreement (other than those expenses explicitly covered therein) and the transactions contemplated hereby and thereby (including, without limitation, amounts paid or payable to investment bankers (if any), information agents, lending banks, fees and expenses of counsel, accountants and consultants and printing and mailing expenses, regardless of when such expenses are incurred); provided, that in no event shall Gretag Expenses exceed $1,000,000 (the "Maximum Expense Amount"); and provided further, that if (a) for any reason Gretag is unable to consummate the purchase of the Inkjet business in accordance with the Option Agreement at the Combined Closing Date set forth in the Option Agreement following any termination of the Merger Agreement by the Company because the Company Stockholder Approval has not been obtained or because of the Company taking action with respect to a Superior Proposal or by Gretag because the Company has breached a representation, warranty or obligation or the Company acts with respect to a Superior Proposal or (b) at any time following the consummation of the purchase of such Inkjet business Gretag is required to rescind or unwind such purchase or pay damages to the Company or any other person (whether pursuant to a judgment or award or by reason of any settlement of any judicial or arbitral proceeding) as a result of or in connection with such purchase, then the Company must promptly pay to Gretag the sum of $500,000 (the "Termination Amount") in immediately available funds in addition to the Gretag Expenses.

  If the Merger Agreement is terminated by the Company due to Gretag's breach of a representation, warranty, or obligation, Gretag must pay the Company as promptly as practicable in same-day funds an aggregate amount equal to the Company Expenses. "Company Expenses" means the documented reasonable out-of-pocket expenses of the Company and its affiliates incurred in connection with or arising out of the Merger, the Merger Agreement, the Option Agreement and the transactions contemplated hereby and thereby (including, without limitation, amounts paid or payable to investment bankers, information agents, lending banks, fees and expenses of counsel, accountants and consultants and printing and mailing expenses, regardless of when such expenses are incurred); provided that in no event shall Company Expenses exceed $1,000,000; and provided further that

Company Expenses shall not include any fees and expenses that would have been incurred by the Company or its affiliates regardless of whether Gretag and the Company had negotiated and executed the Merger Agreement or the Option Agreement (including, without limitation, fees and expenses paid or payable to accountants with respect to the preparation and filing of the Company's Annual Report on Form 10-K for the Company's 1997 fiscal year, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 1998 and June 30, 1998, respectively and, any restatements of the Company's Quarterly Reports for the quarterly periods ending March 31, 1997, June 30, 1997, and September 30, 1997, and amounts paid or payable to investment bankers, counsel and consultants for advice given with respect to the general solicitation of potential acquirors of the Company).

  If the Company or Gretag fails to promptly pay any such amounts owing when due, the Company or Gretag must in addition thereto pay to Gretag or the Company, as the case may be, all costs and expenses (including, fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Gretag or the Company, as the case may be, at the prime rate of Citibank, N.A. as in effect from time to time during such period.

Amendment

  To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company and Gretag at any time before or after adoption of the Merger Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

Extension; Waiver

  At any time prior to the Effective Time, Gretag, Merger Sub or the Company, by action taken by or on behalf of the Board of Directors and Gretag, may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties in the Merger Agreement by any other applicable party or in any document, certificate or writing by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Interests of Certain Persons in the Merger

  In considering the recommendation of the Board of Directors of the Company with respect to the Merger, stockholders should be aware that certain officers and directors of the Company have interests in connection with the Merger.

  Employment and Consulting Agreements. The Company entered into an employment agreement with its Chief Executive Officer on July 3, 1991, which provides for a six-month severance payment in the event of termination of employment. On August 21, 1998, the Compensation Committee approved the grant of a $300,000 retention bonus payable to the Chief Executive Officer upon change of control of the Company. On August 21, 1998 the Company entered into a mutual release agreement with Marc Willard, an officer of the Company. In consideration for Mr. Willard's full release relating to the Company's acquisition of ColourPass (of which Mr. Willard was an 80% partner), the parties agreed to a cash bonus of $70,000, a cash payment of $200,000 upon the acquisition of the Company, and a stock option grant of 175,000 shares. In addition, the Company entered into a consulting agreement on May 14, 1998 with The Brenner Group LLC pursuant to which the Company has retained the services of its Acting Chief Financial Officer. Under the terms of the consulting agreement, the Company is obligated to pay The Brenner Group LLC a fee of $155.00 per hour and a bonus and additional fees of $175,000 upon change of control or recapitalization which occurs within six months of the expiration of the agreement or any extensions thereto.

  Acceleration of Options. The exercisability of all outstanding options to acquire shares of Raster Graphics capital stock is subject to certain vesting requirements. Under the terms of Raster Graphics' 1988 and 1996 Stock Option Plans and the option agreements relating to the Options granted thereunder, the vesting requirements for the Raster Graphics Options issued under such plans will automatically accelerate at the time of the Merger.

  Stockholder Agreement. Certain stockholders of the Company, holding in the aggregate 1,923,034 shares of the Common Stock (including 420,000 shares issuable upon the exercise of outstanding options), or 19.2% of the outstanding shares (including 4.38% issuable upon the exercise of outstanding options) on the Record Date, have entered into a Stockholders Agreement with Gretag dated as of October 6, 1998 pursuant to which such stockholders have agreed to vote such shares in favor of the Merger and to vote against any competing transaction that might be proposed by a third party prior to consummation of the Merger.

  Indemnification of Directors and Management. Gretag has agreed that after the Effective Time of the Merger it will cause to be maintained for four years officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability policies on terms substantially no less advantageous to each parties than the Company's current policies provided such annual insurance premiums do not exceed $225,000. The Merger Agreement also provides that the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who is, or who has been or becomes an officer or director of the Company. See "--Indemnification."

Other Gretag Agreements

  Asset and Subsidiary Stock Option Agreement. Concurrently with the execution of the Merger Agreement, the Company entered into an Asset and Subsidiary Stock Option Agreement between Gretag and the Company (the "Option Agreement"). The Company granted to Gretag the irrevocable right and option (the "Subsidiary Stock Option") to purchase for $5,000,000 (less the amounts owed under the Loan and Pledge Agreement described below) (the "Subsidiary Purchase Price") all of the issued and outstanding shares of common stock, par value $0.001 per share (the "O-Sub Shares"), of Onyx Graphics Corporation ("O-Sub"); and the irrevocable right and option (the "Inkjet Option") to purchase for $6,000,000 (less the amounts owed under the Loan and Pledge Agreement described below) (the "Inkjet Option Purchase Price") (i) all of the assets (not including the intellectual property used primarily for any business of the Company other than the Inkjet business (the "Secondary Assets")) (the "Business Assets") used or held for use in connection with, necessary for the conduct of or otherwise material to the design, manufacture, sales, service and support of the Company's inkjet printer products other than the Company's after-market ink and paper business (the "Inkjet Business") and to assume certain liabilities incurred in the ordinary course of the Inkjet Business and
(ii) the right and license to use the Secondary Assets, solely in connection with the Inkjet Business as it is conducted at any time.

  Gretag has the right to exercise the Inkjet Option upon the termination of the Merger Agreement pursuant to (i) a failure to obtain the Company Stockholder Approval of the Merger, (ii) the Company taking action with regard to a Superior Proposal, (iii) the failure of a representation or warranty by the Company under the Merger Agreement to be true and correct or the Company's breach of certain obligations of the Merger Agreement, the Loan Agreement or the Option Agreement if such failure or breach has a material adverse effect on the Company, provided that Gretag has not exercised the Subsidiary Stock Option.

  Gretag has the right to exercise the Subsidiary Stock Option upon the termination of the Merger Agreement for any reason, provided that Gretag has not exercised the Inkjet Option.

  Loan and Pledge Agreement. Concurrently with the execution of the Merger Agreement, the Company entered into a Loan and Pledge Agreement between the Company and Gretag (the "Loan and Pledge

Agreement"). Pursuant to the Loan and Pledge Agreement, Gretag will lend to the Company through February 28, 1999, amounts that together with accrued interest do not exceed $5,000,000. The Company may specify dates at which time the Company will borrow from Gretag an amount up to $500,000 so long as the sum of all such borrowed amounts and any outstanding accrued interest does not exceed $5,000,000 and the sum of such obligations and the aggregate principal amount and accrued interest outstanding under the Company's credit facility with Silicon Valley Bank does not exceed $6,000,000. As of December 31, 1998, the Company has borrowed an aggregate amount of $3,350,000 under the Loan and Pledge Agreement and owed $54,966.67 in accrued interest.

  The outstanding loans made under the Loan Pledge Agreement and all accrued interest are secured by the Company's shares in Onyx Graphics Corporation, a wholly owned subsidiary of the Company (the "Collateral") and are payable forthwith upon written demand from Gretag to the Company, provided that, except upon the occurrence of an event of default such as non-payment, breach of certain obligations, involuntary bankruptcy, or voluntary bankruptcy, Gretag cannot make such demand unless and until either the Merger Agreement shall have been terminated (for whatever reason) or the Merger shall have occurred. In addition, Gretag must seek repayment by exercising the Subsidiary Stock Option or Inkjet Option unless it is unable to exercise the Subsidiary Stock Option or Inkjet Option.

  The Company pays interest to Gretag on the unpaid principal amount at an interest rate per annum equal to 8.5% per annum.

  Pursuant to the Loan and Pledge Agreement, the Company has granted Gretag an irrevocable option to purchase a number of shares of the Company's Common Stock (the "Stock Option Shares") such that (a) the ratio of (i) the number of Stock Option Shares to (ii) the sum of the number of Stock Option Shares and 10,226,744 is equal to (b) the ratio of (i) the Stock Option Consideration to
(ii) the sum of the Stock Option Consideration plus $13,314,248.50. The Stock Option Consideration shall be an amount specified by Gretag and shall not exceed the greater of $5,000,000 and any obligations of the Company to Gretag, including principal and accrued interest outstanding under the Loan and Pledge Agreement. The Stock Option Shares will not be registered under the Securities Act.

Federal Income Tax Considerations

  The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the Company's stockholders as described herein. The discussion is for general information purposes only and does not address all federal income tax considerations that may be relevant to particular classes of stockholders or in light of any special circumstances, such as stockholders who are dealers in securities, are tax-exempt entities, are foreign persons, or acquired their Common Stock upon exercise of stock options or in other compensatory transactions. Furthermore, no state, local or foreign tax considerations are addressed herein. The Company has not received or requested any ruling from the Internal Revenue Service regarding any of the tax consequences of the Merger. ACCORDINGLY, ALL COMMON STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  The receipt by the stockholders of cash, in the Merger or through the exercise of appraisal rights, for shares of Common Stock will be a taxable transaction for federal income tax purposes. Each stockholder's gain or loss per share will be equal to the difference between $1.2968 and the stockholder's tax basis per share in the Common Stock. If a stockholder holds Common Stock as a capital asset, the gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long term capital gain or loss if the stockholder's holding period is more than one year.

  A stockholder (other than certain exempt stockholders, including corporations and certain foreign persons and entities) may be subject to backup withholding at a 31% rate unless such stockholder provides a taxpayer identification number ("TIN") and certifies that it is correct or certain other requirements are met. A stockholder who fails to furnish a TIN may also be subject to tax penalties. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of such stockholder, and a refund can be obtained by the stockholder if backup withholding results in an overpayment of tax.

  Stockholders who acquired their Common Stock upon exercise of incentive stock options which either were granted within two years or exercised within one year of the Effective Time will have a "disqualifying disposition" upon the sale of such Common Stock in the Merger or pursuant to the exercise of appraisal rights. As a result, any such stockholder will recognize ordinary compensation income equal to the difference between the exercise price and the lesser of (i) the fair market value of the stock subject to such incentive stock option on the exercise date or (ii) the amount of cash received for such stock in the Merger or pursuant to the exercise of appraisal rights. Any additional gain recognized in the Merger will be short-term or long-term capital gain depending on whether the exercise date was within one year of or more than one year after the Effective Time. Holders of options who receive cash in cancellation thereof will recognize ordinary compensation income equal to the amount of such cash, which payments will be subject to applicable income and employment tax withholding in the case of optionees who are employees.

Regulatory Filings and Approvals

  Under the HSR Act, and the rules promulgated thereunder by the FTC, certain acquisition transactions, including the Merger, may not be consummated until specified waiting period requirements have been satisfied. Raster Graphics and Gretag each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") on December 1, 1998 and received clearance under the HSR Act on December 14, 1998. Notwithstanding clearance under the HSR Act, at any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Raster Graphics or Gretag.

  Raster Graphics and Gretag are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the Merger, other than compliance with the HSR Act and applicable federal and state securities and corporate laws.

Appraisal Rights

  If the Merger is consummated, dissenting holders of Common Stock will be entitled to have the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the Merger) of their shares ("Dissenting Shares") at the Effective Time of the Merger judicially determined and paid to them by complying with the provisions of Section 262 of the DGCL.

  THE FOLLOWING IS A BRIEF SUMMARY OF SECTION 262, WHICH SETS FORTH THE PROCEDURES FOR DISSENTING FROM THE MERGER AND DEMANDING STATUTORY APPRAISAL RIGHTS UNDER THE DGCL. THIS SUMMARY IS A MATERIALLY COMPLETE STATEMENT OF THE PROVISIONS OF THE DGCL RELATING TO THE RIGHTS OF THE COMPANY'S STOCKHOLDERS TO AN APPRAISAL OF THE VALUE OF THEIR SHARES. HOWEVER, READERS ARE URGED TO REVIEW TO THE FULL TEXT OF SECTION 262, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. FAILURE TO FOLLOW SUCH PROCEDURES EXACTLY COULD RESULT IN THE LOSS OF APPRAISAL RIGHTS.

  Stockholders of the Company who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. This Proxy Statement constitutes the notice contemplated by Section 262(d)(1). Stockholders of the Company electing to exercise their appraisal rights under Section 262 must not vote to approve the Merger. If any stockholder of the Company desires to exercise his other appraisal rights, a written demand for appraisal of shares must be filed with the Company on or prior to the taking of the vote to approve the Merger at the Annual Meeting. This written demand for appraisal of shares must be in addition to and separate from any vote by written consent abstaining from or any vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger proposal will not constitute a demand for appraisal within the meaning of Section 262.

  A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

  A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to the Secretary of the Company at 3025 Orchard Parkway, San Jose, California 95134. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her shares.
  A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to the Secretary of the Company at 3025 Orchard Parkway, San Jose, California 95134. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her shares.

  Within 120 days after the Effective Time of the Merger, any stockholder who has satisfied the requirements of Section 262 may deliver to the Company a written demand for a statement listing the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of shares of holders of such shares.

  Within 120 days after the Effective Time of the Merger, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Dissenting Shares. The Company does not have any present intention to file such a petition if demand for appraisal is made.

  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the Company which shall, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders of the Company who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Company. If the petition shall be filed by the Company, the petition shall be accompanied by such verified list. The Register in Chancery, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company and to the stockholders shown upon the list at the address therein stated, and notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court and the cost thereof shall be borne by the Company.

  If a petition for an appraisal is filed in a timely fashion, after a hearing on such petition, the court will determine which stockholders of the Company are entitled to appraisal rights and will appraise the shares owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining the fair value, the court is to take into account all relevant factors, including the rate of interest which the Company would have had to pay to borrow money during the pendency of the proceeding, and may rely upon any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court. In making this determination of fair value the court would consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other relevant facts which could be ascertained as of the Effective Time of the Merger. Any stockholder of the Company who is entitled to appraisal rights will be permitted to participate fully in all such proceedings.

  Stockholders of the Company considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceedings may be determined by the court and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears his or her own expenses.

  Any stockholder of the Company who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time of the Merger.

  At any time within 60 days after the Effective Time of the Merger, any stockholder of the Company shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Agreement. After this period the stockholder may withdraw his or her demand for appraisal and receive payment for his or her shares as provided in the Merger Agreement only with the consent of the Company. If no petition for appraisal is filed with the court within 120 days after the Effective Time of the Merger, stockholders' rights to appraisal will cease and stockholders will be entitled to receive the Merger Consideration as provided in the Merger Agreement. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditional upon such terms as the court deems just.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

                     PROPOSAL NO. 2: ELECTION OF DIRECTORS

Board of Directors

  At the Annual Meeting, two directors of the Raster Graphics Board of Directors are to be elected, each to hold office until the earlier of the expiration of their term or the consummation of the Merger. The Board of Directors is divided into three classes with the directors of each class serving staggered terms and until his respective successor is elected and qualified. The Class I directors are Rakesh Kumar and Delbert W. Yocam, whose current terms will end at the Annual Meeting of Stockholders to be held in 2000; the Class II directors are Promod Haque and Lucio L. Lanza, whose current terms will end at this Annual Meeting; and the Class III director is Charles Case, whose current term will end at the Annual Meeting of Stockholders in 1999. The term of office for each person elected as a director will expire at the third succeeding annual meeting of stockholders after their election and until his or her respective successor is duly elected and qualified.

  The officers and directors of the Company and their ages as of December 31, 1998 are as follows:

 Name                      Age                     Position
 ----                      ---                     --------
 Rakesh Kumar.............  53 President, Chief Executive Officer and Chairman
                               of the Board
 Kathy J. Bagby...........  36 Acting Chief Financial Officer
 Marc Willard.............  33 Executive Vice President
 Charles Case.............  51 Director
 Promod Haque(1)(2).......  50 Director
 Lucio L. Lanza(1)(2).....  53 Director
 Delbert W. Yocam(1)(2)...  54 Director

--------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

  Mr. Kumar joined the Company in 1991 as President and Chief Executive Officer. From 1988 to 1991, he was Group Marketing Manager, Engineering Systems, for Digital Equipment Corporation, where he was responsible for worldwide marketing to technical customers. From 1985 to 1987, he was Vice President of Sales and Marketing for Precision Image Corporation, a manufacturer of electrostatic printers. Prior to 1985, Mr. Kumar held a number of management positions with Phoenix Data Systems, an electronic design automation software company, Applican, Inc., a CAD systems company, and Digital Equipment Corporation.

  Ms. Bagby came to the Company in 1998 through The Brenner Group LLC, an interim management and financial advisory services firm. From 1992 to 1997, she held successive financial management positions at Red Brick Systems, most recently as the Vice President of Finance and Accounting. Prior to Red Brick Systems, Ms. Bagby held financial positions at Adia Services and Syntex Corp.

  Mr. Willard joined the Company in 1997 through the acquisition of ColourPass Ltd., where he served as President from 1989 to 1997. After acquisition of ColourPass by Raster Graphics, Mr. Willard served as Managing Director of the UK-based subsidiary prior to being named Vice President of Applications and Market Development. In April 1998 Mr. Willard was appointed to Executive Vice President of Sales and Marketing for the Company. Prior to 1989, he was a service manager with Agfa's Digital Film Service Department.

  Mr. Case has served as a director of the Company since November 1997. Since 1991, he has been Managing Partner of Roger's Hill Associates, a strategic consulting firm to the digital printing industry. Prior to founding Roger's Hill Associates, Mr. Case was Senior Vice President of CAP International Inc., which provides market information services for the electronic printing industry.

  Mr. Haque has served as a director of the Company since May 1993. Since 1990, he has served as Vice President of Norwest Venture Capital Management Inc., a venture capital firm. He also is a general partner of

Itasca Partners, which is a general partner of Norwest Equity Partners IV, a Minnesota limited partnership. He also serves as director of Prism Solutions, Inc.; Transaction Systems Architect, Inc.; Connect, Inc.; and Information Advantage, Inc.

  Mr. Lanza has served as a director of the Company since May 1994. Since 1990, Mr. Lanza has been a partner of U.S. Venture Partners, a venture capital firm, and an independent consultant to semiconductor and software companies. In 1986, Mr. Lanza founded EDA Systems, and served as Chief Executive until 1989. Prior to 1986, he served in a number of marketing, engineering and general management positions in the electronics industry, including corporations such as Intel Corporation and Olivetti SpA. Mr. Lanza is also Chairman of the Board of Artisan Components.

  Mr. Yocam has served as a director of the Company since April 1995. Since December 1996, Mr. Yocam has been Chairman of the Board of Directors and Chief Executive Officer of Inprise Corporation (formerly Borland International). From November 1994 to November 1996, he was an independent consultant. From September 1992 to November 1994, Mr. Yocam was President, Chief Operating Officer and a director of Tektronix, Inc. Mr. Yocam is also a director of Adobe Systems, Inc., Hollywood Park, Inc., Xircom, Inc. and several privately held technology companies.

Nominees

  Two directors are to be elected at this Annual Meeting. The Board has nominated the two current members of the Board constituting Class II to be re-elected and to serve a three-year term expiring upon consummation of the Merger or at the Annual Meeting of Stockholders to be held in 2001. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until his term expires and until his successor has been elected and qualified.

  The name of the nominees, their ages as of December 31, 1998, and certain other information about them are set forth below:

                                                                       Director
   Name of Director      Age Principal Occupation                        Since
   ----------------      --- --------------------                      --------
   Promod Haque.........  50 Vice President of Norwest Venture Capital   1993
   Lucio L. Lanza.......  53 Partner of U.S. Venture Partners            1993

  Except as set forth above, each of the nominees has been engaged in the principal occupation set forth opposite his name during each of the past five years. There are no family relationships among the directors or execution officers of the Company.

Board Meetings and Committees

  The Board of Directors held a total of 9 meetings during the fiscal year ended December 31, 1997. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

  The Audit Committee reviews the Company's annual audit and meets with the Company's independent auditors to review the Company's internal controls and financial management practices. The Board's Audit Committee currently consists of Messrs. Haque, Lanza and Yocam and held one meeting during fiscal year 1997. The Compensation Committee recommends compensation for certain of the Company's personnel to the Board and, together with the Board of Directors, administers the Company's stock and option plans. The Compensation

Committee currently consist of Messrs. Haque, Lanza and Yocam and held ten meetings during the last fiscal year.

  Of the incumbent directors, no director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and of the committees upon which such director served during fiscal 1997, other than Mr. Yocam and Mr. Case, who attended 55.5 percent and 50.0 percent of the meetings of the Board of Directors, respectively (during their respective periods of service).

Compensation of Directors

  Directors are reimbursed for certain reasonable expenses incurred in attending Board meetings. In addition, Mr. Yocam receives $1,000 for each Board of Directors meeting attended and receives an annual consulting fee of $30,000, and Mr. Case receives $1,000 for each Board of Directors meeting attended. In January 1997, Messrs. Haque, Lanza and Yocam were each granted an option to purchase 5,000 shares of Common Stock at an exercise price of $10.875 per share. In October 1997, Mr. Case was granted an option to purchase 10,000 shares of the Company's Common Stock of an exercise price of $5.4375 per share. Nonemployee directors of the Company are eligible to participate in the Company's 1996 Director's Stock Option Plan.

Executive Compensation

  The following table shows the compensation received by (a) the individual who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1997; (b) the other most highly compensated individuals who were serving as executive officers of the Company for the fiscal year ended December 31, 1997; and (c) the compensation received by each such individual for the Company's two preceding fiscal years.

                                                                     Long-Term
                                                                    Compensation
                                             Annual Compensation       Awards
                                           ------------------------ ------------
                                                                     Securities
                                                         Bonus and   Underlying
       Name and Principal Position         Year  Salary  Commission   Options
       ---------------------------         ---- -------- ---------- ------------
Rakesh Kumar.............................. 1998 $180,000  $   --           --
  President, Chief Executive.............. 1997 $180,692  $20,000          --
  Officer and Chairman of the Board....... 1996 $168,923  $   755      100,000
Remo Canessa(1)........................... 1998 $ 77,576  $   --      $ 70,000
  Former Chief Financial Officer.......... 1997 $    --   $   --      $    --
                                           1996 $    --   $   --      $    --
Sebastian J. Nardecchia(2)................ 1998 $ 87,952  $   --      $    --
  Former Vice President, Operations....... 1997 $143,135  $15,000       10,000
                                           1996 $123,538  $10,000       20,000
Marc Willard(3)........................... 1998 $171,000  $70,000      175,000
  Executive Vice President................ 1997 $    --   $   --        40,000
                                           1996 $    --   $   --      $    --
Michael Willingham(4)..................... 1998 $ 77,074  $   --      $    --
  Former Vice President,.................. 1997 $117,802  $10,000       10,000
  Customer Service........................ 1996 $106,742  $ 5,000       10,000

--------
(1) Mr. Canessa joined the Company on February 17, 1998 at an annual base salary level of $150,000 and resigned from the Company on May 19, 1998. Mr. Canessa's 1998 salary included a severance package.

(2) Mr. Nardecchia's employment was terminated on March 31, 1998. Mr. Nardecchia's 1998 salary included a severance package.

(3) Mr. Willard's joined the Company on January 1, 1998 at an annual base salary level of $180,000.

(4) Mr. Willingham's employment was terminated on March 31, 1998. Mr. Willingham's 1998 salary included a severance package.

  The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to grants of options to purchase Common Stock of the Company made in 1998 and the value of all options held by such executive officers on December 31, 1998.

 Option Grants During Year Ended December 31, 1998

                                       Individual Grants(1)
                         --------------------------------------------------
                                                                                Potential
                                                                            Realizable Value
                                                                            at Assumed Annual
                                                                             Rates of Stock
                            Number of    Percentage of                            Price
                           Securities    Total Options Exercise             Appreciation for
                           Underlying     Granted to   or Base               Option Term(2)
                         Options Granted Employees in    Price   Expiration -----------------
          Name              (Shares)      Fiscal 1998  ($/Share)    Date     5%($)    10%($)
          ----           --------------- ------------- --------  ---------- -------- --------
Marc Willard............     175,000         37.40%     $0.37     7/09/08   $ 41,271 $104,589
Remo Canessa(3).........      70,000         14.96%     $3.09     2/17/08   $136,206 $345,172

--------
(1) Consists of stock options granted pursuant to the Company's 1996 Stock Plan. The Company's options generally become exercisable at a rate of 12.5% after six months following the date of grant and approximately 6% per calendar quarter thereafter for as long as the optionee remains an employee with, consultant to, or director of the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the grant date as determined by the Board of Directors.
(2) The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the persons named in the Summary Compensation Table.
(3) Mr. Canessa's employment was terminated on May 19, 1998.

 Aggregated Option Exercises in the Year Ended December 31, 1998 and Year-End Option Values

  The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to exercises in fiscal year 1998 of options to purchase Common Stock of the Company.

                                                  Number of Securities    Value of Unexercised In-
                            Shares               Underlying Unexercised     the-Money Options at
                           Acquired    Value   Options at Fiscal Year End    Fiscal Year End(1)
                          on Exercise Realized Exercisable/ Unexercisable Exercisable/Unexercisable
          Name            ----------- -------- -------------------------- -------------------------
Rakesh Kumar............      --        --           305,833/39,167            $ 30,156/$ 468
Marc Willard............      --        --           53,958/161,042            $9,114/$34,635
Sebastian J.
 Nardecchia(2)..........      --        --                 66,458/0            $   6,796/$  0
Michael Willingham(3)...      --        --                 44,333/0            $   4,031/$  0

--------

(1) The value of unexercised in-the-money is based on the closing price of the Company's Common Stock as reported on the "Pink Sheets" of the National Quotation Bureau on December 31, 1998 of $0.625 per share.
(2) Mr Nardecchia's employment was terminated on March 31, 1998.
(3) Mr. Willingham's employment was terminated on March 31, 1998.

 Employment Agreements; Change in Control

  The Company entered into an employment agreement with its Chief Executive Officer on July 3, 1991, which provides for a six-month severance payment in the event of termination of employment. On August 21, 1998 the Compensation Committee approved the grant of a $300,000 retention bonus payable to the Chief Executive Officer upon change of control of the Company.

Compensation Committee Report

  The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal years ended December 31, 1998 and 1997. The Committee recommends salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers the Company's various incentive compensation and benefit plans (including stock plans) and recommends policies relating to such incentive compensation and benefit plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

 Compensation Policy

  The Company's executive officer compensation philosophies are designed to attract, motivate and retain senior management by providing an opportunity for competitive, performance-based compensation. Executive officer compensation consists of competitive base salaries and stock-based incentive opportunities in the form of options to purchase the Company's Common Stock. The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for bonus based on overall Company performance as well as individual performance, (3) stock options/grants that provide the executive officers with the opportunity to build a meaningful stake in the Company, with the objective of aligning executive officers' long-range interests with those of the stockholders and encouraging the achievement of superior results over time. The second and third elements of the compensation program constitute the "at risk" components. Bonuses are based on the Company's profitability during the previous fiscal year, calculated according to a pre-set formula. The Committee annually evaluates the Company's performance, actual compensation and stock ownership of executive officers on a comparative basis with companies in the same industry as well as other companies in the same geographical area.

 Base Salaries for 1998 and 1997

  In establishing compensation guidelines with respect to base salary, the Company utilized data from various surveys prepared by independent firms to assist it in setting salary levels competitive with those of other similar industry companies. Many of the companies contained in these surveys are also included in the Hambrecht & Quist Technology Index. When using survey data, the Committee seeks to compare compensation levels of the Company to those of technology companies of similar size, adjusting for regional differences in compensation levels. While it is the Committee's intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including consideration of the Company's geographic location and individual job responsibilities, it is further the intent of the Committee to maintain a close relationship between the Company's performance and the base salary component of its executive officers' compensation.

 Stock Option Awards for 1998 and 1997

  The Company's 1996 Stock Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. The Company's stock options typically vest ratably over a period of four years. Stock options are granted to the Company's executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future performance. The Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of the Company's equity. In considering option awards, the amount and term of options already held by recipients were considered. Additional grants were based on the level of existing grants as well as subjective evaluation of individual contributions to overall corporate achievements.

 Compensation of the Chief Executive Officer

  The compensation for Rakesh Kumar, the Company's Chairman, President and Chief Executive Officer ("CEO") is determined based on a number of factors, including comparative salaries of CEO's of companies in the Company's peer group, the Company's profitability in the prior fiscal year and the CEO's contribution to such profitability, the CEO's individual performance and the Company's performance as measured against the stated objectives. In January 1997, the Committee awarded the CEO a bonus of $20,000 based on his contribution to the Company's profitability in the 1996 fiscal year. The CEO received no cash performance bonus during 1998. The CEO's total compensation package includes stock option grants with the goal of motivating leadership for long-term Company success and providing significant reward upon achievement of Company objectives and enhancing stockholder value. As with other executives, size of option grants is also based on a review of competitive survey data.

 Deductibility of Executive Compensation

  The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million and the Company believes that options granted under the Company's 1996 Stock Option Plan will meet the requirements for qualifying as performance-based, the Committee believes that this section will not affect the tax deductions available to the Company. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

                                        SUBMITTED BY THE COMPENSATION
                                            COMMITTEE OF THE BOARD OF DIRECTORS


                                        Promod Haque
                                        Lucio L. Lanza
                                        Delbert W. Yocam

Stockholder Return

  The following table compares cumulative total stockholder return, assuming reinvestment of all dividends, for the Company's Common Stock at December 31, 1998 since August 8, 1996 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) the Hambrecht & Quist Technology Index and (ii) the U.S. Index for the NASDAQ National Market. The data assumes that $100 was invested on August 8, 1996 in the Common Stock of the Company and each of the comparative indices. The data further assumes that such amount was initially invested in the Common Stock of the Company at a price per share of $8.00, the price at which such stock was first offered to the public by the Company on that date. The stock price performance in the following chart is not necessarily indicative of future stock price performance.

Comparison of Cumulative Total Return

            Cumulative Total Return of Raster Graphics, Inc.,
                    the Hambrecht & Quist Technology Index
                       and the Nasdaq Stock Market Index




                               August 8, December 31, December 31, December 31,
                                 1996        1996         1997         1998
                               --------- ------------ ------------ ------------
Raster Graphics, Inc..........    100        148           58            8
H & Q Technology Index........    100        127          149          231
NASDAQ Stock Market Index.....    100        113          139          195

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF PROMOD HAQUE AND LUCIO L. LANZA TO SERVE AS DIRECTOR UNTIL THE EARLIER OF EITHER (I) THE ENSUING THREE YEAR TERM AND UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED OR
(II) THE CONSUMMATION OF THE MERGER.

                           RASTER GRAPHICS' BUSINESS

Overview

  Raster Graphics develops, manufactures and markets high-performance, large format, digital color printing systems, and sells related consumables and software for the on-demand large format digital printer ("LFDP") market. The Company's products are designed to meet the short-run, on-demand production market requirements of quality, speed, flexibility, reliability and low per copy cost.

  The LFDP market consists of color print jobs with run lengths typically ranging from one to 200 copies, and output sizes of 20-inches by 30-inches or larger. Applications include Point of Purchase (POP) signs, trade show exhibit graphics, displays, transit advertising, fleet graphics, banners, billboards, courtroom graphics, backlit signage, posters and sports and corporate events. The primary users of Raster Graphics' printing systems are color photo labs, reprographic houses, graphic arts service bureaus, exhibit builders, digital color printers, screen printers and in-house print shops.

                              INDUSTRY BACKGROUND

Graphics Market Size and Trends

  The overall graphics market, consisting of offset, screen, photographic and digital printing, is a large and mature market. According to U.S. Commerce Daily, in 1995, the graphics market in the United States had sales of $160 billion with an estimated growth rate of 8% per year.

  The anticipated growth of the LFDP market is being driven by a variety of factors, including:

  . Customization. The ability to vary content electronically on a print-by-print basis enables companies to create highly-focused marketing campaigns customized to market segment characteristics, such as nuances in language, culture and geographic location.

  . Demand for Color. The use of color in graphics design has become pervasive as digital technology has made full color printing as accessible as black and white printing. End users strongly prefer to use full color in all forms of communications and advertising because of its positive impact on awareness and retention.

  . Available Technology. Advances in high speed, large format digital printing technology enable cost effective, high quality, on-demand color print jobs in run-lengths from one to 200 copies.

  . Desktop Publishing. Innovations in desktop publishing have provided graphics design capabilities to thousands of users through the use of widely available software packages such as Adobe Illustrator, Aldus PageMaker and QuarkXPress which have revolutionized desktop graphics design. This digital desktop publishing technology enables users to create new designs easily and quickly and print them directly using LFDP systems.

  . Market Expansion. The installed base of thousands of low-cost, color inkjet printers is helping to fuel the growth of many new applications such as corporate presentations, Point of Purchase ("POP") displays and exhibit graphics. As end users become accustomed to color graphics and demand higher performance capabilities including speed, graphics size and outdoor applications, the demand for LFDP should expand.

  . Efficiency of Large Format Print Advertising. The Traffic Audit Bureau for Media Measurement, Inc., estimates in its Planning for Out of Home Media Report that large format print advertising is six-to-nine times more cost effective than newspaper and television advertising. As a result, Outdoor Services, Inc., a marketing research company, estimates that large format print advertising is one of the fastest growing advertising media, rising from sales of $260 million in 1970 to $3.5 billion in 1995.

     LFDP technology enables adoption of this cost-effective medium by a new class of regional users desiring a smaller number of prints.

Traditional Printing Methods

  Prior to the availability of LFDP technology, graphic printing methods were limited to the following three categories:

  . Photographic Enlargement. The photographic enlargement process involves imaging a digital file on a film recorder and using an enlarger to expose large photographic paper or backlit film. While this method provides a cost-effective solution for a small number of prints, it requires extensive chemical-based processing, which requires special handling. Furthermore, the image quality for line art, such as text, can lose its sharpness as the image is enlarged. Also, the photographic process is primarily suited for indoor applications.

  . Screen Printing. In the screen print process, an image is first created on four sets of film-one for each of the four process colors, representing Cyan, Magenta, Yellow and Key (black) ("CMYK"). These films are then exposed onto four screens to produce masks for each color. Ink pigments are applied through these masks by a squeegee to produce the final graphics. While screen print quality is acceptable for most distance-viewed applications, this multi-step process is expensive and time-consuming, making it uneconomical for runs shorter than 50 to 100 copies.

  . Offset Printing. Offset printing requires the creation of four films which are then used to make printing plates. The plates are physically mounted on a press, ink is applied to the plates, and the image is then transferred by an intermediary blanket onto the final paper. In addition to film and plate-making, offset printing also requires extensive press setup. Offset printing is an expensive, time-consuming process and is uneconomical for runs shorter than 1,000 copies. However, offset printing offers the highest quality graphics and lowest cost per copy for runs over 1,000 copies.

  Because of the multi-step process and high set-up costs, each of these traditional printing technologies is only cost-effective within certain ranges of run lengths.

Printing Methods' Capabilities

 Digital Printing

  Digital printing fulfills the unmet demand of short-run users, as it does not require expensive chemicals, films, screens, masks or set-up processes. Furthermore, this technology allows graphics to be printed directly from a variety of desktop publishing programs.

  Currently, there are two primary methods of digital printing, electrostatic and inkjet. Electrostatic printheads form images by depositing small dots of electrical charge across the full width of the paper. The image is developed by the attraction of the ink to the charged dots. Inkjet printers form images by spraying very small dots of inks as the printhead moves horizontally in a scanning-type process.

                                            High Image  On-   Short   Outdoor
   Method                                    Quality*  Demand Runs  Applications
   ------                                   ---------- ------ ----- ------------
   LFDP....................................      X        X      X        X
   Photograph..............................      X        X      X
   Screen..................................                      X        X
   Offset..................................      X                        X

--------
 * Determination of image quality is subjective, involving individual taste and perception. The above chart indicates the Company's estimates of generally-accepted industry perceptions of image quality.

                       RASTER GRAPHICS' SYSTEM SOLUTION

  Raster Graphics offers complete printing system solutions to meet the demands of the on-demand production LFDP market. RGI's printing systems allow users to print short runs of high quality color graphics on-demand at substantial time and cost savings relative to traditional printing methods. Raster Graphics' product offerings consist of its electrostatic Digital ColorStation ("DCS") printers and its PiezoPrint inkjet printers, integrated image processing software and related consumables and services. Key benefits of RGI's printing systems include:

  High Performance. With a production printing speed of 600 to 1,000 square feet per hour, the DCS printing systems can produce 50 to 60 full-color, 36-by 48-inch posters in one hour, which the Company believes is significantly faster than printers in a comparable price class. Runs of up to 200 prints can be easily produced in a single shift. The PiezoPrint 5000, one of the fastest large-format continuous-feed inkjet printer available, can print 340 square feet per hour in draft mode, 180 square feet per hour in standard mode and 90 square feet per hour in enhanced mode. Its printing technology employs three printheads per color for a total of 384 nozzles per color, which gives it the ability to print at production speeds. In standard mode, using the PiezoPrint 5000, a user can print 120 (3-foot by 4-foot) posters in one 8-hour shift. The PiezoPrint 1000 prints at up to 17 square feet per hour.

  Low Cost for Short Runs. Primary job costs of RGI's printing systems are variable and are principally composed of relatively low cost consumables. In contrast, conventional printing methods involve relatively high fixed overhead, set-up and labor costs for each printing job. Furthermore, the on-demand capability of digital printing reduces the waste of surplus or outdated copies. As a result, the Company believes that its printing systems provide a cost-effective solution for color printing runs of up to 200 copies.

  Targeting and Customizing or "Narrowcasting." RGI's printing systems allow content to be varied on a print-by-print basis. Fixed and variable data are printed in one process at the same quality level. This permits narrowcasting marketing campaigns that are customized to a specific market segment.

  High Print Quality and Flexibility. RGI's printing systems offer adjustable printing modes allowing utilization of the same system for different levels of image quality to meet the needs of both close-up graphics and distance-viewed graphics.

  Raster Graphics has received eight highly acclaimed industry awards for its contribution to digital printing technology. Most recently, the Company's PiezoPrint 5000 received the Digital Printing and Imaging Association's "1997 Product of the Year" award, a Seybold Seminars 1997 "Hot Pick" award, and Digital Graphics Magazine 1997 "Trailblazer" award. In addition, the Company's DCS 5400 product received the Digital Printing and Imaging Association's 1994 Product of the Year award; was named among the Top 10 New Repro Products for 1994 by Modern Reprographics; was designated a Hot Product for 1994 by Electronic Publishing; received a 1994 Editor's Choice Award from Computer Graphics World; and was honored with the 1994 Industry Excellence Award by IEEE Computer Graphics and Applications.

Strategy

  Raster Graphics' objective is to become a market leader in providing digital printing systems and related consumables and services for the on-demand production LFDP market. The Company's strategy for growth includes the following:

  Provide System Solutions. In 1995, the Company acquired Onyx, a leader in image processing software, enabling the Company to develop highly integrated systems solutions for its customers. Raster Graphics plans to continue developing additional products and services to provide complete integrated solutions to its customers. The Company believes that customers prefer an integrated solution since most customers lack the expertise or time to source and integrate individual and potentially incompatible components from multiple suppliers.

  Focus on Large Format Digital Segment. Raster Graphics plans to continue to focus its efforts on producing LFDP systems with capabilities that target and address specific needs of the production customer, such as paper graphics, backlit graphics, vinyl graphics and textile graphics. The Company believes that the rapid growth in small format on-demand color printing will also stimulate demand for comparable large format solutions by raising the level of awareness of the benefits of short-run printing.

  Increase Recurring Revenues Base. Raster Graphics plans to continue expanding its services and specialized consumables businesses which provide recurring revenues to the Company. The Company currently sells various inks, varnish, specially-coated papers, vinyls and maintenance and training services.

  Core Technologies. Raster Graphics plans to utilize its technological expertise to expand its product offerings. The Company has expertise in a number of core technologies, including knowledge of complex printhead design and manufacturing; high speed paper transport; high speed data transfer; and image processing software.

  Pursue Acquisitions, Joint Ventures and Alliances. Raster Graphics will seek to acquire strategic businesses and technologies and establish joint ventures with companies offering complementary products or synergistic distribution. For example, by utilizing Onyx's leadership position in image processing software, Raster Graphics plans to build alliances with manufacturers and distributors of entry level low-speed graphics printers. The Company believes that this large base of low-speed graphics printing systems will become upgrade prospects for the Company's high performance production systems.

Products

  Raster Graphics DCS Printer. RGI's DCS 5442 utilizes electrostatic technology to print on roll stock and is capable of producing 54-inch wide graphics, in lengths of up to 100 feet. A paper transport system advances the paper through the printer and the Silicon Imaging Bar printhead deposits small dots of electrical charge on the paper. The inking system then applies the inks to develop the image. This process is repeated for each color. Throughout the entire process, the printer control system is responsible for all operations of the printer.

  Raster Graphics, in its DCS 5442 printer, offers the following innovative features to satisfy the requirements of the LFDP market:

  . High Performance Using Non-Multiplexed Writing. Raster Graphics' patented, non-multiplexed printhead, the Silicon Imaging Bar, simultaneously images across the full 54-inch width of paper allowing DCS printers to operate at much higher speeds than traditional multiplexed printers. In multiplexed electrostatic printing, a segmented printhead images across the width of the paper one segment at a time.

  . Five Color Capability. The DCS 5442 printer utilizes a unique five color process that allows printing spot colors or applying varnish. Spot colors enable the printing of precise corporate identity colors (e.g. Coca-Cola red or Kodak yellow), accent metallic colors or neon colors. Varnish enables the application of a protective finish coat. Traditional four-color printing processes using only CMYK cannot offer these capabilities.

  . Dual Resolution Printing Mode. The DCS 5442 is capable of printing images in 200 x 200 dpi mode or 200 x 400 dpi mode without any special printer setup. Images are processed faster in 200 x 200 dpi mode, while 200 x 400 dpi mode provides better image definition. A user can select the appropriate mode to match the application needs. Currently, comparable electrostatic printers do not offer this dual resolution printing mode.

  . Seamless Integration with System Software. The DCS 5442 permits real time interaction between the printers and the image processing server to manage job attributes (e.g. type of media on which to print, type of ink, rush vs. normal priority, number of inking passes per color, etc.), and keep the operator informed of the job and print engine status. Traditionally, printers and image processing software have been developed independently with limited communication capabilities. As a result, operators have been forced to manually track job attributes, requiring additional time and causing workflow inefficiencies.

  It is the Company's intent to continue actively marketing and selling the DCS 5442 printer.

  Raster Graphics PiezoPrint Product Family. Raster Graphics markets a line of digital color inkjet printers, supplies and accessories which are targeted at the production-oriented digital printing environment. Both the PiezoPrint 1000 and PiezoPrint 5000 printers offer several significant features:

  . Piezo Printhead Technology. The Piezo printhead technology differs from conventional thermal inkjet technology in that heat is not used to produce the bubble which propels the drop of ink needed for printing. PiezoPrint printheads utilize piezoelectric crystal technology which produces ink droplets by force. The piezoelectric crystal changes shape when electrically stimulated, squeezing a droplet out of the nozzle to form a pixel.

  . UV-Stable Pigmented Ink. The Piezo family of printers can utilize UV-stable pigmented ink to produce prints which are sufficiently durable and light resistant to be used outdoors.

  . PosterShop Color Production Software. PosterShop color production software is integrated in all PiezoPrint printers and provides users a flexible and easy-to-use interface.

  Raster Graphics PiezoPrint 1000 Inkjet Printing System. In December 1996, the Company introduced the PiezoPrint 1000, a more affordable inkjet printer targeted at the entry level market. In addition to its lower price point, the PiezoPrint 1000 also offers significant performance features:

  . Easy Setup and Initial Operation. The PiezoPrint 1000 and the accompanying PosterShop Pro software are designed so that a typical user can install the complete system and begin production printing in less than one hour.

  . Media Versatility. Users can select from a variety of media including bond paper, photo-gloss, opaque and backlit film, banner tyvik, canvas and adhesive-backed vinyl, for both indoor and outdoor applications. Such media can be up to 52 inches in width, thereby providing a full 50 inches of printable area. When using the optional take-up feeder, the available print length of the PiezoPrint 1000 is limited only by the length of the media.

  . High Resolution. The PiezoPrint 1000 is capable of printing at resolutions of up to 720 dpi.

  It is the Company's intent to discontinue actively marketing and selling the PiezoPrint 1000 in 1998 when existing inventory has been exhausted. The Company has no current plans to replace the PiezoPrint 1000 with another entry level printer. The Company intends to provide service and consumables to existing PiezoPrint 1000 customers through a third party service provider.

  Raster Graphics PiezoPrint 5000 Inkjet Printing System. In March, 1997, the PiezoPrint 5000 joined the Raster Graphics family of production-oriented large-format digital printing systems. Fitting comfortably in the mid-range of price/performance between the affordable PiezoPrint 1000 inkjet printer and the high-volume Digital ColorStation 5442 electrostatic digital press, the PiezoPrint 5000 is a complete production system for the professional print provider. The PiezoPrint 5000 offers the following features:

  . Inking System. Ink reservoirs hold 32 ounces of UV-resistant pigment-based colors.

  . Diagnostics. Productive workflow is ensured by the printer's built-in PiezoRx technology, which, after a misfiring nozzle is identified by the operator, automatically allows the user to compensate for it by directing other nozzles to fire.

  . Media. Several media are available for the PiezoPrint 5000, including high-quality bond paper for indoor applications, moisture-resistant bond for outdoor applications, adhesive and banner vinyls, and backlit film. Additional media will be added as they are qualified.

  . Color Consistency. Piezo printing technology generally provides greater reliability of color consistency because it is not susceptible to the heat buildup common in thermal inkjet technology which can cause perceptible color shifts. In addition, Piezo printheads are designed to last longer than thermal heads and to provide increased printer reliability, which translates into greater uptime.

  . Six Color Capability. In addition to the standard four-color cyan, magenta, yellow and black (CMYK), the PiezoPrint 5000 is capable of an expanded color gamut by using fifth and sixth ink stations.

  The Company and its customers have experienced operational issues with the PiezoPrint 5000. The Company received printheads from its sole-source supplier which displayed quality problems after shipment of the printer to customer sites. During 1997, it was necessary for the Company to correct the problems by replacement of faulty printheads as a field upgrade as well as returning printers to Raster Graphics for a factory upgrade. The Company believes that the upgrade of faulty printheads will continue into 1999. The Company has recorded warranty reserves to cover these anticipated costs, which the Company does not otherwise expect to be material.

  In addition, during the development of consumables for the PiezoPrint 5000, the Company found that oil-based inks used in this printer had certain limitations which did not allow the Company to develop a photogloss media which was compatible with the printer. This lack of a photogloss media limited the market acceptance of the printer.

  Print System Software. The Company's PosterShop printer system software, based on client/server architecture, is designed to facilitate the workflow in a graphics production shop. A typical environment consists of multiple PosterShop clients connected to a PC server. The PosterShop software allows clients to prepare printing jobs and send them to the server. The server manages the job queues, performs the raster image processing ("RIP") function and communicates with the printer(s) and clients. Clients can also remotely access job and printer status from the server. In addition, the DCS system software can concurrently process and print, thereby maximizing throughput.

  PosterShop software, developed by the Company's wholly-owned subsidiary Onyx, provides a complete set of tools for producing large-format color graphics in a wide variety of printers. PosterShop, which is Onyx's second generation image processing software, includes the following tools:

  . Preview and Size. Preview and sizing module displays the image on the screen, rendered with the same software that is used to create the final print. This "What You See is What You Get" ("WYSIWYG") display also provides an easy drag-and-drop cropping box to select the size and area to be printed. The image can be enlarged to any size up to 50 feet by 50 feet.

  . Tiling. Tiling enables PosterShop to automatically create panels or tiles when an image will not fit on a single page. These tiles are displayed on the screen with easy drag-and-drop lines so the user can easily edit them. The user can also specify an overlap so that the image is duplicated along the adjoining edges.

  . Color Correction. Using several sliders, the color correction tool is used to control the image appearance. These sliders are highlights, midtones, shadows, contrast, brightness and saturation. These adjustments are displayed both on screen and on the printout. This color tool also has more advanced features for sophisticated users, such as set white, set black, histograms, CMYK curves, sample point and others. Up to four views of the image can be displayed at the same time.

  . Color Calibration. Color calibration is used to provide device-independent color when changing media, ink or dot pattern. Calibration reads a color swatch using a densitometer to create color tables associated with each media resolution and dot pattern.

  . PostScript RIP and Font Manager. PosterShop features a full PostScript level 2 RIP. This RIP converts the PostScript graphics files to binary data formats specific to each printer. The RIP function utilizes a number of specialized dot patterns including Fixed Dot Random Placement
     (FDRP), a patented Onyx dot pattern. A font manager is included to add special fonts to the RIP.

  Inkjet Image Processing Software. In addition to the PosterShop software sold with RGI's printing systems, the Company offers specialized versions of PosterShop to other inkjet printer manufacturers and distributors under the Onyx brand name.

 Consumables

  Color printing requires the consumption of significant quantities of inks and papers. Raster Graphics' product offerings include a range of consumables, such as specialized process color inks, spot color inks and varnish, vinyls, films, indoor and outdoor papers and laminates.

  The specialized toners and inks, concentrates and varnish are created specifically for the DCS and PiezoPrint products to optimize image quality and printer performance. The Company currently offers over 200 different configurations of toner and ink, concentrate and varnish products. Toner, ink and concentrate consumption varies depending upon both the content and number of rolls printed. A graphic with a primarily white background will require much less ink than a graphic with high image content.

  Raster Graphics markets 30 different types of specially coated medias for use in its electrostatic and inkjet printer products, some of which are offered in various widths to meet market applications requirements. The Company also continues to supply paper and ink products for its discontinued printer products.

  In addition, during the development of consumables for the PiezoPrint 5000, the Company found that oil-based inks used in this printer had certain limitations which did not allow the Company to develop a photogloss media which was compatible with the printer. This lack of a photogloss media limited the market acceptance of the printer.

 Services

  The Company devotes significant resources in striving for excellence in customer service. Service response and repair data is recorded and tracked via an on-line customer dispatch system Raster Graphics has also developed a state-of-the-art maintenance manual for its printers that resides on a laptop computer and is interactive with the printer. Using the laptop computer, the field engineer or trained distributor can diagnose and test the various components of the printer.

  In the United States, Raster Graphics provides installation and 90-day on-site warranty support for the DCS 5442 and PiezoPrint 5000, and a one year parts warranty for the PiezoPrint 1000. After the initial warranty period, the Company offers service maintenance contracts to its installed base of customers. The Company's service organization consists of technical support personnel, technical trainers, field service technicians, a customer call dispatch center and inventory and logistics support. The field service technicians are located in 13 key locations across the United States. Internationally, Raster Graphics provides 90-day (12 months for printhead) return-to-factory parts warranty. Maintenance service is provided by authorized dealers and distributors.

  Raster Graphics provides classroom and on-site training for all products sold domestically. All of the Company's training programs are listed in the Company product/price book. The Company also trains its international dealers and distributors at the Raster Graphics training center in San Jose, California.

Markets

  The Company's current printing systems are targeted for the high performance production electrostatic and inkjet segment of the on-demand large format digital printing market. According to IT Strategies, in June, 1998, the potential professional channels which produce and supply wide format digital printing to business customers on a print-for-pay basis are:

                                                                     Estimated
                                                                     Number of
   Market Segment                                                      Sites
   --------------                                                  -------------
   Quick Printers................................................    3,000-7,000
   Sign Shops....................................................    2,000-4,000
   Screen Printers...............................................   6,640-10,240
   Color Photo Labs..............................................      975-1,040
   Exhibit Builders..............................................          1,600
   Digital Color Print Shops.....................................          2,500
   Graphic Arts Service Bureaus..................................    2,160-2,880
                                                                   -------------
     Total.......................................................  14,775-29,260

  IT Strategies estimates the worldwide annual sales of professional large format color printers (professional inkjet and electrostatic) were 21,140 units or $308 million in 1997 and are projected to grow to 48,079 units or $290 million in 2002. In addition, sales of consumables (inks, varnish, papers, vinyls, and other substrates) were $287 million in 1997 and are projected to grow to $5.3 billion in 2002. IT Strategies estimates the retail valuation of print output in 1997 was $11.4 billion, and is projected to grow to $18.5 billion in 2002.

  The major markets and applications for LFDP are as follows:

   .POP Displays                   .Museums/Galleries
   .Vinyl and Cloth Banners        .Presentations/Seminars
   .Corporate Identity Graphics    .Backlit and Reflective Posters
   .Mall Graphics                  .Courtroom Graphics
   .Exhibit/Trade Show Graphics    .Seasonal/Travel Promotions
   .Billboards                     .Advertising/Merchandising Tie-ins
   .Sports/Concert/Event Graphics  .Custom Commercial Wallpaper

Customers, Sales and Marketing

  Raster Graphics sells complete printing systems, printers and PosterShop image processing software to customers both internationally and domestically. To address these customers, the Company has adopted a dual distribution strategy that encompasses both a direct sales organization and third-party distributors, including original equipment manufacturers ("OEMs") and value added resellers ("VARs").

  In the United States, Raster Graphics has traditionally employed a direct sales force. These individuals sold DCS and PiezoPrint printing systems to end user customers such as commercial photo labs, reprographics service bureaus, exhibit builders, screen printers, digital printing centers, pre-press trade shops and in-plant printers. This sales force also assisted OEMs and VARs, such as Cactus, a division of 3M, in reselling printers when the image processing software system is supplied by such OEMs or VARs. 3M markets the Company's printers under the 3M ScotchPrint system brand name and differentiates its offerings by providing specialized, premium-priced long-durability consumables.

  More recently, the Company has changed its sales strategy to increased focus on the indirect sales channel and has begun to recruit a select number of dealers and distributors to market its inkjet products in the United States.
  Internationally, the Company sells and supports its products through the direct sales efforts of its European subsidiaries and through non-exclusive agreements with a number of distributors. In 1995, the Company formed a wholly-owned subsidiary in Germany to support the existing German distributors. As of August 1996, this subsidiary began to directly sell DCS printing systems, DCS printers and consumables to the Company's German customers. In March 1997, the Company merged with ColourPass Technologies, a leading distributor of printing systems for the LFDP market in the United Kingdom. In September 1997, the Company acquired Datagraph, a distributor in France of LFDP systems. In addition, based on recent developments, Datagraph has commenced bankruptcy proceedings and is in the process of liquidation.

  In addition to marketing its products in the United States and Europe, Raster Graphics also sells its products in a number of other countries through distributors and VARs. Raster Graphics also sells stand-alone printer products to international OEMs and systems integrators/VARs. These customers integrate these printers with an image processing system.

  In addition, the Company distributes specialized versions of the PosterShop image processing software to inkjet printer manufacturers and distributors under the Onyx brand name. Some of the key distributors of these versions of PosterShop include Ahearn & Soper and Casey Johnson. The Company employs a dedicated sales force located in Salt Lake City, Utah to work with these inkjet customers.

  The Company promotes its products through public relations, direct mail, advertising, trade shows and on-going customer communication programs. The Company utilizes telemarketing programs to market consumables to its installed customer base. Additionally, the PosterShop product is also promoted through the inkjet printer dealer channel by offering free, time-limited copies of PosterShop image processing software with the printer sales.

 Uncertainty Regarding Asian and Latin American Markets

  A significant number of the Company's customers and suppliers are based in Asia and Latin America. The financial instability in these regions has and may have an adverse impact on the financial position of customers and suppliers in the region, which could impact the Company's future revenues and operations, including the ability of customers to pay the Company. As a result of experiencing collection problems from its Asian and Latin American customers in 1997 as the Company did not require letters of credit, the Company is planning to require sales to these regions to be secured by letters of credit or transacted on a prepaid wire transfer basis. Should the current volatility in Asia and Latin America continue, either the Company or the Company's customers may be unable to sell its products in the region. The inability to generate revenue in this region, or the inability to collect amounts due, could have a material adverse impact on the Company's business, financial condition and results of operations.

Intellectual Property

  As of December 31, 1997, the Company has seven pending patent applications and has been awarded nine United States patents covering technical features and fabrication methods used in Raster Graphics' printers and color rendering techniques used by its image processing software. The expiration dates of these patents range from 2006 to 2010. Topics covered in these patents include methods for fabricating electrostatic writing heads, paper positioning and stabilizing systems, and devices for applying digital ink on paper. The Company currently holds no foreign patents. The Company expects to continue to seek patents on innovations related to its products under development. There can be no assurance that the Company will be successful in obtaining necessary patents, that the Company's patent applications will result in the issuance of patents, that the Company will develop additional proprietary technology that is patentable, that any issued patents will provide the Company with any competitive advantages or will withstand challenges by third parties or that patents of others will not have an adverse effect on the Company. In addition to patents, the Company believes its competitive position is dependent on its unpatented industrial know-how, its copyrighted software, and the timing of the introduction of product innovations in advance of potential future competitors.

  There can be no assurance that others will not independently develop similar products, duplicate the Company's products or design products that circumvent any patents used by the Company. No assurance can be given that the Company's processes or products will not infringe patents or proprietary rights of others or that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to change the design of the product, or it could find that the development, manufacture or sale of products requiring such licenses could be enjoined. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on such patents or in bringing suits to protect the Company's patents against infringement. The Company's business could be adversely affected by these actions.

Manufacturing

  Raster Graphics' in-house manufacturing is performed in San Jose, California. This operation consists primarily of writing head manufacturing, electro-mechanical assembly and printer and system testing. The Company's printhead assembly process for the PiezoPrint 5000 inkjet printer and the patented electrostatic writing head manufacturing process are extremely complex. All other electronic components and assemblies are subcontracted to qualified suppliers. All products are tested prior to shipment to customers. The PosterShop image processing software manufacturing is performed by Onyx in Salt Lake City, Utah. Raster Graphics also contracts with a warehouse and distribution center in Rotterdam, Netherlands to store and distribute consumables for the European markets. Consumables for the United States and the rest of the world are supplied from the Company's San Jose headquarters, a warehouse and distribution facility in Newark, California and a contracted warehouse distribution center in New Jersey.

  Raster Graphics' inventory delivery and control systems include MRP, Just-In-Time and KANBAN systems. The Company focuses on continuous critical process improvement. These programs include early supplier involvement on new products, product qualification testing on new products, a qualified supplier base, in-line statistical defect tracking systems and an outgoing and incoming inspection capability.

  Raster Graphics obtains safety certification for its products with the assistance of Underwriters Laboratories ("UL") and TUV Product Services. This allows Raster Graphics to affix UL and CE mark labels to its equipment. A self-certification process is employed to confirm that Raster Graphics printers conform to the required standards for electromagnetic emissions. Testing is typically carried out under the supervision of CKC Laboratories, who document the results. Raster Graphics then affixes the appropriate FCC, CSA and CE mark labels to the products. The Company also maintains a complete CE mark technical file for each product as required by the European Economic Community.

Suppliers

  The Company maintains strong business relationships with its key suppliers, several of whom have been with the Company since its inception. With the exception of the PiezoPrint 1000, the printhead for the PiezoPrint 5000 and three key components of the Company's line of printers, as well as paper transport belts for its discontinued CAD products, all components have multiple sources. To date, the Company has experienced only minor material problems or delays in dealing with its sole source suppliers, with the exception of the supplier of the printhead for the PiezoPrint 5000. During 1997, the Company received PiezoPrint 5000 printheads from its supplier which displayed quality problems after shipment of the printer to customer sites. The supplier is reviewing its manufacturing process and intends to supply printheads in numbers that will not adversely affect the Company's ability to produce printers. However, in case of loss of any of the suppliers of sole sourced parts, or if additional quality problems are encountered with sole-sourced parts, the Company's ability to deliver its products on a timely basis would be materially adversely affected, and would have a material adverse effect on the Company's business, financial condition and results of operations.

  The inks, concentrates and varnish currently used in RGI's electrostatic printers are specially developed by two suppliers. There is no assurance that these two suppliers will continue to sell to the Company. Also, there is no assurance that a new supplier will not enter the market and provide consumables that compete with the Company's offerings. Papers used in RGI's electrostatic products are developed by additional suppliers. A number of other companies also acquire papers from these suppliers and compete with the Company in the sale of paper to end users.

  The inks used by the Company's PiezoPrint 1000 and PiezoPrint 5000 products are currently sole sourced. The printing media for the PiezoPrint 1000 and the PiezoPrint 5000 are supplied by three suppliers. The Company will continue to develop additional sources for these products. There is no assurance that the suppliers will continue to sell to the Company, nor is there any assurance that a new supplier will not enter the market to provide consumables to compete with the Company's offering.

Competition

  The market for LFDP equipment in general is extremely competitive. The Company believes that the key competitive factors in the LFDP market are speed, print quality, price and the ability to provide complete system solutions, including service. Many of the Company's competitors, including Xerox ColorgrafX Systems, a subsidiary of Xerox Corporation, ("ColorgrafX"), Encad, Inc. ("Encad"), ColorSpan Corporation, the primary operating subsidiary of VirtualFund.com ("ColorSpan") and CalComp Technology, Inc. ("CalComp") are well established, have substantially greater resources than Raster Graphics and offer similar, and in some instances superior, products and services. ColorgrafX, for example, markets several color electrostatic printers priced below the Company's DCS 5442. In addition, ColorSpan offers attractively priced lower performance inkjet printing systems. Encad markets inkjet printers for the LFDP market which offer high image quality at a relatively low price. Calcomp recently introduced their CrystalJet printer, which utilizes piezoelectric-based inkjet technology similar to that of the PiezoPrint 5000. At the high end of the market, 3M Commercial Graphics, a division of Minnesota Mining and Manufacturing Company ("3M"), markets the ScotchPrint 2000 which offers high performance at a premium price. Raster Graphics believes, however, that its complete solutions and services compare favorably against these and other competitors in terms of price and performance.

  In the image processing software market, there are a large number of companies that compete with the Company's PosterShop product, such as Cactus, a division of 3M, Star Technology and VisualEdge. However, with the exception of ColorSpan, Raster Graphics is the only other manufacturer of both the printer and the software. This allows the Company to offer a highly integrated printer and software solution resulting in increased productivity.

  Many of the companies that currently compete with the Company or that may compete with the Company in the future have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. As a result, these competitors may be able to respond more quickly and/or effectively to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and support of their products than the Company. These companies may have the ability to offer superior payment terms. Consequently, the Company expects to continue to experience increased competition, which could result in significant price reductions, loss of market share and lack of acceptance of new products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete against current or future competitors successfully or that competitive pressures faced by the Company will not have a material adverse effect upon its business, financial condition and results of operations.

  In the consumables market, Oce supplies consumables, including inks and papers, to its customers using the Company's printers. In addition, 3M markets a set of special premium-priced, long-durability inks. A number of other companies compete with the Company for the paper business.

Employees

  As of December 31, 1997, Raster Graphics had 218 regular employees in the following areas: 52 in manufacturing; 53 in customer support; 30 in research and development; 45 in sales and marketing; and 38 in general and administrative functions. The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage. The Company believes that its relations with employees are good.

  During the first quarter of 1998, the Company implemented a plan of internal restructuring of its operations. The plan was initiated to reduce operating expenses and improve the Company's financial condition. The plan resulted in a reduction in headcount of approximately 28 and included several officers of the Company. The costs associated with this restructuring totaled approximately $300,000.

Executive Officers of the Company

  The executive officers of the Company, and their ages as of December 31, 1998, are set forth below:

             Name           Age                           Position
             ----           ---                           --------
   Rakesh Kumar............  53 President, Chief Executive Officer and Chairman of the Board
   Kathy J. Bagby..........  36 Acting Chief Financial Officer
   Marc Willard............  33 Executive Vice President, Sales and Marketing

  Mr. Kumar joined the Company in 1991 as President and Chief Executive Officer. From 1988 to 1991, he was Group Marketing Manager, Engineering Systems, for Digital Equipment Corporation, where he was responsible for worldwide marketing to technical customers. From 1985 to 1987, he was Vice President of Sales and Marketing for Precision Image Corporation, a manufacturer of electrostatic printers. Prior to 1985, Mr. Kumar held a number of management positions with Phoenix Data Systems, an electronic design automation software company, Applicon, Inc., a CAD systems company, and Digital Equipment Corporation.

  Ms. Bagby came to the Company in 1998 through The Brenner Group LLC, an interim management and financial advisory services firm. From 1992 to 1997, she held successive financial management positions at Red Brick Systems, most recently as the Vice President of Finance and Accounting. Prior to Red Brick Systems, Ms. Bagby held financial positions at Adia Services and Syntex Corp.

  Mr. Willard joined the Company in 1997 through the acquisition of ColourPass. In April, 1998 Mr. Willard was appointed to Executive Vice President, Sales and Marketing. In January, 1998, Mr. Willard was appointed to the position of Vice President, Applications and Market Development for the Company. From 1989 to 1997, Mr. Willard served as President of ColourPass. Prior to that time, Mr. Willard was a Service Manager with Agfa's Digital Film Service Department.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Common Stock as of December 31, 1998 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers, and (iv) all directors and executive officers as a group.

                                                                  Shares
                                                               Beneficially
                                                                 Owned(1)
    5% Stockholders, Directors Named Executive Officers,     -----------------
      and Directors and Executive Officers as a Group         Number   Percent
    ----------------------------------------------------     --------- -------
Gretag Imaging Group, Inc.(2)............................... 3,840,526   28.6%
 2070 Westover Road
 Chicopee, MA 01022
State of Wisconsin Investment Board.........................   865,000   9.01%
 P.O. Box 7842
 Madison, WI 53707
Norwest Equity Partners IV,.................................   857,584   8.93%
 a Minnesota Limited Partnership
 245 Lytton Avenue, Suite 250
 Palo Alto, CA 94301
Sihl........................................................   618,500   6.44%
 Allmendstrasse 125
 CH-8021 Zurich, Switzerland
FMR Corp....................................................   550,000   5.73%
 82 Devonshire Street
 Boston, MA 02109
Promod Haque(3).............................................   874,251  10.98%
Rakesh Kumar(4).............................................   332,145   2.98%
Marc Willard(5).............................................   236,082      *
Sebastian J. Nardecchia(6)..................................    68,285      *
Delbert W. Yocam(7).........................................    56,667      *
Michael Willingham(8).......................................    44,333      *
Lucio L. Lanza(9)...........................................    19,167      *
Charles Case(10)............................................     3,334      *
All executive officers and directors as a group (8
 persons)(11)............................................... 1,634,264  16.06%

--------
 * Less than 1.00%.
(1) Information with respect to beneficial ownership is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission. Except as indicated in the footnotes to this table, the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) Includes 3,855,645 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1998.

(3) Includes 857,584 shares held by Norwest Equity Partners IV. Because Mr. Haque is a general partner of Norwest Equity Partners, the general partner of Norwest Equity Partners IV, he may be deemed to be a beneficial owner of such shares. Mr. Haque disclaims beneficial ownership of such shares except to the extent of his interest in such shares arising from his interest in Norwest Equity Partners. Includes 16,667 shares issuable upon the exercise of outstanding options exercisable within 60 days of December 31, 1998.

(4) Includes 312,499 shares issuable upon the exercise of outstanding options exercisable within 60 days of December 31, 1998.

(5) Includes 68,541 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1998.

(6) Includes 66,485 shares issuable upon the exercise of outstanding options exercisable within 60 days of December 31, 1998. Mr. Nardecchia's employment was terminated on March 31, 1998.

(7) Includes 56,667 shares issuable upon the exercise of outstanding options exercisable within 60 days of December 31, 1998.

(8) Includes 44,333 shares issuable upon the exercise of outstanding options exercisable within 60 days of December 31, 1998. Mr. Willingham's employment was terminated on March 31, 1998.

(9) Includes 19,167 shares issuable upon the exercise of outstanding options exercisable within 60 days of December 31, 1998.

(10) Includes 3,334 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1998.

(11) Includes an aggregate 579,332 shares subject to options held by officers and directors which options are exercisable within 60 days after December 31, 1998. In addition, this total includes an aggregate 857,584 shares held by a director of the Company, beneficial ownership for such shares is disclaimed within the meaning of Rule 13d-3 under the Exchange Act.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company entered into an employment agreement with its Chief Executive Officer on July 3, 1991, which provides for a six-month severance payment in the event of termination of employment. To ensure the continued services of the Company's Chief Executive Officer in light of the Company's efforts to effect a strategic partnering transaction, and based on its determination that the Chief Executive Officer's knowledge of the Company and its business were necessary to such efforts, on August 21, 1998, the Compensation Committee approved the grant of a $300,000 retention bonus payable to the Chief Executive Officer upon change of control of the Company. On August 21, 1998 the Company entered into a mutual release agreement with Marc Willard, an officer of the Company. In consideration for Mr. Willard's full release relating to the Company's acquisition of ColourPass (of which Mr. Willard was an 80% partner), the parties agreed to a cash bonus of $70,000, a cash payment of $200,000 upon the acquisition of the Company, and a stock option grant of 175,000 shares. In addition, in light of the resignation of the Company's former Chief Financial officer on May 15, 1998, the Company entered into a consulting agreement on May 14, 1998 with The Brenner Group LLC pursuant to which the Company has retained the services of its Acting Chief Financial Officer. Under the terms of the consulting agreement, the Company is obligated to pay The Brenner Group LLC a fee of $155.00 per hour and a bonus of $175,000 upon change of control or recapitalization which occurs within six months of the expiration of the agreement or any extensions thereto.

  In March 1997, the Company issued an interest-free note receivable to the Chief Financial Officer of $10,000. In June 1997, the Company issued an additional note receivable to that officer of $80,000 which bore interest at 6.8% per annum and of which $5,000 was repaid in November 1997. In October 1997 the Chief Financial Officer's employment was terminated. Consulting fees and severance expenses due to the officer as of December 31, 1997 amounted to approximately $43,000 and were recorded as a reduction to the principal amounts of the notes receivable. The remaining unpaid balance at December 31, 1997 of approximately $42,000 was repaid in 1998.

  To facilitate the relocation of the Company's Executive Vice President from the U.K. to the United States, in November 1997, the Company issued an irrevocable zero-interest standby letter of credit in favor of Barclays' Bank on behalf of the Executive Vice President for an unsecured standby personal line of credit in the amount of $175,000. No amounts were drawn down under this letter of credit, which expired May 31, 1998.

  The Company has entered into an indemnification agreement with each of its executive officers and directors that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as director or officer and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In connection with the Merger, Gretag has agreed to provide directors' and officers' liability insurance covering the parties who are presently covered by the Company's current directors' and officers' insurance policies, on terms substantially no less advantageous, provided that Gretag shall not be required to pay annual premiums on coverage of $225,000 to secure such policies.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  On March 18, 1997, the Company completed a merger with ColourPass, a business in the United Kingdom, in which ColourPass was merged with Raster Graphics System Limited, a wholly owned subsidiary of the Company. Pursuant to the terms of the merger, the Company's Executive Vice President (who was an 80% stockholder of ColourPass) received 176,340 shares of Common Stock of the Company.

                                  PROPERTIES

  Raster Graphics has leased facilities in six locations. Its main headquarters of approximately 62,000 square feet is located in San Jose, California, of which approximately 31% is used for administration and sales and marketing, approximately 6% is used as a storage facility, and approximately 63% is used for research and development, manufacturing, and assembly. The Company's other facilities are comprised of 33,000 square feet in Newark, California used as a storage and distribution facility, 11,000 square feet in Midvale, Utah, used primarily for administration, sales and marketing and research and development, and 7,600 square feet, 5,700 square feet, and 6,800 square feet in Germany, France and England respectively, used primarily for administration and sales and marketing. The Company believes its facilities are adequate to support its operations through 1998.

                               LEGAL PROCEEDINGS

  Following the Company's announcement that it would restate its earnings for its third fiscal quarter in 1997, several putative class action lawsuits were filed in the California Superior Court and in the United States District Court in the Northern District of California against the Company, its Chairman, Chief Executive Officer and President, and certain of its officers and directors. Cases filed in California Superior Court are: Ginter et al. v. Raster Graphics, Inc. et al. (CV772401), filed March 14, 1998, and Beshear v. Raster Graphics, Inc. et al. (CV773294), filed April 14, 1998. Cases filed in the United States District Court in the Northern District of California are:
Grimm v. Raster Graphics, Inc. et al (C-98-0807-FMS), filed March 2, 1998, Dowgos v. Raster Graphics, Inc. et al. (C-98-0938-MJJ), filed March 10, 1998, and Moore et al. v. Raster Graphics, Inc. (C-98-1489-SBA).

  In substance, the complaints allege that the Company made false and misleading statements regarding the introduction of its PiezoPrint 5000 and the Company's financial results for its third fiscal quarter and its expected results for its fourth fiscal quarter in 1997. The complaints further allege that by making these purportedly false and misleading statements, the defendants violated Sections 10(b) and 20 of the Securities Exchange Act of 1934 and certain sections of the California Corporations Code. Plaintiffs seek unspecified damages. The litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. In October 1998, the Company entered into a Memorandum of Understanding with the securities class action plaintiffs, which contains the essential terms of settlement of the above-referenced class actions. In consideration for a mutually agreed release, the plaintiffs will receive $4.5 million, $850,000 of which will be paid by the Company and the balance of which will be paid by the Company's insurance carrier. Such sums have been placed in escrow pending final approval of the settlement. The settlement is conditional upon receiving final judicial approval. Although the United States District Court for the Northern District of California on December 11, 1998 granted preliminary approval of the settlement, there can be no assurances final judicial approval will be obtained. The Company has not admitted any liability in connection with the settlement.

  The Company is a party to a number of legal claims arising in the ordinary course of business. The Company believes the ultimate resolution of the claims will not have a material adverse effect on its financial position, results of operation, or cash flow.

                     MARKET FOR REGISTRANT'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS

Market Information

  The Company's Common Stock has been traded in the over-the-counter market under the Nasdaq symbol RGFX since the Company's initial public offering on August 8, 1996 until April 21, 1998, at which time the Company's Nasdaq symbol was changed to RGFXE due to delinquent filing of Form 10-K for December 31, 1997. On May 21, 1998, the Company's stock was delisted from the Nasdaq National Market due to the Company's failure to meet the filing requirements of the Securities and Exchange Act of 1934. Since May 21, 1998, the Company's Common Stock has been listed under the symbol RGFX on the over-the-counter "Pink Sheets" of the National Quotation Bureau. Prior to the initial public offering, no public market existed for the Company's Common Stock.

  The prices per share reflected in the table represent the range of high and low closing prices in the Nasdaq National Market System for the quarters indicated.

                                                                    High    Low
                                                                   ------- -----
   1996
   Third quarter ended September 30, 1996......................... 11 1/4  8 1/8
   Fourth quarter ended December 31, 1996......................... 12 1/2  7 5/8
   1997
   First quarter ended March 31, 1997............................. 11 7/8  6 1/8
   Second quarter ended June 30, 1997.............................  8 1/2  5 1/8
   Third quarter ended September 30, 1997.........................  8 3/8  6 5/8
   Fourth quarter ended December 31, 1997.........................  8 5/16 4
   1998
   First quarter ended March 31, 1998.............................  5      2 1/4
   Second quarter ended June 30, 1998.............................  2 1/16   1/4
   Third quarter ended September 30, 1998.........................  1 1/4    3/8
   Fourth quarter ended December 31, 1998.........................  1        1/4

  Historically, the Company has not paid cash dividends on its common stock and there is no plan to pay dividends in the near future.

  The Company had approximately 2,901 stockholders of record as of February 9, 1999.

                            SELECTED FINANCIAL DATA

  The following table presents selected consolidated financial data of the Company. This historical data should be read in conjunction with the attached consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in Item 7 of this Form 10-K. In addition, in order to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company hereby notifies readers that the factors set forth above in "Risk Factors" as well as other factors, could in the future affect, and in the past have affected, the Company's actual results and could cause the Company's results for future quarters to differ materially from those expressed in any forward looking statements made by or on behalf of the Company, including without limitation those made in the following discussion.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                                      Nine Months Ended
                                                                                                 ---------------------------
                          December 31,    December 31,   December 31,  December 30, December 31, September 30, Septemper 30,
                              1997            1996         1995(2)         1994         1993         1998          1997
                          ------------   -------------- -------------- ------------ ------------ ------------- -------------
                                         (Restated) (5) (Restated) (5)
Statements of Operations
 Data:
 Net revenues...........    $ 48,928        $42,629        $28,870       $13,235      $14,719       $33,102       $35,507
 Cost of revenues.......      42,754 (6)     25,343         18,691         9,704        9,942        23,313        27,856
 Gross profit...........       6,174         17,286         10,179         3,531        4,777         9,789         7,651
 Operating expenses:
   Research and
    development.........       5,763          4,516          3,373         2,748        2,179         4,679         4,269
   Sales, general and
    administrative......      13,725          9,189          5,389         3,012        2,492         7,630         7,157
   Allowance for
    doubtful accounts...       4,394            403            509           --           --          5,036         3,012
   Merger related
    expenses (1)........         139            --             --            --           --            --            139
   Write-off of acquired
    goodwill (2)........       1,211            --             --            --           --            --            --
   Acquired in-process
    research and
    development (3).....         --             --             889           --           --            --            --
                            --------        -------        -------       -------      -------       -------       -------
Total operating
 expenses...............      25,232         14,108         10,160         5,760        4,671        17,345        14,577
                            --------        -------        -------       -------      -------       -------       -------
Operating income
 (loss).................     (19,058)         3,178             19        (2,229)         106        (7,556)       (6,926)
Interest income
 (expense), net.........         403            309             49           101          (60)            2           358
Income (loss) before
 provision for income
 taxes..................     (18,655)         3,487             68        (2,128)          46        (7,554)       (6,568)
Provision for income
 taxes..................         310            425             82            --            5           205           127
                            --------        -------        -------       -------      -------       -------       -------
Net income (loss).......    $(18,965)       $ 3,062        $   (14)      $(2,128)     $    41       $(7,759)      $(6,695)
                            ========        =======        =======       =======      =======       =======       =======
 Net income per share
  (diluted) (4).........    $  (2.01)       $  0.35        $    --                                    (0.81)      $ (0.71)
                            ========        =======        =======       =======      =======       =======       =======
Shares used in per share
 Calculation
 (diluted)..............       9,426          8,642          6,025                                    9,597         9,384
                            ========        =======        =======       =======      =======       =======       =======
                                                                                                      Nine Months Ended
                                                                                                 ---------------------------
                          December 31,    December 31,   December 31,  December 30, December 31, September 30, September 30,
                              1997            1996           1995          1994         1993         1998          1997
                          ------------   -------------- -------------- ------------ ------------ ------------- -------------
                                         (Restated) (5) (Restated) (5)
Consolidated Balance
 Sheets Data:
 Cash and short term
  investments...........    $  5,327        $16,063        $ 1,550       $ 1,607      $ 4,148       $ 1,971       $ 8,257
 Total assets...........      25,558 (6)     36,578         13,122         7,912        9,010        15,315        36,391
 Long-term debt.........         164            178            605           338          --            134            38
 Total stockholders'
  equity................       8,305         26,927          6,794         3,801        5,900           595        20,499

-------
(1) In March 1997 the Company completed a merger with ColourPass and incurred $139,000 of merger related expenses. (See Notes to Consolidated Financial Statements.)

(2) In September 1997 the Company acquired Datagraph and recorded goodwill of $1,211,000; after subsequent review the intangible asset was written off. (See Notes to Consolidated Financial Statements.)

(3) In August 1995, the Company acquired Onyx and incurred a charge of $889,000 for acquired in-process research and development. (See Notes to Consolidated Financial Statements.)

(4) See Notes to Consolidated Financial Statements and Management's Discussion and Analysis.

(5) Restated for the pooling of interests with ColourPass. (See Notes to Consolidated Financial Statements.)

(6) Includes a charge of $9.3 million for the write-down of inventory.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The Company has restated previously issued financial results for each of the quarters in the nine months ending September 30, 1997. The restated financial results primarily reflect revisions to net revenues and related costs, unrecorded liabilities, inventory reserves, the allowance for bad debt and the write-off of the Datagraph Intangible Asset. See Forms 10-Q/A for the periods ended March 31, June 30 and September 30, 1997, filed with the Securities and Exchange Commission.

  On February 26, 1998 the Company announced its financial results for the year ended December 31, 1997. The Company reported revenue of $54.7 million, gross profit of $19.5 million, operating expenses of $20.6 million and a net loss of $1.2 million for fiscal 1997. On April 1, 1998 the Company announced that it would revise its 1997 financial results.

  In March 1998, after consultation with its independent accountants, the Board of Directors of the Company performed a review of the Company's accounting and business practices. By mid-April the Board of Directors became aware of pervasive errors and irregularities that ultimately affect the dollar amount and timing of reported revenues in 1997. The Board of Directors instructed that an analysis be conducted on these matters.

  The irregularities took numerous forms and were primarily the result of a lack of compliance with the Company's procedures and controls. The Company has concluded that the earnings process for a significant number of printer sales were not complete at the time of shipment. For example, the Company determined that revenue had been recognized without proper documentation and that revenue had been recognized on printer sales when shipment to customers had not taken place. Further, the Company has determined that arrangements with a number of resellers resulted in significant concessions or allowances that were not accounted for when the revenue was originally reported as earned.

  In addition, the Company has determined that its allowances for doubtful accounts receivable balances and excess and obsolete inventory, and the realizable value of inventory and the goodwill recorded on the acquisition of Datagraph had been incorrectly estimated.

  As a result, for the year ended December 31, 1997 the Company reversed recorded revenues of $5.8 million, recorded additional cost of revenues of $7.6 million, and additional operating expenses of $4.6 million. In addition, the Company has restated its previously reported results for each interim period in the nine months ended September 30, 1997.

  To ensure compliance with the Company's revenue recognition policies, beginning in 1998, on a quarterly basis, all printer sales transactions are reviewed individually to confirm that the customer has executed the purchase contract, the credit department has approved the customer's credit and determined that the customer has paid or has the ability to pay, and the Company's shipping records reflect that the printer was shipped to the customer. The Company has also revised its sales commission policy to pay commissions only when a printer sales invoice has been fully paid by the customer.

  The Company has also restated the net assets purchased on the acquisition of Datagraph, a distributor of LFDP systems in France. The original figures were based on an estimate, which has since been revised to reflect actual values. In particular, an intangible asset of $1,420,000 was initially recorded and was revised to $1,211,000. This intangible asset was written off in the fourth quarter of 1997 following a revision to the Company's sales forecasts. Datagraph recently commenced bankruptcy proceedings. See "--Nine Months Ended September 30, 1998; and 1997."

  The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

Overview

  Raster Graphics was established in 1987 initially to develop low-cost electrostatic raster printers for the computer-aided design ("CAD") market. Raster Graphics commenced shipments of its first printer, a 22-inch printer, in 1989, followed by a 24-inch printer in 1990 and a 36-inch printer in 1992.

  In 1993, the Company identified the on-demand production large format digital printing ("LFDP") market as a new opportunity to develop a product based on its proprietary high-speed printhead technology. As a result, in 1993 the Company shifted its product focus and began to develop the DCS 5400 specifically for the LFDP market. The Company began shipping the DCS 5400 in July 1994. Since the Company began commercial production of the DCS 5442 in January 1996 as a second generation to the DCS 5400, this line has, substantially replaced the DCS 5400. In December 1996, the Company introduced the PiezoPrint 1000, an inkjet printer manufactured by a third party, that is targeted at the lower priced entry level production market. In March 1997, the Company introduced the PiezoPrint 5000 as a mid-range, price/performance product. It is the Company's intent to discontinue actively marketing and selling the PiezoPrint 1000 in 1998 when existing inventory has been exhausted. The Company has no current plans to replace the PiezoPrint 1000 with another entry level printer. However, the future success of the Company will likely depend on its ability to develop and market new products that offer different levels of performance for the production segment of the LFDP market and upon its ability to get additional financing.

  In order to provide a complete digital printing solution to its customers, the Company began shipping Onyx's image processing software with its digital printers in July 1994. Onyx develops and markets image processing software for the Company's digital printers as well as printers manufactured by companies such as CalComp, Encad, Hewlett-Packard and ColorgrafX. In August 1995, the Company acquired Onyx. Onyx supplies its software to Raster Graphics and also sells its software products to OEMs, VARs, systems integrators and other printer manufacturers. Onyx's current image processing software product, PosterShop, was introduced in April 1996 as a replacement for Onyx's Imagez image processing software product, which Onyx had been shipping since May 1991. Although the Company has no current plans to replace its PosterShop product, the Company will likely introduce new versions of its image processing software in the future.

  Raster Graphics also sells related consumables, including specialized inks and papers which it acquires from third party suppliers and resells under the Raster Graphics name for use in the Company's digital printers. The sale of consumables generates recurring revenues which the Company believes will continue to increase to the extent that the installed base of printing systems expands. As the Company develops new printers, it may need to develop new consumables to be used by its new printer products.

  In the United States, Raster Graphics also derives revenues from maintenance contracts of installed systems and printers, including the Company's installed base of 22-inch, 24-inch and 36-inch printers, which it no longer sells. Revenue is also generated from the sale of spare parts.

  Raster Graphics' end user customers, OEMs, VARs, and distributors submit purchase orders that generally require product shipment within two to eight weeks from receipt of order. Accordingly, the Company does not use order backlog as a primary basis for management planning for longer periods. Revenues are not recognized until products have been shipped and all contingencies have been removed.

  Cost of revenues includes materials, labor, overhead and software royalties. Cost of revenues as a percentage of revenue varies depending upon the revenue mix generated through end user, OEM, VAR and distributor sales, and the revenue mix generated from Onyx software license fees, printing systems sales, consumables sales and service fees.

  Raster Graphics expenses research and development costs as incurred. Research and development expenses have increased from year to year, and Raster Graphics expects further increases in research and development expenses in the future due to the development of new products.

  Raster Graphics' sales and marketing expenses and general and administrative expenses have also increased to support the revenue growth of the Company. The Company's strategy is to distribute its products through a direct sales force, as well as through OEMs, VARs and distributors. Raster Graphics also incurs sales and marketing expenses in connection with product promotional activities. The Company intends to strengthen its domestic and international sales and marketing organizations. The Company believes that sales and marketing expenses may continue to increase in absolute dollar amounts and as a percentage of revenues.

  The Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, and continue to upgrade its technologies and commercialize products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing these risks. As of December 31, 1997, the Company had an accumulated deficit of $34.4 million. The Company was profitable in 1996, and reported a loss in 1997 and 1995. There can be no assurance that the Company will be profitable in the future.

Business Combinations

  On September 30, 1997, Raster Graphics acquired Datagraph, a French-based distributor of large-format digital imaging systems. In exchange for the outstanding stock of Datagraph, the Company agreed to pay approximately $1,100,000 in a series of payments through September 30, 1998. The acquisition was accounted for as a purchase. Including acquisition costs, the transaction resulted in goodwill of $1,211,000 which, based on the Company's current sales forecasts, was written off during the fourth quarter. The operating results of Datagraph prior to the acquisition are not material in relation to the Company. (See Notes to Consolidated Financial Statements.) Datagraph recently commenced bankruptcy proceedings.

  On March 18, 1997, the Company completed a merger with ColourPass, a business in the United Kingdom, in which ColourPass was merged with Raster Graphics System Limited, a wholly owned subsidiary of the Company. The combination was accounted for as a pooling of interests.

Results of Operations

  The following table sets forth for the periods indicated selected items of the Company's consolidated statements of operations expressed as a percentage of its net revenues:

                                        Years Ended                      Nine Months Ended
                         ------------------------------------------ ----------------------------
                         December 31,  December 31,   December 31,  September 30, September 30,
                             1997          1996           1995          1998           1997
                         ------------ -------------- -------------- ------------- --------------
                                      (Restated) (4) (Restated) (4)               (Restated) (4)
Net revenues............    100.0%        100.0%         100.0%         100.0%        100.0%
Cost of revenues........     87.4          59.5           64.7           70.4          78.5
                            -----         -----          -----          -----         -----
Gross profit............     12.6          40.5           35.3           29.6          21.5
Operating expenses:
  Research and
   development..........     11.8          10.6           11.7           14.1          12.0
  Sales and marketing...     20.1          17.1           15.5           23.0          20.2
  General and
   administrative.......      7.9           4.4            3.2           15.2           8.5
  Allowance for doubtful
   accounts.............      9.0           0.9            1.8             --            --
  Merger related
   expenses(1)..........      0.3            --             --             --           0.4
  Write off of acquired
   Goodwill(2)..........      2.5            --             --             --            --
  Acquired in-process
   research and
   development(3).......       --            --            3.1             --            --
  Total operating
   expenses.............     51.6          33.0           35.3           52.4          41.1
                            -----         -----          -----          -----         -----
Operating income
 (loss).................    (39.0)          7.5            0.0          (22.8)        (19.5)
Interest income, net....      0.8           0.7            0.2            0.0           1.0
                            -----         -----          -----          -----         -----
Income (loss) before
 provision for income
 taxes..................    (38.2)          8.2            0.2          (22.8)        (18.5)
Provision for income
 taxes..................      0.6           1.0            0.2            0.6           0.4
                            -----         -----          -----          -----         -----
Net income (loss).......    (38.8%)         7.2%           0.0%         (23.4)        (18.9)
                            =====         =====          =====          =====         =====

--------
(1) In March 1997 the Company completed a merger with ColourPass and incurred $139,000 of merger related expenses. (See Notes to Consolidated Financial Statements.)

(2) In September 1997 the Company acquired Datagraph and recorded goodwill of $1,211,000; after subsequent review the intangible asset was written off. (See Notes to Consolidated Financial Statements.)

(3) In August 1995 the Company acquired Onyx and incurred a charge of $889,000 for acquired in-process research and development. (See Notes to Consolidated Financial Statements.)

(4) Restated for the pooling of interests with ColourPass (See Notes to Consolidated Financial Statements.)

Fiscal Year Ended December 31, 1997

  Raster Graphics' results of operations for fiscal 1997 reflect an increase in net revenue over the prior fiscal year. Net revenue for the year ended December 31, 1997, grew 14.8%, to $48.9 million, compared to sales of $42.6 million recorded in fiscal 1996. This increase was primarily due to the growth in sales of printer systems, increase in sales of consumables, and sales by the Company's subsidiaries. Sales for the year ended December 31, 1996, grew 47.7%, to $42.6 million, compared to sales of $28.9 million recorded in fiscal 1995. The increase was mainly attributable to growth of sales of printer systems following the introduction of the DCS 5442 printing system, increase in sales of consumables, increase in sales of Onyx software and sales by the Company's German subsidiary.

  Future revenue growth will depend on a number of factors, including the Company's ability to develop, manufacture, market and sell innovative and reliable new products, customer satisfaction, market growth, competitive developments, product mix, vendor performance, and the Company's ability to grow and raise additional capital.

  Printer revenues, which include sales of printer systems manufactured by the Company, were $21.5 million, $26.0 million and $20.3 million for 1997, 1996 and 1995, respectively. These sales represent 44%, 61% and 70% of net revenue, respectively. The increase in printer revenue in 1996 over 1995 was primarily due to the introduction of Company's electrostatic printer and increased market acceptance of the Company's products. The decrease in revenues in 1997 over 1996 was largely the result of complications of the company's release of the PP5000 in 1997 including product issues and the errors and irregularities that lead to the Company restating its 1997 financial results.

  Consumables revenues, which include the sale of inks, toners, and media used in the Company's printer systems, were $16.2 million, $10.2 million and $5.6 million for 1997, 1996 and 1995, respectively. These sales represent 33%, 24% and 19% of net revenue, respectively. Although the increase in consumables revenue is attributable to the increase in the Company's customer base, there can be no assurance these increases will continue. Some of the Company's customers have purchased and will continue to purchase consumables from suppliers other than the Company. If a significant number of current or future purchasers of the Company's printing systems were to purchase consumables from suppliers other than the Company, the Company's business would be materially adversely affected.

  Service revenues, which include revenue received from maintenance agreements and service calls, were $4.8 million, $2.7 million, and $1.7 million for 1997, 1996 and 1995 respectively. These sales represent 10%, 6% and 6% of net revenue, respectively. Service revenue from maintenance agreements is recognized over the term of the agreement and revenue from service calls is recognized upon completion. The increase in service revenues is attributable to the increase in the Company's customer base. As the Company's customers are not required to purchase service contracts or general service from the Company, there can be no assurance that service revenues will continue at these levels or at all.

  Other revenues, which include software revenue, revenue received from the distribution of competitor products, and miscellaneous revenue was $6.4 million, $3.7 million, and $1.3 million for 1997, 1996 and 1995 respectively. These sales represent 13%, 9%, and 4% of net revenue respectively. The increase in other revenues is primarily attributable to software revenues generated from Onyx Graphics Corporation, a wholly owned subsidiary of the Company.

  International sales, which include export sales and sales shipped by the Company's European operations, were $19.3 million, $22.0 million and $16.2 million for 1997, 1996 and 1995, respectively. These sales represented 39.5%, 51.6%, and 56.1% of net revenue, respectively. Future international revenues will depend on international customer acceptance of the PiezoPrint Printing systems, the establishment of new distribution arrangements and sales by the Company's German and U.K. subsidiaries, and will be subject to unexpected changes in economic conditions, regulatory requirements and tariffs, longer customer payment cycles, fluctuation in currency exchange rates, seasonal factors and risks associated with managing business operations in geographically distant locations. No assurance can be given that international revenues will continue at current rates, or at all.

  No customer accounted for more than 10.0% of net revenues in 1997. Oce, a European distributor, accounted for 4.8% and 10.9% of net revenues for 1996 and 1995, respectively.

  Gross Profit. Gross profit was $6.2 million, $17.3 million and $10.2 million, or 12.6%, 40.5% and 35.3% of revenues, for 1997, 1996 and 1995, respectively. The decrease in gross margin in 1997 over 1996 was primarily due to a change in product mix from higher-margin printer products to lower-margin consumables and services, higher manufacturing overhead as a percentage of sales due to a decrease in the number of printers sold, the acquisition of Datagraph, which has lower gross margins, significantly increased inventory reserves and higher warranty and repair expenses. Based on recent developments, Datagraph has commenced bankruptcy proceedings and is in the process of liquidation. The improved gross margin in 1996 over 1995 was primarily due to increases in sales of higher margin Onyx software products as a percentage of net revenue, higher gross margin for products sold through the Germany subsidiary, as well as improved manufacturing efficiency. The Company's future level of gross profit will depend on a number of factors, including product mix and its ability to control variable expenses relative to revenue levels, maintain a revenue base over which to allocate fixed costs to develop, manufacture, market and sell innovative and reliable new products.

  Costs of Sales for 1997 also include a charge of $9.3 million for the write down of excess and obsolete inventory items. The write down reflects the Company's current expectations of future sales for all of its product lines updated for actual sales through September 22, 1998. The Company has previously purchased inventory based on its future sales forecasts with purchases at the beginning of fiscal 1997 reflecting the Company's expectations for sales of its newly introduced printer, the PP5000. These expectations were subsequently revised as a result of the Company and its customers experiencing operational problems with the PP5000. The Company received printheads from its sole-source supplier which displayed quality problems after shipment of the printer to customer sites. In addition, during the development of consumables for the PP5000, the Company found that oil-based inks used in this printer had certain limitations which did not allow the Company to develop a photogloss media which was compatible with the printer. The lack of photogloss media limited the market acceptance of the printer.

  As a result of the problems encountered with the PP5000 and the general reduction in demand for the Company's products during 1997 the Company revised it's sales forecast, which resulted in a write-down of inventory. This calculation took into consideration actual printer sales through mid-September 1998 and those printers shipped to customers that, following the reversal of revenues, were classified as consignment inventory.

  Research and Development. Research and development expenses were $5.8 million, $4.5 million and $3.4 million, or 11.8%, 10.6% and 11.7% of net revenues, for 1997, 1996 and 1995, respectively. The absolute dollar increases from year to year were primarily due to increased payroll and related expenses, including the Onyx engineering staff, which the Company purchased in mid 1995, and increased engineering material expenditures related to the development of new products. The Company intends to continue to dedicate a substantial proportion of its resources to research and development activities in order to expand its product lines, including printers, to achieve higher throughput speed and higher image quality, and to enhance its PosterShop image processing software. However, due to depleted cash, cash equivalents and short term investments, the Company is reviewing measures to reduce research and development expenses on an on-going basis, but there can be no assurances that any such measures, if taken, will be successful.

  Sales and Marketing. Sales and marketing expenses were $9.9 million, $7.3 million and $4.5 million, or 20.1%, 17.1% and 15.5% of net revenues, for 1997, 1996 and 1995, respectively. The primary causes of the absolute dollar increases have been increases in payroll and payroll-related expenses due to increases in personnel, expenses associated with participation in additional trade shows and other expenses related to the launch of the PiezoPrint 5000, and to a lesser degree, travel-related expenses. Due to depleted cash, cash equivalents and short term investments, the Company is reviewing measures to reduce Sales and Marketing expenses on an on-going basis. Operating expenses continue to be consistent with historical levels. Although measures have been considered, the company has taken no action to date to reduce these expenditures. There can be no assurances that any such measures, if taken, will be successful.

  General and Administrative. General and administrative expenses, including the allowance for doubtful accounts, were $8.2 million, $2.3 million and $1.4 million, or 16.9%, 5.3% and 5.0% of net revenues, for 1997, 1996 and 1995, respectively. The increase in absolute amounts of expenditures in 1997 reflected the increase in bad debt reserve, the increased cost of payroll and related expenses as well as the increased cost of operating as a public company for a full year. The increase in 1996 was primarily related to increased cost of payroll and payroll-related expenses as well as the increased cost of operating as a public company for part of the year. Due to depleted cash, cash equivalents and short term investments, the Company is reviewing measures, including head count reductions, to reduce General and Administrative expenses on an on-going basis but there can be no assurances that any such measures, if taken, will be successful.

  Merger Related Expenses. In March 1997, the Company completed a merger with ColourPass, a business in the United Kingdom, in which ColourPass was merged with Raster Graphics System Limited, a wholly owned subsidiary of the Company. The combination was accounted for as a pooling of interests. In connection with the merger the Company incurred $139,000 of merger related expenses.

  Write-off of Acquired Goodwill. On September 30, 1997, Raster Graphics acquired Datagraph, a French-based distributor of large-format digital imaging systems. In exchange for the outstanding stock of Datagraph, the Company agreed to pay approximately $1,100,000 in a series of payments through September 30, 1998. The acquisition was accounted for as a purchase. Including acquisition costs, the transaction resulted in goodwill of $1,211,000 which, based on the Company's current sales forecasts, was written off during the fourth quarter. In addition, based on recent developments, Datagraph has commenced bankruptcy proceedings and is in the process of liquidation. The operating results of Datagraph prior to the acquisition are not material in relation to the Company. (See Notes to Consolidated Financial Statements.)

  Acquired In-Process Research and Development. In August 1995, the Company acquired Onyx for stock and other consideration valued at $1.5 million. The assets acquired included tangible assets valued at $866,000, intangible assets of $454,000, less liabilities assumed of $570,000, and software in the development stage valued at approximately $750,000 which was expensed in the September 1995 quarter as it had not yet reached technological feasibility and did not have alternative future uses. In addition, the Company wrote off $139,000 in the September 1995 quarter for redundant PostScript licenses that the Company had purchased for the Company's development of a similar image processing software product.

  Interest Income (Expense). Net interest income was $403,000, $309,000 and $49,000 for 1997, 1996 and 1995, respectively. Higher interest income in 1997 was a result of investing cash raised from the Company's initial public offering of common stock for a full year.

  Provisions for Income Taxes. The Company recorded a tax provision in 1997 despite generating an operating loss with the Company's effective tax rate on the consolidated pretax loss for 1997 being 2%, compared to an effective tax rate of 12% and 121% on consolidated pretax income for 1996 and 1995, respectively. The tax provision for 1997 results primarily from taxes on income in foreign jurisdictions despite an overall loss. The effective tax rate for 1996 differs from the statutory rate primarily due to the tax benefit of utilizing net operating loss carryforwards and is lower than the 1995 tax rate due to a high 1995 tax rate caused by alternative minimum taxes.

  As of December 31, 1997, the Company has federal and state net operating loss carryforwards of approximately $23 million and $8 million, respectively. The Company also has federal and California tax credit carryforwards of approximately $1.2 million and $704,000, respectively. The net operating loss and credit carryforwards will expire in the years 2002 through 2012, if not utilized.

  Utilization of the net operating losses and credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  Changes Resulting From Limitations on Capital Availability. The Company's inability to make timely vendor payments has strained vendor relationships. Some vendors have required payments prior to shipment. The Company's inability to stock its consumables inventory has negatively impacted associated revenues. The Company's worsened financial position has also limited its ability to attract highly qualified employees, thereby increasing consulting expenses.

Nine Months Ended September 30, 1998; and 1997

  Net Revenues. Net revenues for the nine months ended September 30, 1998, were $33.1 million, a decrease of 6.8% over the comparable period of fiscal 1997. The decrease is primarily attributable to a decrease in sales of printer systems and sales of consumables.

  Future revenue growth will depend on a number of factors, including the Company's ability to develop, manufacture, market and sell innovative and reliable new products, customer satisfaction, market growth, competitive developments, product mix, vendor performance and the Company's ability to manage growth, if any.

  Printer revenues, which include sales of printer systems manufactured by the Company, were $10.3 million and $17.0 million for the periods ended September 30, 1998, and 1997, respectively, a decrease of 39.6%. These sales represent 31% and 48% of net revenue, respectively. The decrease in printer revenue is primarily due to a decrease in sales of the customers printing systems resulting from operational problems with the Company's PP5000 which was released in 1997, customers lack of confidence in the stability of continued operations of Raster Graphics following the Company's announcement to restate 1997 financial results and the Company's delisting on Nasdaq.

  Consumables revenue, which include the sale of inks, toners, and media used in the Company's printer systems, were $16.0 million and $11.5 million for the periods ended September 30, 1998, and 1997, respectively, an increase of 38.6%. These sales represent 48% and 33% of net revenue, respectively. Although the increase in consumables revenue is attributable to the increase in the Company's customer base, there can be no assurance these increases will continue. Some of the Company's customers have purchased and will continue to purchase consumables from suppliers other than the Company. If a significant number of current or future purchasers of the Company's printing systems were to purchase consumables from suppliers other than the Company, the Company's business would be materially adversely affected.

  Service revenues, which include revenue received from maintenance agreements and service calls, were $3.7 million and $3.6 million for the periods ended September 30, 1998, and 1997, respectively, an increase of 2.3%. These sales represent 11% and 10% of net revenue, respectively. Service revenue from maintenance agreements is recognized over the term of the agreement and revenue from service calls is recognized upon completion. The increase in service revenues is attributable to the increase in the Company's customer base. As the Company's customers are not required to purchase service contracts or general service from the Company, there can be no assurance that service revenues will continue at these levels or at all.

  Other revenues, which include software revenue, revenue received from the distribution of competitor products, and miscellaneous revenue were $3.2 million and $3.4 million for the periods ended September 30,

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

1998, and 1997, respectively, a decrease of 6.3%. These sales represent 10% and 9% of net revenue, respectively. The decrease in other revenue is attributable to the Company's transition away from the distribution of competitor products by its European subsidiaries.

  International sales, which include export sales and direct sales of the Company's German, United Kingdom and French operations, were $16.4 million for the nine months ended September 30, 1998, which represented 49.4% of net revenue during this period. International sales were $20.0 million for the nine months ended September 30, 1997, which represented 56.3% of net revenue during this period. The Company's German, French, and United Kingdom subsidiaries experienced a reduction in sales of consumables and printer systems during the nine months ended September 30, 1998, which contributed to the decrease in international sales as a percentage of net revenues. Sales made by the Company's German, United Kingdom and French subsidiaries are denominated in local currencies. The Company is subject to transaction exposure that arises from foreign exchange movements between the dates foreign currency sales are recorded and the dates cash is received. To date, the Company has not found it appropriate to hedge the risks of foreign sales subject to fluctuations in exchange rates. All international sales made by the Company's domestic operations are denominated in United States Dollars and are not subject to foreign exchange movements.

  Future international revenues will depend on the factors set forth above, and will be subject to unexpected changes in regulatory requirements and tariffs, longer customer payment cycles, fluctuation in currency exchange rates, seasonal factors and risks associated with managing business operations in geographically distant locations. No assurance can be given that international revenues will continue to grow at current rates, or at all.

  Gross Profit. The Company's gross profits were $9.8 million and $7.7 million for the nine months ended September 30, 1998 and 1997, respectively, an increase of 27.9%. The fluctuations in gross profit for the nine months ended September 30, 1998, and 1997, were primarily the result of excess and obsolete inventory reserve adjustments following a revision on the Company's estimate of future printer sales. For the nine months ended September 30, 1998, and 1997, respectively, gross profit represented 29.6% and 21.5% of net revenues.

  The Company's future level of gross profit will depend on a number of factors, including its ability to manage product mix, control variable expenses relative to revenue levels, maintain a revenue base over which to allocate fixed costs, and continue to develop, manufacture, market and sell innovative and reliable new products.

  Research and Development. Research and development expenses for the nine months ended September 30, 1998, were $4.7 million, an increase of 9.6% in comparison to the nine months ended September 30, 1997. This increase is attributable to an increase in staffing and related benefits. The Company intends to continue to dedicate substantial resources to research and development activities to maintain its leadership in the LFDP market. The Company intends to expand its product lines, including printers, to achieve faster speed and higher image quality, and to enhance its PosterShop image processing software.

  Sales and Marketing. Sales and marketing expenses for the nine months ended September 30, 1998, were $7.6 million, an increase of 6.6% in comparison to the nine months ended September 30, 1997. The increase in sales and marketing expenses was primarily a result of increased staffing and related benefits, and tradeshow expenses. The Company expects to continue to increase its sales and marketing expenses in an effort to expand domestic and international markets, introduce new products, and establish and expand new distribution channels.

  General and Administrative. General and administrative expenses for the nine months ended September 30, 1998, were $5.0 million, an increase of 67.2% in comparison to the nine months ended September 30, 1997. The increase in general and administrative expenses was primarily the result of increased consulting and legal expenses. In the first quarter of 1998, the Company accrued $850,000 for settlement of the security litigation. The Company believes that its general and administrative expenses may increase as the Company continues to build its infrastructure.

  Merger Expenses. On March 18, 1997, the Company completed a merger with ColourPass, a business in the United Kingdom. Approximately $139,000 of expense was incurred in connection with this transaction.

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

  On September 30, 1997, Raster Graphics acquired Datagraph, a French-based distributor of large-format digital imaging systems. The acquisition was to facilitate the Company's transition from using third-party distributors, such as Oce, to using in-house resources. In exchange for the outstanding stock of Datagraph, the Company agreed to pay approximately $1,100,000 in a series of payments through September 30, 1998 which, after acquisition costs, resulted in goodwill of $1,211,000. This purchase price was based on sales forecasts produced by the Company at the time that assumed that Datagraph would be able to transition its sales model from selling low-end printers manufactured by a competitor to a network of dealers, to selling in addition the high-end Raster Graphics printers directly to end users.

  Following the acquisition, Datagraph's supplier of low-end printers cancelled its contract, leaving Datagraph to distribute only the Company's products. In addition, the Company was not able to effect such a transition with the result that during the quarter ended December 31, 1997 Datagraph experienced a shortfall in anticipated revenues causing management to revise its sales forecasts and to write-off the goodwill associated with the Datagraph acquisition. This situation continued in 1998 with further revenue shortfalls being experience in the nine months ended September 30, 1998 resulting in a loss for that period. Further, it became evident to management during the third quarter of 1998, that Datagraph required significant additional support to effect the planned transition in its sales model. As a result of the significant liquidity constraints at Raster Graphics it was determined that such support could not be given and the decision was then taken for Datagraph to commence bankruptcy proceedings.

  Provision for Income Taxes. The Company's effective tax rate on the consolidated pretax loss for the three and nine month periods ended September 30, 1998, is (2.4%), and (2.7%) respectively, compared to an effective rate of (2%) on consolidated pretax loss for the three and nine month periods ended September 30, 1997. The tax provision for the three and nine month periods ended September 30, 1997, and September 30, 1998, result from taxes on foreign jurisdictions and federal and state minimum taxes despite an overall loss.

Trends and Uncertainties

  Risks Associated with Introduction of New Product. The Company introduced its PiezoPrint 5000 in March 1997. This product is based on relatively new technology, is complex and must be reliable and durable. The Company is continuing to make upgrades and improvements in the features of the PiezoPrint 5000. Nevertheless, despite research and testing, the Company and its customers have experienced some operational issues with the PiezoPrint 5000, which the Company believes it is successfully addressing. However, these operational problems have resulted in delayed payments by customers, requests for return of printers, greater than anticipated expense incurred servicing printers and actual returns of printers, all of which had a material adverse effect on the Company's business, financial condition and results of operations for 1997 and 1998. The Company believes that the upgrade of faulty printheads will continue into 1999. Management has estimated the expected cost of performing work under printer warranties, which is based in part on the numbers of units sold, the likelihood of operating problems occurring and the cost of repair and has included in cost of revenues approximately $653,000 for the expected costs. No estimate can be made of the range of amounts of loss that are reasonably possible should the warranty work not be successful. In addition, there can be no assurance that the Company will successfully resolve any future problem in the manufacture or operation of its printers or any new product. Failure of the Company to resolve any future manufacturing or operational problems with its printers or any new product in a timely manner could result in similar material adverse effects on the Company's business, financial condition and results of operations.

  Slower than Expected Revenue Growth. The Company's sales of the PiezoPrint 5000 have been slower than expected due in large part to the lack of certain types of compatible media that can be run on the PiezoPrint 5000. During the development of consumables for the PiezoPrint 5000, the Company found that the oil based inks used in this printer had certain limitations which did not allow the Company to develop a photogloss media which was compatible with the printer. This lack of a photogloss media limited the market acceptance of the printer. The resulting reduction in anticipated revenue from the sale of PiezoPrint 5000 printers had a material adverse effect on the Company's business, financial condition and results of operations for 1997. While the

Company is continuing to add additional types of compatible media to its product line for use on the PiezoPrint 5000, the Company expects that its revenue growth will be slower than historical growth rates. Additionally, revenue growth in 1997 was adversely affected by the Company's efforts to transition its U.S. distribution model from direct to an indirect sales model. It is expected that this transition will continue into 1999.

  Inventory Reserves. Inventories are stated at the lower of cost (first-in, first-out) or fair market value. The Company has recorded a write-down of inventory of $10.4 million at December 31, 1997 of which $9.3 million was recorded in the current year. In preparation of the 1997 restated quarterly results, the Company performed a detailed review of its inventory reserves at each of the three quarters and year ended 1997. This review included an analysis of net realizable value and an analysis of excess and obsolete inventory at each of the quarters and year ended 1997. Management has developed a program to reduce inventories to levels that are consistent with forecasted sales.

  Allowance for Doubtful Accounts. The Company reports accounts receivable at net realizable value. The Company has recorded a bad debt allowance of $4.7 million and a charge to general and administrative expenses. The increase in the Company's allowance for doubtful accounts reflects the difficulty that the Company has experienced in collecting amounts due. Collection difficulties have resulted from a number of factors including the Company's decision in 1997 to sell a greater proportion of printers to end users, which has resulted in the Company being subject to a greater amount of credit risk than has previously been the case. In particular, a number of customers, particularly those based in AsiaPac and Latin America, have experienced liquidity problems, making collection of the amount due to the Company doubtful. In addition, the problems experienced with the PP5000, introduced in 1997, have resulted in some customers refusing to pay for other product shipped by the Company. Management has undertaken efforts to collect amounts owed by its customers and to reduce the accounts receivable balance to more desirable levels in the near term.

  Uncertainty Regarding Asian and Latin American Markets. A significant number of the Company's customers and suppliers are based in Asia and Latin America. The financial instability in these regions has and may have an adverse impact on the financial position of customers and suppliers in the region, which could impact the Company's future revenues and operations, including the ability of customers to pay the Company. As a result of experiencing collection problems from its Asian and Latin American customers in 1997 as the Company did not require letters of credit, the Company is planning to require sales to these regions to be secured by letters of credit or transacted on a prepaid wire transfer basis. Should the current volatility in Asia and Latin America continue, either the Company or the Company's customers may be unable to sell its products in the region. The inability to generate revenue in this region, or the inability to collect amounts due, would have a material adverse impact on the Company's business, financial condition and results of operations.

  Significant Fluctuations in Quarterly Results. The Company's quarterly operating results have varied significantly in the past and are likely to vary significantly in the future based upon a number of factors, including general economic conditions, the introduction or market acceptance of new products offered by the Company and its competitors, changes in the pricing policies of the Company or its competitors, the volume and timing of customer orders, the level of product and price competition, the relative proportion of printer and consumables sales, the Company's ability to collect accounts receivables, the continued availability of sole source components, the continued availability of consumables from independent vendors, fluctuations in research and development expenditures, the impact of future Company acquisitions, the continued availability of financing arrangements for certain of the Company's customers, the Company's success in expanding its direct sales force and indirect distribution channels, the risks related to international operations, the loss of key suppliers and customers, problems incurred in managing inventories or accounts receivables, a change in the product mix sold by the Company, price decreases in inventory, trade barriers established by foreign countries, as well as other factors. Additionally, because the purchase of a digital printer or printing system involves a significant capital commitment, the Company's printer and printing system sales cycle is susceptible to delays and lengthy acceptance procedures associated with large capital expenditures. Moreover, due to the Company's high average sales price and low unit volume per month, a delay in the sale of a few units could have a material adverse effect on the results of operations for a financial quarter.

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


  Quarterly revenues and operating results depend primarily on the volume, timing, shipping and acceptance of orders during the quarter, which are difficult to forecast due to the length of the sales cycle. A significant portion of the Company's operating expenses are relatively fixed in the short term, and planned expenditures are based on sales forecasts. If revenue levels are below expectations, net income (loss), if any, may be disproportionately affected because only a small portion of the Company's expenses vary with revenue in the short term, which could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has experienced growth in revenue in recent years, there can be no assurance that the Company will sustain such revenue growth or return to profitability on an operating basis in any future period. In particular, operating results for the period ended September 30, 1998, indicate that Company revenues have decreased and expenses have increased. In order to return to profitability, the Company must take active measures to reverse this trend. There can be no assurances that this trend will be reversed or that the Company will return to profitability. For the foregoing reasons, the Company believes that period-to-period comparisons of its results are not necessarily meaningful and should not be relied upon as indications of future performance. Further, in the third and fourth quarters of 1997, the Company's revenues and operating results were below the expectations of public market analysts and investors, which adversely affected the price of the Company's Common Stock. It is likely that in some future period the Company's revenues or operating results will again be below expectations. In such event, the price of the Common Stock could be materially adversely affected.

  Possible Volatility of Stock Price. In recent years, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price fluctuations, sometimes without regard to the operating performance of particular companies. Factors such as quarterly variation in actual or anticipated operating results, changes in earnings estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions may have a significant effect on the market price of the Common Stock. Following fluctuations in the market price of a corporation's securities, securities class action litigation has often resulted.

  Reliance on Third-Party Distribution. The Company relies heavily on a network of distributors, original equipment manufacturers ("OEMs") and value added resellers ("VARs") for both domestic and international sales. The Company currently maintains distribution, OEM and VAR agreements for its printing systems and printers with Keundo and Lisle Kelco for distribution of its products in Canada; Sumitomo-3M Ltd. ("Sumitomo-3M"), Marubeni Electronics Co. Ltd. ("Marubeni") and Kimoto Co., Ltd. ("Kimoto") for distribution of its products in Japan; and Sihl for distribution of its products in Europe. In addition, the Company distributes its image processing software products through a number of domestic and international OEMs, VARs and distributors. There can be no assurance that the Company's independent OEMs, VARs and distributors will maintain their relationships with the Company or that the Company will be able to recruit additional or, if necessary, replacement OEMs, VARs or distributors. The loss of one or more of the Company's OEMs, VARs or distributors could have a material adverse effect on the Company's business, financial condition and results of operations.

  In general, the Company's agreements with its OEMs, VARs and distributors are not exclusive, and each of the Company's OEMs, VARs and distributors can cease marketing the Company's products with limited notice and with little or no penalty. Some of the Company's OEMs, VARs and distributors offer competitive products manufactured by third parties. In addition, some of these customers may consider the Company's products to be competitive offerings and, as a result, there can be no assurance that such customers will continue marketing the Company's products. Further, there can be no assurance that the Company's OEMs, VARs and distributors will give a high priority to the marketing of the Company's products as compared to competitors' products or alternative solutions, or that such OEMs, VARs and distributors will continue to offer the Company's products. Any reduction or delay in sales of the Company's products by its OEMs, VARs or distributors could have a material adverse effect on the Company's business, financial condition and results of operations.

  Although the Company seeks information from foreign customers that purchase products from the Company's OEMs, VARs and distributors, it generally does not deal directly with them and cannot directly observe their experience with the Company's products. The Company also does not have direct control over the marketing and support efforts of its OEMs, VARs and distributors in foreign countries. This may result in the inability of the Company to identify potential opportunities with these customers and a potential delay by the Company in the recognition and correction of any problems with such OEM, VAR or distributor sales or support organizations. Failure of the Company to respond to customer preferences or experience with its products or the failure of OEM, VAR or distributor supported customers to market and support the Company's products successfully, could have a material adverse effect on the Company's business, financial condition and results of operations. Further, third-party distribution provides the Company with less information regarding the amount of inventory that is in the process of distribution. This lack of information can reduce the Company's ability to predict fluctuations in revenues resulting from a surplus or a shortage in its distribution channels and contribute to volatility in the Company's financial results, cash flow, and inventory balances.

  Competition. The market for printing equipment and related software and consumables is extremely competitive. Suppliers of equipment for the LFDP market compete on the basis of speed, print quality, price and the ability to provide complete solutions, including service. Certain of the Company's competitors are developing or have introduced products to address the LFDP market. Among these companies are 3M, ColorgrafX, Encad, Hewlett-Packard, Calcomp, and ColorSpan, which manufacture LFDP printers, and Cactus, a division of 3M, (Star) and Visual Edge, which develop LFDP image processing software. A variety of potential actions by any of the Company's competitors, could have a material adverse effect on the Company's business, financial condition and results of operations. Such actions may include reduction of product prices, increased promotion, announcement or accelerated introduction of new or enhanced products, product giveaways, product bundling or other competitive actions. In addition, companies that are currently targeting the photographic enlargement, screen and offset printing markets may enter the LFDP market in the future or may increase the performance or lower the costs of such alternate printing processes in a manner that would allow them to compete more directly with the Company for LFDP customers. Furthermore, companies that supply consumables, such as ink and paper, to the Company could compete with the Company by not selling such consumables to the Company or by widely selling such consumables directly or through other channels to the Company's customers. Such competition would have a material adverse effect on the Company's business, financial condition and results of operations.

  Many of the companies that currently compete with the Company or that may compete with the Company in the future have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. As a result, these competitors may be able to respond more quickly and/or effectively to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and support of their products than the Company. These companies may have the ability to offer superior payment terms. Consequently, the Company expects to continue to experience increased competition, which could result in significant price reductions, loss of market share and lack of acceptance of new products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete against current or future competitors successfully or that competitive pressures faced by the Company will not have a material adverse effect upon its business, financial condition and results of operations.

  Product Competition. The introduction of the PiezoPrint 5000 has adversely impacted sales of the Company's DCS 5442 printer to the extent that future purchasers favor the lower priced inkjet alternatives. Accordingly, there can be no assurance that revenue generated by sales of the Company's inkjet products will compensate for the decrease in revenue resulting from declining sales of its electrostatic products. The corresponding decrease in total revenue would have a material adverse effect upon the Company's business, financial condition and results of operations.

  International Revenues. The Company's international revenues accounted for approximately 39.5%, 51.6%, and 56.1% of the Company's revenues in 1997, 1996 and 1995, respectively. The Company makes a material amount of sales to third party distributors in international markets. The Company expects that international sales will continue to account for a significant portion of its total revenues in future periods.

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

  International sales are subject to certain inherent risks, including instability of foreign economies, such as the weak economic conditions effecting certain Asian and Latin America economies in the latter part of 1997 and 1998, unexpected changes in regulatory requirements and tariffs, government controls, political instability, longer payment cycles, increased difficulties in collecting accounts receivable and potentially adverse tax consequences. The Company's inability to obtain foreign regulatory approvals on a timely basis could also have a material adverse effect on the Company's business, financial condition and results of operations. Sales from the Company's German, French and UK subsidiaries are denominated in local currencies. Accordingly, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to end users in a particular country, leading to a reduction in sales in that country. The Company utilized foreign currency forward exchange contracts to manage some of its foreign currency firm purchase commitments. At December 31, 1997, the Company held a foreign currency forward contract which matured in January 1998 to buy 25.6 million Japanese yen for $200,000. The fair value of the yen underlying this instrument at December 31, 1997, was $196,000. Purchases of the PiezoPrint 1000 from the Company's sole source supplier are denominated in Japanese yen and have resulted in some foreign currency exchange rate fluctuation exposure. The impact of future exchange rate fluctuations cannot be predicted adequately. There can be no assurance that any hedging techniques implemented by the Company would be successful or that the Company's results of operations will not be materially adversely affected by exchange rate fluctuations. In general, certain seasonal factors and patterns impact the level of business activities at different times in different regions of the world. For example, sales in Europe are adversely affected in the third quarter of each year as many customers and end users reduce their business activities during the summer months. These seasonal factors and currency fluctuation risks could have a material adverse effect on the Company's quarterly results of operations. Further, because the Company has operations in different countries, the Company's management must address differences in regulatory environments and cultures. Failure to address these differences successfully could be disruptive to the Company's operations.

  Environmental. The Company is subject to local laws and regulations governing the use, storage, handling and disposal of the inks, varnishes and finishing solutions sold for use with the Company's printers. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, and while the Company is not aware of any notice or complaint alleging any violation of such laws or regulations, risk of accidental contamination, improper disposal or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

  Difficulties in Managing Growth. The Company has experienced growth in recent years, which has placed demands on the Company's administrative, operational and financial personnel, information systems and financial and administrative controls, manufacturing operations, research and development, technical support and other resources. Additionally, certain of the Company's officers have recently joined the Company. Failure to manage the changes in any of these areas would have a material adverse effect on the Company's business, financial condition and results of operations.

  Need to Attract and Retain Highly Skilled Personnel. The success of the Company depends to a large extent upon its ability to retain and continue to attract highly skilled personnel. Competition for employees in the high technology sector in general, and in the LFDP industry in particular, is intense, and there can be no assurance that the Company will be able to attract and retain enough qualified employees. If the business of the Company increases, it may become increasingly difficult to hire, train and assimilate the new employees needed. The Company believes that the loss of its Chief Executive Officer could have a material adverse effect on the Company's business, financial condition or results of operations. With the exception of employment agreements containing initial compensation terms and severance obligations with respect to the Company's Chief Executive Officer, Acting Chief Financial Officer, Executive Vice President and Vice President of Domestic Sales, the

Company has not entered into employment agreements with any of its key personnel. Additionally, the Company has not required its key personnel to enter into non-competition agreements with the Company. The Company has not procured key man insurance for any of its employees. The Company's inability to retain and attract key employees would have a material adverse effect on the Company's business, financial condition and results of operations.

  Year 2000 Compliance. The "Year 2000 issue" arises because many computer systems and programs were designed to handle only a two-digit year, not a four-digit year. These computers may interpret "00" as the year 1900 and could either stop processing date-related computations or could process them incorrectly.

  The Company has not experienced any significant Year 2000 problems to date. The Company has examined the potential impact of the Year 2000 issue on its printer and image processing software products and believes that its products are Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of Company products to correctly create, store, process and output information related to such dates. The Company's printer system products, including embedded technology, are not affected by the Year 2000 issue because the custom operating systems designed into the DCS and PiezoPrint systems are insensitive to year code. The Company's PosterShop image processing software product utilizes more than a 2-digit year code, and therefore will not be effected by the change to the year 2000.

  The Company has determined that with an upgrade to its current information systems, those systems will be able to process the Year 2000 accurately and accordingly does not anticipate any Year 2000 issues from its own information systems, databases or programs as long as it can successfully complete this upgrade. The Company has incurred approximately $15,000 in costs associated with its Year 2000 upgrades and expects that the total costs of this upgrade will not exceed $50,000 and that this upgrade will be complete by mid-1999. However, the Company could be adversely impacted by Year 2000 issues faced by major distributors, suppliers, customers, vendors, and financial service organizations with which the Company interacts. The Company is in the process of contacting third parties to determine the impact that third parties which are not Year 2000 compliant may have on the operations of the Company. The Company estimates that this process will be complete, and that upgrades will be accomplished, by mid-1999. Based on its contacts with material third parties, the Company is not presently aware of any Year 2000 issues related to third parties that would have a material adverse effect on the Company.

  The Company does not plan to have an independent verification of its Year 2000 compliance program. While approaches to reducing risks of interruption due to supplier failures will vary by business and facility, options include identification of alternate suppliers and accumulation of inventory to assure production capability where feasible or warranted. These activities are intended to provide a means of managing risk, but cannot eliminate the potential for disruption due to third party failure. The Company is also dependent upon customers for sales and cash flow. Year 2000 interruptions in customers' operations could result in reduced sales, increased inventory or receivable levels and cash flow reductions. The Company will, however, take steps to monitor the status of customers as a means of determining risks and alternatives.

  Based on its revue and analysis to date, the Company expects that its most likely worst-case scenario for the Year 2000 problem is that a limited number of the Company's internal systems may produce reports with incorrect dates or otherwise have difficulties processing information with dates and that the Company may experience limited delays in purchases from customers. The Company expects to develop a contingency plan for its expected worst-case scenario by the third quarter of 1999. The Company's Year 2000 plan is expected to significantly reduce the level of uncertainty about the potential Year 2000 problem and, in particular about the Year 2000 compliance and readiness of the Company's suppliers, resellers and distributors. The Company believes that, with completion of the Year 2000 plan, the possibility of significant interruptions of normal operations should be reduced. However, due to the uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity or financial condition.

Liquidity and Capital Resources

  Since inception, the Company has financed its operations primarily through private sales of preferred stock and common stock of $24.7 million, its initial public offering of common stock in 1996, issuance of convertible debt, bank loans, equipment lease financing and private loans. For the year ended December 31, 1997 and for the same period in 1996 and 1995, $8.3 million, $283,000 and $599,000 of cash was used in operations, respectively. For fiscal 1997, net cash used in operations was due primarily to net loss incurred partially offset by a decrease in accounts receivable and increases in amounts payable and other accrued liabilities. For fiscal 1996 net cash used in operations was due primarily to increases in inventories and accounts receivable associated with higher net revenues, which were partially offset by net income and an increase in accounts payable.

  Net cash provided by (used) in investing activities was $9.0 million, ($15.0) million and ($1.1) million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company incurred $2.7 million of capital expenditure in 1997, $1.9 million in 1996 and $1.1 million in 1995. The Company had net receipts of $11.5 million from short term cash investments in 1997 and made net purchases of $13.1 million in 1996.

  Financing activities provided net cash of $405,000, $16.7 million and $1.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. In August 1996, the Company successfully completed its initial public offering of securities which yielded net proceeds of $16.9 million. In fiscal 1995, $1.5 million was raised by issuing Series C preferred stock. The proceeds from the sale of these equity securities were partially offset by payments on notes and capital lease obligations.

  To date, the Company has not invested in derivative securities or any other financial instrument that involves a high level of complexity or risk. Management expects that, in the future, cash in excess of current requirements will be invested in investment grade, interest-bearing securities.

  At December 31, 1997, the Company had $5.3 million of cash and cash equivalents and short term investments. At September 30, 1998, the Company had $2.0 million of cash, cash equivalents and short-term investments. The Company also had available a $4.1 million bank line of credit that was to expire on December 31, 1998, which was secured by the tangible assets of the Company. There were no borrowings under the line of credit as September 30, 1998. The bank line of credit was terminated November 17, 1998.

  To finance the working capital needs and the purchase of capital equipment, the Company reduced its short-term investments. Other financing activities principally consisted of repayment of notes payable in the amount of $145,000 and $263,000 for the nine months ended September 30, 1998, and 1997, respectively, and cash received from loan proceeds of $500,000.

  In order to continue as a going concern, the Company will need to raise additional capital that will be used to offset expected losses from future operations. Also, the Company expects the additional capital to be used for payment of restructuring costs, including headcount reductions in various functions of the Company. The Company plans to raise the additional capital through cost containment measures that will align spending levels with revenue projections, planned reduction of inventory to meet required customer order levels, improvement for collection of outstanding trade receivables, and raising additional equity and debt financing. There can be no assurance that management will be successful in accomplishing these plans and objectives. Failure to accomplish these plans or objectives would have a material effect on the Company's business, financial condition, and results of operation.

  The Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through bank borrowings and public or private sales of its securities, including equity and debt securities. The Company has entered into a Loan and Pledge Agreement with Gretag Imaging Group, Inc. providing for a loan facility secured by 100% of the issued stock of Onyx Graphics Corporation (see Note 15 regarding subsequent events). The Company's future capital requirements, however, depend on numerous factors, including, without limitation, the success of marketing, sales and distribution efforts; the progress of its research and development programs; the costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights; competition; competing technological and market developments; and the effectiveness of product commercialization activities and arrangements. There can be no assurance that additional funds, if required, will be available to the Company on favorable terms or at all.

  The Company has entered into an Agreement and Plan of Merger with Gretag Imaging Group, Inc. ("Gretag") for the acquisition of the Company for approximately $1.30 per share (the "Merger"). The Company has also entered into a Loan and Pledge Agreement and Asset and Subsidiary Stock Option Agreement and certain of its stockholders have entered into a Stockholders Agreement with Gretag. Pursuant to the Loan and Pledge Agreement, Gretag is providing the Company a loan facility secured by 100% of the issued stock of Onyx, a wholly owned subsidiary of the Company. The Company may draw down amounts together with accrued interest of up to $5,000,000. The first installment of $500,000 was received by the Company on September 23, 1998. As of December 31, 1998, the outstanding loan amount was $3,350,00, plus accrued interest of $54,966.67. In addition, Gretag has the option to purchase up to $5,000,000 of the Company's Common Stock in exchange for forgiving the loan and paying the balance in cash. Pursuant to the Asset and Subsidiary Stock Option Agreement, (i) if the Agreement and Plan of Merger is terminated, Gretag has the option to acquire Onyx for $5,000,000 less the amount drawn down under the loan facility, or (ii) if the Company's stockholders do not vote in favor of the Merger, if the Company accepts a superior offer to sell the Company or upon certain other events, Gretag has the option to acquire the Company's inkjet technology for $6,000,000 less the amount drawn down under the loan facility. Pursuant to the terms of the Stockholders Agreement, stockholders of the Company holding approximately 20% of the Company's outstanding Common Stock have agreed to vote in favor of the Merger and against any other proposal to acquire the Company. The Merger and the Agreement and Plan of Merger requires stockholder approval and consummation of the Merger is conditioned upon settlement of the class action lawsuits against the Company. (See Notes to the Consolidated Financial Statements for a description of amounts payable on a change in control.)

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and holders of more than ten percent of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997 all
Section 16(a) filing requirements applicable to the Company's officers, directors and holders of more than ten percent of the Company's Common Stock were complied with.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements of Raster Graphics, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in the Proxy Statement of Raster Graphics, Inc. at Annex G, have been audited by Ernst & Young LLP, independent auditors ("E&Y"), as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report give upon the authority of such firm as experts in accounting and auditing.

  On October 23, 1998, the Company received a letter from E&Y informing the Company that the client-auditor relationship between the Company and E&Y had ceased. E&Y has declined to stand for re-election as the Company's auditors.

  E&Y's reports with respect to the Company's financial statements for each of the two fiscal years ended December 31, 1996 and 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles. E&Y's report with respect to the Company's financial statements for fiscal year ended December 31, 1997 was modified to include an explanatory paragraph stating that there is substantial doubt about the Company's ability to continue as a going concern. The financial statements did not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

  In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1996 and 1997 and in the subsequent interim period preceding cessation of the client-auditor relationship between the Company and E&Y, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in connection with their report.

  During the Company's fiscal years ended December 31, 1997 and 1996, and in the subsequent interim period preceding the cessation of the auditor-client relationship between the Company and E&Y, the following reportable events occurred:

  On February 2, 1998, E&Y informed the Audit Committee of the Company's Board of Directors that in connection with the audit of the Company's fiscal year 1997 consolidated financial statements, the lack of appropriate resources, the lack of control over the recording of revenue, an unreliable accounting system, and a lapse in controls over the Company's subsidiaries, resulted in delays in closing the books and difficulty in accumulating accurate information necessary for financial statement disclosure in a timely manner. E&Y considered this condition to be a material weakness. As a result of this material weakness and at various times during the performance of their audit, E&Y advised the Company of the need to significantly expand the scope of their audit.

  Further, at various times during the performance of their audit and as documented in their letter to the Audit Committee dated September 25, 1998, E&Y informed the Company and Audit Committee of various conditions that it considered to be errors and irregularities. These errors and irregularities took numerous forms and were primarily the result of a lack of compliance with the Company's procedures and controls. In addition, E&Y stated that over time a number of factors contributed to an environment that allowed the circumvention of established procedures and controls. E&Y considered that collectively these conditions represented a material weakness.

                                 OTHER MATTERS

  At the time of preparation of this Proxy Statement, the Board knows of no other matters which will be acted upon at the Annual Meeting other than the approval of the Merger Agreement and the transactions contemplated thereby and the election of Class II directors. If any other matters are presented for action at the Annual Meeting or at any adjournment or adjournments thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors,

                                          RAKESH KUMAR

                                          President

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                    between

                           GRETAG IMAGING GROUP, INC.

                            GRETAG ACQUISITION CORP.

                                      and

                             RASTER GRAPHICS, INC.

                          Dated as of October 6, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 ARTICLE 1 The Merger...................................................   A-1
           1.1.The Merger...............................................   A-1
           1.2.The Closing..............................................   A-1
           1.3.Effective Time...........................................   A-2
           Certificate of Incorporation and Bylaws of the Surviving
 ARTICLE 2 Corporation..................................................   A-2
           2.1.Certificate of Incorporation.............................   A-2
           2.2.Bylaws...................................................   A-2
 ARTICLE 3 Directors and Officers of the Surviving Corporation..........   A-2
           3.1.Directors................................................   A-2
           3.2.Officers.................................................   A-2
           Effect of the Merger on Securities of Merger Sub and the
 ARTICLE 4 Company......................................................   A-2
           4.1.Merger Sub Stock.........................................   A-2
           4.2.Company Securities.......................................   A-2
           4.3.Exchange of Certificates Representing Common Stock.......   A-3
           4.4.Adjustment of Merger Consideration.......................   A-4
           4.5.Dissenting Company Stockholders..........................   A-4
 ARTICLE 5 Representations and Warranties of the Company................   A-5
           5.1.Existence; Good Standing; Corporate Authority............   A-5
           5.2.Authorization, Validity and Effect of Agreements.........   A-5
           5.3.Compliance with Laws.....................................   A-5
           5.4.Capitalization...........................................   A-5
           5.5.Subsidiaries.............................................   A-6
           5.6.No Violation.............................................   A-6
           5.7.Company Reports; Proxy Statement.........................   A-7
           5.8.Litigation...............................................   A-8
           5.9.Absence of Certain Changes...............................   A-8
           5.10.Taxes...................................................   A-9
           5.11.Employee Benefit Plans..................................  A-10
           5.12.Labor and Employment Matters............................  A-10
           5.13.Brokers and Finders.....................................  A-11
           5.14.Fairness Opinion........................................  A-11
           5.15.Licenses and Permits....................................  A-11
           5.16.Environmental Matters...................................  A-11
           5.17.Material Contracts......................................  A-12
           5.18.Intellectual Property; Technology.......................  A-12
           5.19.Required Vote of Company Stockholders...................  A-14
           5.20.State Statutes..........................................  A-14
           5.21.Disclosures.............................................  A-15
 ARTICLE 6 Representations and Warranties of Purchaser and Merger Sub...  A-15
           6.1.Existence; Good Standing; Corporate Authority............  A-15
           6.2.Authorization, Validity and Effect of Agreements.........  A-15
           6.3.Proxy Statement..........................................  A-15
           6.4.No Violation.............................................  A-15
           6.5.Financing................................................  A-16
           6.6.Brokers and Finders......................................  A-16

                                                                          Page
                                                                          ----
 ARTICLE 7  Covenants...................................................  A-16
            7.1.No Solicitation.........................................  A-16
            7.2.Interim Operations......................................  A-17
            7.3.Filings; Other Action...................................  A-20
            7.4.Access to Information...................................  A-21
            7.5.Publicity...............................................  A-21
            7.6.Further Action..........................................  A-21
            7.7.Insurance; Indemnity....................................  A-22
            7.8.Restructuring of Merger.................................  A-22
            7.9.Employees and Employee Benefit Plans....................  A-22
            7.10.Stockholder Approval; Preparation of Proxy Statement...  A-22
            7.11.Additional Agreements of the Company...................  A-23
            7.12.Transfer Taxes.........................................  A-24
 ARTICLE 8  Conditions..................................................  A-24
            8.1.Conditions to Each Party's Obligation to Effect the
            Merger......................................................  A-24
            8.2. Additional Conditions to Obligations of Purchaser and
                 Merger Sub to Effect the Merger........................  A-25
            8.3.Additional Conditions to Obligations of the Company.....  A-25
 ARTICLE 9  Termination; Amendment; Waiver..............................  A-26
            9.1.Termination.............................................  A-26
            9.2.Effect of Termination...................................  A-27
            9.3.Amendment...............................................  A-27
            9.4.Extension; Waiver.......................................  A-27
 ARTICLE 10 General Provisions..........................................  A-28
            10.1.Nonsurvival of Representations and Warranties..........  A-28
            10.2.Notices................................................  A-28
            10.3.Assignment; Binding Effect.............................  A-28
            10.4.Entire Agreement.......................................  A-29
            10.5.Fees and Expenses......................................  A-29
            10.6.Governing Law..........................................  A-30
            10.7.Headings...............................................  A-30
            10.8.Interpretation.........................................  A-30
            10.9.Investigations.........................................  A-30
            10.10.Severability..........................................  A-30
            10.11.Enforcement of Agreement..............................  A-30
            10.12.Counterparts..........................................  A-30
 DEFINITIONS............................................................. iii

DISCLOSURE SCHEDULE

 EXHIBIT I  Memorandum of Understanding

                                  DEFINITIONS

                         Defined Term                          Section Reference
                         ------------                          -----------------
"Acquisition Agreement"....................................... Section 7.1(b)
"Acquisition Proposal"........................................ Section 7.1
"affiliate"................................................... Section 10.8
"Agreement"................................................... First Paragraph
"associate"................................................... Section 10.8
"Board" or "Board of Directors"............................... Section 7.15
"Cap"......................................................... Section 7.7(a)
"Certificate"................................................. Section 4.2(b)
"Closing"..................................................... Section 1.2
"Closing Date"................................................ Section 1.2
"Commercial Software"......................................... Section 5.18(h)
"Common Stock"................................................ Section 4.2(a)
"Company"..................................................... First Paragraph
"Company Benefit Plans"....................................... Section 5.11
"Company Intellectual Property"............................... Section 5.18(b)
"Company Owned Intellectual Property"......................... Section 5.18
"Company Reports"............................................. Section 5.7(a)
"Company Software"............................................ Section 5.18(h)
"Company Stockholder Approval"................................ Section 5.19
"Computer Systems"............................................ Section 5.18(i)
"Consents".................................................... Section 7.3
"Contract" or "Contracts"..................................... Section 5.6
"Current Policies"............................................ Section 7.7(a)
"Delaware Courts"............................................. Section 10.6
"Derivative" or "Derivatives"................................. Section 5.17
"DGCL"........................................................ Section 4.5
"Disclosure Letter"........................................... Section 5
"Dissenting Common Stock"..................................... Section 4.5
"Effective Time".............................................. Section 1.3
"Employee Agreements"......................................... Section 5.11
"Encumbrances"................................................ Section 5.5
"Environmental Laws".......................................... Section 5.16(a)
"excess parachute payment".................................... Section 5.11
"Exchange Act"................................................ Section 5.6
"Exchange Fund"............................................... Section 4.3(a)
"Fairness Opinion"............................................ Section 5.14
"Foreign Antitrust Laws"...................................... Section 5.6
"Governmental Entity"......................................... Section 5.3
"group"....................................................... Section 8.2(g)
"Hazardous Substances"........................................ Section 5.16(b)
"HSR Act"..................................................... Section 5.6
"Information Statement"....................................... Section 5.7(b)
"Inkjet Business"............................................. Option Agreement
"Inkjet Option"............................................... Option Agreement
"Intellectual Property"....................................... Section 5.18(j)
"Laws"........................................................ Section 5.3
"Litigation".................................................. Section 5.8
"Loan Agreement".............................................. Recitals
"Losses"...................................................... Section 7.7(b)

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of October 6, 1998 (this
"Agreement"), among Gretag Imaging Group, Inc., a Delaware corporation ("Purchaser"), Gretag Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Raster Graphics, Inc., a Delaware corporation (the "Company").

                                   RECITALS

  WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company each have determined that it is advisable and in the best interests of their respective companies and stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

  WHEREAS, concurrently with the execution of this Agreement and as an inducement to Purchaser's and Merger Sub's willingness to enter into this Agreement, the Purchaser and the Company are entering into an Asset and Subsidiary Stock Option Agreement (the "Option Agreement"), pursuant to which Purchaser shall have the right, upon the occurrence of certain conditions, to purchase certain assets of the Company and/or the shares of Onyx Graphics Corporation ("O-Sub"), a wholly owned Subsidiary of the Company;

  WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Purchaser's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company, Purchaser and Merger Sub are entering into a Stockholders Agreement (the "Stockholders Agreement"), pursuant to which such stockholders have agreed, among other things, to vote their shares in favor of the Merger;

  WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by the Option Agreement and the Stockholders Agreement;

  WHEREAS, concurrently with the execution of this Agreement, the Company and Purchaser have entered into a Loan and Pledge Agreement, dated as of the date hereof (the "Loan Agreement") pursuant to which Purchaser has agreed to advance certain amounts to the Company; and

  WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

  1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in Article 8 or at such other time, date or place as Purchaser and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.3. Effective Time. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Sections 103 and 251 of the DGCL to be properly executed and filed in accordance with such Sections on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

                    Certificate of Incorporation and Bylaws
                         of the Surviving Corporation

  2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be adopted as the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Raster Graphics, Inc."

  2.2. Bylaws. The Bylaws of the Company in effect immediately prior to the Effective Time shall be adopted as the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

              Directors and Officers of the Surviving Corporation

  3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

  3.2. Officers. The officers of the Company immediately prior to the Effective Time, together with such additions thereto as Merger Sub shall designate, shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 4

                      Effect of the Merger on Securities
                         of Merger Sub and the Company

  4.1. Merger Sub Stock. At the Effective Time, each share of common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

  4.2. Company Securities.

  (a) At the Effective Time, each share of Common Stock, par value $0.001 per share (the "Common Stock") of the Company, together with the associated Rights, issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Purchaser or Merger Sub or held by the Company or owned or held by any of their respective Subsidiaries, all of which shall be canceled as provided in Section 4.2(c), and other than shares of Dissenting Common Stock) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of $1.2968 per share, without interest (the "Merger Consideration"). Except where the context otherwise requires, all references herein to shares of Common Stock shall include the associated Rights.

  (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub, Purchaser, the Company and each of their respective Subsidiaries) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 4.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock or, with respect to shares of Dissenting Common Stock, payment of the appraised value of shares of Dissenting Common Stock in accordance with Section 4.5.

  (c) Each share of Common Stock issued and owned or held by Purchaser, Merger Sub, the Company or any of their respective Subsidiaries at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor.

  (d) All options (individually, an "Option" and collectively, the "Options") outstanding immediately prior to the Effective Time under any Company stock option plan or stock purchase plan (the "Stock Option Plans"), whether or not then exercisable, shall be canceled and each holder of an Option will be entitled to receive, for each share of Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest. The amounts payable pursuant to this Section 4.2(d) shall be subject to all applicable withholding of taxes. The Company shall use its reasonable best efforts to obtain all necessary consents of the holders of Options to the cancellation of the Options in accordance with this Section 4.2(d).

  4.3. Exchange of Certificates Representing Common Stock.

  (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company having net capital of not less than $100,000,000 and which is reasonably satisfactory to the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Purchaser shall, or shall cause the Surviving Corporation to, provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to Section 4.2(a) and to make all payments in connection with the Options pursuant to Section 4.2(d), as and when such amounts are needed by the Paying Agent. Such amounts shall hereinafter be referred to as the "Exchange Fund."

  (b) Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in customary form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 4.2, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 4.

  (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this
Article 4 shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon.

  (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

  4.4. Adjustment of Merger Consideration. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

  4.5. Dissenting Company Stockholders. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Common Stock") in accordance with Section 262 of the Delaware General Corporation Law ("DGCL") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 4.5, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to Section 262 of the DGCL shall cease. The Company will give Purchaser prompt notice of any demands and withdrawals of such demands received by the Company for appraisals of shares of Dissenting Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE 5

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Purchaser and Merger Sub as of the date hereof and as of the Effective Time as follows, except as specifically disclosed in the writing from the Company to Purchaser and Merger Sub that is dated the date of this Agreement and that is identified by the Company to Purchaser as the disclosure letter to this Agreement (the "Disclosure Letter"):

  5.1. Existence; Good Standing; Corporate Authority. Each of the Company and its Subsidiaries is (i) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, financial condition or prospects of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The Company has heretofore delivered to Purchaser true and correct copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect.

  5.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement by the Company, the execution and delivery of the Stockholders Agreement by the stockholders who are parties thereto and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement, the Stockholders Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby (other than the approval of this Agreement and the Merger by the holders of a majority of the shares of Common Stock, if required by applicable law). The Board of Directors has duly adopted resolutions determining that the Merger is advisable and the terms of the Merger are fair to, and in the best interests of, the Company and the Company's stockholders and recommending that the Company's stockholders approve the Merger and this Agreement. Each of this Agreement and the Option Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement and the Option Agreement each constitutes a valid and binding obligation of Purchaser and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

  5.3. Compliance with Laws. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal (each such entity, a "Governmental Entity") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

  5.4. Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, $0.001 par value (the "Preferred Stock"). As of October 5, 1998, (a) 9,599,525 shares of Common Stock were issued and outstanding, (b) 30,000 shares of Preferred Stock were subject to Preferred Stock Purchase Rights ("Rights") issued pursuant to the Preferred Shares Rights Agreement, dated as of February 4, 1998, between the Company and U.S. Stock Transfer Corporation, as rights agent (the "Rights Agreement"), (c) Options to purchase an aggregate of 1,628,408 shares of Common Stock were outstanding, 1,628,408 shares of Common Stock were reserved for issuance upon the exercise of outstanding Options and 430,300 shares were reserved for future grants under the Stock Option Plans, and there were no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Options, (d) no shares of Common Stock were held by the Company in its treasury, and (e) no shares of Common Stock of the Company were held by the Company's Subsidiaries. Except for the Rights, the Warrants and the Options, the Company has no outstanding bonds, debentures, notes or other obligations or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Disclosure Letter sets forth for each Option and Warrant, (i) its exercise price, (ii) its expiration date, (iii) the first date upon which it becomes exercisable, and (iv) the number of shares of Common Stock (or the securities) for which it is exercisable. Since December 31, 1997, the Company (i) has not issued any shares of Common Stock, (ii) has granted Options to purchase an aggregate of 487,900 shares of Common Stock under the Stock Option Plans, and
(iii) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights, the Options and pursuant to the Loan Agreement and except as set forth in this Section 5.4 or in the Disclosure Letter, there are no other shares of capital stock of the Company, no securities of the Company convertible or exchangeable for shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and, other than outstanding Options, there are no awards outstanding under the Stock Option Plans or any other outstanding stock-related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Options or any Company Benefit Plan. Except as set forth in the Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

  5.5. Subsidiaries. Except as set forth in the Disclosure Letter, (i) the Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, and (ii) each of the outstanding shares of capital stock of each of the Company's Subsidiaries (other than O-Sub) is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"). Each of the outstanding shares of capital stock of O-Sub is duly authorized, validly issued, fully paid and nonassessable and is owned directly by the Company, free and clear of all Encumbrances. The Disclosure Letter sets forth for each Subsidiary of the
Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share or equity capital; (iii) the number of issued and outstanding shares of capital stock or share or equity capital; and
(iv) the holder or holders of such shares. Except for interests in the Company's Subsidiaries or as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.


  5.6. No Violation. Except as set forth in the Disclosure Letter, neither the execution and delivery by the Company of this Agreement or the Option Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws (or comparable constituent documents) of the Company or any of its Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries (including, without limitations, the assets subject to the Option

Agreement and the shares of O-Sub) under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, Permit, lease, contract, plan, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries or any of their respective properties is bound, or under which the Company or any of its Subsidiaries or any of their respective properties is entitled to a benefit (each of the foregoing, to the extent the same have any continuing force or effect, a "Contract" and collectively, "Contracts"), except for any of the foregoing matters which, individually or in the aggregate, would not have a Material Adverse Effect, prevent or materially delay the consummation of the transactions contemplated hereby (a "Material Delaying Effect") or prevent or materially delay the consummation of the transactions contemplated by the Option Agreement; (iii) other than the filings provided for in Section 1.3, the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), or filings in connection with the maintenance of qualification to do business in other jurisdictions (the filings disclosed in the Disclosure Letter in response to this clause (iii), the other filings referred to in this clause (iii) and the Other Antitrust Filings and Consents required or permitted to be made or obtained, collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, including any such consent, approval, authorization, declaration, filing or registration under any Laws of any foreign jurisdiction relating to antitrust matters or competition ("Foreign Antitrust Laws") or any other Law of any foreign jurisdiction, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect or a Material Delaying Effect; or (iv) violate any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

  5.7. Company Reports; Proxy Statement. (a) The Company has made available to Purchaser each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it for filing with the Securities and Exchange Commission (the "SEC") since December 31, 1995, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, as amended or restated, the "Company Reports"). As of their respective dates (or the respective dates of the latest amendment thereto or restatement thereof), the Company Reports and, when filed, the Pending Reports, (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Exchange Act and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. The unaudited financial statements of the Company for the periods ended March 31, 1998 and June 30, 1998 (the "Unaudited 1998 Financial Statements"), previously provided to Merger Sub have been prepared using the same accounting principles and policies and in a manner consistent with the financial statements of the Company and its Subsidiaries for the period ended December 31, 1996 and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of March 31, 1998 and June 30, 1998, respectively, and the consolidated results of their operations, changes in stockholders' equity and statements of cash flow for the periods ended March 31, 1998 and June 30, 1998, respectively. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of December 31, 1997, included in the Company Reports or (ii) liabilities and obligations incurred in the ordinary course of business since that date which individually or in the aggregate would not have a Material Adverse Effect.

  (b) The Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC or first published, sent or distributed to the stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty as to any information included in the Proxy Statement that was provided by Purchaser or Merger Sub. If at any time prior to the Closing Date the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event Purchaser shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend the Proxy Statement, the Company shall promptly amend or supplement such document as required and distribute the same to its stockholders.

  5.8. Litigation. Except as set forth in the Disclosure Letter, there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a third party (including a Governmental Entity) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than those which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, no Governmental Entity has indicated an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries. No Person has notified the Company that it or any other Person intends to terminate, renegotiate or otherwise modify or object to the settlement (the "Settlement"), reached on August 18, 1998, the terms of which are identical in all material respects to the Memorandum of Understanding ("MOU") attached hereto as Exhibit I (with the changes specifically set forth in the Disclosure Schedule), with respect to the In re Raster Graphics Securities Litigation, No. C-980807-FMS pending in the United States District Court for the Northern District of California and Ginter, et al. v. Raster Graphics, Inc. et al., Civil No. CV 772401 pending in Santa Clara Superior Court (collectively, the "Settlement Litigation"), and to the knowledge of the Company, there is no reason that the Settlement will not be timely approved by the appropriate courts of competent jurisdiction in substantially the form described in the MOU. The aggregate amount of damages and costs (including legal fees) that the Company will incur as a result of the final disposition of the Litigation described in the second and fourth paragraphs of Schedule 5.8 of the Disclosure Letter shall not exceed $400,000.

  5.9. Absence of Certain Changes. Except as set forth in the Disclosure Letter, since December 31, 1996, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (i) any Material Adverse Effect suffered by the Company or any of its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or its Subsidiaries (other than wholly-owned Subsidiaries) or any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries; (iii) any change in accounting principles, practices or methods; (iv) any entry into or amendment of any employment agreement with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except increases in the ordinary course of business in accordance with the past practice of the Company; (v) any entry into or amendment of any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except increases in the ordinary course of business in accordance with the past practice of the Company; (vi) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-downs of inventory or write-offs of accounts receivable; (vii) any transaction or commitment made by the Company or any of its Subsidiaries to buy or sell any assets that are or would be material to the Company's business; or (viii) any other transaction or event that, had it occurred after the date of this Agreement, would constitute a breach of the covenant contained in Section 7.2(b).

  5.10. Taxes. Except as set forth in the Disclosure Letter:

  (a) Each of the Company and its Subsidiaries has timely filed (subject to extensions) all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it, and has duly paid or caused to be paid on its behalf all Taxes shown to be due on such returns or otherwise due and payable. Such Tax Returns of the Company and the Subsidiaries are true and complete in all material respects, except where failure to be so true or complete would not have a Material Adverse Effect. The most recent consolidated financial statements contained in the Company Reports reflect an adequate reserve in accordance with generally accepted accounting principles for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

  (b) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries, no waivers of the time to assess any Taxes are outstanding, and no power of attorney granted by the Company or any Subsidiary with respect to any Taxes is currently in force. No material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination.

  (c) There are no material Encumbrances for Taxes on any of the assets of the Company or the Subsidiaries or the shares of O-Sub (other than for current taxes not yet due and payable).

  (d) The Company and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

  (e) None of the Company or the Subsidiaries has filed a consent under
Section 341(f) of the Code.

  (f) None of the Company or the Subsidiaries is a party to any agreement that could obligate it to make any payments that would not be deductible by reason of Section 280G of the Code.

  (g) Neither the Company nor, since the date of its acquisition by the Company, any Subsidiary is a party to any tax allocation, tax sharing agreement, any closing agreement or similar agreement relating to Taxes.

  (h) No U.S. federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any U.S. federal income or material state, local or foreign Taxes or Tax Returns of the Company or any of the Subsidiaries and neither the Company nor any of the Subsidiaries has received a written notice of any pending audit or proceeding.

  (i) Neither the Company nor, since the date of its acquisition by the Company, any Subsidiary has agreed to or is required to make any material adjustment under Section 481(a) of the Code.

  (j) The Company has not been (and will not be) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the 5-year period ending at the Effective Time.

  (k) The statute of limitations with respect to the U.S. federal income tax liability of the Company has expired with respect to the year 1993 and all earlier years.

  (l) For the purpose of this Agreement, (A) the terms "Tax" or "Taxes" shall mean all taxes, fees, duties, tariffs, levies, imposts, or other charges of any kind (together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto), including, without limitation, taxes or other charges on or with respect to income, franchise, gross receipts, property, sales, use, profits, capital stock, payroll, employment, social security, workers compensation, unemployment compensation or net worth, taxes or charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license registration and documentation fees; and customs duties, tariffs and similar charges of any kind whatsoever, and (B) the term "Tax Return" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority with respect to Taxes.

  5.11. Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are required to contribute (the "Company Benefit Plans") and all employee agreements providing compensation, severance, retention, change in control or other benefits to any employee or former employee of the Company or any of its Subsidiaries, other than agreements which have been satisfied in full (the "Employee Agreements") are set forth in the Disclosure Letter. True and complete copies of (1) the Company Benefit Plans and any related agreement, (2) the most recent annual report and actuarial valuation (if applicable), and (3) the Employee Agreements have been made available to Purchaser. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and, to the knowledge of the Company, continues to satisfy the requirements for such qualification. No Company Benefit Plan nor the Company nor any Subsidiary has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or engaged in any transaction that is reasonably likely to result in any such material liability or penalty. Each Company Benefit Plan that the Company does not maintain and administer has been maintained and administered in compliance in all material respects with its terms and with ERISA and the Code to the extent applicable thereto, and to the knowledge of the Company, each other Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with ERISA and the Code to the extent applicable thereto. There is no pending or, to the knowledge of the Company, threatened Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has any current or expected liability with respect to any Company Benefit Plan that is not fully reflected in the materials delivered to Purchaser as described above nor is any asset of the Company nor any of its Subsidiaries subject to any lien under Code section 401(a)(29), ERISA section 302(f) or Code section 412(n), ERISA section 4068 or arising out of any action filed under ERISA section 4301(b). Neither the Company nor any of its Subsidiaries that is, or has been treated as a "single employer" together with the Company under section 414(b), 414(c) or 414(m) of the Code, has incurred any liability which can subject any of the parties to this Agreement to material liability under section 4062, 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries is required to contribute to any multi-employer plan within the meaning of section 4001(a)(3) of ERISA. Neither the Company nor any of its Subsidiaries has incurred any withdrawal liability within the meaning of section 4201 of ERISA. Except as described in the Company Reports, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his or her retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in the Disclosure Letter, (i) the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee and (ii) no payment or benefit which will or may be made by the Company, any of its Subsidiaries, or Purchaser or Merger Sub with respect to any employee will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

  5.12. Labor and Employment Matters. Except as set forth in the Disclosure Letter, (a) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization; and (b) except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees. The Company and its Subsidiaries each is in compliance with all Laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect.

  5.13. Brokers and Finders. Except for Hambrecht and Quist pursuant to an engagement letter, a true and complete copy of which has previously been delivered to Purchaser, no broker, dealer or financial advisor is entitled to receive from the Company or any of its Subsidiaries any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

  5.14. Fairness Opinion. The Company has received the opinion (the "Fairness Opinion") of Hambrecht and Quist to the effect that, as of the date of this Agreement, the terms of the Merger and the Merger Consideration are fair from a financial point of view to the holders of Common Stock. The Company has been authorized by Hambrecht and Quist to permit the inclusion of the Fairness Opinion and references thereto, subject to prior review and consent by Hambrecht and Quist (such consent not to be unreasonably withheld or delayed), in the Proxy Statement.

  5.15. Licenses and Permits. Except as set forth in the Disclosure Letter, the Company and its Subsidiaries have, and/or have caused to be maintained, all necessary licenses, permits, certificates of need, approvals and authorizations (collectively, "Permits") from all Governmental Entities required to lawfully conduct their respective businesses as presently conducted, except for those Permits the lack of which, individually or in the aggregate, would not have a Material Adverse Effect, and (a) no Permit is subject to revocation or forfeiture by virtue of any existing circumstances,
(b) there is no Litigation pending or, to the knowledge of the Company, threatened to modify or revoke any Permit, and (c) no Permit is subject to any outstanding order, decree, judgment, stipulation, or investigation that would be likely to affect such Permit, except for instances of any of the foregoing items (a) through (c) which, individually or in the aggregate, would not have a Material Adverse Effect.

  5.16. Environmental Matters. (a) Except as set forth in the Disclosure Letter, the Company and each of its Subsidiaries' operation and use of its assets, including its owned and leased real property, are in compliance in all respects with all applicable Laws relating to the protection of human health or the environment ("Environmental Laws"), except to the extent that any such noncompliance would not have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have obtained all environmental, health and safety permits necessary for the operation of its respective business as presently conducted, and all such permits are in full force and effect and the Company and each of its Subsidiaries are in compliance in all respects with the terms and conditions of each such permit, except, in each case, to the extent that any such noncompliance would not have a Material Adverse Effect on the Company. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice of, nor is there, any administrative or judicial investigation, proceeding or action with respect to any material violation, alleged or proven, of Environmental Laws by the Company or any of its subsidiaries or otherwise involving its owned or leased real property.

  (b) Except as set forth in the Disclosure Letter, none of the Company or any of its Subsidiaries has taken or failed to take any action that has resulted in or will result in any liability or obligation relating to (x) the environmental conditions on, under, or about the assets of the Company or any of its Subsidiaries or any of their respective owned or leased real property, or any properties owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor of the Company or any of its Subsidiaries at the present time or in the past, including, without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any

Hazardous Substances, except in the case of clauses (x) and (y) above, to the extent such liability or obligation would not have a Material Adverse Effect.

  "Hazardous Substances" means asbestos-containing material and any and all hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state statute or any regulation promulgated under any of such federal or state statutes.

  5.17. Material Contracts. The Disclosure Letter sets forth a list as of the date hereof of all (i) Contracts for borrowed money or guarantees thereof, other than Contracts entered into in the ordinary course of business consistent with the past practice of the Company involving less than $25,000 individually or $250,000 in the aggregate or Contracts between the Company and any of its wholly owned Subsidiaries or between any of the Company's wholly owned Subsidiaries, (ii) Contracts involving any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), or any combination of these transactions (each a "Derivative" and collectively, "Derivatives"), other than Derivatives entered into in the ordinary course of business consistent with the past practice of the Company and with the Company's policies regarding Derivatives as previously disclosed to Purchaser, (iii) Contracts containing covenants by the Company or any Subsidiary restricting its ability or the ability of any of the affiliates of the Company or any of its Subsidiaries to engage in any line of business, (iv) Contracts to purchase materials, supplies or other assets, other than purchase orders entered into in the ordinary course of business consistent with the past practice of the Company and other Contracts involving obligations of less than $25,000 individually and $250,000 in the aggregate, (v) Contracts to purchase or acquire advertising or other product promotion or brand support other than spot orders purchased in the ordinary course of business or involving commitments by the Company of less than $25,000, (vi) Contracts with distributors, brokers or sales agents for the distribution of the products of the Company, other than Contracts involving or likely to involve payments of less than $200,000 per year,
(vii) Contracts entered into by the Company since January 1, 1993 and in which the Company's surviving liability (including indemnities) could reasonably be expected to exceed $100,000 and involving the sale or other disposition by the Company of one or more business units, divisions or entities (including former Subsidiaries), (viii) Contracts involving the investment, including by way of capital contribution, loan or advance, by the Company or any of its Subsidiaries of more than $25,000 in any other person, firm or entity (other than wholly-owned Subsidiaries), other than investments no longer owned by the Company or its Subsidiaries, (ix) promotion Contracts in the United States with the Company's ten largest customers having a term of longer than three
(3) months, and (x) other Contracts under which the obligation of the Company and its Subsidiaries is $100,000 or more or are otherwise material to the business of the Company and its Subsidiaries, taken as a whole (all Contracts described in each of the categories (i) through (x) above, "Material Contracts"). All Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, except where the failure to be so valid and binding, in full force and effect or enforceable would not individually or in the aggregate have a Material Adverse Effect. There is not under any such Contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party, other than any such defaults or events which, individually or in the aggregate, would not have a Material Adverse Effect.

  5.18. Intellectual Property; Technology.

  (a) The Disclosure Letter sets forth a complete and correct list of all Intellectual Property that is owned by the Company or any Subsidiary (the "Company-Owned Intellectual Property"), provided that Company-Owned Intellectual Property shall include, but the Disclosure Letter need not set forth, inventions, processes, formulae, trade secrets, know-how or confidential information that are not reduced to tangible form or that are not susceptible to legal protection by filing or registration with any Governmental Entity.

  (b) Except as set forth in the Disclosure Letter, all the Intellectual Property used by the Company or any Subsidiary or held by it for future use in connection with, necessary for the conduct of or otherwise material to the operation of the business of the Company (the "Company Intellectual Property"), is owned by the Company or such Subsidiary. Except as set forth in the Disclosure Letter, the Company or a Subsidiary has the exclusive right to use the Company Intellectual Property for the life thereof for the purpose or purposes for which it is being used or intended to be used, free from (i) any Encumbrances and (ii) any requirement of royalty payments, obligations, license fees, charges or other payments, or material conditions or restrictions whatsoever. Immediately after the Effective Time, the Surviving Corporation shall own or have licensed to it all the Company Intellectual Property, in each case free from Encumbrances and on the same terms and conditions as in effect prior to the Effective Date.

  (c) There is no Company Intellectual Property that the Company does not either own or have the right to use.

  (d) The Disclosure Letter sets forth all written or oral agreements and arrangements (i) pursuant to which the Company or a Subsidiary has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any other Person, and (ii) pursuant to which the Company or a Subsidiary has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements and arrangements set forth in the Disclosure Letter: (i) are in full force and effect and enforceable in accordance with their terms, and no default exists or is threatened thereunder by the Company or a Subsidiary or any other Person, (ii) license or permit that which they purport to license or permit,
(iii) are free and clear of all Encumbrances, and (iv) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement or the Option Agreement.

  (e) The conduct of the business of the Company and the Subsidiaries does not infringe any Intellectual Property or other rights of any Person. None of the Company Intellectual Property is being infringed, misappropriated or otherwise used or available for use by any Person without written authority from the Company, except as set forth in the Disclosure Letter.

  (f) No claim or demand of any Person has been made or, to the knowledge of the Company, threatened, nor is there any litigation that is pending or, to the knowledge of the Company, threatened, that (i) challenges the rights of the Company in respect of any Company Intellectual Property, (ii) asserts that the Company is infringing or otherwise in conflict with, or is (except as set forth in the Disclosure Letter) required to pay any royalty, license fee, charge or other amount with regard to, any Company Intellectual Property, or
(iii) claims that any default exists under any agreement or arrangement set forth or required to be disclosed in the Disclosure Letter. None of the Company Intellectual Property is subject to any material outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Entity.

  (g) The Company-Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Laws. The Disclosure Letter sets forth a complete list of such Company-Owned Intellectual Property that is registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and such registrations, filings, issuances and other actions remain in full force and effect. Except as set forth in the Disclosure Letter, the Company and its Subsidiaries have taken all necessary actions to ensure full protection of the Company Intellectual Property under any applicable Law.

  (h) The Company or a Subsidiary has valid licenses to all copies of all Software that it utilizes in connection with the conduct of its business and that it does not own ("Commercial Software"), and the use by the Company or such Subsidiary of such Commercial Software, including without limitation all modifications and enhancements thereto (whether created by the Company or by a third party) is in full compliance with the terms and provisions of such licenses. The Company or such Subsidiary owns all right, title and interest in and to all Software marketed or licensed by it to its customers or held for use or in development for marketing and licensing to its customers (collectively, the "Company Software"), including but not limited to all Intellectual Property rights therein and thereto, except for Commercial Software identified in the Disclosure Letter as Software incorporated into the Company Software. Set forth in the Disclosure Letter is a full and complete list of (i) the Company Software and (ii) all Commercial Software utilized by the Company or a Subsidiary in connection with the conduct of its business. None of the Commercial Software or Company Software, and no use thereof by the Company or permitted use by its licensees, infringes upon or violates any patent, copyright, trade secret or other Intellectual Property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or, to the best knowledge of the Company, threatened. There are no defects in the Company Software that would prevent such Software from performing in all material respects the tasks and functions that it was intended to perform except those which can be cured without a Material Adverse Effect.

  (i) The Company has conducted an inventory of all (i) Company Software and
(ii) Software owned or licensed by it as well as the hardware and embedded microcontrollers in non-computer equipment used by the Company in connection with, necessary for or otherwise material to the operation of its business (collectively, the "Computer Systems") in order to determine which parts of the Computer Systems are not Year 2000 Compatible and to estimate the cost of rendering such Computer Systems Year 2000 Compatible prior to January 1, 2000. Based on the above-referenced inventory, the Company represents and warrants that the Computer Systems are either Year 2000 Compatible or will be Year 2000 Compatible prior to July 1, 1999; the estimated cost of rendering the Computer Systems Year 2000 Compatible is $50,000, of which $50,000 has been or will be incurred by the Company. "Year 2000 Compatible" means that the Computer Systems to the extent required for their particular use (x) correctly perform date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (y) operate or are expected to operate on a basis comparable to their current operation during and after calendar year 2000 A.D., including but not limited to leap years; and (z) shall not end abnormally or provide invalid or incorrect results as a result of date data which represents or references different centuries or more than one century.

  (j) "Intellectual Property" means the United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, confidential information, Software, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

  (k) "Software" means all computer programs, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and all related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items) and computer applications and operating programs.

  5.19. Required Vote of Company Stockholders. Unless the Merger may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the "Company Stockholder Approval"). No greater or other vote of the stockholders of the Company is required by Law or the Certificate of Incorporation or Bylaws of the Company to adopt this Agreement and the Option Agreement and to approve the Merger and the transactions contemplated by the Option Agreement.

  5.20. State Statutes. The Board of Directors has approved the Merger, this Agreement, the Option Agreement, the Loan Agreement and the Stockholders Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Option Agreement, the Loan Agreement, the Stockholders

Agreement and the transactions contemplated by this Agreement, the Option Agreement, the Loan Agreement and the Stockholders Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger, this Agreement, the Option Agreement, the Loan Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement, the Option Agreement, the Loan Agreement and the Stockholders Agreement. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Option Agreement, the Loan Agreement the Stockholders Agreement or the transactions contemplated by this Agreement, the Option Agreement, the Loan Agreement or the Stockholders Agreement. The provisions of Section 2115 of the California General Corporation Law do not and shall not apply to the Company, the Merger or the transactions contemplated by this Agreement, the Option Agreement, the Loan Agreement or the Stockholders Agreement.

  5.21. Disclosures. This Agreement and the Disclosure Letter furnished by the Company or any of its Subsidiaries pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 6

          Representations and Warranties of Purchaser and Merger Sub

  Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Effective Time as follows:

  6.1. Existence; Good Standing; Corporate Authority. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

  6.2. Authorization, Validity and Effect of Agreements. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as applicable, and by Purchaser as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Option Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub, and (assuming this Agreement and the Option Agreement each constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligation of each of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with their respective terms.

  6.3. Proxy Statement. None of the information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement, at the respective times filed with the SEC and distributed to stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  6.4. No Violation. Neither the execution and delivery of this Agreement or the Option Agreement by Purchaser and Merger Sub nor the consummation by them of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Merger Sub or Purchaser, in each as amended; (ii) other than the Regulatory Filings and pursuant to the Foreign Antitrust Laws, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which, individually or in the aggregate, would have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby; and (iii) violate any Laws applicable to Purchaser or Merger Sub or any of their respective assets, except for violations which, individually or in the aggregate, would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby.

  6.5. Financing. At the Effective Time, Purchaser will cause Merger Sub to have funds available to it sufficient to consummate the Merger on the terms contemplated hereby.

  6.6. Brokers and Finders. No actions by Purchaser or Merger Sub or by anyone acting on behalf of either of them has given rise to any valid claim against the Company for any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 7

                                   Covenants

  7.1. No Solicitation. (a) The Company and its Subsidiaries shall, and shall direct and use reasonable efforts to cause their respective officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative to, immediately cease any discussions or negotiations with any parties other than the Purchaser and Merger Sub that may be ongoing with respect to an Acquisition Proposal. The Company and its Subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of Common Stock, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an Acquisition Proposal that (I) was unsolicited or that did not otherwise result from a breach of this Section 7.1(a), and subject to compliance with Section 7.1(c), and (II) constitutes a Superior Proposal, may (x) furnish non-public information with respect to the Company and its Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries, acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this
Section 7.1(a) by the Company. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company or any of its Subsidiaries or any shares of any class of outstanding equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the voting power of the Common Stock of or all or substantially all the assets of the Company and its Subsidiaries and otherwise on terms which the Board of Directors determines in good faith (based on the written opinion of a financial advisor of nationally recognized standing (which opinion shall be provided to the Purchaser)) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required by the terms of such proposal, is then committed or which, in the good faith judgment of the Board of Directors, is reasonably capable of being obtained by such third party.

  (b) Neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of

Directors or such committee of this Agreement or the Merger unless there is a Superior Proposal outstanding, (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal, and unless, in each case, the Board of Directors shall have (x) determined in good faith, based on the advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and
(y) terminated this Agreement pursuant to Section 9.1(c)(ii).

  (c) The Company shall promptly (but in any event within one day) advise the Purchaser orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep the Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

  (d) Nothing contained in this Section 7.1 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors, based upon the advice of outside counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by
Section 7.1(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to the Merger for purposes hereof.

  7.2. Interim Operations.

  (a) From the date of this Agreement to the Effective Time, except as set forth in the Disclosure Letter or as otherwise required pursuant to this Agreement, unless Purchaser has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to:

    (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice;

    (ii) use its reasonable best efforts to preserve intact their business organizations and goodwill, to maintain in effect all existing qualifications, licenses, Permits, approvals and other authorizations referred to in Sections 5.1 and 5.15, to keep available the services of their officers and employees and to maintain, to the extent reasonably possible given the Company's current cash position and loan from Purchaser, satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with them, including through the payment of additional compensation reasonably acceptable to Purchaser to such distributors, brokers and sales agents reasonably calculated to maintain at least the current level of merchandising, distribution and shelving;

    (iii) promptly notify Purchaser upon becoming aware of any material breach of any representation, warranty or covenant contained in this Agreement or the occurrence of any event that would cause any representation, warranty or covenant contained in this Agreement no longer to be true and correct in all material respects;

    (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement (including the Pending Reports) and any internal monthly reports prepared for or delivered to the Board of Directors after the date hereof; and

    (v) deliver, within 20 business days after the end of each accounting month, monthly consolidated financial statements, in the same format as heretofore furnished to Purchaser, for the Company and its Subsidiaries for and as of the end of each such month.

  (b) From the date of this Agreement to the Effective Time, except as set forth in the Disclosure Letter, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to:

    (i) amend its Certificate of Incorporation or Bylaws or comparable governing instruments;

    (ii) except with respect to the Option Agreement, the Loan Agreement or the issuance in the aggregate of 20,000 shares of Common Stock in the ordinary course of business consistent with the past practice of the Company, issue, sell, pledge or otherwise dispose of any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of Options outstanding on the date hereof and disclosed in the Disclosure Letter) or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest;

    (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capitalization as it exists on the date hereof;

    (iv) except with respect to the Option Agreement and the Loan Agreement, grant, confer, award or amend any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan or restricted stock plan;

    (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Common Stock or other capital stock or ownership interests (other than such payments by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary);

    (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries;

    (vii) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, receivables, leasehold interests or Intellectual Property and including any sale leaseback transaction) except (i) for the sale of inventory in the ordinary course of business, (ii) for sales of other assets (other than assets subject to the Option Agreement) for fair value in the ordinary course of business provided that the proceeds of such other asset sales do not exceed $250,000 in any single transaction or $700,000 in the aggregate prior to the Effective Time, (iii) with respect to the Option Agreement and (iv) the dissolution of the Company's French subsidiary;

    (viii) settle or compromise any pending or threatened Litigation without Purchaser's consent (which consent will not be unreasonably withheld or delayed), other than (a) the Settlement on terms substantially similar to those described in the MOU, and (b) settlements of Litigations which involve solely the payment of money (without admission of liability) not to exceed $50,000 in any one case or $100,000 in the aggregate;

    (ix) make any advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, except (a) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business, (b) investments in cash and cash equivalents, (c) payroll and travel advances in the ordinary course of business and (d) investments in wholly owned Subsidiaries;

    (x) make any capital expenditures in the aggregate for the Company and its Subsidiaries in excess of the amounts specified in the Company's budget for capital expenditures, a true and complete copy of which has previously been delivered to Purchaser, or otherwise acquire assets having a value, in the aggregate, in excess of $50,000 not in the ordinary course of business;

    (xi) incur, assume or create any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing, except (a) indebtedness incurred in the ordinary course of business consistent with past practice for working capital purposes pursuant to the Company's existing credit facilities as disclosed in the Disclosure Letter, and (b) with respect to the Loan and Pledge Agreement, provided the terms of such indebtedness have been approved by Purchaser in its reasonable discretion, and (c) for the incurrence, assumption or creation of indebtedness in the ordinary course of business consistent with the past practice of the Company not exceeding $100,000 in any one instance or $250,000 in the aggregate at any one time outstanding; or amend in a manner materially adverse to the Company, any of the Company's existing credit facilities;

    (xii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned Subsidiaries of the Company and except for obligations in the ordinary course of business consistent with the past practice of the Company not exceeding $100,000 individually and $250,000 in the aggregate;

    (xiii) make any material Tax election (unless required by law or unless consistent with prior practice) or settle or compromise any material income tax liability except, in each case, if Purchaser is given reasonable prior notice thereof;

    (xiv) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party and which relates to a business combination with the Company or the purchase of shares or assets of the Company;

    (xv) grant or amend any stock-related or performance awards except for such awards in the ordinary cause of business consistent with past practice of the Company not to exceed $5,000 in the aggregate;

    (xvi) except with respect to agreements which are terminable at will by the Company without any material penalty to the Company, enter into or amend any legally binding employment, severance, retention, change in control, consulting or salary continuation agreements with any officers, directors, employees or former employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of the Company;

    (xvii) adopt, amend or terminate any employee benefit plan policy, understanding or arrangement (except as expressly contemplated by this Agreement);

    (xviii) except for purchase orders for the sale of the Company's products in the ordinary course of business consistent with past practice, enter into (a) any agreements with distributors or sales agents other than agreements terminable without penalty on less than 30 days' notice, (b) any agreements to distribute products for others or which restrict the ability of the Company or its Subsidiaries or affiliates to compete or (c) any other agreements, other than agreements relating to product promotions or the Seiko Epson Agreement, that would constitute Material Contracts; or amend any of the foregoing agreements as exist on the date hereof;

    (xix) amend, change or waive (or exempt any person or entity from the effect of) the Rights Agreement, except in connection with the transactions contemplated by this Agreement or the Option Agreement;

    (xx) make any material changes in the type or amount of their insurance coverages;

    (xxi) except as may be required by law or generally acceptable accounting principles and with prior written notice to the Purchaser, change any accounting principles or practices used by the Company or its Subsidiaries;

    (xxii) effect any material change in the Company's advertising, product promotion or brand support policies or programs or commit to any significant new product promotion or advertising campaign except, in each case, for matters in the ordinary course of business consistent with the past practice of the Company;

    (xxiii) effect any material change in the Company's billing practices or sales terms, or cause a material acceleration or delay in the manufacture, shipment or sale of inventory, the collection of accounts or notes receivable or, to the extent reasonably possible given the Company's current cash position and loan from Purchaser, the payment of accounts or notes payable except, in each case, for matters in the ordinary course of business consistent with the past practice of the Company;

    (xxiv) enter into any Contracts for Derivatives, except for spot, option and forward Contracts entered into in the ordinary course of business consistent with the past practice of the Company and with the Company's policies regarding Derivatives as previously disclosed to Purchaser;

    (xxv) waive, relinquish, release or terminate any right or claim, including any such right or claim under any Material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited, in each case, except in the ordinary course of business consistent with the past practice of the Company;

    (xxvi) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of the Company or any Subsidiary, or make a general assignment for the benefit of creditors, or permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any Subsidiary; or

    (xxvii) agree in writing or otherwise to take any of the foregoing actions.

  7.3 Filings; Other Action. Subject to the terms and conditions herein provided, the Company, Purchaser, and Merger Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) cooperate and consult with one another in (i) determining which Regulatory Filings are required or, in the case of Other Antitrust Filings, permitted to be made prior to the Effective Time with, and which consents, approvals, Permits, authorizations or waivers (collectively, "Consents") are required or, in the case of Other Antitrust Consents, permitted to be obtained prior to the Effective Time from Governmental Entities or other third parties in connection with the execution and delivery of this Agreement, the assignment of any Contract and the consummation of the transactions contemplated hereby, including, without limitation, (x) all such Regulatory Filings and Consents as relate to Foreign Antitrust Laws (the "Other Antitrust Filings" and the "Other Antitrust Consents," respectively; collectively, the "Other Antitrust Filings and Consents"), (y) all Consents required to transfer to the Company any Permits or registrations held on behalf of the Company or any of its Subsidiaries by or in the name of distributors, brokers or sales agents and (z) all Consents set forth in Section 5.6 of the Disclosure Letter; (ii) preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other party drafts of such material reasonably in advance of the anticipated filing or submission dates; and (iii) timely making all such Regulatory Filings and timely seeking all such Consents (it being understood that the parties will make or seek to obtain all Other Antitrust Filings and Consents, whether mandatory or voluntary); and (c) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. It is understood that it is principally the Company's obligation to use its reasonable best efforts to obtain the Consents described above as soon as practicable following the date hereof. Each of Purchaser and the Company shall use its reasonable best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to, the Merger under the HSR Act or Foreign Antitrust Laws; provided that the foregoing shall not require Purchaser to take any action that could directly or indirectly (x) impose limitations on the ability of Purchaser or Merger Sub (or any of their affiliates or Subsidiaries) effectively to acquire, operate or hold, or require Purchaser, Merger Sub or the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any portion of their respective assets or business that (I) is either material to the business of Purchaser and its Subsidiaries or material to the business of the Company and its Subsidiaries, or (II) is reasonably likely to have a Material Adverse Effect, (y) restrict any future business activity by Purchaser, Merger Sub, the Company or any of their affiliates or Subsidiaries that (I) is either material to the business of Purchaser and its Subsidiaries or material to the business of the Company and its Subsidiaries, or (II) is reasonably likely to have a Material Adverse Effect, including, without limitation, requiring the prior consent of any Governmental Entity to future transactions by Purchaser, Merger Sub, the Company or any of their affiliates or Subsidiaries, or (z) otherwise adversely affect Purchaser, Merger Sub, the Company or any of their respective affiliates or Subsidiaries in a manner that (I) is either material to the business of Purchaser and its Subsidiaries or material to the business of the Company and its Subsidiaries, or (II) is reasonably likely to have a Material Adverse Effect. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

  7.4. Access to Information. From the date of this Agreement to the Closing, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, subject to the compliance with applicable laws and confidentiality obligations to third parties, (i) give Purchaser and its authorized representatives reasonable access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and
(iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 7.4 shall affect any representations or warranties made by the Company herein or the conditions to the obligations of Purchaser to consummate the transactions contemplated hereby.

  7.5. Publicity. The Company and Purchaser shall, subject to their respective legal obligations, obtain the prior consent of the other party (which consent will not be unreasonably withheld or delayed) before issuing any press release or otherwise making public statements with respect to the transactions contemplated hereby or by the Option Agreement and in making any filings with any national securities exchange with respect thereto.

  7.6. Further Action. (a ) Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

  (b) The Company shall not, and the Company shall cause its Subsidiaries not to, take any action that could reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified by materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions set forth in Article 8 not being satisfied (subject to the Company's right to take actions specifically permitted by Section 7.1). The Company shall use, and the Company shall cause its Subsidiaries to use, their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their reasonable efforts to satisfy the conditions contained in Section 7.10(c) and Article 8.

  (c) The Company shall confer with Purchaser on a regular and frequent basis as reasonably requested by Purchaser, report on operational matters and promptly advise Purchaser orally and, if requested by Purchaser, in writing of any material adverse change with respect to the Company. The Company shall promptly notify Purchaser in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in
Section 7.10(c) or Section 8. The Company will promptly provide to Purchaser (and its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. The Company will promptly apprise Purchaser of any developments with respect to the Settlement, and will provide to Purchaser (and its counsel) copies of all drafts of documents and all correspondence relating to the Settlement.

  7.7. Insurance; Indemnity.


  (a) For a period of four years after the Effective Time, Purchaser shall cause to be maintained officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies (the "Current Policies") on terms substantially no less advantageous to such parties than such Current Policies; provided, however, that Purchaser shall not be required, in order to maintain or procure such coverage, to pay annual premiums in excess of $225,000 (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an amount in excess of the Cap, Purchaser shall only be required to obtain such coverage for such four-year period as can be obtained by paying annual premiums equal to the Cap.

  (b) For a period of four years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, the Company and after the Effective Time the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

  7.8. Restructuring of Merger. Upon the mutual agreement of Purchaser and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of the Company into Purchaser, with Purchaser being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

  7.9. Employees and Employee Benefit Plans.

  (a) From and after the Effective Time, Purchaser shall cause the Surviving Corporation and any of its Subsidiaries to honor in accordance with their terms and the past practice of the Company all existing employment and severance agreements between the Company or any of its Subsidiaries, except as otherwise provided herein, and any officer, director, or employee of the Company or any of its Subsidiaries so long as such agreements shall have been identified to Purchaser in the Disclosure Letter and to the extent such terms are in effect on the date hereof or as otherwise provided

  (b) The Company will use its reasonable best efforts consistent with past practice and applicable law to enforce any existing non-compete and confidentiality provisions contained in agreements with employees and former employees.

  (c) From and for two years after the Effective Time, Purchaser will, or will cause Merger Sub, as applicable, to continue to provide each employee of the Company and its Subsidiaries with employee benefits and other terms and conditions of employment that are, in the aggregate, comparable to the benefits and terms and conditions provided to each such employee by the Company or any of its Subsidiaries, as applicable, on the Closing Date.

  (d) The Company will use its reasonable best efforts to apply for and receive from the Internal Revenue Service a favorable determination letter for the Raster Graphics, Inc. Employees 401(k) Savings Plan & Trust.

  7.10. Stockholder Approval; Preparation of Proxy Statement. (a) Subject to the provisions of this Agreement, as promptly as practicable following the satisfaction or waiver by Purchaser of the conditions set forth in Section 7.10(c), the Company will (i) duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholder Meeting") for the purpose of obtaining the voting upon the Merger, and (ii) through its Board of Directors, declare the advisability of the Merger and recommend to its stockholders that the Company Stockholder Approval be given.

  (b) Subject to the provisions of this Agreement, as promptly as practicable following the satisfaction or waiver by Purchaser of the conditions set forth in Section 7.10(c), the Company will, at Purchaser's request, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") with the SEC and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC as soon as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company agrees to notify the Purchaser a reasonable time prior to the filing or distribution of the Proxy Statement of such filing or distribution. The Company shall give the Purchaser and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Purchaser and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and the Purchaser agrees to use its reasonable best efforts, after consultation with the other party, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Purchaser reasonably objects; provided, that Purchaser shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Proxy Statement.

  (c) Notwithstanding anything to the contrary in this Agreement, without the prior written consent of Purchaser, the Company shall neither (i) call a Stockholder Meeting for the purpose of voting on the Merger, nor (ii) file a Proxy Statement with the SEC or otherwise publish a Proxy Statement, unless and until each of the following conditions has been satisfied: (w) the Settlement shall have been approved by all relevant parties and the appropriate court of competent jurisdiction in substantially the form described in the MOU; (x) the Company shall have filed with the SEC the Company's Annual Report on Form 10-K for the Company's 1997 fiscal year, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 1998 and June 30, 1998, respectively and, if deemed necessary by the Company's auditors, restatements of the Company's Quarterly Reports for the quarterly periods ending March 31, 1997, June 30, 1997, and September 30, 1997, which reports (the "Pending Reports") shall comply in form and substance with the Exchange Act; (y) the Company shall be in compliance with all reporting requirements applicable to the Company under the Securities Act and the Exchange Act except such requirements, the failure of with which to comply, would not, individually or in the aggregate, have a Material Adverse Effect and (z) Purchaser shall not have determined in its reasonable discretion that Section 2115 of the California General Corporation Law applies to the Company, the Merger or any of the transactions contemplated by the Merger Agreement and the Option Agreement.

  (d) The Company shall use its reasonable best efforts to obtain the Company Shareholder Approval.

  (e) Purchaser agrees to cause all shares of Common Stock owned by Purchaser or any Subsidiary of Purchaser to be voted in favor of the approval of the Merger.

  7.11. Additional Agreements of the Company. (a) The Company shall use its reasonable best efforts to file the Pending Reports as promptly as practicable after the date hereof, but in no event later than (i) October 15, 1998 for the Pending Reports for the periods ending in 1997 and (ii) November 30, 1998 for the periods ending in 1998. The Company shall provide drafts of such filings to Purchaser at Purchaser's request and shall consider any comments suggested by Purchaser; provided, that the Company will not be in breach of the first sentence of this
Section 7.11(a) due to Purchaser's delay in providing such comments to the Company.

  (b) The Company shall use its reasonable best efforts to insure that the Settlement shall be approved by all parties and the appropriate court of competent jurisdiction in substantially the form described in the MOU.

  (c) Except with respect to the Option Agreement and the Loan Agreement, the Company shall (i) maintain the shares of O-Sub free and clear of all Encumbrances for so long as either this Agreement or the Option Agreement remains in effect; and (ii) promptly (but no later than October 15, 1998) either remove any and all Encumbrances from the other assets subject to the Option Agreement or provide to Purchaser evidence reasonably satisfactory to Purchaser that such Encumbrances will be removed prior to the exercise of the Inkjet Option.

  (d) The Company shall use its reasonable best efforts to finalize, execute and deliver an agreement with Seiko Epson Corporation (the "Seiko Epson Agreement") covering the same matters described in the Letter of Intent, dated April 22, 1997, between the Company and Seiko Epson Corporation, as soon as practicable, but in no event later than November 15, 1998.

  (e) The Company shall use its reasonable best efforts (including paying all delinquent franchise taxes) to (i) restore the Company and its Subsidiaries to good standing in the jurisdiction in which the Company or such Subsidiary, as applicable, is incorporated or organized, and (ii) restore the Company's and its Subsidiaries' licenses or qualifications to do business as foreign corporations and restore them to good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary. The Company shall use its reasonable best efforts to maintain the good standing, licensure and qualifications of the Company and its Subsidiaries in all relevant jurisdictions.

  7.12. Transfer Taxes. Any liability for New York State Real Property Transfer Tax and similar real property transfer taxes and real property gains taxes imposed by any other state with respect to the transactions contemplated by this Agreement, together with applicable interest, penalties and additions thereto, if any, shall be paid or caused to be paid by the Purchaser.

                                   ARTICLE 8

                                  Conditions

  8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or, where permissible, waiver, prior to the Effective Time, of the following conditions:

    (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (b) None of the parties hereto shall be subject to any order, judgment, injunction, decree or ruling, or other action of a court or other Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the Merger or the transactions contemplated by this Agreement; provided that each of the parties shall have used its reasonable best efforts to appeal as promptly as practicable any such order, judgment, injunction, decree, ruling or other action.

    (c) The Company Stockholder Approval shall have been obtained in accordance with the DGCL and the Company's Certificate of Incorporation and By-laws.

    (d) Other than the filing provided for by Section 1.3, all Regulatory Filings and Consents (including the Other Antitrust Filings and Consents) which are necessary for the consummation of the Merger shall have been made or obtained, or any waiting period (whether requisite or voluntary) under any Foreign Antitrust Laws shall have expired, in each case, to the extent that the failure to make or obtain such Regulatory Filings or Consents or of the waiting period to have expired, in the aggregate, is reasonably likely, individually or in the aggregate, to have a Material Delaying Effect (all such Consents, Regulatory Filings and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect. There shall not be any statute, law, rule or regulation that makes consummation of the Merger illegal or prohibited.

  8.2. Additional Conditions to Obligations of Purchaser and Merger Sub to Effect the Merger. The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the satisfaction or, where permissible, waiver, prior to the Effective Time, of the following conditions:

    (a) The Settlement shall have been approved by all relevant parties and the appropriate court of competent jurisdiction in substantially the form described in the MOU.

    (b) (i) The representations or warranties made by the Company in this Agreement shall be true and correct in all respects as of the date hereof, and shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect or materially adversely affect the business of Purchaser in relation to its decision to consummate the transactions contemplated hereby, and (ii) the Company shall not have breached or failed to comply in any material respect with any of its obligations under this Agreement, the Loan Agreement or the Option Agreement.

    (c) There shall not have been issued, delivered, sold or granted any shares of Common Stock pursuant to the Rights Agreement.

    (d) Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, would have a Material Adverse Effect.

    (e) The Seiko Epson Agreement, in form and substance reasonably satisfactory to Purchaser, shall have been executed and delivered by all parties thereto.

    (f) Each of the Company and its Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary.

  8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction or, where permissible, waiver, prior to the Effective Time, of the following conditions:

    (a) (i) The representations or warranties made by Purchaser in this Agreement shall be true and correct in all respects as of the date hereof, and shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect, and (ii) Purchaser shall not have breached or failed to comply in any material respect with any of its obligations under this Agreement, the Loan Agreement or the Option Agreement.

    (b) Purchaser or Merger Sub shall have deposited the aggregate Merger Consideration with the Paying Agent.

                                   ARTICLE 9

                        Termination; Amendment; Waiver

  9.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, if any:

  (a) by mutual written consent of the Company and Purchaser;

  (b) by Purchaser or the Company if:

      (i) the Effective Time shall not have occurred on or before February 28, 1999 (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

      (ii) there shall be any statute, law, rule or regulation that makes consummation of the Merger illegal or prohibited or if any court or other Governmental Entity of competent jurisdiction shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, injunction, decree, ruling or other action shall have become final and non-appealable; provided that the party terminating this Agreement has complied with the provisions of the penultimate sentence of Section 7.3; or

      (iii) the Company Stockholder Approval shall not have been obtained at a Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

    (c) by the Company if:

      (i) (x) any of the respective representations or warranties made by Purchaser or Merger Sub in this Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually or in the aggregate, would not have a Material Adverse Effect, or (y) Purchaser or Merger Sub shall have breached or failed to comply in any material respect with any of its obligations under this Agreement, which untruth or inaccuracy or breach, in the case of clauses (x) or (y), is not curable or, if curable, is not cured within 10 business days after written notice thereof has been given by the Company to Purchaser;

      (ii) the Company takes any of the actions described in Section 7.1(b), provided, that the Company has notified Purchaser in writing of its intent to take any such action five days prior to the termination of this Agreement, and the Acquisition Proposal at stake continues to be a Superior Proposal notwithstanding any modification by Purchaser of the terms of the Merger; provided further that the Company has complied with the provisions of Sections 7.1(b) and (c); and provided further that such termination under this Section 9.1(c)(ii) shall not be effective until (x) the Company has paid to Purchaser or deposited with a mutually acceptable escrow agent an amount equal to the sum of the Maximum Expense Amount and the Termination Amount; and (y), the Company has deposited with a mutually acceptable escrow agent the items set forth in Schedule D to the Option Agreement.

    (d) by Purchaser if:

      (i) (A) the Company fails to file (x) the Pending Reports for the periods ending in 1997 by October 15, 1998 or (y) the Pending Reports for the periods ending in 1998 by November 30, 1998, (B) if the Company, upon Purchaser's request (based upon Purchaser's reasonable belief that events are likely to occur that would enable Purchaser to exercise the Inkjet Option), has not placed in escrow the items set forth in Schedule D to the Option Agreement, or (C) if the Seiko Epson Agreement, in form and substance reasonably satisfactory to Purchaser, has not been executed and delivered by all parties thereto by November 15, 1998.

      (ii) (A) the Company has failed by October 15, 1998 to have removed all Encumbrances from the assets subject to the Option Agreement (other than the O-Sub Shares) or provided to Purchaser evidence reasonably satisfactory to Purchaser that such Encumbrances will be removed prior to the exercise of the Inkjet Option or (B) any Encumbrance (other than Encumbrances existing as of the date hereof and Encumbrances created pursuant to the Loan Agreement or the Option Agreement) has been placed on all or any portion of the O-Sub Shares or the other assets subject to the Option Agreement, and all such Encumbrance has not been removed within 10 calendar days after Purchaser has delivered written notice to the Company requesting that such Encumbrance be removed.

      (iii) (x) Any of the representations or warranties made by the Company in this Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect or materially adversely affect the business of Purchaser in relation to its decision to consummate the transactions contemplated hereby, or (y) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement, the Loan Agreement or the Option Agreement, which untruth or inaccuracy or breach, in the case of clauses (x) or (y), is not curable, or is not cured within 10 business days after written notice thereof has been given by Purchaser to the Company;

      (iv) Any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Purchaser or Merger Sub, shall have acquired beneficial ownership of more than 25% of the outstanding shares of Common Stock;

      (v) Since the date hereof, there shall have occurred any event, change, effect or development that, individually or in the aggregate, would have a Material Adverse Effect;

      (vi) if the Settlement has been rejected by a court of competent jurisdiction or otherwise terminated, and a substitute settlement that is reasonably acceptable to Purchaser has not been entered into and approved by such court within 30 days of such rejection or termination; or

      (vii) if the Company takes any of the actions described in Section 7.1(b) or if the Board of Directors shall have resolved to take any such action.

  9.2. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 9.1 hereof, this Agreement, except for the provisions of Section 7.11(c), Section 9.2 and Article 10, shall terminate, without any liability on the part of any party or its directors, officers or stockholders. Nothing herein shall relieve any party to this Agreement of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

  9.3. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company and Purchaser at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

  9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Board of Directors and Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 10

                              General Provisions

  10.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

  10.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  If to Purchaser or Merger Sub:                    If to the Company:
    Gretag Imaging Group, Inc.                        Raster Graphics, Inc.
    c/o Gretag Imaging, Inc.                          3025 Orchard Parkway
    2070 Westover Road                                San Jose, CA 95134
    Chicopee, MA 01022
  Telephone: (413) 593-6900                         Telephone: (408) 232-4000
  Facsimile:  (413) 788-0940                        Facsimile:  (408) 232-4100
  Attention:  William Recker                        Attention:  Rakesh Kumar
  With a copy to:
  Gretag Imaging Holding AG
  CH-8105 Regensdorf Switzerland
  Telephone: (011-411) 842-2092
  Facsimile:  (011-411) 842-2411
  Attention:  Dr. Eduard Brunner
  With a copy to:                                   With a copy to:
  Debevoise & Plimpton                              Venture Law Group
  875 Third Avenue                                  2800 Sand Hill Road
  New York, New York 10022                          Menlo Park, CA 94025
  Telephone: (212) 909-6000                         Telephone: (650) 854-4488
  Facsimile:  (212) 909-6836                        Facsimile:  (650) 854-1121
                                                    Attention:  Edmund S. Ruffin, Jr.,
  Attention:  Christopher Smeall, Esq.              Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  10.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Purchaser or Merger Sub (or both) may assign its rights hereunder to an affiliate but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 4.2(a) and 4.2(d), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  10.4. Entire Agreement. This Agreement, the Disclosure Letter, the Option Agreement, the Loan Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof or therewith and supersede all prior agreements and understandings among the parties with respect thereto.

  10.5. Fees and Expenses.

  (a) Except as provided in Section 10.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  (b) If this Agreement is terminated by the Company pursuant to Section 9.1(b)(iii) or 9.1(c)(ii) or by Purchaser pursuant to 9.1(d)(i)(A)(x) (but only if all the relevant Pending Reports continue not to be filed on November 30, 1998), 9.1(d)(iii), 9.1(d)(vi) or 9.1(d)(vii), the Company shall pay
Purchaser as promptly as practicable in same-day funds an aggregate amount equal to the Purchaser Expenses. "Purchaser Expenses" shall mean the documented reasonable out-of-pocket expenses of Purchaser, Merger Sub and their respective affiliates incurred in connection with or arising out of the Merger, this Agreement, the Option Agreement (including the exercise thereof), the Loan Agreement (other than those expenses explicitly covered therein) and the transactions contemplated hereby and thereby (including, without limitation, amounts paid or payable to investment bankers (if any), information agents, lending banks, fees and expenses of counsel, accountants and consultants and printing and mailing expenses, regardless of when such expenses are incurred); provided, that in no event shall Purchaser Expenses exceed $1,000,000 (the "Maximum Expense Amount"); and provided further, that if (a) for any reason the Purchaser is unable to consummate the purchase of the Inkjet Business (as defined in the Option Agreement) in accordance with the Option Agreement at the Combined Closing Date (as defined in the Option Agreement) following any termination of this Agreement pursuant to Section 9.1(b)(iii), 9.1(c)(ii), 9.1(d)(iii) or 9.1(d)(vii) or (b) at any time following the consummation of the purchase of such Inkjet Business Purchaser is required to rescind or unwind such purchase or pay damages to the Company or any other Person (whether pursuant to a judgment or award or by reason of any settlement of any judicial or arbitral proceeding) as a result of or in connection with such purchase, then the Company shall promptly pay to Purchaser the sum of $500,000 (the "Termination Amount") in immediately available funds in addition to the Purchaser Expenses.

  (ii) If this Agreement is terminated by the Company pursuant to Section 9.1(c)(i), Purchaser shall pay the Company as promptly as practicable in same-day funds an aggregate amount equal to the Company Expenses. "Company Expenses" shall mean the documented reasonable out-of-pocket expenses of the Company and its affiliates incurred in connection with or arising out of the Merger, this Agreement, the Option Agreement and the transactions contemplated hereby and thereby (including, without limitation, amounts paid or payable to investment bankers, information agents, lending banks, fees and expenses of counsel, accountants and consultants and printing and mailing expenses, regardless of when such expenses are incurred); provided that in no event shall Company Expenses exceed $1,000,000; and provided further that Company Expenses shall not include any fees and expenses that would have been incurred by the Company or its affiliates regardless of whether Purchaser and the Company had negotiated and executed this Agreement or the Option Agreement (including, without limitation, fees and expenses paid or payable to accountants with respect to the preparation, restatement and filing of the Pending Reports, and amounts paid or payable to investment bankers, counsel and consultants for advice given with respect to the general solicitation of potential acquirors of the Company).

  (c) Each of the Company and Purchaser acknowledges that the agreements contained in Section 10.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser, on the one hand, and the Company on the other would not enter into this Agreement; accordingly, if the Company or Purchaser fails to promptly pay any amounts owing pursuant to this Section 10.5(b) when due, the Company or Purchaser shall in addition thereto pay to Purchaser or the Company, as the case may be, all costs and expenses (including, pursuant to Section 10.5(b), fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Purchaser or the Company, as the case may be, at the prime rate of Citibank, N.A. as in effect from time to time during such period.

  10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

  10.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  10.8. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "Subsidiary," "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act. For purposes of this Agreement, one party shall be considered "wholly owned" by another party if all of the shares of its outstanding capital stock, other than directors' qualifying shares, are beneficially owned by such other party. As used in this Agreement, the words "to the knowledge of the Company" shall mean the knowledge of the directors and senior officers of the Company, after reasonable investigation.

  10.9. Investigations. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

  10.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.11. Enforcement of Agreement.

  (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

  (b) The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

  10.12. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          RASTER GRAPHICS, INC.

                                          By: /s/ Rakesh Kumar
                                          _____________________________________
                                          Name: Rakesh Kumar
                                          Title: President

                                          GRETAG IMAGING GROUP, INC.

                                          By: /s/ E. Brunner
                                          _____________________________________
                                          Name: Dr. Eduard M. Brunner
                                          Title: Treasurer

                                          GRETAG ACQUISITION CORP.

                                          By: /s/ E. Brunner
                                          _____________________________________
                                          Name: Dr. Eduard M. Brunner
                                          Title: Treasurer

                                                                         ANNEX B

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                  ASSET AND SUBSIDIARY STOCK OPTION AGREEMENT

                                    between

                           GRETAG IMAGING GROUP, INC.

                                      and

                             RASTER GRAPHICS, INC.

                          Dated as of October 6, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE I
                                   THE OPTION

 1.1 Grant of the Option..................................................  B-1
 1.2 Exercise of Options..................................................  B-2
 1.3 Sale and License of Inkjet Business; Sale of Shares..................  B-2
 1.4 Purchase Prices......................................................  B-3
 1.5 Closing..............................................................  B-3

                                   ARTICLE II
                            COVENANTS OF THE PARTIES

 2.1 Escrow Agent.........................................................  B-4
 2.2 Employees; Transitional Services.....................................  B-5
 2.3 Inventory............................................................  B-5
 2.4 HSR Filings; Approvals...............................................  B-5
 2.5 Right of Inspection..................................................  B-5
 2.6 Consents.............................................................  B-5
 2.7 Interim Operations...................................................  B-5
 2.8 Further Assurances...................................................  B-6

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 3.1 Existence; Good Standing; Corporate Authority........................  B-7
 3.2 Authorization, Validity and Effect of Agreements.....................  B-7
 3.3 Compliance with Laws.................................................  B-7
 3.4 Capitalization, etc..................................................  B-7
 3.5 Assets...............................................................  B-7
 3.6 No Violation.........................................................  B-8
 3.7 Merger Agreement.....................................................  B-8

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

 4.1 Existence; Good Standing.............................................   B-8
 4.2 Authorization, Validity and Effect of Agreements.....................   B-8

                                   ARTICLE V
                                 MISCELLANEOUS

 5.1 Survival.............................................................   B-9
 5.2 Amendment............................................................   B-9
 5.3 Notices..............................................................   B-9
 5.4 Assignment; Binding Effect...........................................   B-9
 5.5 Entire Agreement.....................................................  B-10
 5.6 Expenses.............................................................  B-10
 5.7 Governing Law........................................................  B-10
 5.8 Investigations.......................................................  B-10
 5.9 Termination..........................................................  B-10

                                                                            Page
                                                                            ----
 5.10 Severability........................................................  B-10
 5.11 Arbitration.........................................................  B-10
 5.12 Indemnification.....................................................  B-11
 5.13 Counterparts........................................................  B-12

SCHEDULE A Business Assets
SCHEDULE B Ink and Paper After-Market Business
SCHEDULE C Excluded Liabilities
SCHEDULE D Escrowed Items

                                  DEFINITIONS

                     Defined Term                          Section Reference
                     ------------                          -----------------
"Agreement"........................................... First Paragraph
"Business Assets"..................................... Section 1.1(b)
"Business Liabilities"................................ Section 1.3(a)(iv)
"Closing"............................................. Section 1.5(a)
"Closing Date"........................................ Section 1.5(a)
"Company"............................................. First Paragraph
"Company Indemnitees"................................. Section 5.12(b)
"Disclosure Letter"................................... Merger Agreement
"Effective Time"...................................... Merger Agreement
"Encumbrance"......................................... Merger Agreement
"Excluded Liabilities"................................ Section 1.3(a)(iv)
"Governmental Entity"................................. Merger Agreement
"HSR Act"............................................. Section 2.4
"Indemnified Party"................................... Section 5.12(c)
"Indemnifying Party".................................. Section 5.12(c)
"Ink and Paper After-Market Business"................. Section 1.1(b)
"Inkjet Business"..................................... Section 1.1(b)
"Inkjet Option"....................................... Section 1.1(b)
"Inkjet Option Purchase Price"........................ Section 1.1(b)
"Intellectual Property"............................... Merger Agreement
"Laws"................................................ Merger Agreement
"Loan and Pledge Agreement"........................... Section 1.4(a)
"Losses".............................................. Section 5.12(a)
"Material Adverse Effect"............................. Section 3.1
"Merger Agreement".................................... Second Paragraph
"Merger Sub".......................................... Second Paragraph
"Notes"............................................... Loan and Pledge Agreement
"Notice of Exercise".................................. Section 1.2
"O-Sub"............................................... Section 1.1(a)
"O-Sub Shares"........................................ Section 1.1(a)
"Promissory Notes".................................... Loan and Pledge Agreement
"Purchaser"........................................... First Paragraph
"Purchaser Indemnitees"............................... Section 5.12(a)
"Secondary Assets".................................... Section 1.1(b)
"Subsidiary Stock Option"............................. Section 1.1(a)
"Subsidiary Purchase Price"........................... Section 1.4(b)

                  ASSET AND SUBSIDIARY STOCK OPTION AGREEMENT

  ASSET AND SUBSIDIARY STOCK OPTION AGREEMENT, dated as of October 6, 1998 (this "Agreement") between Raster Graphics, Inc., a Delaware corporation (the "Company"), and Gretag Imaging Group, Inc., a Delaware corporation ("Purchaser").

WHEREAS, the Company, Purchaser and Gretag Acquisition Corp., a Delaware corporation (the "Merger Sub"), are, concurrently with the execution of this Agreement, entering into an Agreement and Plan of Merger (the "Merger Agreement");

WHEREAS, the Company designs, manufactures, markets, sells, services and supports inkjet printer products;

WHEREAS, the Company owns all the shares of capital stock of O-Sub;

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Purchaser and the Merger Sub have requested that the Company agree, and, as an inducement to Purchaser and Merger Sub to enter into the Merger Agreement, the Company has agreed, to grant the Inkjet Option and the Subsidiary Stock Option to Purchaser on the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement;

NOW, THEREFORE, to induce Parent to enter into, and in consideration of the entering into of, the Merger Agreement and of the mutual covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  THE OPTION

  1.1 Grant of the Option. The Company hereby grants to Purchaser:

    (a) the irrevocable right and option (the "Subsidiary Stock Option") as further set forth herein to purchase for the Subsidiary Purchase Price all of the issued and outstanding shares of common stock, par value $0.001 per share (the "O-Sub Shares"), of Onyx Graphics Corporation ("O-Sub") on the terms set forth herein; and

    (b) the irrevocable right and option as further set forth herein (the "Inkjet Option") to purchase for the Inkjet Option Purchase Price (i) all of the assets (not including the Secondary Assets) (the "Business Assets") used or held for use in connection with, necessary for the conduct of or otherwise material to the Inkjet Business, including, without limitation, all rights, contracts, goodwill, studies, prepaid advertising, endorsements, commercial and retail inventories, supplies, customer lists, contractual rights, Intellectual Property, machinery, equipment, molds, parts, spare parts, components, tooling, fixture and equipment specifications, studies, blueprints and drawings, printed materials, quality specifications and instructions, design specifications, process specifications for labor and equipment, work in process and all other property, assets and rights of every kind, nature and description, real, personal or mixed, tangible or intangible (including goodwill), whether accrued, contingent or otherwise, and whether now existing or hereinafter acquired and wherever situated as more fully described in Schedule A; and
  (ii) the right and license to use the Secondary Assets, solely in connection with the Inkjet Business as it is now or may in the future be conducted.

    "Inkjet Business" means the design, manufacture, sales, service and support of the Company's inkjet printer products, provided that the Inkjet Business shall not include the Ink and Paper After-Market Business.

    "Ink and Paper After-Market Business" means the Company's after-market ink and paper business for the Company's inkjet printer products, as more fully described in Schedule B.

    "Secondary Assets" means the Intellectual Property of the Company that is, in the Company's reasonable determination, subject to Purchaser's reasonable agreement therewith, used primarily in connection with or held for use primarily in connection with the operation of any business of the Company other than the Inkjet Business.

  1.2 Exercise of Options. Subject to the provisions set forth below, Purchaser shall have the right:

    (a) to exercise the Inkjet Option upon the termination of the Merger Agreement pursuant to Section 9.1(b)(iii), 9.1(c)(ii), 9.1(d)(iii) or 9.1(d)(vii), thereof; provided that the Purchaser has not exercised the Subsidiary Stock Option; and provided further that if the Merger Agreement is terminated pursuant to Section 9.1(d)(iii), Purchaser may exercise the Inkjet Option only if (i) the breach or breaches of representations, warranties or covenants that were the reason for such termination would, individually or in the aggregate, have a Material Adverse Effect or a Material Delaying Effect, and (ii) such breach or breaches were not caused solely by actions or inactions of the Purchaser;

    (b) to exercise the Subsidiary Stock Option upon the termination of the Merger Agreement for whatever reason; provided that the Purchaser has not exercised the Inkjet Option.

  Purchaser may elect to exercise the Inkjet Option or the Subsidiary Stock Option by giving written notice (the "Notice of Exercise") to the Company stating that it has elected to exercise the Inkjet Option or the Subsidiary Stock Option, as the case may be; provided that such Notice of Exercise is given within 90 days of the occurrence of any of the events set forth in subsections (a) or (b) above. If Purchaser has not exercised the Inkjet Option or the Subsidiary Stock Option during such 90-day period, the Inkjet Option and the Subsidiary Stock Option shall expire and shall no longer be of any force or effect.

  1.3 Sale and License of Inkjet Business; Sale of Shares. (a) Subject to the terms and conditions of this Agreement, if the Inkjet Option has been exercised, on the Closing Date:

    (i) The Company shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Company, all of the Company's right, title and interest in and to the Business Assets.

    (ii) The Company shall grant, and hereby grants upon the Closing, to Purchaser a perpetual, worldwide, nontransferable, royalty-free and fully paid-up right and license to use the Secondary Assets solely in connection with the Inkjet Business as it is now or may in the future be conducted. The parties shall negotiate in good faith a license agreement containing customary and commercially reasonable terms relating to the maintenance of the Secondary Assets, infringement, indemnification, confidentiality and other terms, provided that the failure to agree upon such license agreement shall not affect the rights granted in this Section 1.3(a)(ii).

    (iii) Solely to the extent any of the Business Assets are currently used by the Company in connection with any business of the Company (other than the Inkjet Business) as currently conducted, Purchaser shall grant, and hereby grants upon the Closing, to the Company a perpetual, worldwide, nontransferable (except for transfers in connection with the sale of the Company, provided the transferee assumes in writing all of the obligations of the Company under such license, including, without limitation, the confidentiality and non-competition obligations contained therein), royalty-free and fully paid-up right and license to use the Business Assets in connection with such business of the Company. The parties shall negotiate in good faith to a license agreement containing customary and commercially reasonable terms relating to the maintenance of the Business Assets, infringement, indemnification, confidentiality and other terms, provided that the failure to agree upon such license agreement shall not affect the rights granted in this Section 1.3(a)(iii). Notwithstanding anything to the contrary contained herein, for a period of five years commencing on the date of the exercise of the Inkjet Option, the Company shall have no right anywhere in the world to use or permit other persons or entities to use any of the Business Assets in connection with any business similar to or competitive with the Inkjet Business.

    (iv) Purchaser shall assume all liabilities and obligations associated with the Inkjet Business (including without limitation all contracts and commitments), other than liabilities and obligations associated with the Secondary Assets, but excluding any long-term indebtedness and all other such liabilities and obligations as are or have been incurred outside the ordinary course of business of the Inkjet Business, including, without limitation, the liabilities identified in Schedule C (collectively, the "Excluded Liabilities"); provided that, by mutual agreement, the Company and Purchaser shall make such adjustments as to which of such rights, contracts, properties, assets, goodwill and business are to be purchased and which of such liabilities and obligations are to be assumed as shall be necessary to settle the obligations, rights and accounts existing between the Inkjet Business on the one hand and the Company and its affiliates and other divisions on the other hand at the time of the Closing so that such obligations, rights and accounts are settled and canceled as of the Closing and are not transferred to or assumed by Purchaser. The liabilities and obligations to be assigned and assumed pursuant to this subsection 1.3(a)(iv) are hereinafter referred to as the "Business Liabilities."

  (b) Subject to the terms and conditions of this agreement, if the Subsidiary Stock Option has been exercised, on the Closing Date:

    (i) The Company shall sell to Purchaser, and Purchaser shall purchase, the O-Sub Shares.

    (ii) As of the Closing Date, the account receivable from the Company up to $1,500,000 on O-Sub's balance sheet shall be canceled, provided that the net equity on O-Sub's balance sheet shall in no event be less than $1,100,000.

  (c) As promptly as practicable following the Closing Date with respect to the exercise of the Subsidiary Stock Option, the parties shall negotiate in good faith a distribution agreement with commercially reasonable terms for the distribution of software products from O-Sub to the Company for resale with the Company's products.

  1.4 Purchase Prices. (a) The aggregate purchase price to be paid by Purchaser for the sale of the Business Assets and the license rights granted under Section 1.3(a)(ii) to the Secondary Assets upon exercise of the Inkjet Option and at the Closing shall be $6,000,000 (the "Inkjet Option Purchase Price"), plus the grant of the license described in Section 1.3(c) and the assumption of the Business Liabilities. The Purchaser may pay the Inkjet Option Purchase Price, upon its election, by the cancellation, in an aggregate amount up to the Inkjet Option Purchase Price, of (i) outstanding Promissory Notes under the Loan and Pledge Agreement dated as of the date hereof, between the Company and Purchaser (the "Loan and Pledge Agreement"), and (ii) any accrued interest thereon through the date of such cancellation, the balance, if any, of such Inkjet Option Purchase Price to be paid in cash.

  (b) The purchase price to be paid by the Purchaser for the sale of the O-Sub Shares upon exercise of the Subsidiary Stock Option and at the Closing shall be $5,000,000 (the "Subsidiary Purchase Price"). The Purchaser may pay the Subsidiary Purchase Price, upon its election in an aggregate amount up to the Subsidiary Purchase Price, by (i) the cancellation of any outstanding Promissory Notes under the Loan and Pledge Agreement, and (ii) any accrued interest thereon through the date of such cancellation, the balance, if any, of such Subsidiary Purchase Price to be paid in cash.

  1.5 Closing. (a) The closing of the purchase of the Inkjet Business pursuant to the Inkjet Option, or the O-Sub shares pursuant to the Subsidiary Stock Option, as the case may be (the "Closing"), shall take place at 10:00 a.m., New York City time at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 on a date (the "Closing Date") that is the later of
(i) the date of the expiration or termination of any applicable waiting period under the HSR Act and (ii) the fifteenth business day after the delivery of an applicable Notice of Exercise (or such other date upon which the parties hereto may mutually agree).

  (b) At the Closing, if the Inkjet Option has been exercised:

    (i) the Company shall deliver to Purchaser (A) such duly executed bills of sale, deeds, endorsements, assignments and other instruments of conveyance and transfer, in form and substance satisfactory to Purchaser, as are necessary or appropriate in the judgment of Purchaser to vest in Purchaser good and marketable title to the Business Assets and to grant the license described in Section 1.3(a)(ii) and (B) all contracts, commitments, books, records, lists, files and other data in the possession of the Company or any of its subsidiaries or affiliates relating to the Inkjet Business including, but not limited to, all contracts, commitments, books, records, lists, files and other data in the possession of the Company or any of its subsidiaries or affiliates relating to the Business Assets and the Secondary Assets;

    (ii) Purchaser will assume the Business Liabilities;

    (iii) Purchaser will (A) deliver or cause to be delivered the Inkjet Option Purchase Price in immediately available funds by wire transfer to a bank account of the Company designated by the Company prior to the date of the Closing; or (B) if Purchaser elects, (I) deliver to the Company such instruments, in form and substance reasonably satisfactory to the Company, as are necessary or appropriate in the reasonable judgment of the Company to effect the cancellation of the outstanding Promissory Notes, and any accrued interest thereon through the date of such cancellation, and (II) deliver or cause to be delivered the excess of the Inkjet Option Purchase Price over the aggregate amount of obligations canceled pursuant to clause
  (B)(I) of this Section 1.5(b) in immediately available funds by wire transfer to a bank account of the Company designated by the Company prior to the date of the Closing.

    (iv) Purchaser shall deliver to the Company such instruments, in form and substance reasonably satisfactory to the Company, as are necessary or appropriate in the reasonable judgment of the Company to effect the assumption of the Business Liabilities and to grant the license described in Section 1.3(a)(iii).

  (c) At the Closing, if the Subsidiary Stock Option has been exercised:

    (i) the Company shall deliver or cause to be delivered to Purchaser the O-Sub Shares in the form of a stock certificate or certificates therefor in good form for delivery and free and clear of all Encumbrances, registered in the name of Purchaser or its designee against payment therefor;

    (ii) Purchaser will (A) deliver or cause to be delivered the Subsidiary Purchase Price in immediately available funds by wire transfer to a bank account of the Company designated by the Company prior to the date of the Closing; or (B) if Purchaser elects, (I) deliver to the Company such instruments, in form and substance reasonably satisfactory to the Company, as are necessary or appropriate in the reasonable judgment of the Company to effect the cancellation of the outstanding Promissory Notes, and any accrued interest thereon through the date of such cancellation, and (II) deliver or cause to be delivered the excess of the Inkjet Option Purchase Price over the aggregate amount of obligations canceled pursuant to clause
  (B)(I) of this Section 1.5(c) in immediately available funds by wire transfer to a bank account of the Company designated by the Company prior to the date of the Closing.

                                  ARTICLE II

                           COVENANTS OF THE PARTIES

  2.1 Escrow Agent. If at any time Purchaser reasonably believes that events are likely to occur that would enable Purchaser to exercise the Inkjet Option, Purchaser may request that the Company, and the Company shall, promptly after such request, place in escrow with a mutually acceptable escrow agent (which would include any commercial bank or trust company having net capital of not less than $100 million) all or some, at Purchaser's option, of the items set forth in Schedule D. If the Inkjet Option is exercised, all such items shall be delivered by such escrow agent to Purchaser at the Closing in conformity with this Agreement upon tender of payment to the Company of the Inkjet Option Purchase Price (whether pursuant to Section 1.5(b)(iii)(A) or
Section 1.5(b)(iii)(B)).

  2.2 Employees; Transitional Services. If the Inkjet Option is exercised, Purchaser and the Company shall (a) use their reasonable best efforts to cause all employees and managers of the Company primarily engaged in the Inkjet Business to become employees of Purchaser or any of its subsidiaries conducting the Inkjet Business, (b) use their reasonable best efforts to cause all part-time personnel, and other third parties currently performing services for the Inkjet Business to continue to do so, and (c) execute a transitional services agreement with commercially reasonable consideration providing for such head offices and other services as Purchaser deems reasonably necessary for the continued operation and smooth uninterrupted transition of the Inkjet Business during a six-month transition period. The Company shall be responsible for any severance and related payments owing to or becoming due to Company employees primarily engaged in the Inkjet Business who do not become employees of Purchaser.

  2.3 Inventory. If the Inkjet Option is exercised, the Company hereby agrees that Purchaser shall have the right to acquire the inventory to be acquired hereunder in the form existing as of the Closing Date, provided that such inventory shall exclude after-market ink, toner, paper and related supplies.

  2.4 HSR Filings; Approvals. The Company and Purchaser shall each use its reasonable best efforts promptly to prepare and to make such filings (if any) and to provide such information (if any) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the purchase of the Inkjet Business pursuant to the Inkjet Option or the O-Sub Shares pursuant to the Subsidiary Stock Option.

  2.5 Right of Inspection. At any time prior to the Closing or the termination of this Agreement, Purchaser shall have the right, at all reasonable times during regular business hours, to inspect the books, records, and properties of the Company primarily related to the Inkjet Business or of the O-Sub solely for the purpose of determining whether to exercise the Inkjet Option or the Subsidiary Stock Option. Purchaser will keep all information derived from such inspection confidential, except as required by applicable law or to the extent that such information is otherwise publicly available.

  2.6 Consents. If the Inkjet Option is exercised, the Company shall, and shall cause each of its Subsidiaries and affiliates to: give all required notices and use its reasonable best efforts to obtain prior to the Closing all material licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other persons relating to the Inkjet Business as may be required in order to enable the Company to perform its obligations hereunder, including, without limitation, all consents and approvals required to permit it to make the sale and licenses to Purchaser contemplated herein and to enable Purchaser to enjoy after the Closing all rights and benefits presently enjoyed by the Company in respect of the Inkjet Business; provided that no contract shall be amended to increase the amount payable thereunder in order to obtain any such consent, approval or authorization or otherwise without obtaining the prior written consent of Purchaser. In the event any such consent or approval is not obtained on or prior to the Closing Date, the Company shall continue to use its reasonable best efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and the Company will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of the Company in the benefits of the Business Assets and the license described in
Section 1.3(a)(ii) notwithstanding the failure to obtain such consents or approval.

  2.7 Interim Operations. Until the earlier of the Closing or the termination of this Agreement, the Company shall, and shall cause its subsidiaries to, unless Purchaser shall otherwise consent in writing, conduct the operations of the Inkjet Business and of O-Sub according to their respective usual, regular and ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact their respective business organizations and goodwill, to keep available the services of their officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with them, including through the payment of additional compensation reasonably acceptable to Purchaser to such distributors, brokers and sales agents reasonably calculated to maintain at least the current level of merchandising, distribution and shelving. Without limiting the generality of the foregoing, until the earlier of the Closing or the termination of this Agreement, unless Purchaser shall otherwise consent in writing, the Company will:

    (a) not pledge, sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of (i) the O-Sub Shares (other than pursuant to the Loan and Pledge Agreement) or (ii) the Business Assets or Secondary Assets (including, without limitation, receivables, leasehold interests or third party licenses or assignments of Intellectual Property and including any sale leaseback transaction) except for the sale of inventory in the ordinary course of business;

    (b) not effect any stock split, reverse stock split, stock dividend, subdivision, reclassification of the O-Sub Shares, or otherwise change the capitalization of the O-Sub as it exists on the date hereof;

    (c) preserve and maintain all the properties used in or relating to the Business Assets and Secondary Assets in a normal state of repair, order and condition, reasonable wear and use excepted;

    (d) keep all the Business Assets and Secondary Assets insured (to the extent presently insured) against any loss, either by fire, other casualty, or theft and give notice to Purchaser of any loss involving any of the Business Assets or Secondary Assets if such loss is at least $50,000 or more and discuss with Purchaser whether the proceeds of any claim made in connection with the loss should be used to replace any property damage or loss. Any proceeds not used to replace lost or damaged property shall be for the account of Purchaser if the Inkjet Option is exercised and consummated at the Closing;

    (e) not enter into any contract, agreement or commitment relating to all or any part of the business conducted by O-Sub, the Business Assets or Secondary Assets except for contracts, agreements or commitments in the ordinary course of business consistent with past practice;

    (f) maintain all the books, accounts and records relating to O-Sub and the Inkjet Business in the usual, regular and ordinary manner, on a basis consistent with prior years;

    (g) promptly advise Purchaser in writing of any material adverse change in the business, operations, financial condition or prospects of O-Sub or the Inkjet Business or in the Business Assets, Secondary Assets or Business Liabilities;

    (h) comply in all material respects with the provisions of all laws, regulations, ordinances and judicial decrees applicable to the conduct of O-Sub and the Inkjet Business;

    (i) promptly notify Purchaser of the institution of any legal proceeding which may individually or in the aggregate have a material adverse effect on the business, operations, properties, financial condition or prospects of O-Sub and the Inkjet Business taken as a whole;

    (j) prosecute and maintain all Intellectual Property used or held for use in connection with the Inkjet Business or the business of O-Sub; and

    (k) not take or omit to take any other action nor enter into any agreement which would have the effect of (i) frustrating the purpose of this Agreement or (ii) preventing or disabling the Company from delivering the Business Assets, the Secondary Assets upon exercise of the Inkjet Option, delivering the O-Sub Shares upon exercise of the Subsidiary Stock Option or otherwise performing its obligations under this Agreement.

  2.8 Further Assurances. Each party hereto, prior to and following the Closing, shall cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents, instruments and assurances as may from time to time be necessary in order to protect the Company's and Purchaser's rights under this Agreement and otherwise as may reasonably be requested by the Company and Purchaser in order to carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

  3.1 Existence; Good Standing; Corporate Authority. Each of the Company and O-Sub is (i) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, financial condition or prospects of the Company or O-Sub (a "Material Adverse Effect"). Each of the Company and O-Sub has the requisite corporate power and authority to own, operate and lease its properties and carry on its business (including, in the case of Purchaser, the Inkjet Business) as now conducted.

  3.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Purchaser) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

  3.3 Compliance with Laws. Except as set forth in Schedule 3.3, neither the Company nor O-Sub is in violation of any Laws of any Governmental Entity applicable to the Company, O-Sub or any of their respective properties or assets (including the Inkjet Business), except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

  3.4 Capitalization, etc. The Company owns all of the O-Sub Shares, and each of the O-Sub Shares is duly authorized, validly issued, fully paid and nonassessable and owned by the Company free and clear of all Encumbrances (except for any Encumbrance pursuant to the Loan and Pledge Agreement). There are no other shares of capital stock of O-Sub, no securities of O-Sub convertible or exchangeable for shares of capital stock or voting securities of O-Sub, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company or O-Sub to issue, transfer or sell any shares of capital stock of, or equity interests in, O-Sub. There are no outstanding obligations of the Company or O-Sub to repurchase, redeem or otherwise acquire any shares of capital stock of O-Sub.

  3.5 Assets. (a) The Company owns and has good title or has the right to use all the Business Assets and Secondary Assets (except as may be disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any and all Encumbrances. The Business Assets and the Secondary Assets, taken as a whole, constitute all the properties and assets used or held for use in connection with, necessary for the conduct of or otherwise material to the Inkjet Business as reasonably conducted and as conducted during the past twelve months (except inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, and properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business). There are no assets or properties used in the operation of the Inkjet Business and owned by any Person other than the Company that will not as of the Closing Date be leased or licensed to Purchaser under valid, current leases or license arrangements. The Business Assets and Secondary Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of the Company, there are no facts or conditions affecting such assets that could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

  (b) Neither the purchase and sale of the Business Assets and the licenses contemplated hereby upon the exercise of the Inkjet Option, nor the purchase and sale of the O-Sub Shares upon the exercise of the Subsidiary Stock Option would constitute the sale of "substantially all" of the Company's properties and assets pursuant to Section 271 of the DGCL, and such Section 271 shall not be applicable to any of the transactions contemplated by this Agreement. Neither the Inkjet Business nor O-Sub represents more than 45% of (i) the book value of the Company's assets, (ii) the Company's revenues, or (iii) the Company's profit, in each case on a consolidated basis.

  3.6 No Violation. Except as set forth in Schedule 3.6, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will: (i) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws (or comparable constituent documents) of the Company or O-Sub; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the Inkjet Business, the O-Sub Shares or the O-Sub business (other than any Encumbrance created hereunder) under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, plan, agreement or other instrument, commitment or obligation to which the Company or O-Sub is a party, by which the Company or O-Sub or any of their respective properties is bound, or under which the Company or any of its subsidiaries or any of their respective properties is entitled to a benefit, except for any of the foregoing matters which individually or in the aggregate would not have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

  3.7 Merger Agreement. Each of the representations and warranties made by the Company in the Merger Agreement (including the relevant exceptions set forth in the Disclosure Letter) are true and correct to the extent they relate to the conduct of O-Sub and the Inkjet Business or to the O-Sub Shares, the Business Assets or the Secondary Assets.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

  4.1 Existence; Good Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

  4.2 Authorization, Validity and Effect of Agreements. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Purchaser, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.

                                   ARTICLE V

                                 MISCELLANEOUS

  5.1 Survival. The representations and warranties contained in this Agreement shall not survive the Effective Time or the expiration of both the Inkjet Option and the Subsidiary Stock Option in accordance with the terms of this Agreement, but shall survive for a period of two years following the Closing Date (except with respect to the representations contained in Section 3.7 that relate to Sections 5.10 and 5.11 of the Merger Agreement which shall survive until the expiration of the applicable statute of limitations).

  5.2 Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of all of the parties.

  5.3 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

   If to Purchaser:  Gretag Imaging Group, Inc. If to the Company: Raster Graphics, Inc.
                     c/o Gretag Imaging, Inc.                      3025 Orchard Parkway
                     2070 Westover Road                            San Jose, CA 95134
                     Chicopee, MA 01022
   Telephone:        (413) 593-6900             Telephone:         (408) 232-4000
   Facsimile:        (413) 788-0940             Facsimile:         (408) 232-4100
   Attention:        William Recker             Attention:         Rakesh Kumar

  With a copy to:

  Gretag Imaging Holding AG
  Althardstrasse 70
  CH-8105 Regensdorf Switzerland
  Telephone: (011-411) 842-2092
  Facsimile:  (011-411) 842-2411
  Attention:  Dr. Eduard Brunner

  With a copy to:                                   With a copy to:
  Debevoise & Plimpton                              Venture Law Group
  875 Third Avenue                                  2800 Sand Hill Road
  New York, New York 10022                          Menlo Park, CA 94025
  Telephone: (212) 909-6000                         Telephone: (650) 854-4488
  Facsimile: (212) 909-6836                         Facsimile: (650) 854-1121
  Attention: Christopher Smeall, Esq.               Attention: Edmund S. Ruffin, Jr., Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  5.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that (a) Purchaser may assign its rights hereunder to an affiliate or to any purchaser of any portion of the business of O-Sub or the Inkjet Business after the Closing, and (b) the Company may assign its rights hereunder to any purchaser of any portion of the business of the Company other than the Inkjet Business or the business of O-Sub. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this

Agreement, except Section 5.12, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  5.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Loan and Pledge Agreement and the Merger Agreement and any other documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties with respect thereto. Termination of the Merger Agreement or the Loan and Pledge Agreement shall in no way limit the applicability of any reference herein to, or any incorporation herein by reference of, any such document or any section in any such document.

  5.6 Expenses. Except as otherwise set forth in this Agreement or the Merger Agreement, each party shall pay its own expenses incurred in connection with this Agreement.

  5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

  5.8 Investigations. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

  5.9 Termination. This Agreement and the Inkjet Option and the Subsidiary Stock Option granted hereto shall expire upon the earlier of (a) the Effective Time and (b) 90 days after either such option becomes exercisable pursuant to
Section 1.2.

  5.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is unenforceable, the provision shall be interpreted to apply to the fullest extent possible to permit the provisions of this Agreement to be enforceable.

  5.11 Arbitration. (a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this contract, or the breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of International Disputes in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, NY and it shall be conducted in the English language, provided that either party may submit testimony or documentary evidence in German and shall, on the request of the other party, furnish a translation or interpretation into the other language of any such testimony or documentary evidence. The neutral organization designated to perform the functions specified in Rule 6 and Rules 7.7(b), 7.8 and 7.9 shall be the CPR Institute for Dispute Resolution. Notwithstanding Section 5.7, the arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. (S)(S) 1 et seq.

  (b) The arbitration shall be conducted by one arbitrator. The arbitrator shall be selected as provided in the rules specified above.

  (c) In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order such production of documents as may reasonably be requested by either party or by the tribunal itself.

  (d) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award shall include an award of costs, including reasonable attorneys' fees and disbursements. The arbitration tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

  (e) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

  5.12 Indemnification. (a) By the Company. The Company covenants and agrees to defend, indemnify and hold harmless Purchaser, its affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

    (i) any inaccuracy of any representation or warranty made by the Company herein or in connection herewith;

    (ii) any failure of the Company to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; and

    (iii) if the Inkjet Option is exercised and consummated at the Closing, the Excluded Liabilities.

  The Company's aggregate indemnification obligations with respect to any claim for indemnification pursuant to clauses (i) and (ii) of the first sentence of this Section 5.12(a) shall not exceed $5,000,000.

  (b) By Purchaser. Purchaser covenants and agrees to defend, indemnify and hold harmless the Company, its affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the "Company Indemnities") from and against any and all Losses resulting from or arising out of:

    (i) any inaccuracy in any representation or warranty made by Purchaser herein;

    (ii) any failure of Purchaser to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; and

    (iii) if the Inkjet Option is exercised and consummated at the Closing, the Assumed Liabilities.

except to the extent such Losses result from or arise out of the Excluded Liabilities or constitute Losses for which the Company is required to indemnify Purchaser Indemnitees under Section 5.12(a). Purchaser's aggregate indemnification obligations with respect to any claim for indemnification pursuant to clauses (i) and (ii) of the first sentence of this Section 5.12(b) shall not exceed $5,000,000.

  (c) Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,
(ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the ability of Purchaser to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 5.12 and the records of each shall be available to the other with respect to such defense.

  5.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          RASTER GRAPHICS, INC.

                                          By: /s/ Rakesh Kumar
                                            ___________________________________

                                          Name: Rakesh Kumar

                                          Title: President

                                          GRETAG IMAGING GROUP, INC.

                                          By: /s/ E. Brunner
                                            ___________________________________
                                            ___________________________________

                                          Name: Dr. Eduard M. Brunner

                                          Title: Treasurer

                                                                         ANNEX C

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                           LOAN AND PLEDGE AGREEMENT

                                    between

                             RASTER GRAPHICS, INC.
                                (the "Borrower")

                                      and

                           GRETAG IMAGING GROUP, INC.
                                 (the "Lender")


                          Dated as of October 6, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 SECTION 1. DEFINITIONS...................................................  C-1
            1.1.Defined Terms.............................................  C-1
 SECTION 2. AMOUNT AND TERMS OF LOAN; CLOSING.............................  C-3
            2.1.Loan......................................................  C-3
            2.2.Closing...................................................  C-3
 SECTION 3. PAYMENT OF LOAN; INTEREST; TRANSFER...........................  C-4
            3.1.Repayment of the Loans....................................  C-4
            3.2.Interest..................................................  C-4
            3.3.Terms of Payment..........................................  C-4
            3.4.Computation of Interest and Fees..........................  C-5
            3.5.Indemnity.................................................  C-5
            3.6.Optional Prepayment.......................................  C-5
            3.7.Termination of Committed Amount...........................  C-5
 SECTION 4. PLEDGE OF COLLATERAL..........................................  C-5
            4.1.Pledge of Collateral......................................  C-5
            4.2.Delivery of Collateral....................................  C-5
            4.3.Further Assurances........................................  C-5
            4.4.Voting Rights; Dividends, etc.............................  C-5
            4.5.Covenants of the Borrower.................................  C-6
 SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BORROWER................  C-6
            5.1.Corporate Status and Licensing............................  C-6
            5.2.Corporate Power and Authority; Enforceable Obligations....  C-6
            5.3.Compliance with Law and Other Instruments.................  C-6
            5.4.Litigation................................................  C-6
            5.5.Consents..................................................  C-6
            5.6.Financial Information.....................................  C-7
            5.7.Taxes, Assessments and Fees...............................  C-7
            5.8.Capitalization............................................  C-7
            5.9.Accuracy of Information...................................  C-7
            5.10.Absence of Default.......................................  C-7
            5.11.Obligations Pari Passu...................................  C-7
            5.12.Withholding Tax..........................................  C-7
            5.13.Title to Properties......................................  C-7
            5.14.Material Adverse Change..................................  C-7
            5.15.Title to Collateral; First Priority Lien.................  C-7
            5.16.Authorized Stock.........................................  C-8
 SECTION 6. CONDITIONS PRECEDENT..........................................  C-8
            6.1.Borrower Approval.........................................  C-8
            6.2.Documentation.............................................  C-8
            6.3.Changes, Etc..............................................  C-8
            6.4.Corporate Proceedings of the Borrower.....................  C-8
            6.5.Borrower Incumbency Certificate...........................  C-8
            6.6.Representations and Warranties............................  C-8
            6.7.Performance; No Default...................................  C-8
            6.8.Governmental Approvals....................................  C-9
            6.9.Legal Opinions............................................  C-9

             6.10.Compliance Certificate.......................................................  C-9
             6.11.Security Arrangements........................................................  C-9
             6.12.Option Agreement.............................................................  C-9
             6.13.Additional Matters...........................................................  C-9
SECTION 7.   COVENANTS.........................................................................  C-9
             7.1.Senior Obligations............................................................  C-9
             7.2.Limitation of Liens...........................................................  C-9
             7.3.Use of Proceeds...............................................................  C-9
             7.4.Constitutive Documents; Preservation of Existence, Etc.; Conduct of Business.. C-10
             7.5.Compliance with Applicable Law................................................ C-10
             7.6.Notices....................................................................... C-10
             7.7.Further Assurances............................................................ C-10
             7.8.Sale; Merger.................................................................. C-10
             7.9.Appointment as Attorney-in-Fact............................................... C-10
             7.10.Maintenance of Shares........................................................ C-11
SECTION 8.   EVENTS OF DEFAULT................................................................. C-11
             8.1.Events of Default............................................................. C-11
             8.2.Remedies on Default, Etc...................................................... C-11
             8.3.Exercise of Remedies.......................................................... C-12
SECTION 9.   TAXES............................................................................. C-13
             9.1.Excluded Taxes................................................................ C-13
             9.2.Additional Amounts; Indemnified Taxes......................................... C-13
             9.3.Other Taxes................................................................... C-13
SECTION 10.  STOCK OPTION...................................................................... C-13
             10.1.Grant of Stock Option........................................................ C-13
             10.2.Exercise of Stock Option..................................................... C-14
             10.3.Stock Option Closing......................................................... C-14
SECTION 11.  MISCELLANEOUS..................................................................... C-15
             11.1.Amendments and Waivers....................................................... C-15
             11.2.Notices...................................................................... C-15
             11.3.No Waiver; Cumulative Remedies............................................... C-15
             11.4.Survival of Representations and Warranties................................... C-16
             11.5.Payment of Expenses and Taxes................................................ C-16
             11.6.Successors and Assigns; Assignments.......................................... C-16
             11.7.Severability................................................................. C-16
             11.8.Integration.................................................................. C-16
             11.9.CONSENT TO JURISDICTION...................................................... C-16
             11.10.Right to Set-Off............................................................ C-16
             11.11.Payments.................................................................... C-17
             11.12.No Partnership; Etc......................................................... C-17
             11.13.Enforcement of Agreement.................................................... C-17
             11.14.GOVERNING LAW............................................................... C-17
             11.15.WAIVERS OF JURY TRIAL....................................................... C-17
             11.16.Counterparts................................................................ C-17
EXHIBIT A    Form of Promissory Note
EXHIBIT B    Initial Note

                           LOAN AND PLEDGE AGREEMENT

                                                                October 6, 1998

Gretag Imaging Group, Inc.
c/o Gretag Imaging, Inc.
2070 Westover Road
Chicopee, MA 01022

Dear Sirs:

  Raster Graphics, Inc. (the "Borrower"), a Delaware corporation, agrees with Gretag Imaging Group, Inc. (together with its successors and permitted assigns, the "Lender"), a company organized under the laws of Delaware, as follows:

                            SECTION 1. DEFINITIONS

  1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

  "Agreement": this Loan and Pledge Agreement, as amended, supplemented or otherwise modified from time to time.

  "Applicable Law": as to any Person, the Certificate of Incorporation and By-Laws or other constituent documents, organizational, or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding such Person or any of its property or to which such Person or any of its property is subject.

  "Borrower": as defined in the preamble hereto.

  "Borrower Common Stock": as defined in subsection 10.1(a).

  "Borrower Obligations": the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise out of, or in connection with, the Loan Agreement, and which shall include the unpaid principal of and any accrued interest on the Initial Note and all such obligations and liabilities of the Borrower arising out of the Initial Note.

  "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or Zurich, Switzerland, are authorized or required by law to close.

  "Closing Amount": as defined in subsection 2.2(a).

  "Closing Date": as defined in subsection 2.2(a).

  "Closing Notice": as defined in subsection 2.2(a).

  "Collateral": as defined in subsection 4.1.

  "Committed Amount": U.S. Dollars 5,000,000.

  "Default": any of the events specified in section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

  "Event of Default": any of the events specified in section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

  "Excluded Taxes": as defined in subsection 9.1.

  "Financial Statements": as defined in subsection 5.6.

  "Governmental Authority": any nation or governmental entity, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

  "Indemnified Liabilities": as defined in subsection 11.5.

  "Indemnified Taxes": as defined in subsection 9.2(d).

  "Initial Note": as defined in subsection 2.2(c).

  "Inkjet Option": as defined in the Option Agreement.

  "Lender": as defined in the preamble hereto.

  "Lien": as to any Person as at any date, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance existing on such date in or on, or any interest or title existing on such date of any vendor, lessor, lender or other secured party to or of, such Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset of such Person, or the signing or filing of any financing statement which names such Person as debtor, or the signing of any then effective security agreement authorizing any other party as the secured party thereunder to file any financing statement.

  "Loan": any loan made by the Lender to the Borrower hereunder on a Closing
Date.

  "Merger": as defined in the Merger Agreement.

  "Merger Agreement": as defined in subsection 3.1.

  "Option Agreement": as defined in subsection 4.5.

  "O-Sub": as defined in subsection 4.1.

  "O-Sub Shares": as defined in subsection 4.1.

  "Other Taxes": as defined in subsection 9.3.

  "Outstanding Note Obligations": as defined in subsection 10.1(d).

  "Pending Reports": as defined in the Merger Agreement.

  "Person": any individual, Borrower, corporation, firm, partnership, joint venture, limited liability company, association, organization, state or agency of a state or other entity, whether or not having a separate legal personality.

  "Promissory Note": as defined in subsection 2.2(b).

  "Settlement": as defined in the Merger Agreement.

  "Settlement Deposit": as defined in subsection 2.2(a).

  "Stock Option": as defined in subsection 10.1(a).

  "Stock Option Closing": as defined in subsection 10.3(a).

  "Stock Option Closing Date": as defined in subsection 10.3(a).

  "Stock Option Consideration": as defined in subsection 10.1(b).

  "Stock Option Notice Date": as defined in subsection 10.2.

  "Stock Option Shares": as defined in subsection 10.1(a).

  "Subsidiary": at any particular time, any Person whose affairs and policies the Borrower controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of that Person or otherwise, except that the Company's French subsidiary shall be excluded from this definition.

  "Subsidiary Stock Option": as defined in the Option Agreement.

  "SVB Facility": as defined in subsection 2.2(a).

  "Total Obligations": as defined in subsection 2.2(a).

  "U.S. Dollars": the freely transferable lawful currency of the United
States.

                 SECTION 2. AMOUNT AND TERMS OF LOAN; CLOSING

  2.1 Loan. The Borrower shall borrow from the Lender and, subject to the terms and conditions hereof, the Lender shall lend to the Borrower, an amount up to the sum of the Committed Amount; provided that immediately following the loan of any Closing Amount on the related Closing Date, the sum of the aggregate amount of all Closing Amounts and any outstanding accrued interest thereon shall not exceed the Committed Amount.

  2.2 Closing. (a) On each of the dates (collectively referred to as the "Closing Dates") specified by the Borrower by irrevocable notice to the Lender (each, a "Closing Notice"), the Borrower shall borrow from the Lender the principal amount (each, a "Closing Amount") specified in the Closing Notice relating to such Closing Date, and the Lender shall lend the Closing Amount to the Borrower; provided (i) the date of execution of this Agreement shall be a Closing Date on which the Borrower shall borrow from the Lender the principal amount of $500,000; (ii) except as expressly provided in this Section 2.2(a), each of the Closing Amounts shall be in the amount of not more than $500,000;
(iii) the sum of the aggregate amount of all the Closing Amounts (including the principal amount of $500,000 loaned under the Initial Note) and any outstanding accrued interest thereon as of any Closing Date (collectively, the "Total Obligations" from time to time), shall not exceed the Committed Amount, and the sum of the Total Obligations and the aggregate principal amount and any accrued interest (the "SVB Amount") outstanding under the Borrower's credit facility with Silicon Valley Bank, or any refinancing or modification thereof, shall not exceed $6,000,000; (iv) except as expressly provided in this Section 2.2(a), no Closing Date may occur less than 14 calendar days following the immediately preceding Closing Date, if any; (v) except as expressly provided in this Section 2.2(a), a Closing Notice with respect to a Closing Date may not be delivered less than 5 Business Days prior to such Closing Date; (vi) no Closing shall occur following February 28, 1999; provided further if the Borrower is obligated to deposit $850,000 (the "Settlement Deposit") in escrow in connection with the execution and delivery of a memorandum of understanding relating to the Settlement satisfactory in form and substance to Lender and its counsel, the Borrower may specify a Closing Date in a Closing Notice not less than 5 Business Days following such notice to borrow from the Lender, and the Lender shall, subject to subsection 2.2(a)(iii) and (iv), lend to the Borrower, the Settlement Deposit in accordance with subsection 7.3 hereof. Borrower shall give notice to Silicon Valley Bank prior to each Closing Date of the Closing Amount and the Total Obligations.

  (b) Each Closing shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 11:00 a.m. (New York time) on the Closing Date. At each Closing, the Borrower shall deliver to the Lender a promissory note, in the form of Exhibit A hereto, with respect to the Closing Amount (each delivered note, a "Promissory Note"). If on any Closing Date the Borrower shall fail to borrow from the Lender the amount specified in the relevant Closing Notice as provided herein, or if at any Closing any of the conditions to such Closing specified in Section 6 shall not have been fulfilled to the satisfaction of the Lender, or waived by the Lender, the Lender shall, at its election, be relieved of all further obligations to advance any funds hereunder, without thereby waiving any other rights it may have by reason of such failure or nonfulfillment.

  (c) Upon the execution of this Agreement, that certain Promissory Note, dated September 23, 1998, pursuant to which the Borrower borrowed $500,000 from the Lender and which is attached as Exhibit B hereto (the "Initial Note"), shall be deemed for purposes of this Agreement to be a Loan made pursuant to this Agreement and any reference to "Loan", "Promissory Note", "Closing Amount" or "Borrower Obligations" shall be construed to include such Initial Note, the amount advanced thereunder and/or the obligations of the Borrower thereunder, as the context requires, and the amounts loaned pursuant to the Initial Note shall be deemed to have been loaned under this Agreement as part of the Committed Amount.

                SECTION 3. PAYMENT OF LOAN; INTEREST; TRANSFER

  3.1 Repayment of the Loans. The outstanding Loans and all accrued interest thereon shall be payable forthwith upon written demand from the Lender to the Borrower, provided that, except upon the occurrence of an Event of Default, the Lender shall not make such demand unless and until either the Merger Agreement, dated as of the date hereof, among Borrower, Gretag Imaging Group, Inc. and Gretag Acquisition Corp. (the "Merger Agreement") shall have been terminated (for whatever reason) or the Merger shall have occurred.

  3.2 Interest. (a) The Borrower shall pay interest to the Lender on the unpaid principal amount of each Closing Amount from the Closing Date with respect to such Closing Amount until the full payment thereof, payable upon written demand in accordance with Section 3.1, at an interest rate per annum equal to 8.5% per annum.

  (b) If all or a portion of (i) the principal amount of the Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest from the date such amount is due until such amount is paid in full, at an interest rate per annum equal to the lesser of (a) 1.5 times the interest rate then payable to the Borrower in accordance with Section 3.2(a) with respect to the amount so unpaid and (b) the maximum amount permitted by law.

  3.3 Terms of Payment. (a) The Borrower shall cause to be paid all sums with respect to the Loan, whether on account of principal, interest, fees or otherwise, to the account of the Lender specified in subsection 11.11 or as otherwise specified in writing by the Lender from time to time.

  (b) All payments to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made in U.S. Dollars prior to 11:00 A.M., New York time, on the due date thereof.

  (c) The Borrower shall make all payments hereunder regardless of any right of set-off, defense or counterclaim, including, without limitation, any defense or counterclaim based on (i) any law, rule or policy which is now or hereafter promulgated by any Governmental Authority and which may adversely affect the Borrower's obligation to make, or the right of the Lender to receive, such payments, and (ii) any other similar events impeding, preventing or delaying the parties hereto or any other Person from performing their respective obligations hereunder or under any other contract or agreement.

  (d) Any amounts paid by or on behalf of the Borrower to the Lender under this Agreement shall be applied as follows: first to the payment in full of all obligations then due under this Agreement other than those in respect of principal of and interest on the Loans, second to the payment in full of accrued and unpaid interest on the Loans, and third to the payment of principal of the Loans in inverse order of the Closing Dates thereof.

  3.4 Computation of Interest and Fees. (a) Interest shall be calculated on the basis of a 360-day year for the actual days elapsed.

  (b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

  3.5 Indemnity. The Borrower agrees to indemnify the Lender and its successors and assigns and to hold the Lender and its successors and assigns harmless from any loss or expense which the Lender or its successors and assigns may sustain or incur as a consequence of (a) failure of the Borrower to borrow the amount specified in the Closing Notice after the Borrower has delivered the Closing Notice, or (b) any prepayment by the Borrower of principal of or interest on the Loan, or any fee or other amount due hereunder upon acceleration after an Event of Default or pursuant to any other provision of this Loan Agreement.

  3.6 Optional Prepayment. The Borrower may prepay the Loan in whole or in part at any time, without penalty but with interest to the date of prepayment.

  3.7 Termination of Committed Amount. Upon any prepayment hereunder the Committed Amount shall be terminated forthwith.

                        SECTION 4. PLEDGE OF COLLATERAL

  4.1 Pledge of Collateral. As security for the complete and punctual satisfaction by the Borrower of the Borrower Obligations, the Borrower hereby pledges, assigns, hypothecates, transfers and delivers to the Lender all of the outstanding shares of capital stock (the "O-Sub Shares") of Onyx Graphics Corporation ("O-Sub") and any proceeds therefrom and all other or additional stock or securities or property paid or distributed in respect of such shares by way of (i) dividend or other distribution, (ii) stock split, spin off, split-up, reclassification, combination of shares or other corporate rearrangement and (iii) any consolidation, merger, exchange of stock, conveyance of assets, liquidation or other corporate reorganization (together with the O-Sub Shares, the "Collateral") and grants to the Lender a first lien on, and security interest in, the Collateral, provided, that if an Event of Default occurs, Lender exercises its remedies as set forth in Section 8.2 and Lender becomes the owner of the O-Sub Shares, the account receivable on O-Sub's balance sheet from Borrower shall be canceled up to an aggregate amount of $1,500,000; provided, that in no event shall the net equity on O-Sub's balance sheet be less than $1,100,000.

  4.2 Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral shall be delivered to and held by the Lender as secured party or its designee until such time as the Borrower Obligations have been satisfied in full.

  4.3 Further Assurances. The Borrower agrees that at any time, and from time to time, the Borrower will promptly execute and deliver all further instruments and documents, and take all other action that may be necessary or desirable or that the Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise its rights and remedies hereunder.

  4.4 Voting Rights; Dividends, etc. (a) So long as no Event of Default shall have occurred and be continuing, the Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral for any purpose not inconsistent with the terms of this Agreement or any Promissory Note issued hereunder.

  (b) So long as no Event of Default shall have occurred and be continuing, the Borrower shall be entitled to receive and retain any and all cash dividends paid in respect of the Collateral.

  (c) Upon the occurrence and during the continuance of an Event of Default
(i) all rights of the Borrower to exercise the voting and other consensual rights and to receive and retain dividends which it would otherwise be entitled to receive and retain pursuant to Section 4.4(a) and (b), respectively, shall cease, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and retain dividends and interest paid in respect of the Collateral, and (ii) all dividends which are received by the Borrower contrary to the provisions of the preceding clause (i) shall be received in trust for the benefit of the Lender and shall be segregated from other funds of the Borrower and forthwith paid over to the Lender as Collateral in the same form as so received (with any necessary endorsement).

  4.5 Covenants of the Borrower. Until the Borrower Obligations have been satisfied in full, the Borrower will not sell, assign, transfer, convey, or otherwise dispose of, or grant any option with respect to, the Collateral or create or permit to exist any Lien upon or with respect to the Collateral except to the Lender, its affiliates or any Person approved by the Lender or pursuant to the Asset and Subsidiary Stock Option Agreement, dated as of the date hereof, between the Borrower and Gretag Imaging Group, Inc. (the "Option Agreement").

           SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BORROWER

  To induce the Lender to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants to the Lender as of the date hereof, each Closing Date and the Stock Option Closing Date that:

  5.1 Corporate Status and Licensing. The Borrower and each of its Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation or organization. The Borrower and each of its Subsidiaries has the corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage, and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the failure so to qualify or be licensed would have a material adverse effect on the Borrower or O-Sub.

  5.2 Corporate Power and Authority; Enforceable Obligations. The Borrower has all necessary power to execute, deliver and perform the terms and provisions of this Agreement, and the transactions contemplated hereby, and has taken all necessary internal action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms. The Borrower has furnished to the Lender complete and correct copies of its constitutive documents, and such constitutive documents are in full force and effect and have not been modified or amended.

  5.3 Compliance with Law and Other Instruments. Neither the Borrower nor any of its Subsidiaries is in default under any agreement that is material to O-Sub or Borrower to which it is a party, and neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will contravene any provision of law, statute, rule or regulation to which the Borrower is subject, or any judgment, decree, franchise, order or permit applicable to the Borrower, or will conflict or will be inconsistent with or will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to, the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any such Subsidiary is a party or bound or to which they may be subject, or violate any provision of the constitutive documents of the Borrower or any such Subsidiary.

  5.4 Litigation. Except as set forth on Schedule 5.4 hereto, there are no actions, suits or proceedings pending or, to the best of the Borrower's knowledge, threatened, against or affecting the Borrower or any of its Subsidiaries before any court, tribunal or before any governmental or administrative body or agency.

  5.5 Consents. No consent of any other party (including, without limitation, creditors of the Borrower) and no order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery and performance by the Borrower of this Agreement, or the taking of any action contemplated hereby, including, without limitation, the pledge by the Borrower of the Collateral, the issuance and delivery of the Stock Option Shares pursuant to Section 10 or the validity or enforceability of this Agreement or, if any of the foregoing are required, they have been obtained and are in full force and effect and certified copies of which have been delivered to the Lender and to counsel to the Lender.

  5.6 Financial Information. Except as set forth on Schedule 5.6, the audited financial statements of the Borrower and its Subsidiaries as of December 31, 1996 are, and, when filed with the SEC, the audited financials contained in the Pending Reports (the "Financial Statements") will be, including in each case the related schedules and notes, complete and correct in all material respects and fairly present the financial condition of the Borrower and its Subsidiaries as of the date[s] thereof and the results of their operations for the periods therein stated and have been prepared in accordance with generally accepted accounting principles in the jurisdiction in which the Financial Statements were prepared, consistently applied throughout the periods involved.

  5.7 Taxes, Assessments and Fees. Each of the Borrower and its Subsidiaries has filed or caused to be filed all U.S. federal income tax returns and all other material returns required to be filed, and have paid all taxes shown to be due and payable on said returns or on any assessments made against such Person or any of their respective properties, and all other taxes, assessments, fees or other charges imposed on such Person or any of their respective properties by any Governmental Authority; and no material tax liens or material liens with respect to any assessments, fees or other charges have been filed and, to the knowledge of such Person, no claims are being asserted with respect to any such taxes, assessments, fees or other charges.

  5.8 Capitalization. Schedule 5.8 hereto contains the complete and correct description of the capitalization of the Borrower and O-Sub, including a list of all Persons owning the outstanding capital stock, stock options and instruments exchangeable or convertible into or exercisable for any capital stock of O-Sub, together with the quantities thereof held by each such Person. The O-Sub Shares are duly authorized, valid, issued, fully-paid and non-assessable.

  5.9 Accuracy of Information. Neither this Agreement, nor any certificate or written statement of factual information furnished to the Lender by or on behalf of the Borrower in connection herewith, contains or will contain as of their respective dates any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements taken as a whole contained herein and therein not misleading.

  5.10 Absence of Default. No Default or Event of Default has occurred and is continuing.

  5.11 Obligations Pari Passu. The Borrower Obligations rank at least pari passu in right of payment with all its other indebtedness except that amounts owing under the SVB Facility, including additional amounts borrowed thereunder in accordance herewith and any accrued interest thereon, shall be prior in right of payment to the payment obligations of the Borrower hereunder.

  5.12 Withholding Tax. There is no U.S. tax, levy, impost, deduction, charge or withholding imposed, levied or made on or by virtue of the execution or delivery of this Agreement.

  5.13 Title to Properties. Subject to subsection 4.2, the Borrower and its Subsidiaries have good title to all of their respective properties and assets referred to in the Financial Statements (except properties and assets disposed of since the relevant date in the ordinary course of business).

  5.14 Material Adverse Change. Except as described in Schedule 5.14, since December 31, 1996, there has been no occurrence or development resulting, or likely to result, in a material adverse effect on the Borrower or its Subsidiaries.

  5.15 Title to Collateral; First Priority Lien. The Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien except for the Lien created by this Agreement and by the Option Agreement. The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Borrower Obligations.

  5.16 Authorized Stock. The Borrower has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue and deliver, and, has reserved for issuance, such number of shares of Borrower Common Stock necessary for delivering the Stock Option Shares upon the exercise of the Stock Option. The authorized capital stock of the Company is sufficient to permit the issuance of enough shares to consummate the exercise of the Stock Option pursuant to Section 10. The Stock Option Shares, upon issuance, will be duly and validly issued, fully paid and nonassessable, will be delivered free and clear of any and all Liens and will not give rise to any preemptive rights on the part of any Person. Upon issuance of the Stock Option Shares, the holder of such Stock Option Shares shall have the same rights (including, without limitation, voting rights) as the existing holders of Borrower Common Stock.

                        SECTION 6. CONDITIONS PRECEDENT

  The agreement of the Lender to disburse any Closing Amount is subject to the satisfaction or waiver by the Lender, immediately prior to or concurrently with the Closing Date with respect to such Closing Amount, of the following conditions precedent:

  6.1 Borrower Approval. All necessary internal approval on the part of the Borrower and all necessary or appropriate permits, approvals, authorizations, consents and waivers from creditors of the Borrower shall have been received in connection with the execution of this Agreement, and the consummation of the transactions contemplated hereby (including, without limitation, any necessary powers-of-attorney).

  6.2 Documentation. The Lender shall have received this Agreement and the Promissory Note(s), executed and delivered by a duly authorized officer of the Borrower. Each of this Agreement and the Promissory Note(s) shall be in form and substance satisfactory to the Lender, shall be in full force and effect and shall be in accordance with the requirements of all applicable law.

  6.3 Changes, Etc. Except as described in Schedule 5.14, since December 31, 1996, there shall have been no occurrence or development resulting, or likely to result, in a material adverse effect on the Borrower or its Subsidiaries (it being expressly understood that the transactions contemplated by this Agreement shall not be deemed to have a material adverse effect on Borrower or its Subsidiaries), and the Borrower shall have delivered to the Lender an Officer's Certificate, dated as of the Closing Date, certifying that the condition set forth in this subsection has been fulfilled.

  6.4 Corporate Proceedings of the Borrower. The Lender shall have received evidence, in form and substance satisfactory to the Lender, that all necessary corporate and other approval on the part of the Borrower was taken with respect to (a) the execution, delivery and performance of this Agreement, and
(b) the transactions contemplated hereunder, certified by an authorized officer of the Borrower as of a date not earlier than ten days prior to the Closing Date, which certificate shall be in form and substance satisfactory to the Lender and shall state that the evidence thereby certified have not been amended, modified, revoked or rescinded; provided that in the case of a Closing Date occurring as of the date hereof, the notice period specified in clause (b) of this subsection shall be waived by the Lender.

  6.5 Borrower Incumbency Certificate. The Lender shall have received a certificate of the Borrower, as to the incumbency and signature of the officers of the Borrower executing this Agreement, satisfactory in form and substance to the Lender, executed by an authorized officer of the Borrower.

  6.6 Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

  6.7 Performance; No Default. The Borrower shall have performed and complied in all respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and at the Closing, and after giving effect to the consummation of the transactions contemplated hereby, no condition or event shall exist which constitutes a Default or Event of Default under this Agreement.

  6.8 Governmental Approvals. Each order, permission, consent, approval, license, authorization, or validation of, or notice to or filing with, or exemption by, any Governmental Authority which is required to authorize, or is required in connection with, the execution, delivery and performance by the Borrower or the Lender of this Agreement or the taking of any action contemplated hereby shall have been made or obtained, and each such order, permission, consent, approval, license, authorization, registration, validation, notice, filing and exemption shall be in full force and effect.

  6.9 Legal Opinions. The Lender shall have received executed opinions, addressed to the Lender and dated the Closing Date, from Venture Law Group covering such matters incident to the transactions contemplated by this Loan Agreement as the Lender may reasonably require.

  6.10 Compliance Certificate. The Borrower shall have delivered to the Lender an Officer's Certificate, dated the Closing Date, certifying that the conditions specified in this Section 6 have been fulfilled.

  6.11 Security Arrangements. The Lender shall have a duly perfected first priority security interest in the Collateral.

  6.12 Option Agreement. The Option Agreement shall not have been terminated.

  6.13 Additional Matters. All proceedings in connection with the documents contemplated hereby and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender and to counsel to the Lender, and the Lender and counsel to the Lender shall have received counterpart originals or certified or other types of copies of all such documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby as it shall reasonably request.

                             SECTION 7. COVENANTS

  The Borrower covenants that, from the date hereof and for so long as any amount of principal of or interest on the Loans is outstanding and owing to the Lender hereunder, or any other sum is outstanding and owing to the Lender hereunder:

  7.1 Senior Obligations. The Borrower shall ensure that the Borrower Obligations under this Agreement at all times rank at least pari passu with all other present and future indebtedness of the Borrower except that amounts owing under the Borrower's credit facility (the "SVB Facility") with Silicon Valley Bank, including additional amounts borrowed thereunder and accrued interest thereon in accordance herewith, shall be prior in right of payment to the payment obligations of the Borrower hereunder. The Borrower shall not effect any additional borrowing under the SVB Facility if the aggregate amount of principal and accrued interest owing under the SVB Facility, after giving effect to such borrowing, plus the aggregate amount of principal and accrued interest owing hereunder, would exceed $6,000,000. To the extent it is deemed to be necessary, the Lender and Silicon Valley Bank will negotiate in good faith a debt and subordination agreement mutually satisfactory to the Lender and Silicon Valley Bank in each party's sole discretion.

  7.2 Limitation of Liens. The Borrower shall not create or permit to subsist any Lien upon the whole or any part of the O-Sub Shares or proceeds thereof (except Liens created by this Agreement or the Option Agreement).

  7.3 Use of Proceeds. Unless otherwise agreed to by Lender in writing, Borrower hereby covenants that if the Settlement Deposit is advanced to the Borrower pursuant to this Agreement on any Closing Date, such Settlement Deposit shall be used solely to make the necessary deposit of $850,000 in escrow in connection with the execution and delivery of a memorandum of understanding relating to the Settlement. If requested by the

Lender, Lender shall pay on behalf of Borrower the Settlement Deposit directly to the escrow account established for the purposes of such deposit. The Borrower shall use all other proceeds of the Loan solely to meet such of its current payment obligations in the ordinary course of business which cannot be met from other funds available to the Borrower.

  7.4 Constitutive Documents; Preservation of Existence, Etc.; Conduct of Business. The Borrower shall not permit any provision of the constitutive documents of it or any of its Subsidiaries to be amended without the written consent of the Lender if such amendment would directly or indirectly prevent the Borrower from performing, or materially adversely affect its ability to perform, its obligations under this Agreement. The Borrower shall at all times preserve and keep in full force and effect, and cause each of its Subsidiaries to preserve and keep in full force and effect, its existence as a company and its rights and franchises. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all contractual obligations binding on it or its property and Applicable Law.

  7.5 Compliance with Applicable Law. The Borrower shall, and shall cause each of its Subsidiaries to, timely comply with all Applicable Law and shall, and shall cause each of its Subsidiaries to, procure, maintain and comply with all permits, licenses and other authorizations required for the conduct of its business except where the failure to do so would have only a de minimis effect on the Borrower and its Subsidiaries, taken as a whole.

  7.6 Notices. The Borrower will promptly give notice to the Lender of:

    (a) the occurrence of any Default or Event of Default; and

    (b) any (i) default or event of default under any contractual obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time involving the Borrower or any of its Subsidiaries.

  7.7 Further Assurances. The Borrower, at its own cost, expense and liability, shall cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary in order to protect the Lender's rights under this Agreement, including, without limitation, the exercise of the Stock Option, and otherwise as may reasonably be requested by the Lender in order to carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

  7.8 Sale; Merger. Except pursuant to the Merger Agreement or the Option Agreement, neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or lease, convey, sell, assign, transfer or otherwise dispose of, in a single transaction or a series of related transactions, a material portion of its property, business or assets, or make any material change in its present method of conducting business.

  7.9 Appointment as Attorney-in-Fact. Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as Borrower's attorney-in-fact, with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time in the Lender's discretion, to execute and deliver any and all bills of sale, assignments or other instruments which the Lender may deem necessary or advisable to effectuate any sale, transfer, assignment or delivery in exercise of any or all of the remedies hereunder whether pursuant to power of sale or otherwise, and to take any other action to accomplish the purposes of this Agreement, including, without limitation, to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipt for moneys due and to become due under or in connection with the Collateral, to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, to file any claims or take any action or institute any proceedings which the Lender may deem to be necessary or desirable for the collection thereof, Borrower hereby ratifying and confirming all that such attorney or any substitute shall lawfully do by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. Nevertheless, if so requested by the Lender or any purchaser, Borrower shall ratify and confirm any such sale, assignment, transfer or delivery by executing and delivering to the Lender or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

  7.10 Maintenance of Shares. Prior to the Stock Option Closing Date, the Borrower shall not, and shall cause its Subsidiaries not to, take any action that could reasonably be expected to result in the representations and warranties of the Borrower set forth in subsection 5.16 in this Agreement becoming untrue.

                         SECTION 8. EVENTS OF DEFAULT

  8.1 Events of Default. If one or more of the following events shall have occurred (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (a) Non-payment. The Borrower fails to pay any principal of or any interest on the Loan or any other amount payable by the Borrower under this Agreement, as and when the same shall become due and payable, whether at stated maturity, by mandatory prepayment, by acceleration or otherwise; and such default, if due to any technical or administrative error, is not remedied within five days;

    (b) Breach of Other Obligations. Any of the representations and warranties of Borrower hereunder proves to have been incorrect in any material respect or the Borrower defaults in performance or observance of, or compliance with, any of its other obligations set out in this Agreement, or any Promissory Note, which default is incapable of remedy or, if such default is in the reasonable opinion of the Lender capable of remedy, is not in the reasonable opinion of the Lender remedied within 30 days after notice of such default shall have been given to the Borrower by the Lender, or any representation or warranty referred to in section 5 hereof proves to have been incorrect or untrue in any material respect when made or deemed made;

    (c) Involuntary Bankruptcy. Any decree or order by a court of competent jurisdiction shall have been entered (and such decree or order shall have continued undischarged or undismissed and unstayed for a period of at least 60 days) (i) adjudging the Borrower bankrupt or insolvent, (ii) constituting an order for relief with respect to the Borrower in any involuntary bankruptcy or insolvency case, (iii) approving as properly filed a petition seeking reorganization of, or an arrangement or adjustment with respect to, the Borrower under any applicable bankruptcy or insolvency law, or (iv) appointing a receiver, custodian, liquidator or trustee or assignee in the bankruptcy, liquidation, reorganization or insolvency of the Borrower or of any of its properties; or

    (d) Voluntary Bankruptcy. The Borrower or any of its Subsidiaries initiates or consents to proceedings relating to it under any bankruptcy, reorganization, insolvency, moratorium, intervention law or law with similar effect, or under any other law for the relief of, or relating to, debtors, or makes or enters into a conveyance, assignment, arrangement, or composition with or for the benefit of its creditors or appoints or applies for the appointment of an administrator, receiver, trustee, intervenor, or assignee for the benefit of creditors (or other similar official) to take possession or control or a substantial part of all of its undertaking or assets, or takes any proceeding under any law for a readjustment or deferment of its indebtedness or any part of it;

  (x) the Lender may by notice to the Borrower declare the Commitment to be terminated forthwith; whereupon the Commitment shall immediately terminate; or

  (y) the Lender may by notice to the Borrower, declare the outstanding principal amount of the Loan (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

  8.2 Remedies on Default, Etc. Subject to subsection 8.3, (a) if an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Agreement, all rights and remedies of a secured party under the applicable Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. The Lender shall apply the net proceeds of any action taken by it pursuant to this Section, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Borrower Obligations, first, to the payment of any Borrower Obligations other than principal or interest, second, to the payment of all interest accrued on the Loans, and third, to the payment of the outstanding principal of the Loans, in inverse order of the dates on which such Loans were advanced, and only after such application and after the payment by the Lender of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need the Lender account for the surplus, if any, to the Lender. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by them of any rights hereunder, except to the extent arising as a result of the gross negligence or willful misconduct of the Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

  (b) Upon the occurrence of any Event of Default, the Lender's remedies shall be, to the fullest extent of the law, cumulative, and no right, power or remedy conferred by this Agreement upon the Lender shall be exclusive of any right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. In case of a default in the payment of any principal of or interest on the Loan, the Borrower shall pay to the Lender such further amount as shall be sufficient to cover all losses, expenses, liabilities or costs actually sustained or incurred by the Lender as a result of such Event of Default. No course of dealing and no delay on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise prejudice the Lender's rights, powers or remedies.

  (c) Notwithstanding any provision of this Agreement to the contrary, this Agreement, and the pledge of the Collateral hereunder, in no way limit, modify or amend the rights of the Borrower pursuant to the Option Agreement, including, without limitation, the right of the Borrower to exercise the Inkjet Option or the Subsidiary Stock Option at such price determined thereunder.

  8.3 Exercise of Remedies. In the event that the Merger Agreement has been terminated, prior to exercising any remedies hereunder the Lender shall seek repayment of outstanding amounts hereunder through the exercise of either the Inkjet Option or the Subsidiary Stock Option and shall not exercise such remedies unless and until (a) the Lender is unable to exercise either such option by reason of any temporary restraining order, preliminary or permanent injunction or other similar prohibition being in effect, or by reason of any statute, rule, regulation or order having been enacted or entered which would make such exercise illegal or of which such exercise would constitute a violation; or (b) the Lender has otherwise been unable to exercise one or the other of such options in accordance with the Option Agreement by the date designated for closing thereunder in the absence of breach on the part of the Lender thereunder.

                               SECTION 9. TAXES

  9.1 Excluded Taxes. Any and all payments by the Borrower under this Agreement (including, without limitation, all payments of principal, interest, premium and fees) shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by the United States (or any political subdivision or taxing authority of the United States), or any related surcharge, penalties, interest or expenses (all such taxes, levies, imposts and charges and all such deductions, withholdings, penalties, interest and liabilities being "Excluded Taxes"), unless such deduction or withholding is required by applicable law.

  9.2 Additional Amounts; Indemnified Taxes. If any deduction or withholding of Excluded Taxes is required by law to be made from or in respect of any sum payable hereunder or in respect of the Loan (or if the Borrower is required by law to make, or otherwise makes, any direct payment to any Governmental Authority on account of Excluded Taxes):

    (a) the Borrower shall pay to the Lender such additional amount as may be necessary so that after all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this section) the Lender receives on the due date thereof an amount equal to the sum it would have received had no such deductions or withholdings been made;

    (b) the Borrower shall make such deductions or withholdings (or direct payment);

    (c) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority before penalties attach thereto or interest accrues thereon (but if any such penalties or interest accrues, the Borrower shall pay such amounts when due to the appropriate Governmental Authority); and

    (d) the Borrower shall furnish, promptly after the date of such withholding or deduction (or direct payment), to the Lender, in respect of which such deductions (or payments) are made, an original certificate of the official receipt issued by such Authority confirming the payment to such Authority of all amounts required to be deducted or paid;

provided that no such additional amounts shall be payable for or on account of net income taxes imposed on the Lender by reason of the receipt of payments under this Agreement (Excluded Taxes, other than such net income taxes, known herein as "Indemnified Taxes"); provided further however that Section 9.2(a) shall not apply in the case of any assignment of a Loan or any portion thereof after the date hereof by the Lender to any assignee that is not entitled to a zero rate of withholding with respect to interest pursuant to an applicable tax treaty or other provision of law.

  9.3 Other Taxes. The Borrower shall pay any and all present or future stamp, value added, transfer, capital, documentary, and excise taxes and other similar charges or levies, including interest and penalties with respect thereto, by reason of the preparation, execution, issuance, delivery, amendment, supplement, waiver, modification or enforcement of this Agreement or any document contemplated hereby ("Other Taxes").

                           SECTION 10. STOCK OPTION

  10.1 Grant of Stock Option. (a) Subject to the terms and conditions set forth herein, the Borrower hereby grants to Purchaser an irrevocable option (the "Stock Option") to purchase such number of shares of the Borrower's common stock, par value $0.001 per share ("Borrower Common Stock") determined pursuant to Section 10.1(b).

  (b) The number of shares (the "Stock Option Shares") of Borrower Common Stock to be sold to the Purchaser upon exercise of the Stock Option shall be the number of shares such that (a) the ratio of (i) the number of Stock Option Shares to (ii) the sum of the number of Stock Option Shares and 10,226,744, is equal to

(b) the ratio of (i) the Stock Option Consideration to (ii) the sum of the Stock Option Consideration plus $13,314,248.50.

  (c) In the event of any change in Borrower Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of the Stock Option Shares shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Lender shall receive upon exercising the Stock Option the number and class of shares that Lender would have received in respect of Borrower Common Stock if the exercise of the Stock Option had been consummated immediately prior to such event or the record date therefor, as applicable.

  10.2 Exercise of Stock Option. (a) Lender may exercise the Stock Option, at any time by providing to the Company a written notice (the date of which being herein referred to as the "Stock Option Notice Date") to that effect specifying the amount of consideration (the "Stock Option Consideration") to be paid, which shall not exceed the greater of $5,000,000 and the Outstanding Note Obligations, and a date not earlier than two Business Days from the Stock Option Notice Date for the closing of the purchase of the Stock Option Shares. The parties hereto agree and acknowledge that upon exercise of the Stock Option and payment of the Stock Option Consideration, such Stock Option Consideration shall be deemed to be additional purchase price for the equity of the Company.

  (b) The Lender shall pay the Stock Option Consideration by the cancellation of, in the following order, in an aggregate amount up to the Stock Option
Consideration: first, any obligations of the Borrower other than those in respect of principal of and interest on any outstanding Loans, second any accrued interest on any outstanding Loans through the date of such cancellation and third any outstanding principal under the Loans (cancelled in inverse order of the Closing Dates thereof) (together the "Outstanding Note Obligations"), the balance, if any, of such Stock Option Consideration to be paid in cash.

  10.3 Stock Option Closing. (a) The closing of the purchase of the Stock Option Shares (the "Stock Option Closing") shall take place at 10:00 a.m., New York City time at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 on the date specified by Lender in the Stock Option Notice (or such other date upon which the parties hereto may mutually agree) (the "Stock Option Closing Date").

  (b) At the Stock Option Closing:

    (1) the Borrower shall issue and deliver or cause to be delivered to the Lender or its designee the Stock Option Shares in the form of a stock certificate or certificates therefor in good form for delivery and free and clear of all Liens, registered in the name of the Lender or its designee; and

    (2) the Lender shall (A) deliver or cause to be delivered to the Borrower such instruments, in form and substance reasonably satisfactory to the Borrower, as are necessary or appropriate in the reasonable judgment of the Borrower to effect the cancellation of the Outstanding Note Obligations in an aggregate amount up to the Stock Option Consideration and (B) deliver or cause to be delivered the excess of the Stock Option Amount over such Outstanding Note Obligations, if any, in immediately available funds by wire transfer to the account of the Borrower specified in subsection 11.11.

  (c) Certificates for the Stock Option Shares delivered at the Stock Option Closing shall have typed or printed thereon a restrictive legend which shall read substantially as follows:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

                           SECTION 11. MISCELLANEOUS

  11.1 Amendments and Waivers. Neither this Agreement nor any terms hereof may be amended, supplemented, modified or waived other than pursuant to a written instrument executed by the Lender. The Lender may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lender or of the Borrower hereunder or (b) waive by an instrument, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences. In the case of any waiver, the Borrower and the Lender shall be restored to their former positions and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

  11.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                                                    If to the Borrower: Raster Graphics,
  If to Lender: Gretag Imaging Group, Inc.          Inc.
         c/o Gretag Imaging, Inc.                            3025 Orchard Parkway
         2070 Westover Road                                  San Jose, CA 95134
         Chicopee, MA 01022
  Telephone: (413) 593-6900                         Telephone: (408) 232-4000
  Facsimile:  (413) 788-0940                        Facsimile:  (408) 232-4100
  Attention:  William Recker                        Attention:  Rakesh Kumar
  With a copy to:
  Gretag Imaging Holding AG
  Althardstrasse 70
  CH-8105 Regensdorf Switzerland
  Telephone: (011-411) 842-2092
  Facsimile:  (011-411) 842-2411
  Attention:  Dr. Eduard Brunner
  With a copy to:                                   With a copy to:
  Debevoise & Plimpton                              Venture Law Group
  875 Third Avenue                                  2800 Sand Hill Road
  New York, New York 10022                          Menlo Park, CA 94025
  Telephone: (212) 909-6000                         Telephone: (650) 854-4488
  Facsimile:  (212) 909-6836                        Facsimile:  (650) 854-1121
                                                    Attention:  Edmund S. Ruffin, Jr.,
  Attention:  Christopher Smeall, Esq.              Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

  11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan or the exercise of the Stock Option hereunder; provided the representations and warranties shall not survive the first anniversary of the Stock Option Closing Date.

  11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel and (b) to pay, indemnify, and hold the Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any such other documents (all the foregoing in this clause (b), collectively, the "Indemnified Liabilities"), provided that the Borrower shall have no obligation hereunder to the Lender with respect to the Indemnified Liabilities arising from the gross negligence or willful misconduct of the Lender. The agreements in this subsection shall survive repayment of the Loan and all other direct amounts payable hereunder.

  11.6 Successors and Assigns; Assignments. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns. The Lender may assign or transfer any of its rights or obligations under this Agreement to an affiliate; the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

  11.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  11.8 Integration. This Agreement, the Promissory Notes, if issued, the Option Agreement and the Merger Agreement represent the complete and integrated agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein.

  11.9 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF THE PLACE OF RESIDENCE OR DOMICILE OF THE BORROWER.

  11.10 Right to Set-Off. Any deposits or other sums at any time credited or due from Borrower may be applied to, or set off against, the Lender's obligations to the Borrower under this Agreement, at any time after the occurrence and during the continuance of any Event of Default.

  11.11 Payments. All payments to be made under this Agreement shall be made in U.S. Dollars, by wire transfer of immediately available funds, to:

  If to the Borrower:

    Account No. 0103161970
    Silicon Valley Bank
    3003 Tasman Drive
    Santa Clara, CA 95054

  If to the Lender:

    Account No. 26881373
    Bank of Boston
    1350 Main Street
    Springfield, MA 01103

Each party shall promptly notify the other in the manner provided herein of any change in their respective payment information set forth in this section, provided that such change shall not be effective until the fifth Business Day following receipt by the other party.

  11.12 No Partnership; Etc. Nothing contained in this Agreement shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy or joint venture between the Lender and the Borrower or any other Person. The Lender shall not be in any way responsible or liable for the debts, losses, obligations or duties of the Borrower or any other Person with respect to this Agreement or otherwise.

  11.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

  11.14 GOVERNING LAW. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS RULE OF SUCH STATE.

  11.15 WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

  11.16 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                          RASTER GRAPHICS, INC.

                                          By:/s/ Rakesh Kumar
                                              ---------------------------------

                                          Name:Rakesh Kumar

                                          Title:President

                                          GRETAG IMAGING GROUP, INC.

                                          By: /s/ E. Brunner
                                              ---------------------------------
                                          Name: Dr. Eduard M. Brunner
                                          Title: Treasurer

                                                                        ANNEX D

                            STOCKHOLDERS AGREEMENT

  STOCKHOLDERS AGREEMENT dated as of October 6, 1998, among GRETAG IMAGING GROUP, INC., a Delaware corporation ("Purchaser"), GRETAG ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub") and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").

  WHEREAS Purchaser, Merger Sub and Raster Graphics, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Merger Sub with and into the Company (the "Merger") pursuant to which each share of common stock, par value $0.001 per share, of the Company (the "Common Stock") will be converted into the right to receive cash in the amount of $1.2968 per share, without interest (the "Merger Consideration");

  WHEREAS each Stockholder owns the number of shares of Common Stock set forth opposite his or its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholders after the date hereof and during the term of this Agreement (including, without limitation through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares");

  WHEREAS, as an essential condition and inducement to their willingness to enter into the Merger Agreement, Purchaser and Merger Sub have requested that each Stockholder enter into this Agreement, and each Stockholder has agreed to do so; and

  WHEREAS, capitalized terms used herein without definition shall have the respective meanings specified therefor in the Merger Agreement.

  NOW, THEREFORE, to induce Purchaser and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

  1. Representations and Warranties of each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Purchaser and Merger Sub as of the date hereof in respect of himself or itself as follows:

    (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Stockholder and constitutes the valid and binding obligation of the Stockholder enforceable against such Stockholder in accordance with its terms. Neither the execution and delivery by the Stockholder of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will violate or conflict in any material respect with, result in a breach of any material provision of or constitute a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Stockholder is a party or by which the Stockholder is bound. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

    (b) The Subject Shares. The Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his or its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his or its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

  2. Representation and Warranty of Purchaser and Merger Sub. Purchaser and Merger Sub each hereby represents and warrants to each Stockholder that it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of Purchaser and Merger Sub and constitutes the valid and binding obligation of each of Purchaser and Merger Sub enforceable against each of Purchaser and Merger Sub in accordance with its terms. Neither the execution and delivery by each of Purchaser and Merger Sub of this Agreement nor the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby will: (a) violate or conflict in any material respect with, result in a breach of any material provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any payment or other obligations pursuant to, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which each of Purchaser and Merger Sub is a party, by which each of Purchaser and Merger Sub or any of its properties is bound, or under which each of Purchaser and Merger Sub or any of its properties is entitled to a benefit;
(b) other than the filings required under the HSR Act or any Exchange Act filings, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity; or (c) violate in any material respect any Laws applicable to each of Purchaser and Merger Sub.

  3. Covenants of Each Stockholder. Until the termination of this Agreement in accordance with Section 7, each Stockholder severally and not jointly agrees as follows:

    (a) At any meeting of Stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement (as it may be amended from time to time, provided that such amendment is not materially adverse to such Stockholder) and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. Any vote cast in accordance with this Section 3(a) or in accordance with Section 3(b) shall be cast in such manner as will insure that such vote is duly counted for purposes of determining whether a quorum is present and for purposes of determining the result of such vote.

    (b) (i) At any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (A) any Acquisition Proposal as such term is defined in Section 7.1(a) of the Merger Agreement or (B) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement (as it may be amended from time to time, provided such amendment is not materially adverse to such Stockholder), or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Common Stock. The Stockholder further agrees not to enter into any agreement inconsistent with the foregoing.

    (ii) At any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (A) in favor of any proposal approving any of the transactions contemplated by the Asset and Subsidiary Stock Option Agreement (the "Option Agreement"), dated the date hereof, between the Company and Purchaser, and (B) against any proposal or transactions that would be reasonably likely to impede, frustrate, prevent or nullify the Option Agreement or any transactions contemplated thereby.

    (c) The Stockholder shall not, prior to the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, (x) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any Transfer of, any or all of such Stockholder's Subject Shares or any interest therein or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger or (y) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Acquisition Proposal and agrees not to commit or agree to take any of the foregoing actions.

    (d) In the event that Purchaser, Merger Sub or any affiliate thereof commences a tender offer for all or any portion of the Common Stock at a purchase price per share equal to or greater than the Merger Consideration, such Stockholder shall validly tender such Stockholder's Subject Shares and shall not withdraw Subject Shares so tendered.

    (e) Until after the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement (as it may be amended from time to time, provided such amendment is not materially adverse to such Stockholder).

    (f) Such Stockholder, and any beneficiary of a revocable trust for which such Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

  4. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

  5. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

  6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub or Purchaser (or both of them) may assign, as contemplated by Section 10.3 of the Merger Agreement, in its sole discretion, any and all of its rights, interests and obligations hereunder to any affiliate, provided that Merger Sub or Purchaser will remain liable for its obligations hereunder in the event of any assignment pursuant to this Section 6. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Merger Agreement is terminated in accordance with its terms, provided that if the Merger Agreement has been terminated for any reason, Sections 3(b)(ii), 4, 5, 6, 7, 8, 9, 10 and 11 shall survive for one year following such termination.

  8. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Stockholder hereby irrevocably grants to, and appoints, Purchaser and William Recker in his capacity as an officer of Purchaser, and any individual who shall hereafter succeed to such office of Purchaser, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares (i) in connection with any of the matters set forth in Sections 3(a) and 3(b), and (ii) against any transaction or proposal that would be reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to the Merger Agreement (as it may be amended from time to time, provided such amendment is not materially adverse to such Stockholder), the Option Agreement, the Merger or any of the transactions contemplated by the Merger Agreement or the Option Agreement.

    (b) Such Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

    (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 8 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

  9. General Provisions.

    (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

    (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if hand delivered or sent by overnight courier (providing proof of delivery) to Purchaser or Merger Sub in accordance with Section 10.2 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

    (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

    (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    (g) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that the execution and delivery hereof by Purchaser or Merger Sub would trigger the provisions of Section 203 of the DGCL, then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

  10. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company.

  11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

  12. Public Announcements. Each Stockholder will consult with Purchaser before issuing, and provide Purchaser with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including, but not limited to, NASDAQ).

  13. Legends. Each Stockholder will, promptly after executing and delivering this Agreement, deliver to the Company (or its transfer agent, if so directed by the Company) the certificates representing the Subject Shares, which certificates (or replacements thereof) shall be returned to such Stockholder in accordance with Section 7.11 of the Merger Agreement with the following restrictive legend placed thereon:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER 6, 1998, AND, PURSUANT TO THE TERMS THEREOF, MAY NOT BE SOLD, TRANSFERRED, GIVEN, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND ARE SUBJECT TO FURTHER RESTRICTIONS REGARDING, AMONG OTHER THINGS, VOTING RIGHTS AND CERTAIN INDIRECT TRANSFERS AS SET FORTH IN SUCH STOCKHOLDERS AGREEMENT"

  IN WITNESS WHEREOF, Purchaser, the Merger Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          GRETAG IMAGING GROUP, INC.

                                          By: /s/ E. Brunner
                                            ___________________________________
                                            ___________________________________
                                          Name: Dr. Eduard M. Brunner
                                          Title: Treasurer

                                          GRETAG ACQUISITION CORP.

                                          By: /s/ E. Brunner
                                            ___________________________________
                                          Name: Dr. Eduard M. Brunner
                                          Title: Treasurer

                                          RAKESH KUMAR

                                          /s/ Rakesh Kumar
                                          _____________________________________

                                          MARC WILLARD

                                          /s/ Marc Willard
                                          _____________________________________

                                          NORWEST EQUITY PARTNERS IV

                                          By: /s/ Promod Haque
                                            ___________________________________
                                          Name: Promod Haque
                                          Title: Partner

                                          MERRILL PICKARD ANDERSON
                                            & EYRE IV, L.P.

                                          By: /s/ S.L. Merrill
                                            ___________________________________
                                          Name: Steven L. Merrill
                                          Title: General Partner

                                                                        ANNEX E

                     [LETTERHEAD OF HAMBRECHT & QUIST LLC]

October 6, 1998

Confidential

The Board of Directors
Raster Graphics Inc.
3025 Orchard Parkway
San Jose, CA 95134

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of Raster Graphics Inc. (the "Company") of the consideration to be received by such stockholders in connection with the proposed acquisition of the Company by Gretag Imaging AG ("Acquirer") (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger to be dated as of October 6, 1998, among Acquirer, Gretag Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary, and the Company (the "Agreement").

  We understand that the terms of the Agreement provide, among other things, that (i) Merger Sub will effect a combination with the Company by way of a merger of Merger Sub with and into the Company (the "Merger") which Merger may be preceded by a tender offer (the "Offer") to purchase all the outstanding shares of common stock upon the terms and subject to the conditions set forth in the Agreement; and (ii) the Merger Sub will subsequently be merged (the "Merger") with and into the Company in a transaction that will provide the holders of common stock, (other than Acquirer, Merger Sub, and the Company or their respective subsidiaries) with $1.2968 per share in cash ("Merger Consideration"). We understand that concurrently with the execution of the Agreement, the Acquirer and the Company are entering into (a) an Asset and Subsidiary Stock Option Agreement relating to Acquirer's purchase, under certain conditions, of certain assets of the Company and/or the shares of Onyx, a wholly owned subsidiary of the Company (the "Option Agreement"); and
(b) a Loan and Pledge Agreement pursuant to which Acquirer has agreed to loan certain funds to the Company (the "Loan Agreement"). The transactions contemplated by the Agreement, the Option Agreement, and the Loan Agreement constitute the Proposed Transaction.

  Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

  In the past, we have provided investment banking and other financial advisory services to the Company and have received fees for rendering these services. Hambrecht & Quist was the lead manager of the Company's Initial Public Offering of common stock in August 1996. In the ordinary course of business, Hambrecht & Quist has acted as a market maker and broker in the publicly traded securities of the Company and has received customary compensation in connection therewith, and has also provided research coverage for the Company. In the ordinary course of business, Hambrecht & Quist has actively traded in the equity and derivative securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available consolidated financial statements of Acquirer for recent years and interim periods to date and certain other relevant financial and operating data of made available to us from published sources;

    (ii) reviewed the publicly available consolidated financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company made available to us from published sources and from the internal records of the Company;

    (iii) reviewed certain internal financial and operating information, including certain projections, relating to the Company prepared by the management of the Company;

    (iv) discussed the business, financial condition and prospects of the Company, including the Company's liquidity needs, with certain of its officers;

    (v) reviewed the recent reported prices and trading activity for the common stocks of the Company and compared such information and certain financial information for the Company with similar information for certain other companies engaged in businesses we consider comparable;

    (vi) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    (vii) reviewed the Agreement, the Option Agreement, and the Loan Agreement; and

    (viii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning the Company considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of the Company, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of the Company. For purposes of this opinion, we have assumed that neither Acquirer nor the Company is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We have not been requested to, and do not express any opinion relating to the financial terms of the Option Agreement or the Loan Agreement.

  It is understood that this letter is for the information of the Board of Directors in connection with their evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in any proxy statement or solicitation/recommendation statement, as the case may be, in connection with the Proposed Transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction or whether such stockholder should accept an Offer, as the case may be.

  Based upon and subject to the foregoing, and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof, Merger Consideration is fair to the stockholders of the Company from a financial point of view.

Very truly yours,

Hambrecht & Quist LLC

By /s/ P. B. Cleveland
  ___________________
  Paul B. Cleveland
  Managing Director

                                                                        ANNEX F

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                      CHAPTER l. GENERAL CORPORATION LAW
                    SUBCHAPTER IX. MERGER OR CONSOLIDATION

                         Section 262-Appraisal Rights

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, (S) 252, (S) 254, (S) 257, (S) 258, (S) 263
or (S) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a Subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the Subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        ANNEX G

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
 Raster Graphics, Inc.

  We have audited the accompanying consolidated balance sheets of Raster Graphics, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Raster Graphics, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Raster Graphics, Inc. will continue as a going concern. As more fully disclosed in Note 2 to the financial statements, the Company incurred significant operating losses in 1997 and has experienced a significant decline in working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty

                                          /s/ Ernst & Young
                                          _____________________
                                          ERNST & YOUNG LLP

San Jose, California
September 25, 1998

                             RASTER GRAPHICS, INC.

                          CONSOLIDATED BALANCE SHEETS

               (In thousands, except share and per share amounts)

                                                     December 31, December 31,
                                                         1997         1996
                                                     ------------ -------------
                                                                  (Restated)(1)
ASSETS
Current assets:
  Cash and cash equivalents.........................   $ 3,727       $ 2,963
  Short term investments............................     1,600        13,100
  Accounts receivable, net of allowance for doubtful
   accounts of $4,668 in 1997 and $606 in 1996......     8,050        10,070
  Inventories.......................................     6,640         6,705
  Prepaid expenses..................................       523           506
                                                       -------       -------
    Total current assets............................    20,540        33,344
  Property and equipment, net.......................     4,443         2,547
  Deposits and other assets.........................       575           585
  Intangible assets related to acquisitions.........       --            102
                                                       -------       -------
    Total assets....................................   $25,558       $36,578
                                                       =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................   $ 8,711       $ 4,953
  Accrued payroll and related expenses..............     1,000         1,089
  Accrued warranty..................................       670           331
  Other accrued liabilities.........................     5,122         1,635
  Deferred revenues.................................     1,361         1,162
  Current portion of long-term borrowing............       225           303
                                                       -------       -------
    Total current liabilities.......................    17,089         9,473
  Long-term borrowing...............................       164           178
  Commitments and contingencies
  Stockholders' equity:
    Preferred stock:
    Authorized shares -- 2,000,000
    Issued and outstanding shares--none.............       --            --
  Common stock, $0.001 par value:
    Authorized shares -- 50,000,000
    Issued and outstanding shares 9,587,748 in 1997
     and 9,192,289 in 1996..........................        10            10
  Additional paid-in capital........................    43,279        42,746
  Accumulated deficit...............................   (34,382)      (15,417)
  Cumulative translation adjustment.................      (315)          --
  Deferred compensation.............................      (287)         (392)
  Note receivable from stockholder..................       --            (20)
                                                       -------       -------
    Total stockholders' equity......................     8,305        26,927
                                                       -------       -------
    Total liabilities and stockholders' equity......   $25,558       $36,578
                                                       =======       =======

--------
(1) Restated for the pooling of interest with ColourPass. (See note 5.)

          See accompanying notes to consolidated financial statements.

                             RASTER GRAPHICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In thousands, except per share data)

                                              Year Ended December 31
                                         ---------------------------------
                                           1997        1996        1995
                                         --------  ------------- ---------
                                                   (Restated)(1) (Restated)(1)
Net revenues............................ $ 48,928     $42,629     $28,870
Cost of revenues........................   42,754      25,343      18,691
                                         --------     -------     -------
Gross profit............................    6,174      17,286      10,179
Operating expenses:
  Research and development..............    5,763       4,516       3,373
  Sales and marketing...................    9,870       7,302       4,464
  General and administrative............    3,855       1,887         925
  Allowance for doubtful accounts.......    4,394         403         509
  Merger related expenses...............      139         --          --
  Write-off acquired goodwill...........    1,211         --          --
  Acquired in-process research and
   development..........................      --          --          889
                                         --------     -------     -------
    Total operating expenses............   25,232      14,108      10,160
                                         --------     -------     -------
Operating income (loss).................  (19,058)      3,178          19
Interest income, net....................      403         309          49
                                         --------     -------     -------
Income (loss) before provision for
 income taxes........................... (18,655)       3,487          68
Provision for income taxes..............      310         425          82
                                         --------     -------     -------
Net income (loss)....................... $(18,965)    $ 3,062     $   (14)
                                         ========     =======     =======
Net income (loss) per share--basic...... $  (2.01)    $  0.40     $   --
                                         ========     =======     =======
Weighted average number of shares and
 equivalents outstanding--basic.........    9,426       7,562       6,025
                                         --------     -------     -------
Net income (loss) per share--diluted.... $  (2.01)    $  0.35     $   --
                                         ========     =======     =======
Weighted average number of shares and
 equivalents outstanding--diluted.......    9,426       8,642       6,025
                                         ========     =======     =======

--------
(1) Restated for the pooling of interest with ColourPass. (See Note 5).

          See accompanying notes to consolidated financial statements.

                             RASTER GRAPHICS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (in thousands, except share amounts)

                             Convertible
                           Preferred Stock     Common Stock   Additional
                          ------------------ ----------------  Paid-In   Accumulated
                            Shares    Amount  Shares   Amount  Capital     Deficit
                          ----------  ------ --------- ------ ---------- -----------
Balance at January 1,
 1995 (Restated)(1).....   4,853,988   $  5    420,852  $ 1    $22,433    $(18,465)
Issuance of convertible
 preferred stock, net of
 issuance costs.........     595,368      1        --   --       1,476         --
Issuance of convertible
 preferred stock for
 Onyx Acquisition.......     443,360    --         --   --       1,098         --
Issuance of common stock
 under stock option plan
 and upon exercise of
 warrants...............         --     --     144,231  --         260         --
Net income
 (Restated)(1)..........         --     --         --   --         --          (14)
                          ----------   ----  ---------  ---    -------    --------
Balance at December 31,
 1995 (Restated)(1).....   5,892,716      6    565,083    1     25,267     (18,479)
Conversion of preferred
 stock..................  (5,892,716)    (6) 5,892,716    6        --          --
Proceeds from IPO, net
 of offering expenses of
 $2,716.................         --     --   2,450,000    3     16,880         --
Issuance of common stock
 under stock option
 plans and upon exercise
 of warrants............         --     --     284,490  --         181         --
Unearned compensation
 related to stock
 options................         --     --         --   --         418         --
Amortization of unearned
 compensation...........         --     --         --   --         --          --
Note receivable from
 stockholder............         --     --         --   --         --          --
Net income
 (Restated)(1)..........         --     --         --   --         --        3,062
                          ----------   ----  ---------  ---    -------    --------
Balance at December 31,
 1996 (Restated)(1).....         --     --   9,192,289   10     42,746     (15,417)
Issuance of common stock
 under employee stock
 purchase plan..........         --     --      59,261  --         291         --
Issuance of common stock
 under stock option
 plans..................         --     --     336,198  --         242         --
Amortization of unearned
 compensation...........         --     --         --   --         --          --
Repayment of note
 receivable from
 stockholder............         --     --         --   --         --          --
Foreign currency
 translation
 adjustment.............         --     --         --   --         --          --
Net loss................         --     --         --   --         --      (18,965)
                          ----------   ----  ---------  ---    -------    --------
Balance at December 31,
 1997...................         --    $--   9,587,748  $10    $43,279    $(34,382)
                          ==========   ====  =========  ===    =======    ========

--------
(1) Restated for the pooling of interest with ColourPass (see Note 5).

                                                         Notes
                             Cumulative                Receivable      Total
                             Translation   Deferred       From     Stockholders'
                             Adjustment  Compensation Stockholders    Equity
                             ----------- ------------ ------------ -------------
Balance at January 1, 1995
 (Restated)(1).............     $ --        $ --          $--        $  3,974
Issuance of convertible
 preferred stock, net of
 issuance costs............       --          --           --           1,477
Issuance of convertible
 preferred stock for Onyx
 Acquisition...............       --          --           --           1,098
Issuance of common stock
 under stock option plan
 and upon exercise of
 warrants..................       --          --           --             260
Net income (Restated)(1)...       --          --           --             (14)
                                -----       -----         ----       --------
Balance at December 31,
 1995 (Restated)(1)........       --          --           --           6,795
Conversion of preferred
 stock.....................       --          --           --             --
Proceeds from IPO, net of
 offering expenses of
 $2,716....................       --          --           --          16,883
Issuance of common stock
 under stock option plans
 and upon exercise of
 warrants..................       --          --           --             181
Unearned compensation
 related to stock options..       --         (418)         --             --
Amortization of unearned
 compensation..............       --           26          --              26
Note receivable from
 stockholder...............       --          --           (20)           (20)
Net income (Restated)(1)...       --          --           --           3,062
                                -----       -----         ----       --------
Balance at December 31,
 1996 (Restated)(1)........       --         (392)         (20)        26,927
Issuance of common stock
 under employee stock
 purchase plan.............       --          --           --             291
Issuance of common stock
 under stock option plans..       --          --           --             242
Amortization of unearned
 compensation..............       --          105          --             105
Repayment of note
 receivable from
 stockholder...............       --          --            20             20
Foreign currency
 translation adjustment....      (315)        --           --            (315)
Net loss...................       --          --           --         (18,965)
                                -----       -----         ----       --------
Balance at December 31,
 1997......................     $(315)      $(287)        $--        $  8,305
                                =====       =====         ====       ========

--------
(1) Restated for pooling of interest with ColourPass (see Note 5).


          See accompanying notes to consolidated financial statements.

                             RASTER GRAPHICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                      Year Ended
                                       ----------------------------------------
                                       December 31, December 31,  December 31,
                                           1997         1996          1995
                                       ------------ ------------- -------------
                                                    (Restated)(1) (Restated)(1)
OPERATING ACTIVITIES
Net (loss) income....................    $(18,965)    $  3,062       $   (14)
Adjustments to reconcile net (loss)
 income to net cash used in operating
 activities:
  Depreciation.......................       1,139        1,018           697
  Amortization.......................         102          156           196
  Acquired in-process research and
   development.......................         --           --            889
  Amortization of deferred
   compensation......................         105           26           --
Changes in operating assets and
 liabilities:
  Accounts receivable................       2,757       (4,100)       (2,185)
  Non-cash inventory write down......       9,244         (390)          295
  Inventories........................      (8,318)      (2,938)       (1,689)
  Prepaid expenses and other assets..         100         (817)          274
  Accounts payable...................       1,682        2,437         1,298
  Accrued payroll and related
   expenses..........................         (89)         506           123
  Other accrued liabilities..........       3,731          709           429
  Deferred revenue from related
   parties...........................         --           --           (152)
  Deferred revenues..................         199           48          (760)
                                         --------     --------       -------
Net cash used in operating
 activities..........................      (8,313)        (283)         (599)

INVESTING ACTIVITIES
Capital expenditures.................      (2,746)      (1,871)       (1,121)
Datagraph acquisition, net of cash
 acquired............................         235          --             55
Purchases of short term investments..        (485)     (32,055)          --
Proceeds from sale of short term
 investments.........................      11,985       18,955           --
                                         --------     --------       -------
Net cash provided by (used in)
 investing activities................       8,989      (14,971)       (1,066)

FINANCING ACTIVITIES
Proceeds from notes payable..........         --           --            418
Repayment of term loan...............        (148)        (378)         (473)
Repayment of note from stockholder...          20          --            --
Proceeds from Initial Public
 Offering............................         --        16,884           --
Proceeds from exercise of common
 stock options.......................         533          161           196
Proceeds from issuance of convertible
 preferred stock.....................         --           --          1,467
                                         --------     --------       -------
Net cash provided by financing
 activities..........................         405       16,667         1,608
                                         --------     --------       -------
Effect of exchange rate changes on
 cash and cash equivalent............        (317)         --            --
                                         --------     --------       -------
Net increase (decrease) in cash and
 cash equivalents....................         764        1,413           (57)
Cash and cash equivalents at
 beginning of year...................       2,963        1,550         1,607
                                         --------     --------       -------
Cash and cash equivalents at end of
 year................................    $  3,727     $  2,963       $ 1,550
                                         ========     ========       =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
Cash paid for interest...............    $     64     $     73       $    57
Cash paid for taxes..................    $     72     $     85       $    28

--------
(1) Restated for the pooling of interest with ColourPass (see Note 5.)

          See accompanying notes to consolidated financial statements.

                             RASTER GRAPHICS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Previously Reported Financial Results

  On February 26, 1998 the Company announced its financial results for the year ended December 31, 1997. The Company reported revenue of $54.7 million, gross profit of $19.5 million, operating expenses of $20.6 million and a net loss of $1.2 million for fiscal 1997. On April 1, 1998 the Company announced that it would revise its 1997 financial results.

  In March 1998, after consultation with its independent accountants, the Board of Directors of the Company performed a review of the Company's accounting and business practices. By mid-April the Board of Directors became aware of pervasive errors and irregularities that ultimately affect the dollar amount and timing of reported revenues in 1997. The Board of Directors instructed that an analysis be conducted on these matters.

  The irregularities took numerous forms and were primarily the result of a lack of compliance with the Company's procedures and controls. The Company has concluded that the earnings process for a significant number of printer sales were not complete at the time of shipment. Further, the Company has determined that arrangements with a number of resellers resulted in significant concessions or allowances that were not accounted for when the revenue was originally reported as earned.

  In addition, the Company has determined that its allowances for doubtful accounts receivable balances and excess and obsolete inventory, and the realizable value of inventory and the goodwill recorded on the acquisition of Datagraph have been incorrectly estimated.

  As a result, for the year ended December 31, 1997 the Company reversed recorded revenues of $5.8 million, recorded additional cost of revenue of $7.6 million, and additional operating expenses of $4.6 million. In addition, the Company has restated its previously reported results for each interim period in the nine months ended September 30, 1997.

  The Company has also restated the net assets purchased on the acquisition of Datagraph, a distributor of LFDP systems in France. The original figures were based on an estimate, which has since been revised to reflect actual values. In particular, an intangible asset of $1,420,000 was initially recorded and was revised to $1,211,000. This intangible asset was written off in the fourth quarter of 1997 following a revision to the Company's sales forecasts. Datagraph recently commenced bankruptcy proceedings.

2. Organization and Summary of Significant Accounting Policies

  Organization

  Raster Graphics, Inc. (the Company) was incorporated on July 27, 1987. The Company operates in a single segment consisting of the design, manufacture and marketing of large format digital printing systems and related software and consumables.

  Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Onyx Graphics Corporation, Raster Graphics GmbH, a German corporation, Raster Graphics Limited, a company incorporated in England and Wales and Datagraph, a French corporation. The functional currencies of the subsidiaries have been determined to be the local currencies. Consequently, assets and liabilities of operations outside the United States are translated into U.S. dollars using period-end exchange rates, and revenues and expenses are translated at the average monthly exchange rates. Gains and losses from this translation process are credited or charged to stockholders' equity. All material inter-company accounts and transactions have been eliminated.

                             RASTER GRAPHICS, INC.

  These consolidated financial statements have been restated to include the amounts of ColourPass, which was merged with the Company's wholly owned subsidiary, Raster Graphics Systems Ltd., effected March 18, 1997, for relevant periods prior to the merger (see Note 5). All periods presented have been restated to reflect the merger which has been accounted for as a pooling of interests.

  As a result of the Company's significant operating losses and the cost of acquiring and funding its recent acquisitions, the Company's working capital has been substantially reduced. The Company ended fiscal 1997 with a working capital of $3.5 million and cash, cash equivalents and short-term investments of $5.3 million compared with $23.9 million of working capital and $16.1 million of cash, cash equivalents, and short-term investments at the end of fiscal 1996. The Company's accumulated deficit was $34.4 million at December 31, 1997. The Company's available working capital is not sufficient to maintain the Company's activities.

  Operating results for the quarters ended March 31, 1998, and June 30, 1998, based upon trended analysis, indicate that Company revenues have decreased and expenses have increased. In order to return to profitability, the Company must take active measures to reverse this trend. There can be no assurances that this trend will be reversed or that the Company will return to profitability.

  The Company has entered into an Agreement and Plan of Merger with Gretag Imaging Group, Inc. ("Gretag") for the acquisition of the Company for approximately $1.30 per share (the "Merger"). The Company has also entered into a Loan and Pledge Agreement and Asset and Subsidiary Stock Option Agreement and certain of its stockholders have entered into a Stockholders Agreement with Gretag. Pursuant to the Loan and Pledge Agreement, Gretag is providing the Company a loan facility secured by 100% of the issued stock of Onyx, a wholly owned subsidiary of the Company. The Company may draw down amounts together with accrued interest of up to $5,000,000. The first installment of $500,000 was received by the Company on September 23, 1998. In addition, Gretag has the option to purchase up to $5,000,000 of the Company's Common Stock in exchange for forgiving the loan and paying the balance in cash. Pursuant to the Asset and Subsidiary Stock Option Agreement, (i) if the Agreement and Plan of Merger is terminated, Gretag has the option to acquire Onyx for $5,000,000 less the amount drawn down under the loan facility, or
(ii) if the Company's stockholders do not vote in favor of the Merger, if the Company accepts a superior offer to sell the Company or upon certain other events, Gretag has the option to acquire the Company's inkjet technology for $6,000,000 less the amount drawn down under the loan facility. Pursuant to the terms of the Stockholders Agreement, stockholders of the Company holding approximately 20% of the Company's outstanding Common Stock have agreed to vote in favor of the Merger and against any other proposal to acquire the Company. The Merger and the Agreement and Plan of Merger requires stockholder approval and consummation of the Merger is conditioned upon settlement of the class action lawsuits against the Company. (See Note 12 for a description of amounts payable on a change in control.)

  The Company's future capital requirements, however, depend on numerous factors, including, without limitation, the success of marketing, sales, and distribution efforts; the success of its research and development programs; the costs involved in preparing, filing, prosecuting, defending, and enforcing intellectual property rights; competition; competing technology and market developments; and the effectiveness of product commercialization activities and arrangements.

  There can be no assurance that the Company will obtain further additional financing or product revenue necessary to continue operations. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                             RASTER GRAPHICS, INC.

  Use of Estimates

  The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  In particular, the Company has recorded accounts receivable of $8,050,000, net of an allowance for doubtful accounts of $4,668,000. The allowance for doubtful accounts is based among other things, upon management's estimate as to the credit worthiness of its customers and their willingness to pay. Management has undertaken efforts to collect amounts owed by its customers and to reduce the accounts receivable balance to more desired levels over the near term. No estimate can be made of a range of amounts of loss that are reasonably possible, should Management's efforts not be successful.

  Management also determined that the Company's inventory is in excess of its current requirements and has written down inventory by $10.4 million to reflect net realizable value and also excess and obsolete inventory. Management is in the process of developing a plan to reduce the Company's inventory to more desired levels over the near term. No estimate can be made of a range of amounts of loss that are reasonably possible should the plan not be successful.

  Furthermore, management has estimated the expected cost of performing work under printer warranties, which is based in part on the number of units sold, the likelihood of operating problems occurring and the cost of repair and has included in cost of revenues of approximately $653,000 for the expected costs. No estimate can be made of the range of amounts of loss that are reasonably possible should the warranty work not be successful.

  Cash Equivalents and Investments

  For financial statement purposes, the Company considers all highly liquid debt instruments with original maturities of ninety days or less and with insignificant interest rate risk to be cash equivalents.

  The Company classifies all of its investments as "available-for-sale" in accordance with the provisions of Financial Accounting Standards Board Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, the Company states its investments at estimated fair value, with material unrealized gains and losses reported in stockholder's equity. The cost of securities sold is based on the specific identification method. Such securities are anticipated to be used for current operations and are therefore classified as current assets, even though maturities may extend beyond one year.

  Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or fair market value. During 1997, the Company recorded a write-down of inventory of $9.3 million.

  Property and Equipment

  Property and equipment is stated at cost and depreciated, using the straight-line method, over the shorter of the estimated useful life (one to five years) or, if applicable, the term of the related lease.

                             RASTER GRAPHICS, INC.

  Revenue Recognition

  Revenue from product sales is recognized upon the later of shipment, acceptance of the product by the customer, or when payment from the customer is assured. In particular, where the Company has made arrangements with customers, such as resellers, that have resulted in contingencies or allowances after the product has shipped, revenue is recognized once the contingency has been removed and cash collection is assured.

  Further, where a customer has obtained financing through a third party broker, revenue is not recognized until the finance agreement is in place and the product has been accepted by the customer.

  Revenue under maintenance contracts is recognized ratably over the term of the related contract, generally twelve months.

  The Company estimates and maintains a reserve for product returns.

  Advertising Costs

  Advertising costs are expensed when incurred and amounted to $161,000, $190,000 and $77,000 for the years ended December 31, 1997, 1996, and 1995 respectively.

  Net Income (Loss) Per Share

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported earnings per share. All earnings per share amounts for all periods presented have been restated to conform to the Statement 128 requirements.

  Pro forma net income (loss) per share for the years ended December 31, 1995 and 1996 have been computed as described above and also gives effect, even if antidilutive, to common equivalent shares from preferred stock that automatically converted upon the closing of the Company's initial public offering (using the as-if-converted method).

  Impact of Recently Issued Accounting Standards

  In October 1997 and March 1998 the Accounting Standards Executive Committee issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition" and SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition", respectively, which will be effective for the Company's transactions entered into after December 31, 1997. The Company is assessing the impact of the implementation of SOP 97-2 and SOP 98-4 on reported revenue and earnings.

  In June 1997, the Financial Accounting Standards Board issued Statement Number 130, "Reporting of Comprehensive Income". This Statement requires that all items that are to be required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997 and will be adopted by the Company for the year ended December 31, 1998. The Company is assessing the impact of this Statement on its financial statements.

  In June 1997, the Financial Accounting Standards Board issued Statement Number 131, "Disclosures About Segments of an Enterprise and Related Information. This Statement replaces Statement Number 14 and changes

                             RASTER GRAPHICS, INC.

the way public companies report segment information. This Statement is effective for fiscal years beginning after December 15, 1997 and will be adopted by the Company for the year ended December 31, 1998. The Company is assessing the impact of this Statement on its financial statements.

  In June 1998, the Financial Accounting Standards Board issued Statement Number 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This Statement is effective for fiscal years beginning after June 30, 1999 and will be adopted by the Company for the year ended December 31, 2000. The Company is assessing the impact of this Statement on its financial statements.

2. Concentrations

  Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of investments in cash equivalents, short term investments and receivables from customers. The Company invests in money market funds, commercial paper and state and municipal bonds of high credit quality institutions. The Company is exposed to credit risks in the event of default by these institutions to the extent of the amount recorded on the balance sheet. The Company maintains reserves for potential credit losses.

  A significant number of the Company's customers and suppliers are based in Asia and Latin America. The financial instability in these regions may have an adverse impact on the financial position of customers and suppliers in the region which could impact the Company's future revenues and operations, including the ability of customers to pay the Company. Should the current volatility in Asia and Latin America continue, either the Company or the Company's customers may be unable to sell its products in the region. The inability to generate revenue in this region, or the inability to collect amounts due, would have a material adverse impact on the Company's business, financial condition and results of operations.

  Dependence on Major Subcontractors and Suppliers

  The Company relies on subcontractors and suppliers to manufacture, subassemble, and perform first-stage testing of DCS printer components. The Company relies on single suppliers for the PiezoPrint 1000 printer and for certain critical components for the PiezoPrint 5000 and DCS printers. The Company also relies on single suppliers for certain consumables to support its line of printers. The loss of certain subcontractors or suppliers or the failure of subcontractors or suppliers to meet the Company's price, quality, quantity, and delivery requirements would have a material adverse effect on the Company's business, financial condition, and results of operations.

  Dependence on Limited Products

  The majority of the Company's sales are derived from two principal product lines, the DCS and PiezoPrint printing systems, printers and related consumables, and the Company anticipates that it will derive the bulk of its future revenues from sales of these products. If the Company is unable to generate sufficient sales of these product lines due to competitive factors, manufacturing difficulties, or other reasons, it may be unable to continue its business.

  Major Customers

  One customer accounted for 10.9% of net revenues for 1995. No customer accounted for more than 10% of net revenue during 1997 or 1996.

                             RASTER GRAPHICS, INC.

3. Financial Instruments

  Available-For-Sale Securities

  As of December 31, 1997, the Company has $1.6 million of investments in state and municipal bonds. These state and municipal bonds bear interest at a rate which automatically resets to the prevailing market interest rate at approximately 35-day intervals. As of December 31, 1997, substantially all the available-for-sale securities have principal maturity dates of over ten years. The gross unrealized gains and gross unrealized losses at December 31, 1997 were immaterial to the Company and, therefore, no amounts were recorded to stockholders' equity. There were no sales of available for sale securities during fiscal 1996.

  Derivative Financial Instruments

  During the period covered by the financial statements, the Company has not used any derivative instrument for trading purposes.

  Although the majority of the Company's transactions are denominated in U.S. dollars, its operations have resulted in some foreign currency exchange rate fluctuation exposure. The Company utilized foreign currency forward exchange contracts to manage some of its foreign currency firm purchase commitments.

  At December 31, 1997, the Company held a foreign currency forward contract which matured in January 1998 to buy 25.6 million Japanese yen for $200,000. The fair value of the yen underlying this instrument at December 31, 1997, was $196,000.

  Valuation of Financial Instruments

  The fair values for cash equivalents and short term investments represent the quoted market prices at the balance sheet dates. The fair values for foreign currency forward contracts represent the difference between the contracted forward rate and the quoted fair value of the underlying yen at the balance sheet date.

4. Balance Sheet Components

  Inventories

  Inventories consist of the following (in thousands):

                                                      December 31, December 31,
                                                          1997         1996
                                                      ------------ -------------
                                                                   (Restated)(1)
   Raw materials.....................................   $ 2,934       $  956
   Work in progress..................................       958        1,708
   Finished goods....................................     2,748        4,041
                                                        -------       ------
                                                        $ 6,640       $6,705
                                                        =======       ======

--------
(1) Restated for the pooling of interest with ColourPass (see Note 5)

                             RASTER GRAPHICS, INC.

Property and Equipment

  Property and equipment consist of the following (in thousands):

                                                      December 31, December 31,
                                                          1997         1996
                                                      ------------ -------------
                                                                   (Restated)(1)
   Machinery and equipment...........................    $8,518       $5,615
   Furniture and fixtures............................       517          400
   Leasehold improvements............................       728          543
                                                         ------       ------
                                                          9,763        6,558
   Accumulated depreciation..........................     5,320        4,011
                                                         ------       ------
                                                         $4,443       $2,547
                                                         ======       ======

--------
(1) Restated for the pooling of interest with ColourPass (see Note 5)

  Property and equipment includes approximately $213,000 of equipment under capital leases as of December 31, 1997. The related depreciation expense totaled approximately $9,000 for the year ended December 31, 1997. The Company did not have any property and equipment under capital leases as of December 31, 1996.

Intangible Assets

  Intangible assets consist of the following (in thousands):

                                                                   December 31,
                                                                       1996
                                                                   -------------
                                                                   (Restated)(1)
   Assembled work force...........................................     $ 80
   Trademarks and tradenames......................................       54
   Developed technology...........................................      280
   Distributor relationships......................................       40
   Goodwill.......................................................      --
                                                                       ----
                                                                        454
   Accumulated amortization.......................................      352
                                                                       ----
   Net intangible assets..........................................     $102
                                                                       ====

--------
(1) Restated for the pooling of interest with ColourPass (see Note 5)

  At December 31, 1997 all intangible assets were either fully amortized or written off.

  The Company has adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of".

  As a result of the existence of certain impairment indicators, the Company had determined that the value of certain assets are impaired and has recorded impairment write-downs of $1.2 million in relation to certain intangible assets (see Note 5), which have been expensed in fiscal 1997. Those impairment indicators include a significant operating loss in 1997.

  The original life of the goodwill was five years.

                             RASTER GRAPHICS, INC.

5. Business Combinations

  On September 30, 1997, Raster Graphics acquired Datagraph, a French-based distributor of large-format digital imaging systems. In exchange for the outstanding stock of Datagraph, the Company agreed to pay approximately $1,100,000 in a series of payments through September 30, 1998. The acquisition was accounted for as a purchase with the results of operations of the acquired business being included in the consolidated results of operations for the period subsequent to the acquisition date. An initial purchase price allocation was performed on the acquisition of Datagraph based an estimated balance sheet which resulted in goodwill of $1,420,000. On the receipt of the final balance sheet figures the purchase price allocation was revised as follows (in thousands):

   Cash................................................................. $  170
   Accounts Receivable..................................................    517
   Inventory............................................................    729
   Prepayments..........................................................     21
   Property and Equipment...............................................    298
   Deposits and Other assets............................................     76
   Goodwill.............................................................  1,211
   Accounts Payable..................................................... (1,212)
   Other accrued liabilities............................................   (523)
                                                                         ------
   Total Purchase price................................................. $1,287

  The change in allocation was recorded during the three months ended December 31, 1997.

  As the Company intended to transition Datagraph's sales model it was determined that the value of Datagraph's customer lists and other intangibles were not material and all of the excess of purchase price over tangible assets was allocated to goodwill. The operating results of Datagraph prior to the acquisition are not material in relation to the Company. Datagraph recently commenced bankruptcy proceedings.

  On March 18, 1997, the Company completed a merger with ColourPass, a business in the United Kingdom, in which ColourPass was merged with Raster Graphics System Limited, a wholly owned subsidiary of the Company. On the effective date of the merger, the Company issued 220,426 shares of common stock to the owners of ColourPass. The combination was accounted for as a pooling of interests. Accordingly, the consolidated statements of operations for the years ended December 31, 1996 and 1995, the balance sheet as of December 31, 1996, and all related footnotes presented herein have been restated to include the accounts of Raster Graphics, Inc. and ColourPass.

  The table below sets forth the composition of combined revenues and net income (loss) for the periods indicated (in thousands). Merger related expenses of $139,000 incurred in the first quarter of 1997 were included in the Raster Graphics, Inc. and ColourPass net income (loss).

                                                      December 31, December 31,
                                                          1997         1996
                                                      ------------ -------------
                                                                   (Restated)(1)
   Revenues
     Raster Graphics, Inc............................   $39,395       $26,045
     ColourPass......................................     3,234         2,825
                                                        -------       -------
       Combined......................................   $42,629       $28,870
                                                        =======       =======
   Net income (loss)
     Raster Graphics, Inc............................   $ 3,298       $    77
     ColourPass......................................      (236)          (91)
                                                        -------       -------
       Combined......................................   $ 3,062       $   (14)
                                                        =======       =======

                             RASTER GRAPHICS, INC.

  On August 10, 1995, the Company acquired Onyx Graphics Corporation ("Onyx") for 443,359 shares of convertible preferred stock of the Company, the cancellation of a note due from Onyx and for the assumption of options to acquire Onyx common stock. The consideration, including acquisition costs, totaled $1.5 million. The Company expensed $750,000 of acquired in-process research and development and wrote off $139,000 for redundant PostScript licenses in the September 1995 quarter. The acquisition has been accounted for as a purchase with the results of operations of the acquired business being included in the consolidated results of operations for the period subsequent to the acquisition date.

6. Net Income (Loss) Per Share

  The following table sets forth the computation of basic and diluted earnings per share (in thousands, except earnings per share):

                                                        Years ended December
                                                                 31,
                                                       ------------------------
                                                         1997      1996   1995
                                                       ---------  ------ ------
   Numerator for basic and diluted earnings per share
    net income (loss)................................  $(18,965)  $3,062 $ (14)
                                                       =========  ====== ======
   Denominator for basic earnings per share
   Weighted average common shares....................      9,426   4,007    441
   Convertible preferred stock (pro forma 1996 and
    1995)............................................        --    3,555  5,584
                                                       ---------  ------ ------
   Shares used in computing basic earnings per share
    (pro forma 1996 and 1995)........................      9,426   7,562  6,025
                                                       =========  ====== ======
   Basic earnings per share (pro forma 1996 and
    1995)............................................  $   (2.01) $ 0.40 $  --
                                                       =========  ====== ======
   Denominator for diluted earnings per share
   Weighted average common shares....................      9,426   4,007    441
   Convertible preferred stock (pro forma 1995)......        --    3,555  5,584
   Stock options and warrants........................        --    1,080    --
                                                       ---------  ------ ------
   Shares used in computing diluted earnings per
    share (pro forma 1995)...........................      9,426   8,642  6,025
                                                       =========  ====== ======
   Diluted earnings per share (pro forma 1995).......  $   (2.01) $ 0.35 $  --
                                                       =========  ====== ======

  Options to purchase 1,735,714 shares and 10,400 shares issuable on the conversion of warrants were outstanding at December 31, 1997 and 1,112,350 options to purchase shares and 10,400 shares issuable on the conversion of warrants were outstanding at December 31, 1995 and were excluded from the computation of diluted net loss per share because the effect would have been anti-dilutive.

7. Borrowings

  The Company's long-term debt includes two notes payable. The first note issued on August 29, 1994 has a principal balance of $13,000 at December 31, 1997 with interest being charged at 1.0% above the lenders prime rate. An additional note issued on June 5, 1995 has a principal balance of $115,000 at December 31, 1997 with interest being charged at a rate of 0.5% above the lenders prime rate. Such prime rate was 8.5% at December 31, 1997.

  In December 1997 the Company's bank line of credit agreement was amended. The facility was increased to $10 million and extended one year to expire on December 13, 1998 and the line of credit is governed by a borrowing base of eligible accounts receivable and is secured by the Company's assets. Interest is charged at the lender's prime rate plus 0.25 percentage points.

                             RASTER GRAPHICS, INC.

  In July 1998 the Company's bank line of credit agreement was further amended. The facility was decreased to $4.1 million, extended to December 31, 1998 and the interest rate was revised to the Lender's prime rate plus 2.0 percentage points. At December 31, 1997, no amounts were outstanding under the line of credit. The bank line of credit was terminated November 17, 1998.

  These notes are secured by the tangible assets of the Company. The notes include various financial covenants which make reference to the Company's profitability and liquidity. If the Company fails to satisfy these covenants, all outstanding amounts of the principal and unpaid interest immediately become due and payable. Currently, the Company is not in compliance with these Bank covenants.

  In addition, the Company's wholly owned subsidiary, Datagraph, has various notes payable which have a total outstanding balance of $56,000 at December 31, 1997. Datagraph has recently commenced bankruptcy proceedings, and all of the outstanding balances have been classified as being due within one year.

  Future principal maturities on the notes payable at December 31, 1997 are as follows (in thousands):

   1998.................................................................... $184

8. Commitments

  The Company leases its principal facilities under operating lease arrangements. Future minimum annual rental payments are as follows for the years ended December 31 (in thousands):

   1998.................................................................. $  993
   1999..................................................................    967
   2000..................................................................    909
   2001..................................................................    690
   2002..................................................................     78
                                                                          ------
                                                                          $3,637
                                                                          ======

  Rent expense for the fiscal years ended 1997, 1996, and 1995 was approximately $895,000, $614,000, and $539,000, respectively.

   The Company leases some equipment under capital leases. Future minimum lease payments under capital leases are as follows for years ended December 31:

                                                                     Capital
                                                                      Leases
                                                                  --------------
                                                                  (In Thousands)
   1998..........................................................      $ 69
   1999..........................................................        68
   2000..........................................................        68
   2001..........................................................        60
   2002..........................................................         9
                                                                       ----
   Total minimum lease and principal payments....................       274
   Amount representing interest..................................       (69)
                                                                       ----
   Present value of future payments..............................       205
   Current portion of capital lease obligations..................        41
                                                                       ----
   Noncurrent portion of capital lease obligations...............      $164
                                                                       ====

                             RASTER GRAPHICS, INC.

  The Company has purchase commitments of approximately $2.1 million to suppliers at December 31, 1997, including non-cancelable purchase orders totaling $1 million for products in excess of current requirements which have been expensed to cost of revenues in 1997.

9. Stockholders' Equity

  In August 1996, the Board of Directors and stockholders approved a one-for-five reverse split of the Company's common and preferred stock and reincorporation of the Company into the State of Delaware. All shares and per share amounts in the accompanying consolidated financial statements have been adjusted retroactively.

  Initial Public Offering

  In August 1996, the Company completed its initial public offering and issued 2,450,000 shares of its common stock to the public at a price of $8.00 per share. The Company received approximately $16.9 million of cash, net of underwriting discounts, commissions, and other offering costs incurred to date. Upon completion of the offering, all outstanding shares of Preferred Stock and 70,412 warrants were converted into shares of Common Stock on a one-for-one basis.

  Upon completion of the offering, the Board of Directors was authorized to issue 2,000,000 shares of undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

  Stockholder Rights Plan

  On February 3, 1998 the Board of Directors approved a Stockholder Rights Plan where the Board declared a dividend of one right for each share of common stock outstanding. Each right will entitle stockholders to buy one one-thousandth of a share of the company's Series A participating Preferred Stock at an exercise price of $30 and under certain circumstances will entitle stockholders, other than a potential acquirer, to purchase at the then current exercise price, that number of shares of Raster Graphics' common stock having a market value at that time of twice the exercise price. The Rights will separate from the common stock and become exercisable following the tenth day after a person or group acquires beneficial ownership of 15% or more of the Company's common stock or announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock (the Distribution Date). The Rights expire on the earliest of (a) January 29, 2008, (b) exchange or redemption of the Rights or (c) consummation of a merger or consolidation or sale of assets resulting in expiration of the Rights. The Rights will not have any voting rights.

  Stock Option Plans

  The Company has stock option plans (the "Plans") under which key employees, consultants and Directors may be granted incentive or nonstatutory stock options for the purchase of common stock.

  The Company's 1988 stock options plan (the "1988 Stock Plan") was adopted by the Board of Directors in 1988. 1,560,000 shares are authorized for issuance under this plan.

  The Company's 1996 Stock Plan (the "1996 Stock Plan") was adopted by the Board of Directors and approved by the stockholders in August 1996. An aggregate of 800,000 shares of the Company's common stock are reserved for issuance under the 1996 Stock Plan. Upon adoption of the 1996 Stock Plan, the Company's

                             RASTER GRAPHICS, INC.

Board of Directors determined to make no further grants under the 1988 Option Plan. The 1996 Stock Plan provides for the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Code, for the granting to employees and consultants of nonstatutory stock options and for the granting to employees of stock purchase rights. The 1996 Stock Plan is administered by the Board of Directors (the 1996 Administrator). The 1996 Administrator determines the terms of options and stock purchase rights granted under the 1996 Stock Plan, including the number of shares subject to the option or right, exercise price, term and exercisability.

  The 1996 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors and approved by the stockholders in August 1996. An aggregate of 150,000 shares of common stock are reserved for issuance under the Directors' Plan. The Directors' Plan provides for the granting of nonstatutory stock options to nonemployee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of the interested director from both deliberations and voting regarding matters in which he or she has a personal interest.

  The Directors' Plan provides that each person who is or becomes a nonemployee director of the Company shall be granted a nonstatutory stock option to purchase 10,000 shares of common stock on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on the first calendar day of the Company's fiscal year commencing in 1997, each nonemployee director shall be granted an additional option to purchase 5,000 shares of common stock if, on such date, he or she shall have served on the Company's Board of Directors for at least six months.

  The Company's 1997 Stock Option Plan (the "1997 Stock Plan") was adopted by the Board of Directors in December 1997. An aggregate of 400,000 shares of the Company's common stock are reserved for issuance under the 1997 Stock Plan. The 1997 Stock Plan provides for the granting to employees (including officers and employee directors upon joining the Company) and consultants of nonstatutory stock options. The 1997 Stock Plan is administered by the Board of Directors or a Committee designated by the Board (the "1997 Administrator"). The 1997 Administrator determines the terms of options granted under the 1997 Stock Plan, including the number of shares subject to the option, exercise price, term and exercisability.

  There are 2,910,000 shares authorized under the Plans. Under the Plans, incentive and nonstatutory options may be granted at an exercise price of not less than 100% and 85%, respectively, of the fair value as determined by the Board of Directors. The options are exercisable at the discretion of the Board of Directors and generally vest at the rate of 12.5% of the original grant, commencing six months after the date of grant or employment, and in monthly increments of approximately 2.08% or quarterly increments of approximately 6.25% of the total grant thereafter. Expiration dates are determined by the Board of Directors, but in no event will they exceed ten years from the date of grant. Unexercised options are cancelable thirty days after the date of termination of employment.

  Because of certain security laws issues applicable to the Company, no stock option grants or exercises have been made (except for a stock grant to the Company's Executive Vice President) since the Company was de-listed from the NASDAQ National Market.

                             RASTER GRAPHICS, INC.

  A summary of the Company's stock option activity, and related information for the years ended December 31 is as follows:

                                1997                1996                1995
                         ------------------- ------------------- -------------------
                                    Weighted            Weighted            Weighted
                                    Average             Average             Average
                                    Exercise            Exercise            Exercise
                          Options    Price    Options    Price    Options    Price
                         ---------  -------- ---------  -------- ---------  --------
Outstanding--beginning
 of year................ 1,535,800   $3.52   1,112,350   $0.51     623,770   $0.49
Granted.................   776,050   $7.10     632,841   $7.83     513,280   $0.53
Exercised...............  (336,198)  $0.72    (141,245)  $0.48     (19,787)  $0.50
Forfeited...............  (239,938)  $6.29     (68,146)  $0.78      (4,913)  $0.50
                         ---------           ---------           ---------
Outstanding--end of
 year................... 1,735,714   $5.28   1,535,800   $3.52   1,112,350   $0.51
                         =========   =====   =========   =====   =========   =====

  At December 31, 1997, there were 633,311 shares of common stock available for option grants.

  The following table summarizes information about options outstanding and exercisable by price range as of December 31, 1997:

                               Options
                             Outstanding           Options Exercisable
                             -----------           --------------------
                               Average    Weighted             Weighted
   Range of        Number     Remaining   Average    Number    Average
   Exercise      Outstanding Contractual  Exercise Exercisable Exercise
   Prices           As of    Life (Years)  Price      As of     Price
   --------      ----------- -----------  -------- ----------- --------
   $0.03             15,960     7.59       $0.03      15,960    $0.03
   $0.50-$0.75      478,926     5.88       $0.50     413,632    $0.50
   $0.80             19,400     7.59       $0.80      19,400    $0.80
   $1.25-$1.50       11,600     7.87       $1.36       7,242    $1.36
   $4.00-$6.00      344,281     9.43       $5.25      56,600    $5.23
   $6.88-$8.75      613,886     8.91       $7.44     155,689    $7.39
   $9.50-$11.00     251,661     8.97       $9.97      54,409    $9.96
                  ---------                          -------
                  1,735,714     8.15       $5.28     722,932    $3.07
                  =========     ====       =====     =======    =====

  Deferred Compensation

  The Company recorded aggregate compensation of $418,000 during 1996. The amount recorded represents the difference between the grant price and the deemed fair value of the Company's common stock for shares subject to options granted during 1996. The amortization of deferred compensation is charged to operations and is amortized over the vesting period of the options, which is typically four years.

  Stock Purchase Plans

  In 1988, the Company adopted a stock purchase plan (the "1988 Plan") for consultants and key employees of the Company. There are 90,000 shares authorized for issuance under this plan. Under this plan, consultants and key employees may be granted the right to purchase shares of the Company's common stock at not less than 100% of the fair value on the date of grant as determined by the Board of Directors. As of December 31, 1997, 24,000 shares have been issued under the Plan.

  The Company's 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") was adopted by the Board of Directors and approved by the stockholders in August 1996. Upon adoption of the 1996 Purchase Plan, the Company's Board of Directors determined to make no further grants under the 1988 Plan. A total of 400,000 shares of common stock has been reserved for issuance under this plan. As of December 31, 1997, 54,661 shares have been issued under this plan.

                             RASTER GRAPHICS, INC.

  The 1996 Purchase Plan, which is intended to qualify under Section 423 of the Code, has been implemented by a series of twelve month offering periods with purchases commencing on or about January 1 and July 1 of each year. The Purchase Plan is administered by the Board of Directors. Employees (including officers and employee directors) of the Company, or of any majority owned subsidiary designated by the Board of Directors, are eligible to participate in the Purchase Plan if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation at a price equal to the lower of 85% of the fair market value of the Company's common stock at the beginning or end of the offering period. Because of certain securities law issues applicable to the Company, no purchase was made under the Plan on June 30, 1998, and all participants will have withdrawn from the Plan as of September 25, 1998 without any exercise of outstanding options.

  Accounting for Stock Based Compensation

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock based compensation because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's options generally equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements.

  Pro forma information regarding net income (loss) and net income (loss) per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options (including shares issued under the Employee Stock Purchase Plan, collectively called options') granted subsequent to December 31, 1994 under the fair value method of the Statement. The fair value for these options was estimated at the date of grant using the minimum value method prior to the Company's Initial Public Offering ("IPO") in August 1996. Subsequent to the IPO, the fair value of the options has been estimated using the Black-Scholes option pricing model. The following weighted-average assumptions were used in the valuation of options:

                                                                Employee Stock
                                       Employee Stock Options    Purchase Plan
                                       ----------------------- -----------------
                                        1997    1996    1995     1997     1996
                                       ------- ------- ------- -------- --------
   Risk-free interest rate............   6.47%   6.41%   6.46%    5.41%    5.64%
   Dividend yield.....................      0%      0%      0%       0%       0%
   Volatility.........................    0.85    0.28      0%     0.85     0.28
   Average life....................... 5 years 5 years 5 years 6 months 6 months

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  The weighted average fair value of options granted during the year ended December 31, 1997, 1996 and 1995 was $5.09, $5.67, and $0.69 per share, respectively for options granted at an exercise price equal to fair value at the grant date, and $2.92 and per share, for options granted at an exercise price less than the fair value at the grant date during the year ended December 31, 1996. The weighted average estimated fair value of employee stock purchase rights granted during 1997 was $4.25.

                             RASTER GRAPHICS, INC.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period (for employee stock options) and the six month purchase period (for stock purchases under the Employee Stock Purchase Plan). The Company's pro forma information at December 31 is as follows:

                                          1997          1996          1995
                                      ------------  ------------- -------------
                                                    (Restated)(1) (Restated)(1)
   Pro forma net income (loss)......  $(20,237,000)  $2,810,000     $(61,000)
   Pro forma basic income (loss) per
    share...........................  $      (2.16)  $     0.37     $  (0.01)
   Pro forma diluted income (loss)
    per share.......................  $      (2.16)  $     0.33     $  (0.01)

  --------
  (1)  Restated for the pooling of interests with ColourPass. (See Note 5.)

  The effects of applying FAS 123 for either recognizing compensation expense or providing pro forma disclosures are not likely to be representative of the effects on reported net income (loss) for future years. As FAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately the year 2000.

  Warrants

  During 1989, the Company issued warrants to purchase 10,400 shares of stock at $12.50 per share to a financial institution in connection with an equipment lease line. The warrants expired in 1998.

  Common Stock Reserved

  The Company has reserved shares of common stock for future issuance as follows:

                                                                   December 31,
                                                                       1997
                                                                   ------------
   Stock Option Plans.............................................  2,369,025
   Stock Purchase Plan............................................    345,339
   Conversion of warrants.........................................     10,400
                                                                    ---------
                                                                    2,724,764
                                                                    =========

  Notes Receivable From Stockholder

  On February 28, 1996, the Company issued a note receivable for $20,000 to a consultant. The note incurred interest at a rate of 5.25% per annum and was repaid in full in January, 1997.

10. Taxes On Income

  The tax provision consists of the following:

                                          December 31, December 31, December 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
                                                      (In Thousands)
   Current:
     Federal.............................     $--          $193         $40
     State...............................       54           56          28
     Foreign.............................      256          176          14
                                              ----         ----         ---
                                              $310         $425         $82
                                              ====         ====         ===

                             RASTER GRAPHICS, INC.

  The difference between the tax provision and the amount computed by applying the federal statutory income tax rate to income before provision for income taxes is explained below:

                                        December 31, December 31, December 31,
                                            1997         1996         1995
                                        ------------ ------------ ------------
                                                    (In Thousands)
   Expected provision (benefit) at
    statutory rate....................    $(5,619)      $1,220        $ 24
   State taxes........................         54           56          28
   Federal alternative minimum tax....        --            81          40
   Net operating losses (utilized) not
    utilized..........................      5,875         (932)        (10)
                                          -------       ------        ----
   Provision for income taxes.........    $   310       $  425        $ 82
                                          =======       ======        ====

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of deferred tax assets are as follows (in thousands):

                                                     December 31, December 31,
                                                         1997         1996
                                                     ------------ ------------
   Net operating loss carryforwards.................   $ 8,553       $3,238
   Tax credit carryforwards.........................     1,640        1,278
   Inventory reserve................................       673          367
   Other accruals and reserves not deductible for
    tax purposes....................................     1,925          890
   Other, net.......................................       565          350
                                                       -------       ------
   Total deferred tax assets........................    13,356        6,123
   Valuation allowance for deferred tax assets......   (13,356)      (6,123)
                                                       -------       ------
   Net deferred tax assets..........................   $   --        $  --
                                                       =======       ======

  The net operating loss and credit carryforwards will expire in the years 2002 through 2012, if not utilized.

   Utilization of the net operating losses and credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                             RASTER GRAPHICS, INC.

11. Export and International Sales

                                                    Year ended December 31,
                                                    --------------------------
                                                      1997     1996     1995
                                                    --------  -------  -------
                                                         (In thousands)
   Revenue from unaffiliated customers
     US...........................................  $ 42,459  $39,071  $25,482
     Europe.......................................     6,469    3,558    3,388
                                                    --------  -------  -------
       Total revenue..............................  $ 48,928  $42,629  $28,870
                                                    ========  =======  =======
   Transfers (eliminations)
     US...........................................  $ (1,386) $   --   $  (648)
     Europe.......................................    (9,684)  (1,918)     --
     Eliminations.................................      (450)  (3,660)    (240)
                                                    --------  -------  -------
       Total transfers............................  $(11,520) $(5,578) $  (888)
                                                    ========  =======  =======
   Income (Loss) from Operations
     US...........................................  $(17,992) $ 3,594  $   268
     Europe.......................................      (586)    (181)    (166)
     Eliminations.................................      (480)    (235)     (83)
                                                    --------  -------  -------
       Total income (loss)........................  $(19,058) $ 3,178  $    19
                                                    ========  =======  =======
   Identifiable assets
     US...........................................  $ 26,214  $35,860  $12,641
     Europe.......................................    11,341    4,314    1,452
     Eliminations.................................   (11,997)  (3,596)    (971)
                                                    --------  -------  -------
       Total assets on balance sheet..............  $ 25,558  $36,578  $13,122
                                                    ========  =======  =======

  Total export sales by geographic region are as follows (in thousands):

                                                         Year ended December 31,
                                                         -----------------------
                                                          1997    1996    1995
                                                         ------- ------- -------
   Europe............................................... $ 4,464 $ 8,386 $ 7,252
   Far East.............................................   4,865   4,161   3,184
   Other................................................   3,497   5,856   2,358
                                                         ------- ------- -------
                                                         $12,826 $18,403 $12,794
                                                         ======= ======= =======

  International sales, including export sales and sales of the Company's foreign subsidiaries, were $19.3 million, $22.0 million and $16.2 million in 1997, 1996 and 1995, respectively. International sales in 1996 and 1995 have been restated for the merger with ColourPass (see Note 5).

12. Related Party Transactions

  In March 1997, the Company issued an interest-free note receivable to the Chief Financial Officer of $10,000. In June 1997, the Company issued an additional note receivable to that officer of $80,000 which bore interest at 6.8% per annum and of which $5,000 was repaid in November 1997. In October 1997 the Chief Financial Officer's employment was terminated. Consulting fees and severance expenses due to the officer as of December 31, 1997 amounted to approximately $43,000 and were recorded as a reduction to the principal amounts of the notes receivable. The remaining unpaid balance at December 31, 1997 of approximately $42,000 was repaid in 1998.

                             RASTER GRAPHICS, INC.

  In November 1997, the Company issued an irrevocable standby letter of credit in favor of Barclays' Bank on behalf of the Executive Vice President for an unsecured personal line of credit in the amount of $175,000. This letter of credit expired May 31, 1998. In August 1998 the Company entered into a mutual release agreement with Marc Willard, an officer of the Company. In consideration for Mr. Willard's full release relating to the Company's acquisition of ColourPass (of which Mr. Willard was an 80% partner), the parties agreed to a cash bonus of $70,000, a cash payment of $200,000 upon a change in control of the Company, and a nonqualifying stock option grant of 175,000 shares at an exercise price of $0.375 per share.

  In addition, the Company has agreed to make bonus payments to its Chief Executive Officer, The Brenner Group, LLC, and general counsel to a maximum of $575,000, on a change of control of the Company.

13. Employee Benefit Plan

  The Company has adopted a salary deferral plan (the Plan) covering substantially all employees. The Company has made no contributions to the Plan through December 31, 1997.

14. Pending Litigation

  Commencing in March 1998 several class action lawsuits have been filed in both state and federal courts purported by on behalf of stockholders who purchased the Company's stock during various periods in 1997 through early 1998. The complaints name as defendants the Company and its Chairman, Chief Executive Officer and President, and certain other officers and directors. The complaints allege, among other things, violation of federal securities laws and that defendants made false and misleading statements in press releases, SEC filings and/or other public statements and seek unspecified damages. The litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is a party to a number of legal claims arising in the ordinary course of business. The Company believes the ultimate resolution of the claims will not have a material adverse effect on its financial position, results of operation, or cash flow.

15. Subsequent Events

  Restructuring

  During the first quarter of 1998, the Company implemented a plan of internal restructuring of its operations. The plan was initiated to reduce operating expenses and improve the Company's financial condition. The plan resulted in a reduction in headcount of approximately 28 and included several officers of the Company. The costs associated with this restructuring totaled approximately $300,000.

  Agreement and Plan of Merger

  The Company has entered into an Agreement and Plan of Merger with Gretag Imaging Group, Inc. ("Gretag") for the acquisition of the Company for approximately $1.30 per share (the "Merger"). The Company has also entered into a Loan and Pledge Agreement and Asset and Subsidiary Stock Option Agreement and certain of its stockholders have entered into a Stockholders Agreement with Gretag. Pursuant to the Loan and Pledge Agreement, Gretag is providing the Company a loan facility secured by 100% of the issued stock of Onyx, a wholly owned subsidiary of the Company. The Company may draw down amounts together with accrued interest of up to $5,000,000. The first installment of $500,000 was received by the Company on September 23, 1998. In addition, Gretag has the option to purchase up to $5,000,000 of the Company's Common

                             RASTER GRAPHICS, INC.

Stock in exchange for forgiving the loan and paying the balance in cash. Pursuant to the Asset and Subsidiary Stock Option Agreement, (i) if the Agreement and Plan of Merger is terminated, Gretag has the option to acquire Onyx for $5,000,000 less the amount drawn down under the loan facility, or
(ii) if the Company's stockholders do not vote in favor of the Merger, if the Company accepts a superior offer to sell the Company or upon certain other events, Gretag has the option to acquire the Company's inkjet technology for $6,000,000 less the amount drawn down under the loan facility. Pursuant to the terms of the Stockholders Agreement, stockholders of the Company holding approximately 20% of the Company's outstanding Common Stock have agreed to vote in favor of the Merger and against any other proposal to acquire the Company. The Merger and the Agreement and Plan of Merger requires stockholder approval and consummation of the Merger is conditioned upon settlement of the class action lawsuits against the Company. (See Notes to the Consolidated Financial Statements for a description of amounts payable on a change in control.)

                                                                    ANNEX H

          FINANCIAL INFORMATION FOR THE NINE-MONTH PERIODS ENDED

                        SEPTEMBER 30, 1998 AND 1997

                CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                           RASTER GRAPHICS, INC.

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                              (In thousands)

                                (unaudited)

                                                     September 30, December 31,
                                                         1998          1997
                                                     ------------- ------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................    $ 1,971      $ 3,727
  Short-term investments............................        --         1,600
  Accounts receivable, net of allowance for doubtful
   accounts of $4,668 in 1997 and $4,441 in 1998....      4,705        8,050
  Inventories.......................................      4,740        6,640
  Prepaid expenses..................................        335          523
                                                        -------      -------
Total current assets................................     11,751       20,540
Property and equipment, net.........................      3,295        4,443
Deposits and other assets...........................        269          575
                                                        -------      -------
Total assets........................................    $15,315      $25,558
                                                        =======      =======
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................    $ 5,680      $ 8,711
  Accrued payroll and related expenses..............      1,209        1,000
  Accrued warranty..................................        597          570
  Other accrued liabilities.........................      4,016        5,122
  Deferred revenue..................................      2,474        1,361
  Current portion of long-term debt.................        610          225
                                                        -------      -------
Total current liabilities...........................     14,586       17,089
Long-term debt......................................        134          164
Stockholders' equity:
  Common stock......................................         10           10
  Additional paid-in capital........................     43,285       43,279
  Accumulated deficit...............................    (42,141)     (34,382)
  Deferred compensation.............................       (209)        (287)
  Cumulative translation adjustment.................       (350)        (315)
                                                        -------      -------
Total stockholders' equity..........................        595        8,305
                                                        -------      -------
Total liabilities and stockholders' equity..........    $15,315      $25,558
                                                        =======      =======

      See accompanying notes to unaudited condensed consolidated financial statements.

                             RASTER GRAPHICS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                   (in thousands, except per share date)

                                (unaudited)

                                       Three Months Ended  Nine Months Ended
                                         September 30,       September 30,
                                       ------------------- -------------------
                                        1998       1997     1998       1997
                                       -------  ---------- -------  ----------
                                                (Restated)          (Restated)
Net revenues.......................... $ 9,955   $ 12,790  $33,102   $35,507
Cost of revenues......................   7,195      9,705   23,313    27,856
                                       -------   --------  -------   -------
Gross profit..........................   2,760      3,085    9,789     7,651
                                       -------   --------  -------   -------
Operating expenses:
  Research and development............   1,327      1,524    4,679     4,269
  Sales and marketing.................   2,381      2,543    7,630     7,157
  General and administrative..........   1,278      1,175    5,036     3,012
  Merger expenses.....................     --         --       --        139
                                       -------   --------  -------   -------
Total operating expenses .............   4,986      5,242   17,345    14,577
                                       -------   --------  -------   -------
Operating (loss)......................  (2,226)    (2,157)  (7,556)   (6,926)
Other income (expense), net ..........      (2)        93        2       358
                                       -------   --------  -------   -------
(Loss) before provision for income
 taxes................................  (2,228)    (2,064)  (7,554)   (6,568)
Provision for income taxes ...........      53         40      205       127
                                       -------   --------  -------   -------
Net (loss) ........................... $(2,281)  $( 2,104) $(7,759)  $(6,695)
                                       =======   ========  =======   =======
Net (loss) per share--basic .......... $ (0.24)  $  (0.22) $ (0.81)  $ (0.71)
                                       =======   ========  =======   =======
Shares used in computing net (loss)
 per share--basic ....................   9,600      9,490    9,597     9,384
                                       =======   ========  =======   =======
Net (loss) per share--diluted ........ $ (0.24)  $  (0.22) $ (0.81)  $ (0.71)
                                       =======   ========  =======   =======
Shares used in computing net (loss)
 per share--diluted ..................   9,600      9,490    9,597     9,384
                                       =======   ========  =======   =======


See accompanying notes to unaudited condensed consolidated financial statements

                             RASTER GRAPHICS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (in thousands)

                                (unaudited)

                                                           Nine Months Ended
                                                             September 30,
                                                           -------------------
                                                            1998       1997
                                                           -------  ----------
                                                                    (Restated)
OPERATING ACTIVITIES
Net (loss)................................................ $(7,759)  $(6,695)
Adjustments to reconcile net (loss) to net cash used in
 operating activities:
  Depreciation and amortization...........................   1,480       968
  Amortization of deferred compensation...................      78        79
  Changes in operating assets and liabilities:
    Accounts receivable...................................   3,345    (2,447)
    Inventories...........................................   1,900    (1,152)
    Prepaid expenses and other assets.....................     494        96
    Accounts payable......................................  (3,031)      374
    Accrued payroll and related expenses..................     209       (87)
    Deferred revenue......................................   1,113       108
    Warranty and other accrued liabilities................  (1,173)    1,265
                                                           -------   -------
Net cash (used in) operating activities...................  (3,344)   (7,491)
INVESTING ACTIVITIES
Capital retirements.......................................     686        --
Capital expenditures......................................  (1,018)   (2,232)
Decrease in short-term investments........................   1,600     8,419
Datagraph Acquisition, net of cash acquired...............      --        (8)
                                                           -------   -------
Net cash provided by investing activities.................   1,268     6,179
FINANCING ACTIVITIES
Proceeds from loan........................................     500        --
Proceeds from line of credit..............................      --     2,000
Repayment of note.........................................    (145)     (263)
Repayment of note from shareholders.......................      --        20
Proceeds from issuance of common stock....................      --       435
                                                           -------   -------
Net cash provided by financing activities.................     355     2,192
                                                           -------   -------
Effect of exchange rate changes on cash...................     (35)     (267)
Net increase (decrease) in cash and cash equivalents......  (1,756)      613
Cash and cash equivalents at beginning of period..........   3,727     2,963
                                                           -------   -------
Cash and cash equivalents at end of period................ $ 1,971   $ 3,576
                                                           =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid for interest.................................. $   204   $    69
  Cash paid for taxes..................................... $   248   $    84

      See accompanying notes to unaudited condensed consolidated financial statements.

                             RASTER GRAPHICS, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               (unaudited)

1. Basis of Presentation

  The accompanying unaudited condensed consolidated financial statements have been prepared by Raster Graphics, Inc. (the "Company" or "Raster Graphics") pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited financial statements included in the Company's Annual Report and Form 10-K for the fiscal year ended December 31, 1997.

  In the opinion of management the accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all recurring adjustments necessary for a fair presentation of the interim periods presented. The operating results for the three and nine months ended September 30, 1998, are not necessarily indicative of the results for any other interim period or the full fiscal year ending December 31, 1998.

  The unaudited condensed consolidated financial statements also include adjustments that eliminated all significant intercompany transactions and balances between the Company and ColourPass, which was merged into the Company's wholly owned subsidiary, Raster Graphics Systems Limited effective March 18, 1997. All periods presented reflect the merger which has been accounted for as a pooling of interests.

  On February 26, 1998, the Company announced its financial results for the year ended December 31, 1997. The Company reported revenue of $54.7 million, gross profit of $19.5 million, operating expenses of $20.6 million and a net loss of $1.2 million for fiscal 1997. On April 1, 1998 the Company announced that it would revise its 1997 financial results.

  In March 1998, after consultation with its independent accountants, the Board of Directors of the Company performed a review of the Company's accounting and business practices. By mid-April the Board of Directors became aware of pervasive errors and irregularities that ultimately affected the dollar amount and timing of reported revenues in 1997. The Board of Directors instructed that an analysis be conducted on these matters.

  The irregularities took numerous forms and were primarily the result of a lack of compliance with the Company's procedures and controls. The Company has concluded that the earnings process for a significant number of printer sales were not complete at the time of shipment. Further, the Company has determined that arrangements with a number of resellers resulted in significant concessions or allowances that were not accounted for when the revenue was originally reported as earned.

  In addition, the Company determined that its allowances for doubtful accounts receivable balances and excess and obsolete inventory, and the realizable value of inventory and the goodwill recorded on the acquisition of Datagraph had been incorrectly estimated.

  As a result, for the year ended December 31, 1997, the Company reversed recorded revenues of $5.8 million, recorded additional cost of revenue of $7.6 million, and additional operating expenses of $4.6 million. In addition, the Company has restated its previously reported results for each interim period in the nine months ended September 30, 1997. The 10-Q/A's for each interim period were filed October 7, 1998.

  The Company has also restated the net assets purchased on the acquisition of Datagraph, a distributor of large format digital printer (LFDP) systems in France. The original figures were based on an estimate, which has since been revised to reflect actual values. In particular, an intangible asset of $1,420,000 was initially recorded and was revised to $1,211,000. This intangible asset was written off in the fourth quarter of 1997 following a revision to the Company's sales forecasts. In addition, Datagraph has commenced bankruptcy proceedings in the fourth quarter of 1998 and will cease operations.

                             RASTER GRAPHICS, INC.

  The Company's policy for recognizing revenue is as follows:

    Revenue from product sales is recognized upon the later of shipment, acceptance of the product by the customer, or when payment from the customer is assured. In particular, where the Company has made arrangements with customers, such as resellers, that have resulted in contingencies or allowances after the product has shipped, revenue is recognized once the contingency has been removed and cash collection is assured.

    Further, where a customer has obtained financing through a third party broker, revenue is not recognized until the finance agreement is in place and the product has been accepted by the customer.

    Revenue under maintenance contracts is recognized ratably over the term of the related contract, generally twelve months.

  The Company believes its existing capital resources will be insufficient to satisfy its working capital requirements through the end of 1998. The Company will need to raise additional capital to fund operations during 1998 and beyond. The Report of Independent Auditors on the Company's financial statements for the year ended December 31, 1997, contains an explanatory paragraph regarding the Company's need for additional financing and indicates substantial doubt about the Company's ability to continue as a going concern. There can be no assurances that such capital will be available on acceptable terms, if at all, and such terms may be dilutive to existing stockholders. The Company has entered into a Loan and Pledge Agreement with Gretag Imaging Group, Inc. providing for a loan facility secured by 100% of the issued stock of Onyx Graphics Corporation (see Note 10 regarding subsequent events). The Company's inability to secure any additional necessary funding would have a material adverse affect on the Company's financial condition and results of operations. The Company's actual working capital needs will depend upon numerous factors, including the extent and timing of acceptance of the Company's products in the market, the Company's operating results, the progress of the Company's research and development activities, the cost of increasing the Company's sales and marketing activities and the status of competitive products, none of which can be predicted with certainty. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of assets and liabilities that may result from the outcome of this uncertainty. See Note 10 regarding subsequent events.

2. Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Cash Equivalents and Short-Term Investments

  For financial statement purposes, the Company considers all highly liquid debt instruments with original maturities of ninety days or less and with insignificant interest rate risk to be cash equivalents.

  The Company classifies all of its investments as "available-for-sale" in accordance with the provisions of Financial Accounting Standards Board Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, the Company states its investments at estimated fair value, with material unrealized gains and losses reported in stockholders' equity. The cost of securities sold is based on the specific identification method. Such securities are anticipated to be used for current operations and are, therefore, classified as current assets, even though maturities may extend beyond one year.

                             RASTER GRAPHICS, INC.

4. Inventories

  Inventories are stated at the lower of cost (first in, first out) or fair market value and consist of the following (in thousands):

                                                      September 30, December 31,
                                                          1998          1997
                                                      ------------- ------------
   Raw materials.....................................    $ 2,909       $2,934
   Work-in-progress..................................      1,741          958
   Finished goods....................................         90        2,748
                                                         -------       ------
                                                         $ 4,740       $6,640
                                                         =======       ======

5. Net Loss Per Share

                                         Three months ended  Nine months ended
                                           September 30,       September 30,
                                         ------------------- -------------------
                                          in thousands, except per share data
                                         ---------------------------------------
                                          1998       1997     1998       1997
                                         -------  ---------- -------  ----------
                                                  (Restated)          (Restated)
Numerator for basic and diluted
 earnings per share....................  $(2,281)  $(2,104)  $(7,759)  $(6,695)
                                         =======   =======   =======   ========
Denominator for basic earnings per
 share:
  Convertible preferred stock..........    9,600     9,490     9,597      9,384
  Shares used in computing basic
   earnings per share..................    9,600     9,490     9,597      9,384
                                         -------   -------   -------   --------
  Basic loss per share.................  $ (0.24)  $ (0.22)  $ (0.81)  $ (0.71)
                                         =======   =======   =======   ========
Denominator for diluted loss per share:
  Weighted average common shares.......    9,600     9,490     9,597      9,384
  Convertible preferred stock..........       --        --        --         --
  Stock options and warrants...........       --        --        --         --
  Shares used in computing diluted loss
   per share...........................    9,600     9,490     9,597      9,384
                                         -------   -------   -------   --------
Diluted loss per share.................  $ (0.24)  $ (0.22)  $ (0.81)  $ (0.71)
                                         =======   =======   =======   ========

6. Reporting of Comprehensive Income

  In June 1997, the Financial Accounting Standards Board issued Statement Number 130, "Reporting of Comprehensive Income." This Statement requires that all items that are to be required to be recognized under accounting standards as components of comprehensive income be reported in annual financial statements with the same prominence as other financial statements. Total Comprehensive Income (loss) for the periods ending September 30, 1998, and September 30, 1997, were ($6,962,000) and ($7,794,000) respectively.

7. Impact of Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued Statement Number 131, "Disclosures About Segments of an Enterprise and Related Information." This Statement replaces Statement Number 14 and changes the way public companies report segment information. This Statement is effective for fiscal years beginning after December 15, 1997, and will be included in the annual financial statements for the Company for the year ended December 31, 1998.

                             RASTER GRAPHICS, INC.

  In June 1998, the Financial Accounting Standards Board issued Statement Number 133, "Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, inducing certain derivative instruments embedded in other contracts (collectively referred to as derivative) and for hedging activities. This statement is effective for fiscal years beginning after September 30, 1999, and will be adopted by the Company for the year ended December 31, 2000.

8. Pending Litigation

  Commencing in March 1998, several class action lawsuits have been filed in both state and federal courts on purported behalf of shareholders who purchased the Company's stock during various periods in 1997 through early 1998. The complaints name as defendants the Company and its Chairman, Chief Executive Officer and President, and certain other officers and directors. The complaints allege, among other things, violation of federal securities laws and that defendants made false and misleading statements in press releases, SEC filings and/or other public statements and seek unspecified damages. The litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. In October 1998, the Company entered into a Memorandum of Understanding (MoU) with the securities litigation plaintiffs. This MoU contains the essential terms of settlement for the above referenced securities litigation. In consideration for a mutually agreed release, the plaintiffs will receive $4.5 million. Of this amount, the Company has accrued $850,000 as of March 31, 1998, and subsequently paid such amount directly into an escrow account; the balance is an obligation of the Company's insurance carrier. The settlement is conditioned upon receiving final judicial approval. There can be no assurances such approval will be obtained.

  The Company is a party to a number of legal claims arising in the ordinary course of business. The Company believes the ultimate resolution of the claims will not have a material adverse effect on its financial position, results of operation, or cash flow.

9. Restructuring

  During the first quarter of 1998, the Company implemented a plan of internal restructuring of its operations. The plan was initiated to reduce operating expenses and improve the Company's financial condition. The plan resulted in a reduction in headcount of approximately 28 and included several officers of the Company. The costs associated with this restructuring totaled approximately $300,000, and has been accrued as of March 31, 1998.

10. Subsequent Events

  The Company has entered into an Agreement and Plan of Merger with Gretag Imaging Group, Inc. ("Gretag") for the acquisition of the Company for approximately $1.30 per share (the "Merger"). The Company has also entered into a Loan and Pledge Agreement and Asset and Subsidiary Stock Option Agreement and certain of its stockholders have entered into a Stockholders Agreement with Gretag. Pursuant to the Loan and Pledge Agreement, Gretag is providing the Company a loan facility secured by 100% of the issued stock of Onyx, a wholly owned subsidiary of the Company. The Company may draw down amounts together with accrued interest of up to $5,000,000. Installments of $500,000 each were received by the Company on September 23, October 7, October 21, and November 4, 1998. In addition, Gretag has the option to purchase up to $5,000,000 of the Company's Common Stock in exchange for forgiving the loan and paying the balance in cash. Pursuant to the Asset and Subsidiary Stock Option Agreement (i) if the Agreement and Plan of Merger is terminated, Gretag has the option to acquire Onyx for $5,000,000 less the amount drawn down under the loan facility, or (ii) if the Company's stock holders do not vote in favor of the Merger, if the Company accepts a superior offer to sell the Company or upon certain other events, Gretag has the option to acquire the Company's

                             RASTER GRAPHICS, INC.

inkjet technology for $6,000,000 less the amount drawn down under the loan facility. Pursuant to the terms of the Stockholders Agreement, stockholders of the Company holding approximately 20% of the Company's outstanding Common Stock have agreed to vote in favor of the Merger and against any other proposal to acquire the Company. The Merger and the Agreement and Plan of Merger requires stockholder approval and consummation of the Merger is conditioned upon settlement of the class action lawsuits against the Company. The Company also borrowed $850,000 on October 14, 1998 which was directly placed in an escrow account for the potential settlement of the pending securities litigation. See Note 11 regarding bonuses payable upon change of control.

11. Related Party Transactions

  The Company entered into an employment agreement with its Chief Executive Officer on July 3, 1991, which provides for a six-month severance payment in the event of termination of employment. On August 21, 1998, the Compensation Committee approved the grant of a $300,000 retention bonus payable to the Chief Executive Officer upon change of control of the Company. On August 21, 1998 the Company entered into a mutual release agreement with Marc Willard, an officer of the Company. In consideration for Mr. Willard's full release relating to the Company's acquisition of ColourPass (of which Mr. Willard was an 80% partner), the parties agreed to a cash bonus of $70,000, a cash payment of $200,000 upon the acquisition of the Company, and a stock option grant of 175,000 shares. In addition, the Company entered into a consulting agreement on May 14, 1998, with The Brenner Group LLC pursuant to which the Company has retained the services of its Acting Chief Financial Officer. Under the terms of the consulting agreement, the Company is obligated to pay The Brenner Group LLC a fee of $155 per hour and a bonus and additional fees of $85,000 up to a maximum of $200,000 upon change of control or recapitalization which occurs within six months of the expiration of the agreement or any extensions thereto.

  In November 1997, the Company issued an irrevocable standby letter of credit in favor of Barclays' Bank on behalf of Mr. Willard for an unsecured personal line of credit in the amount of $175,000. This letter of credit expired May 31, 1998.

  The Company has entered into an indemnification agreement with each of its executive officers and directors that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as director or officer and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R                            RASTER GRAPHICS, INC.
O                     1999 ANNUAL MEETING OF STOCKHOLDERS
X
Y
        The undersigned stockholder of Raster Graphics, Inc. a Delaware corporation (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated February 12, 1999, and hereby appoints Rakesh Rumar and Marc Willard, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of Raster Graphics, Inc. to be held on March 19, 1999 at 9:00 a.m., local time, at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, CA 94306 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                     SEE REVERSE
                                                                         SIDE




Proposal No. 1 - Approval of Merger
    To (i) approve and adopt the Agreement and Plan of Merger between Gretag Imaging Group, Inc., a Delaware corporation ("Gretag"),
    Gretag Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Gretag, and the Company Dated as of October 6,
    1998, and (ii) approve the merger of Gretag Acquisition Corp. with and into the Company pursuant to which the Company will become a wholly owned subsidiary of Gretag and each outstanding share of the Company's Common Stock (other than shares owned by the Company. Gretag and Gretag Subsidiaries and shares as to which appraisal rights are properly perfected and not withdrawn)
    will be converted into the right to receive cash in the amount of $1.2968 per share, without interest.
                               [_] FOR               [_] AGAINST              [_] ABSTAIN
Proposal No. 2 - Election of Class II Directors
    [_] For all nominees listed below                     [_] Withhold authority for all nominees listed below
    If you wish to withhold authority to any individual nominee(s), strike a line through his name or their names in the list below:
    --------------------------------------------------------------------------------------------------------------------------------
    Promod Haque                                Lucio L. Lanza
    The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the meeting.  In their discretion, upon such other matter or matters which may properly come before the meeting or any postponement(s) or adjournment(s) thereof.
THIS PROXY WILL BE VOTED AS DIRECTED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY
POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.  WITH RESPECT TO THE ELECTION OF DIRECTORS, IF NO CONTRARY OBJECTION IS INDICATED, THIS
PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.

                                                                           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING
                                                                           THE ENCLOSED ENVELOPE. Please sign exactly as name
                                                                           appears hereon. When shares held by joint tenants, both
                                                                           should sign. When signing as attorney, executor,
                                                                           administrator, trustee or guardian, please give full
                                                                           title as such. If a corporation, please sign in full
                                                                           corporate name by the President or other authorized
                                                                           officer. If a partnership, please sign in partnership
                                                                           name by an authorized person. THIS PROXY WILL BE VOTED
                                                                           FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR
                                                                           THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.



_____________________________________________________    __________________________________    Dated: ______________________, 1999
Printed name(s) exactly as shown on Stock Certificate    (Signature(s))